SECOND LIEN CREDIT AND GUARANTY AGREEMENT

dated as of May 4, 2018,

among

FUSION CONNECT, INC.,
as Borrower,

CERTAIN SUBSIDIARIES OF FUSION CONNECT, INC.,
as Guarantor Subsidiaries,

THE LENDERS PARTY HERETO

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Administrative Agent and Collateral Agent

________________________________________________________

GOLDMAN SACHS LENDING PARTNERS LLC,
MORGAN STANLEY SENIOR FUNDING, INC.
and
MUFG UNION BANK, N.A.,
as Joint Lead Arrangers and Joint Bookrunners,

GOLDMAN SACHS LENDING PARTNERS LLC,
as Syndication Agent

________________________________________________________

$85,000,000 Senior Secured Second Lien Credit Facility
________________________________________________________

THE TRANCHE B TERM LOANS ISSUED PURSUANT TO THIS AGREEMENT WERE ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE UNITED STATES INTERNAL REVENUE CODE OF 1986, AS AMENDED FROM TIME TO TIME. BEGINNING NO LATER THAN 10 DAYS AFTER THE CLOSING DATE, A LENDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY OF THE TRANCHE B TERM LOANS BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO THE BORROWER AT THE ADDRESS SET FORTH IN SCHEDULE 10.01.

TABLE OF CONTENTS
Page

SECTION 1.	DEFINITIONS AND INTERPRETATION	1
1.1.	Definitions	1
1.2.	Accounting Terms; Pro Forma Calculations	62
1.3.	Interpretation, Etc	63
1.4.	Classification of Loans and Borrowings	64
1.5.	Conditionality Testing Date	64
1.6.	Effectuation of Transactions	64
SECTION 2.	LOANS	65
2.1.	Loans	65
2.2.	[Reserved]	65
2.3.	[Reserved]	66
2.4.	Pro Rata Shares; Obligations Several; Availability of Funds	66
2.5.	Use of Proceeds	66
2.6.	Evidence of Debt; Register; Notes	67
2.7.	Interest on Loans	67
2.8.	Conversion/Continuation	68
2.9.	Default Interest	69
2.10.	Fees	69
2.11.	Scheduled Installments; Repayment on Maturity Date	70
2.12.	Voluntary Prepayments; Call Protection	70
2.13.	Mandatory Prepayments/Commitment Reductions	71
2.14.	Application of Prepayments; Waivable Mandatory Prepayments	75
2.15.	General Provisions Regarding Payments	76
2.16.	Ratable Sharing	77
2.17.	Making or Maintaining Eurodollar Rate Loans	77
2.18.	Increased Costs; Capital Adequacy and Liquidity	80
2.19.	Taxes; Withholding, Etc	81
2.20.	Obligation to Mitigate	85
2.21.	Defaulting Lenders	85
2.22.	Replacement of Lenders	85
2.23.	Incremental Facilities	86
2.24.	Extension/Modification Offers	88
2.25.	Refinancing Facilities	89
SECTION 3.	CONDITIONS PRECEDENT	90
3.1.	Closing Date	90
3.2.	Each Credit Extension	94
SECTION 4.	REPRESENTATIONS AND WARRANTIES	94
4.1.	Organization; Requisite Power and Authority; Qualification	94
4.2.	Equity Interests and Ownership	95
4.3.	Due Authorization	95
4.4.	No Conflict	95
4.5.	Governmental Approvals	95
4.6.	Binding Obligation	95
4.7.	Historical Financial Statements; Projections; Pro Forma Financial Statements	96
4.8.	No Material Adverse Effect	96

i

4.9.	Adverse Proceedings	96
4.10.	Payment of Taxes	96
4.11.	Properties	97
4.12.	Environmental Matters	97
4.13.	No Defaults	97
4.14.	Investment Company Act	97
4.15.	Federal Reserve Regulations	97
4.16.	Employee Benefit Plans	98
4.17.	Solvency	98
4.18.	Compliance with Laws	98
4.19.	Disclosure	99
4.20.	Collateral Matters	99
4.21.	Sanctioned Persons; Anti-Corruption Laws; PATRIOT Act	100
4.22.	Communications Regulatory Matters	100
SECTION 5.	AFFIRMATIVE COVENANTS	101
5.1.	Financial Statements and Other Reports	101
5.2.	Existence, Licenses, Etc	104
5.3.	Payment of Taxes	104
5.4.	Maintenance of Properties	104
5.5.	Insurance	105
5.6.	Books and Records; Inspections	106
5.7.	Lenders Meetings	106
5.8.	Compliance with Laws	106
5.9.	Environmental Matters	106
5.10.	Subsidiaries	107
5.11.	Additional Collateral	107
5.12.	Further Assurances	107
5.13.	Maintenance of Ratings	107
5.14.	Use of Proceeds	107
5.15.	Post-Closing Matters	108
SECTION 6.	NEGATIVE COVENANTS	108
6.1.	Indebtedness	108
6.2.	Liens	113
6.3.	No Further Negative Pledges	116
6.4.	Restricted Junior Payments	117
6.5.	Restrictions on Subsidiary Distributions	119
6.6.	Investments	120
6.7.	Financial Covenants	123
6.8.	Fundamental Changes; Disposition of Assets; Equity Interests of Subsidiaries	124
6.9.	Sales and Leasebacks	126
6.10.	Transactions with Affiliates	126
6.11.	Conduct of Business	127
6.12.	Hedge Agreements	127
6.13.	Amendments or Waivers of Organizational Documents and Certain Agreements	127
6.14.	Fiscal Year	127
SECTION 7.	GUARANTEE	127
7.1.	Guarantee of the Obligations	127
7.2.	Indemnity by the Borrower; Contribution by the Guarantors	128

7.3.	Liability of Guarantors Absolute	129
7.4.	Waivers by the Guarantors	130
7.5.	Guarantors’ Rights of Subrogation, Contribution, Etc	131
7.6.	Continuing Guarantee	131
7.7.	Authority of the Guarantors or the Borrower	131
7.8.	Financial Condition of the Credit Parties	131
7.9.	Bankruptcy, Etc	132
SECTION 8.	EVENTS OF DEFAULT	132
8.1.	Events of Default	132
SECTION 9.	AGENTS	135
9.1.	Appointment of Agents	135
9.2.	Powers and Duties	136
9.3.	General Immunity	136
9.4.	Acts in Individual Capacity	138
9.5.	Lenders’ Representations, Warranties and Acknowledgments	138
9.6.	Right to Indemnity	139
9.7.	Successor Administrative Agent and Collateral Agent	140
9.8.	Collateral Documents and Obligations Guarantee	141
9.9.	Withholding Taxes	143
9.10.	Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim	144
9.11.	Certain ERISA Matters	144
9.12.	Concerning the Vector Facility Arrangements	146
SECTION 10.	MISCELLANEOUS	147
10.1.	Notices	147
10.2.	Expenses	149
10.3.	Indemnity	149
10.4.	Set-Off	150
10.5.	Amendments and Waivers	150
10.6.	Successors and Assigns; Participations	154
10.7.	Independence of Covenants	159
10.8.	Survival of Representations, Warranties and Agreements	159
10.9.	No Waiver; Remedies Cumulative	160
10.10.	Marshalling; Payments Set Aside	160
10.11.	Severability	160
10.12.	Independent Nature of Lenders’ Rights	160
10.13.	Headings	160
10.14.	APPLICABLE LAW	161
10.15.	CONSENT TO JURISDICTION	161
10.16.	WAIVER OF JURY TRIAL	161
10.17.	Confidentiality	162
10.18.	Usury Savings Clause	163
10.19.	Counterparts	163
10.20.	Effectiveness; Entire Agreement	163
10.21.	PATRIOT Act	163
10.22.	Electronic Execution of Assignments	163
10.23.	No Fiduciary Duty	164
10.24.	Permitted Intercreditor Agreements	164
10.25.	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	165

SCHEDULES:
2.1
Commitments
4.2
Equity Interests and Ownership
4.11(b)
Real Estate
6.1
Indebtedness
6.2
Liens
6.3
Negative Pledges
6.5
Restrictions on Subsidiary Distributions
6.6
Investments
6.10
Affiliate Transactions
10.1
Notices

EXHIBITS:
A
Assignment Agreement
B
Closing Date Certificate
C
Compliance Certificate
D
Conversion/Continuation Notice
E
Counterpart Agreement
F
Funding Notice
G
Intercompany Indebtedness Subordination Agreement
H
Intercompany Note
I
Intercreditor Agreement
J
Pledge and Security Agreement
K
Solvency Certificate
L
Supplemental Collateral Questionnaire
M
Form of Note
N-1
Form of US Tax Certificate For Foreign Lenders That Are Not Partnerships For US Federal Income Tax Purposes
N-2
Form of US Tax Certificate For Foreign Participants That Are Not Partnerships For US Federal Income Tax Purposes
N-3
Form of US Tax Certificate For Foreign Participants That Are Partnerships For US Federal Income Tax Purposes
N-4
Form of US Tax Certificate For Foreign Lenders That Are Partnerships For US Federal Income Tax Purposes

SECOND LIEN CREDIT AND GUARANTY AGREEMENT dated as of May 4, 2018, among FUSION CONNECT, INC., a Delaware corporation (the “Borrower”), CERTAIN SUBSIDIARIES OF THE BORROWER party hereto, as Guarantor Subsidiaries, the LENDERS party hereto and WILMINGTON TRUST, NATIONAL ASSOCIATION (“Wilmington Trust”), as Administrative Agent and Collateral Agent.

The Lenders have agreed to extend a credit facility to the Borrower consisting of Tranche B Term Loans in an aggregate principal amount of $85,000,000.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1. DEFINITIONS AND INTERPRETATION

1.1. Definitions. As used in this Agreement (including the recitals hereto), the following terms have the meanings specified below:

“Acquired Company” means Birch Communications Holdings, Inc., a Georgia corporation.

“Acquired Company Indemnity Letter Agreement” means the letter agreement dated August 26, 2017, pursuant to which BCHI Holdings, LLC, a Georgia limited liability company, agreed to indemnify the Borrower and its Subsidiaries with respect to certain Adverse Proceedings, as such letter agreement is in effect on the Closing Date.

“Acquisition” means the purchase or other acquisition (in one transaction or a series of transactions, including pursuant to any merger or consolidation) of all or substantially all the issued and outstanding Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person.

“Acquisition Consideration” means, with respect to any Acquisition, the purchase consideration for such Acquisition, whether paid in Cash or other property (valued at the fair value thereof, as determined reasonably and in good faith by an Authorized Officer of the Borrower), but excluding any component thereof consisting of Equity Interests in the Borrower (other than any Disqualified Equity Interests) and whether payable at or prior to the consummation of such Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and including (a) any earnouts and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flows or profits (or the like) of the Person or assets being acquired, provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP to be established by the Borrower or any Restricted Subsidiary in respect thereof at the time of the consummation of such Acquisition, and (b) the aggregate amount of Indebtedness assumed by the Borrower or any Restricted Subsidiary in connection with such Acquisition.

“Adjusted Eurodollar Rate” means, for any Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (a) (i) the rate per annum determined by the Administrative Agent to be the rate that appears on the page of the Reuters Screen that displays the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) (such page currently being LIBOR01 page) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London time) on the Interest Rate Determination Date for such Interest Period, or (ii) in the event the rate referred to in the preceding clause (i) does not appear on such page or if the Reuters Screen shall cease to be available, the rate per annum determined by the Administrative Agent to be the offered rate on such other page or other service that displays the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London time) on such Interest Rate Determination Date, by (b) an amount equal to one minus the Applicable Reserve Requirement; provided that, notwithstanding the foregoing, (A) if the Adjusted Eurodollar Rate, determined as provided above, would otherwise be less than zero, then the Adjusted Eurodollar Rate shall be deemed to be zero and (B) in the case of Tranche B Term Loans, the Adjusted Eurodollar Rate shall at no time be less than 1.00% per annum.

“Administrative Agent” means Wilmington Trust, in its capacity as administrative agent for the Lenders hereunder and under the other Credit Documents, and its successors in such capacity as provided in Section 9.

“Administrative Agent Fee Letter” means the Fee Letter, dated as of the Closing Date, between Wilmington Trust and the Borrower.

“Adverse Proceeding” means any action, suit, proceeding, hearing or investigation, in each case whether administrative, judicial or otherwise, by or before any Governmental Authority or any arbitrator, that is pending or, to the knowledge of the Borrower or any Subsidiary, threatened in writing against or affecting the Borrower or any Subsidiary or any property of the Borrower or any Subsidiary.

“Affected Lender” as defined in Section 2.17(b).

“Affected Loans” as defined in Section 2.17(b).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with the Person specified; provided that for purposes of Section 6.10, the term “Affiliate” also means any Person that directly or indirectly beneficially owns Equity Interests in the Person specified representing 10% or more of the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in the Person specified and any Person that would be an Affiliate of any such beneficial owner pursuant to this definition (but without giving effect to this proviso).

“Agent” means each of (a) the Administrative Agent, (b) the Collateral Agent, (c) the Syndication Agent, (d) the Arrangers and (e) any other Person appointed under the Credit Documents to serve in an agent or similar capacity, including any Auction Manager.

“Aggregate Amounts Due” as defined in Section 2.16.

“Aggregate Payments” as defined in Section 7.2(b).

“Agreement” means this Second Lien Credit and Guaranty Agreement dated as of May 4, 2018.

“Anti-Corruption Laws” as defined in Section 4.21.

“Applicable ECF Percentage” means, with respect to any Fiscal Year, (a) 50% if the Total Net Leverage Ratio as of the last day of such Fiscal Year is greater than 2.90:1.00, (b) 25% if the Total Net Leverage Ratio as of the last day of such Fiscal Year is equal to or less than 2.90:1.00 but greater than 2.40:1.00 and (c) 0% if the Total Net Leverage Ratio as of the last day of such Fiscal Year is equal to or less than 2.40:1.00.

“Applicable Rate” means, on any day, (a) with respect to any Tranche B Term Loan, (i) 9.50% per annum, in the case of a Base Rate Loan, and (ii) 10.50% per annum, in the case of a Eurodollar Rate Loan, and (b) with respect to Loans of any other Class, the rate per annum specified in the Incremental Facility Agreement, the Extension/Modification Agreement or the Refinancing Facility Agreement, as the case may be, establishing Loans of such Class.

“Applicable Reserve Requirement” means, at any time, for any Eurodollar Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic, marginal, special, supplemental, emergency or other reserves) are required to be maintained by member banks of the United States Federal Reserve System against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (a) any category of liabilities that includes deposits by reference to which the applicable Adjusted Eurodollar Rate or any other interest rate for a Loan is to be determined or (b) any category of extensions of credit or other assets that includes Eurodollar Rate Loans. A Eurodollar Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without the benefit of credits for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurodollar Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Approved Cost Savings” means “run rate” net cost savings, operating expense reductions and other operating improvements and synergies attributable to (a) the Transactions and reflected in the model delivered to the Arrangers prior to the Closing Date or (b) the Specified Acquisition and reflected in the quality of earnings report delivered to the Arrangers in respect of the Specified Acquisition prior to the Closing Date; provided that, in the case of this clause (b), (i) such Acquisition is consummated on or prior to December 31, 2018 and (ii) the Approved Cost Savings permitted by this clause (b) shall not exceed $16,700,000 in the aggregate.

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Credit Party, or its counsel or advisors, provides to any Agent that is distributed to any Agent or any Lender by means of electronic communications pursuant to Section 10.1(b).

“Arrangers” means Goldman Sachs, MSSF and MUFG, each in its capacity as a joint lead arranger and joint bookrunner for the credit facility established under this Agreement.

“Asset Sale” means any Disposition of assets (other than Dispositions made in reliance on Section 6.8(b)(i), (ii), (iii), (iv), (vi), (vii) or (viii)), other than any such Disposition (or series of related Dispositions) resulting in aggregate Net Proceeds not exceeding $5,000,000 during any Fiscal Year.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit A, with such amendments or modifications thereto as may be approved by the Administrative Agent.

“Assignment Effective Date” as defined in Section 10.6(b).

“Auction” as defined in Section 10.6(i)(i).

“Auction Manager” means (a) the Administrative Agent or (b) any other financial institution agreed to by the Borrower and the Administrative Agent (whether or not an Affiliate of the Administrative Agent) to act as an auction manager in connection with any Auction; provided that the Borrower shall not designate the Administrative Agent as the Auction Manager without the prior written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Manager).

“Authorized Officer” means, with respect to any Person, any individual holding the position of chief executive officer, president, chief operating officer, chief financial officer, principal accounting officer, treasurer, secretary, assistant secretary, executive vice president or senior vice president of such Person; provided that, when such term is used in reference to any document executed by, or a certification of, an Authorized Officer, the secretary or assistant secretary of such Person shall have delivered an incumbency certificate to the Administrative Agent as to the authority of such individual.

“Available Basket Amount” means, as of any date:

(a)  the Available Excess Cash Flow Amount as of such date; plus

(b)  the Declined Mandatory Prepayment Retained Amount as of such date; plus

(c)  [reserved]; plus

(d)  the aggregate amount of Returns and, without duplication, dividends, distributions and other returns on capital received in Cash or Cash Equivalents as of such date in respect of any Acquisition or other Investments made (or deemed made pursuant to the definition of the term “Unrestricted Subsidiary”) using the Available Basket Amount, provided that the aggregate amount by which the Available Basket Amount is increased pursuant to this clause (d) in respect of any Acquisition or other Investment shall not exceed the amount by which the Available Basket Amount shall have been reduced on account of the Acquisition Consideration with respect to such Acquisition or the original amount of any such other Investment; plus

(e)  without duplication of amounts otherwise increasing the Available Basket Amount pursuant to clause (d) above, in the event any Unrestricted Subsidiary has been designated as a Restricted Subsidiary, or has been merged or consolidated with the Borrower or a Restricted Subsidiary (where the surviving entity in such merger or consolidation is the Borrower or a Restricted Subsidiary), or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary, on or prior to such date, the lesser of (i) the amount of all Investments made using the Available Basket Amount in such Unrestricted Subsidiary (including any such Investment deemed made pursuant to the definition of the term “Unrestricted Subsidiary”), net of the aggregate amount, if any, by which the Available Basket Amount shall have been increased prior to such time in respect of such Investments pursuant to clause (d) above, and (ii) the fair value of such Unrestricted Subsidiary (as determined reasonably and in good faith by an Authorized Officer of the Borrower) at the time it is designated as a Restricted Subsidiary or the time of such merger, consolidation, transfer, conveyance or liquidation, as applicable; minus

(f)  the portion of the Available Basket Amount utilized after the Closing Date and on or prior to such date pursuant to Section 6.4(j) or 6.6(n), with the utilization pursuant to Section 6.6(n) for any Acquisition being the Acquisition Consideration in respect thereof and the utilization pursuant to Section 6.6(n) for any other Investment (or any deemed Investment in respect of any designation of an Unrestricted Subsidiary) being the amount thereof as of the date the applicable Investment is made, determined in accordance with the definition of “Investment” (or the definition of “Unrestricted Subsidiary”).

“Available Excess Cash Flow Amount” means, as of any date, an amount equal to the sum, for the Fiscal Years of the Borrower in respect of which financial statements and the related Compliance Certificate have been delivered in accordance with Sections 5.1(a) and 5.1(c), and for which prepayments required by Section 2.13(e) (if any) have been made, in each case on or prior to such date (commencing with the Fiscal Year ending December 31, 2019), of the products of (a) the amount of Consolidated Excess Cash Flow (to the extent such amount exceeds zero) for each such Fiscal Year multiplied by (b) the Retained ECF Percentage for such Fiscal Year (it being understood that the Retained ECF Percentage of Consolidated Excess Cash Flow for any such Fiscal Year shall be included in the Available Excess Cash Flow Amount regardless of whether a prepayment is required for such Fiscal Year under Section 2.13(e)).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”.

“Base Rate” means, for any day, the rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% per annum and (c) the Adjusted Eurodollar Rate that would be applicable to a Eurodollar Rate Loan with an Interest Period of one month commencing on such day plus 1%; provided that, notwithstanding the foregoing, (i) if the Base Rate, determined as provided above, would otherwise be less than 1.00% per annum, then the Base Rate shall be deemed to be 1.00% per annum and (ii) in the case of Tranche B Term Loans, the Base Rate shall at no time be less than 2.00% per annum. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurodollar Rate shall be effective on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurodollar Rate, as the case may be.

“Base Rate Borrowing” means a Borrowing comprised of Base Rate Loans.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System.

“Borrower” as defined in the preamble hereto.

“Borrowing” means Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Rate Loans, as to which a single Interest Period is in effect.

“Business Day” means any day other than a Saturday or Sunday, a day that is a legal holiday under the laws of the State of New York or a day on which banking institutions located in such State are authorized or required by law to remain closed; provided that, with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loan, such day is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person in conformity with GAAP, subject to Section 1.2(a). The amount of such obligations shall be the capitalized amount thereof determined in conformity with GAAP, subject to Section 1.2(a), and the final maturity of such obligations shall be the date of the last payment due under such lease (or other arrangement) before such lease (or other arrangement) may be terminated by the lessee without payment of a premium or penalty. For purposes of Section 6.2, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“Cash” means money, currency or a credit balance in any demand or deposit account.

“Cash Equivalents” means, as at any date of determination, any of the following: (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States of America or (ii) issued by any agency of the United States of America and backed by the full faith and credit of the United States of America, in each case maturing within one year after such date; (b) marketable direct obligations issued by any State of the United States of America or the District of Columbia or any political subdivision of any such State or District or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (c) commercial paper maturing no more than 270 days from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (d) time deposits, certificates of deposit or bankers’ acceptances maturing within 270 days after such date and issued or accepted by any commercial bank organized or licensed to conduct a banking business under the laws of the United States of America, any State thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (ii) has Tier 1 capital (as defined in such regulations) of not less than $500,000,000; (e) fully collateralized repurchase agreements with a term of not more than 30 days from such date for securities described in clause (a) or clause (b) above and entered into with a financial institution satisfying the criteria described in clause (d) above; (f) shares of any money market mutual fund that (i) has substantially all its assets invested continuously in the types of investments referred to in clauses (a) through (e) above, (ii) has net assets of not less than $5,000,000,000 and (iii) has ratings of at least AA+ from S&P or at least Aa1 from Moody’s; and (g) in the case of any Foreign Subsidiary, other short-term investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes.

“CFC” means (a) any Person that is a “controlled foreign corporation” (within the meaning of Section 957 of the Internal Revenue Code), but only if a Credit Party or a “United States person” (within the meaning of Section 7701(a)(30) of the Internal Revenue Code) that is an Affiliate of a Credit Party is, with respect to such Person, a “United States shareholder” (within the meaning of Section 951(b) of the Internal Revenue Code) described in Section 951(a)(1) of the Internal Revenue Code and (b) each Subsidiary of any Person described in clause (a).

“CFC Holding Company” means each Subsidiary that is treated as a partnership or a disregarded entity for United States federal income tax purposes and that has no material assets other than assets that consist (directly or indirectly through disregarded entities or partnerships) of Equity Interests or indebtedness (as determined for United States tax purposes) in one or more CFCs or CFC Holding Companies.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any rule, regulation, treaty or other law, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.

“Change of Control” means (a)  the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder), other than Permitted Holders, of Equity Interests in the Borrower representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Borrower, or (b) the occurrence of any “change of control” (or similar event, however denominated) with respect to the Borrower under and as defined in any Permitted Section 6.1(e) Indebtedness Document, any Permitted Incremental Equivalent Indebtedness, any Permitted Credit Agreement Refinancing Indebtedness, any Permitted Subordinated Indebtedness or in any indenture or other agreement or instrument evidencing, governing the rights of the holders of or otherwise relating to any other Material Indebtedness of the Borrower or any Restricted Subsidiary.

“Claiming Guarantor” as defined in Section 7.2(b).

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Tranche B Term Loans or Loans of another “Class” established pursuant to Section 2.23, 2.24 or 2.25 as contemplated below, (b) any Commitment, refers to whether such Commitment is a Tranche B Term Loan Commitment or a Commitment of another “Class” established pursuant to Section 2.23 or 2.25 as contemplated below and (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class. Additional Classes of Loans, Borrowings, Commitments and Lenders may be created pursuant to Section 2.23, 2.24 or 2.25 and, as provided in Section 2.23, 2.24 or 2.25, any Incremental Loans, any Extended/Modified Loans or any Refinancing Loans may be treated as a single Class with any other Class of Loans having the same terms as such Incremental Loans, Extended/Modified Loans or Refinancing Loans, as applicable.

“Closing Date” means the date on which the conditions specified in Section 3.1 have been satisfied (or waived in accordance with Section 10.5).

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit B.

“Closing Date Common Equity Issuance” means the issuance and sale, on the Closing Date, by the Borrower of shares of its common stock, par value $0.01 per share, for gross cash proceeds of $4,999,998.50.

“Closing Date Preferred Stock” means a new series of preferred stock of the Borrower, designated as Series D Cumulative Preferred Stock, par value $0.01 per share, issued and sold on the Closing Date by the Borrower to Holcombe T. Green, Jr. (or an entity majority-owned and Controlled by Holcombe T. Green, Jr.), for gross cash proceeds of $14,700,000.

“Closing Date Prepayment” means the prepayment on or prior to the Closing Date of a portion of the Existing Subordinated Notes in an aggregate principal amount of $3,000,000, plus a further reduction on the Closing Date in the aggregate principal amount of the Existing Subordinated Notes resulting from the set-off against the aggregate principal amount thereof on the Closing Date of a $920,000 receivable owed by one or more of the holders of the Existing Subordinated Notes.

“Closing Date Refinancing” means (a) the payment and discharge of the principal of and interest accrued on all outstanding Indebtedness and all other amounts outstanding or accrued, including all prepayment premium, under the Existing Debt Documents, the termination of the commitments thereunder and the cancellation or termination, or the cash collateralizing or backstopping with letters of credit issued under the First Lien Credit Agreement in a manner reasonably satisfactory to the Administrative Agent, of all letters of credit outstanding thereunder, (b) the termination and release of all Guarantees and Liens supporting or securing any of the Indebtedness or other obligations referred to in the foregoing clause (a) or created under the documentation governing any such Indebtedness and (c) the making of the Closing Date Prepayment.

“Collateral” means, collectively, all of the property (including Equity Interests) on which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Agent” means Wilmington Trust, in its capacity as collateral agent for the Secured Parties under the Credit Documents, and its successors in such capacity as provided in Section 9.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a)  the Administrative Agent shall have received from the Borrower and each Designated Subsidiary either (i) a counterpart of this Agreement duly executed and delivered on behalf of such Person, or (ii) in the case of any Person that becomes a Designated Subsidiary after the Closing Date, a Counterpart Agreement duly executed and delivered on behalf of such Person;

(b)  the Collateral Agent shall have received from the Borrower and each Designated Subsidiary (i) either (A) a counterpart of the Pledge and Security Agreement, duly executed and delivered on behalf of such Person, or (B) in the case of any Person that becomes a Designated Subsidiary after the Closing Date, a supplement to the Pledge and Security Agreement, in the form specified therein, duly executed and delivered on behalf of such Person, and (ii) an acknowledgment of the Intercreditor Agreement and, if then in effect, each other Permitted Intercreditor Agreement, in each case, in the form specified therein, duly executed and delivered on behalf of such Person;

(c)  in the case of any Person that becomes a Designated Subsidiary after the Closing Date, the Administrative Agent shall have received, to the extent requested by the Administrative Agent, documents, opinions and certificates of the type referred to in Sections 3.1(b), 3.1(d), 3.1(e), 3.1(f) and 3.1(k) with respect to such Designated Subsidiary;

(d)  all Equity Interests owned by or on behalf of any Credit Party shall have been pledged pursuant to the Pledge and Security Agreement (provided that the Credit Parties shall not be required to pledge (i) more than 65% of the outstanding voting Equity Interests in any CFC or CFC Holding Company or (ii) Equity Interests that constitute Excluded Property), and the Collateral Agent shall, to the extent required by the Pledge and Security Agreement and subject to the requirements of the Intercreditor Agreement and any other Permitted Intercreditor Agreement then in effect, have received certificates or other instruments representing all such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(e)  (i) the Borrower and each Restricted Subsidiary shall have duly executed and delivered a counterpart of each of the Intercompany Note and the Intercompany Indebtedness Subordination Agreement and (ii) all Indebtedness of any other Person in a principal amount of $1,000,000 or more that is owing to any Credit Party shall be evidenced by a promissory note, and the Intercompany Note, each other promissory note (if any) evidencing Indebtedness of the Borrower or any Restricted Subsidiary to any Credit Party and each promissory note referred to in clause (ii) above shall, in each case, have been pledged pursuant to the Pledge and Security Agreement and the Collateral Agent shall, subject to the requirements of the Intercreditor Agreement and any other Permitted Intercreditor Agreement then in effect, have received the Intercompany Note and all such other promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(f)  all instruments and documents, including UCC financing statements (including transmitting utility financing statements), required by applicable law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Collateral Documents and to perfect such Liens to the extent required by, and with the priority required by, the Collateral Documents shall have been filed, registered or recorded; and

(g)  the Collateral Agent shall have received (i) a Mortgage with respect to each Material Real Estate Asset, if any, duly executed and delivered by the record owner of such Material Real Estate Asset, (ii) a fully paid policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each Mortgage as a valid and enforceable Lien on the Material Real Estate Asset described therein, free of any other Liens other than Permitted Liens, which policies shall be in form and substance reasonably satisfactory to the Collateral Agent, together with such endorsements, coinsurance and reinsurance as the Collateral Agent may reasonably request, (iii) a completed Flood Certificate with respect to each Material Real Estate Asset, which Flood Certificate shall be addressed to the Collateral Agent and shall otherwise comply with the Flood Program and if the Flood Certificate with respect to any Material Real Estate Asset states that any “Building” (as defined in 12 CFR Chapter III, Section 339.2) included as part of such Material Real Estate Asset is located in a Flood Zone, (A) a written notification from the applicable Credit Party to the Collateral Agent as to the existence of such Material Real Estate Asset and as to whether the community in which such Material Real Estate Asset is located is participating in the Flood Program and (B) if such Material Real Estate Asset is located in a community that participates in the Flood Program, evidence that the applicable Credit Party has obtained a policy of flood insurance that is in compliance with all applicable requirements of the Flood Program and other applicable law (including as to the amount of insurance coverage required thereunder), provided that the foregoing requirements of this clause (iii) shall be completed (and copies of such Flood Certificate and, if applicable, such acknowledgement and evidence of flood insurance shall have been made available to the Lenders) at least 20 Business Days (or such shorter period as shall be acceptable to the Collateral Agent) prior to the execution and delivery of a Mortgage with respect to such Material Real Estate Asset, (iv) with respect to any Material Real Estate Asset encumbered by a Lien that is to be subordinated to the Lien created in accordance with this Agreement and the other Credit Documents, an amendment or agreement of subordination duly executed and delivered with respect to any Lien or encumbrance that, but for such subordination, would have priority over the Mortgage delivered to the Collateral Agent and (v) such surveys, abstracts, appraisals, legal opinions and other documents as the Collateral Agent may reasonably request with respect to any such Mortgage or Material Real Estate Asset.

The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions, consents, approvals or other deliverables with respect to, any particular assets of the Credit Parties if and for so long as the Collateral Agent, in consultation with the Borrower, determines that the cost of creating or perfecting such pledges or security interests in such assets, or obtaining such deliverables shall be excessive in relation to the benefit that would be afforded to the Lenders therefrom. The Collateral Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any Obligations Guarantee by any Restricted Subsidiary (including extensions beyond the Closing Date or in connection with assets acquired, or Restricted Subsidiaries formed or acquired, after the Closing Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Collateral Documents.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Credit Document to the contrary:

(aa) the Collateral and Guarantee Requirement shall not apply to any of the following assets (collectively, the “Excluded Property”; each capitalized term used in this clause (aa) but not defined in this Agreement having the meaning given to it in the Pledge and Security Agreement): (i) any Leasehold Property and any Real Estate Asset that is not a Material Real Estate Asset, (ii) any motor vehicles and other assets subject to certificates of title, except to the extent perfection of a security interest therein may be accomplished by the filing of UCC financing statements or an equivalent thereof in appropriate form in the applicable jurisdiction, (iii) any Commercial Tort Claim as to which the claim thereunder is less than $2,000,000, (iv) (A) any assets if, for so long as and to the extent a security interest may not be granted in such assets as a matter of applicable law, (B) any lease, license (including any License), contract or other agreement or any rights or interests thereunder if, for so long as and to the extent the grant of a security interest therein would (x) constitute or result in (1) the unenforceability of any right, title or interest of the applicable Credit Party in or (2) a breach or termination pursuant to the terms of, or a default under, such lease, license, contract or other agreement or (y) require a consent, approval, license or authorization not obtained from a Governmental Authority or third party, except, in each case under this clause (B), to the extent that such breach or default is ineffective under the UCC or other applicable law or principles of equity, and (C) any property subject to a Lien securing any purchase money obligation or Capital Lease Obligation (or any Refinancing Indebtedness in respect thereof) if, for so long as and to the extent the grant of a security interest therein would constitute or result in a breach or a default under the related agreements, provided that this clause (C) shall apply only if such Lien and such purchase money obligation or Capital Lease Obligation are permitted hereunder, except, in each case under this clause (iv) to the extent that such law or the terms in such lease, license, contract or other agreement providing for such prohibition, breach, right of termination or default or requiring such consent, approval, license or authorization is ineffective under the UCC or other applicable law or principles of equity, provided further that this clause (iv) shall not exclude Proceeds thereof and Accounts and Payment Intangibles arising therefrom the assignment of which is deemed effective under the UCC, (v) any governmental licenses or state or local franchises, charters and authorizations of a Governmental Authority if, for so long as and to the extent the grant of a security interest therein is prohibited or restricted by applicable law (including the CPCN issued in Colorado to Cbeyond Communications LLC and to Fusion LLC (formerly known as Network Billing Systems, LLC)), except, in each case under this clause (v), to the extent that such prohibition or restriction is ineffective under the UCC or other applicable law or principles of equity, provided that this clause (v) shall not exclude Proceeds thereof and Accounts and Payment Intangibles arising therefrom the assignment of which is deemed effective under the UCC, (vi) Equity Interests in any Person that is not a wholly owned Restricted Subsidiary if, for so long as and to the extent (A) the Organizational Documents of such Person or any related joint venture, shareholders’ or similar agreement prohibits or restricts such pledge without the consent of any Person other than the Borrower or a Restricted Subsidiary (it being understood that none of the Credit Parties shall be required to seek the consent of third parties thereunder), or (B) in the case of any Person that is not a Restricted Subsidiary (including any Unrestricted Subsidiary), such Equity Interests have been pledged in connection with any Indebtedness of such Person (but only to the extent that such Equity Interests remain pledged in connection with such Indebtedness), (vii) any “intent to use” trademark application for which a statement of use has not been filed with the United States Patent and Trademark Office, but only to the extent that the grant of a security interest therein would invalidate such trademark application, (viii) any Letter-of-Credit Rights (except to the extent constituting a Supporting Obligation of other Collateral as to which perfection of a security interest therein may be accomplished solely by the filing of a UCC financing statement in the applicable jurisdiction (it being understood that no actions shall be required to perfect a security interest in a Letter-of-Credit Rights, other than the filing of a UCC financing statement)), and (ix) the deposit account, and all Cash on deposit therein, pledged or assigned as collateral to East West Bank to secure the Existing EWB Letter of Credit, and in each case of this clause (aa) other than any Proceeds, substitutions or replacements of the foregoing (unless such Proceeds, substitutions or replacements themselves would constitute assets described in clauses (i) through (ix) above); provided, in each case, that such assets shall constitute Excluded Property only if they are not subject to any Lien securing any Permitted Section 6.1(e) Indebtedness, any Permitted Credit Agreement Refinancing Indebtedness or any Permitted Incremental Equivalent Indebtedness; and

(bb)  (i) no delivery of certificates or other instruments representing Equity Interests in any Subsidiaries that are not Material Subsidiaries shall be required, (ii) there shall be no requirement to obtain any control agreements with respect to any deposit accounts or securities accounts, (iii) there shall be no requirement to obtain any landlord waivers, estoppels, collateral access letters or similar third party agreements and (iv) no security or pledge agreements governed under the laws of any non-US jurisdiction shall be required, and no actions in any non-US jurisdiction shall be required in order to create or perfect any security interest in assets located or titled outside the United States.

“Collateral Documents” means the Pledge and Security Agreement, the Mortgages, if any, the Intellectual Property Security Agreements, and all other instruments, documents and agreements delivered by or on behalf of any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to, or perfect in favor of, the Collateral Agent, for the benefit of the Secured Parties, a Lien on any property of such Credit Party as security for the Obligations.

“Collateral Questionnaire” means the Collateral Questionnaire delivered by the Borrower pursuant to Section 3.1(d).

“Commitment” means a Tranche B Term Loan Commitment, an Incremental Commitment of any Class or a Refinancing Commitment of any Class.

“Communications Laws” means (a) the Communications Act of 1934, (b) the rules and regulations of the FCC promulgated under Title 47 of the U.S. Code of Federal Regulations, as they may be amended or supplemented from time to time and decisions, policies, reports and orders issued pursuant to the adoption of such rules and regulations, (c) the Communications Assistance for Law Enforcement Act, codified at 47 U.S.C. §1001, et. seq., (d) such other laws of the United States codified or otherwise included in Title 47 of the U.S. Code as may be applicable to the conduct of the business of the Borrower and the Restricted Subsidiaries, (e) any other law of any Governmental Authority with jurisdiction over telecommunications related matters, including all laws administered by any State PUC, and (f) the terms and conditions of any License granted or issued to the Borrower or any Restricted Subsidiaries.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted EBITDA” means, for any period, Consolidated Net Income for such period, plus

(a) without duplication and to the extent deducted (and not added back) in arriving at such Consolidated Net Income (or, in the case of amounts pursuant to clause (viii) or (xvii) below, to the extent not already included in Consolidated Net Income), the sum for the Borrower and the Restricted Subsidiaries of the following amounts for such period:

(i) total interest expense and, to the extent not reflected in such total interest expense, any losses on Hedge Agreements entered into for the purpose of hedging interest rate risk, net of interest income and gains on such Hedge Agreements, and bank and letter of credit fees and costs of surety bonds in connection with financing activities,

(ii) provision for Federal, state and foreign taxes based on income, profits or capital gains, including in respect of repatriated funds,

(iii) depreciation and amortization, including amortization of intangible assets established through purchase accounting and amortization of deferred financing fees or costs, but excluding amortization of any other prepaid cash expense that was paid and not expensed in a prior period,

(iv) non-cash charges, including impairment charges and any other write-down or write-off of assets, noncash fair value adjustments of Investments and noncash stock-based and similar incentive-based compensation (including with respect to any profits interest relating to membership interests in any partnership or limited liability company), but excluding any such noncash charge or loss to the extent that it represents an amortization of a prepaid cash expense that was paid and not expensed in a prior period or write-down or write-off with respect to accounts receivable (including any addition to bad debt reserves or bad debt expense) or inventory,

(v) extraordinary losses, determined in conformity with GAAP,

(vi) unusual or non-recurring charges, including, in each case, to the extent unusual or non-recurring, operating expenses directly attributable to the implementation of cost savings initiatives, merger costs, severance costs, relocation costs, integration and facilities’ opening costs, signing costs, retention or completion bonuses, transition costs, costs related to closure/consolidation of facilities, costs associated with tax projects/audits and costs consisting of professional, consulting or other fees relating to any of the foregoing; provided that the aggregate amount added back pursuant to this clause (vi) and pursuant to clauses (vii), (xiii) and, other than with respect to the Approved Cost Savings, (viii) of this definition for any Test Period shall not exceed (A) for any Test Period ending on or prior to December 31, 2018, 5% of Consolidated Adjusted EBITDA for such Test Period and (B) for any Test Period ending thereafter, 15% of Consolidated Adjusted EBITDA for such Test Period, in the case of each of clauses (A) and (B), calculated prior to giving effect to any addback pursuant to this clause (vi) or pursuant to clause (vii), (viii) or (xiii) of this definition,

(vii) restructuring charges, accruals and reserves (including restructuring charges related to the Merger or to Acquisitions consummated after the Closing Date); provided that the aggregate amount added back pursuant to this clause (vii) and pursuant to clauses (vi), (xiii) and, other than with respect to the Approved Cost Savings, (viii) of this definition for any Test Period shall not exceed (A) for any Test Period ending on or prior to December 31, 2018, 5% of Consolidated Adjusted EBITDA for such Test Period and (B) for any Test Period ending thereafter, 15% of Consolidated Adjusted EBITDA for such Test Period, in the case of each of clauses (A) and (B), calculated prior to giving effect to any addback pursuant to this clause (vii) or pursuant to clause (vi), (viii) or (xiii) of this definition,

(viii) the amount of “run rate” net cost savings, operating expense reductions and other operating improvements and synergies reasonably projected by the Borrower in good faith to be realized in connection with the Transactions or any other Pro Forma Event or the implementation of any operational initiative, including the termination, abandonment or discontinuance of operations and product lines (calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, other operating improvements and synergies had been realized on the first day of the applicable Test Period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings, operating expense reductions and other operating improvements and synergies are reasonably identifiable, factually supportable and reasonably expected to be realized within 12 months after the Closing Date or within 12 months after the consummation of such other Pro Forma Event or the adoption of such initiative, as applicable, (B) no cost savings, operating expense reductions and other operating improvements and synergies shall be added pursuant to this clause (viii) to the extent duplicative of any items otherwise added in calculating Consolidated Adjusted EBITDA, whether pursuant to the requirement of Section 1.2(b) or otherwise, for such period and (C) other than with respect to the Approved Cost Savings, the aggregate amount added back pursuant to this clause (viii) and pursuant to clauses (vi), (vii) and (xiii) of this definition for any Test Period shall not exceed (x) for any Test Period ending on or prior to December 31, 2018, 5% of Consolidated Adjusted EBITDA for such Test Period and (y) for any Test Period ending thereafter, 15% of Consolidated Adjusted EBITDA for such Test Period, in the case of each of clauses (x) and (y), calculated prior to giving effect to any addback pursuant to this clause (viii) or pursuant to clause (vi), (vii) or (xiii) of this definition,

(ix) the amount of any noncontrolling interest consisting of income of any Restricted Subsidiary that is not wholly owned by the Borrower attributable to noncontrolling Equity Interests of third parties in such Restricted Subsidiary,

(x) after-tax losses attributable to any Disposition of assets (other than Dispositions in the ordinary course of business),

(xi) the amount of any net losses from discontinued operations, determined in conformity with GAAP,

(xii) (A) transaction fees, costs and expenses incurred in connection with the Transactions prior to the Closing Date, (B) transaction fees, costs and expenses in an aggregate amount not to exceed $1,500,000 incurred in connection with the Transactions after the Closing Date but prior to the one year anniversary of the Closing Date and (C) transaction fees, costs and expenses in an aggregate amount not to exceed $1,000,000 incurred on or prior to December 31, 2018 in connection with the Specified Acquisition (whether or not the Specified Acquisition is consummated),

(xiii) transaction fees, costs and expenses incurred during such period, or any amortization thereof for such period, in connection with any Acquisition, any Investment (other than intercompany Investments in the ordinary course of business), any Disposition (other than Dispositions in the ordinary course of business), any incurrence, repayment or refinancing of Indebtedness (or any amendment or other modification of any Indebtedness) or any issuance of Equity Interests, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed; provided that the aggregate amount added back pursuant to this clause (xiii) and pursuant to clauses (vi), (vii) and, other than with respect to the Approved Cost Savings, (viii) of this definition for any Test Period shall not exceed (A) for any Test Period ending on or prior to December 31, 2018, 5% of Consolidated Adjusted EBITDA for such Test Period and (B) for any Test Period ending thereafter, 15% of Consolidated Adjusted EBITDA for such Test Period, in the case of each of clauses (A) and (B), calculated prior to giving effect to any addback pursuant to this clause (xiii) or pursuant to clause (vi), (vii) or (viii) of this definition,

(xiv) any loss attributable to the early extinguishment of Indebtedness or obligations under any Hedge Agreement,

(xv) any unrealized loss attributable to the mark-to-market movement in the valuation of obligations under any Hedge Agreement pursuant to FASB Accounting Standards Codification 815, as amended,

(xvi) any unrealized loss attributable to the mark-to-market movement in the valuation of amounts denominated in foreign currencies resulting from the application of FASB Accounting Standards Codification 830,

(xvii) any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, Acquisition or Disposition (other than in the ordinary course of business) permitted under the Credit Documents or in connection with any Insurance/Condemnation Event (disregarding the exception in the definition of such term), including lost profits covered by business interruption insurance, in each case, to the extent (A) actually reimbursed by the applicable third party insurer or other third party during such period or (B) (1) the Borrower has received notification from the applicable third party insurer or other third party that it intends to reimburse such expenses, charges or losses or such lost profits and (2) there exists reasonable evidence that such expenses, charges or losses or lost profits will in fact be reimbursed by such insurer or other third party within 270 days after the related amount is first added to Consolidated Adjusted EBITDA pursuant to this clause (xvii), provided that no amount may be added pursuant to this clause (xvii) to the extent that (x) such insurer or other third party shall have denied in writing reimbursement for such amount and (y) such amount has not actually been reimbursed within 270 days after it is first added to Consolidated Adjusted EBITDA pursuant to this clause (xvii) (with a deduction for any amount so added back to the extent not so reimbursed within such 270 days),

(xviii) any contingent or deferred payments (including earnout payments, noncompete payments and consulting payments) actually made to sellers during such period in connection with any Acquisition, and any losses for such period arising from the remeasurement of the fair value of any liability recorded with respect to any earnout or other contingent or deferred consideration arising from any Acquisition, less

(b) without duplication and to the extent included in arriving at such Consolidated Net Income (or, in the case of amounts pursuant to clause (ix) below, to the extent not already deducted from Consolidated Net Income), the sum for the Borrower and the Restricted Subsidiaries of the following amounts for such period:

(i) non-cash gains or items of income (other than the accrual of revenue in the ordinary course), excluding any non-cash items of income in respect of which Cash was received in a prior period or will be received in a future period,

(ii) extraordinary gains or items of income, determined in conformity with GAAP,

(iii) unusual or non-recurring gains or items of income,

(iv) gains attributable to any Disposition of assets (other than Dispositions in the ordinary course of business),

(v) the amount of any net income from discontinued operations, determined in conformity with GAAP,

(vi) any gain attributable to the early extinguishment of Indebtedness or obligations under any Hedge Agreement,

(vii) any unrealized gain attributable to the mark-to-market movement in the valuation of obligations under any Hedge Agreement pursuant to FASB Accounting Standards Codification 815, as amended,

(viii) any unrealized gain attributable to the mark-to-market movement in the valuation of amounts denominated in foreign currencies resulting from the application of FASB Accounting Standards Codification 830, and

(ix) the amount of any noncontrolling interest consisting of losses of any Restricted Subsidiary that is not wholly owned by the Borrower attributable to noncontrolling Equity Interests of third parties in such Restricted Subsidiary.

For purposes of calculating Consolidated Adjusted EBITDA for any period, if during such period the Borrower or any Restricted Subsidiary shall have consummated a Material Acquisition or a Material Disposition, Consolidated Adjusted EBITDA for such period shall be calculated after giving Pro Forma Effect thereto in accordance with Section 1.2(b).

Notwithstanding the foregoing, but subject to the immediately preceding paragraph, Consolidated Adjusted EBITDA for (A) the Fiscal Quarter ended March 31, 2017, shall be deemed to be equal to $37,350,000, (B) the Fiscal Quarter ended June 30, 2017, shall be deemed to be equal to $40,745,000, (C) the Fiscal Quarter ended September 30, 2017, shall be deemed to be equal to $39,783,000 and (D) the Fiscal Quarter ended December 31, 2017, shall be deemed to be equal to $43,778,000.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures made by the Borrower and the Restricted Subsidiaries during such period that are required to be included in “purchase of property, plant and equipment” or similar items on a consolidated statement of cash flows, or that are otherwise required to be capitalized on a consolidated balance sheet, of the Borrower and the Restricted Subsidiaries for such period prepared in conformity with GAAP; provided that Consolidated Capital Expenditures shall not include any expenditures (a) to the extent made with Net Proceeds reinvested pursuant to Section 2.13(a) or 2.13(b) or (b) that constitute an Acquisition permitted under Section 6.6; provided further that, except for purposes of calculating Consolidated Excess Cash Flow for any period, in the event the Borrower or any Restricted Subsidiary consummates an Acquisition, Consolidated Capital Expenditures shall not include any such expenditures made by any Person, business unit, division, product line or line of business acquired pursuant to such Acquisition, in each case, prior to the date of the consummation of such Acquisition.

“Consolidated Excess Cash Flow” means, for any period, an amount equal to:

(a) the sum, without duplication, of:

(i) Consolidated Net Income for such period;

(ii) the aggregate amount of all non-cash charges (including depreciation expense, amortization expense and deferred tax expense), to the extent deducted in arriving at Consolidated Net Income;

(iii) the sum of (A) the amount, if any, by which Consolidated Working Capital decreased during such period (except as a result of the reclassification of items from short-term to long-term or vice versa) and (B) the net amount, if any, by which the consolidated deferred revenues of the Borrower and the Restricted Subsidiaries increased during such period, in each case, other than any such decreases or increases, as applicable, arising from an Acquisition or from a Disposition of assets (other than in the ordinary course of business) by the Borrower or any of the Restricted Subsidiaries completed during such period;

(iv) the aggregate amount of net non-cash loss on any Disposition of assets by the Borrower and the Restricted Subsidiaries (other than Dispositions in the ordinary course of business), to the extent deducted in arriving at Consolidated Net Income;

(v) the aggregate amount of cash payments received in respect of Hedge Agreements during such period, to the extent not included in arriving at Consolidated Net Income;

(vi) the aggregate amount of any non-cash loss for such period attributable to the early extinguishment of Indebtedness or Hedge Agreements, to the extent deducted in arriving at such Consolidated Net Income;

(vii) income tax expense, to the extent deducted in arriving at such Consolidated Net Income; minus

(b) the sum, without duplication, of:

(i) the aggregate amount of all non-cash credits included in arriving at Consolidated Net Income;

(ii) without duplication of amounts deducted pursuant to clause (xi) below in any prior period, the Consolidated Capital Expenditures made by the Borrower and the Restricted Subsidiaries in Cash during such period, except to the extent financed with Excluded Sources;

(iii) the aggregate principal amount of Indebtedness of the Borrower and the Restricted Subsidiaries repaid or prepaid (including, to the extent of Cash spent, through repurchases and redemptions) by the Borrower and the Restricted Subsidiaries in Cash during such period (including (A) the principal component of payments in respect of Capital Lease Obligations, (B) scheduled Installments of Loans made pursuant to Section 2.11 and scheduled installments of term loans made pursuant to Section 2.11 of the First Lien Credit Agreement (or any comparable provision in any other Permitted Section 6.1(e) Indebtedness Document), (C) the amount of any mandatory prepayment of Loans, any Permitted Pari Passu Secured Indebtedness or any Permitted Senior Lien Secured Indebtedness actually made with the Net Proceeds of an Asset Sale or an Insurance/Condemnation Event, in each case, to the extent such Net Proceeds resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase, and (D) to the extent of Cash spent, repurchases by the Borrower of Loans pursuant to Section 10.6(i)(ii), but excluding (1) all other repayments or prepayments (including repurchases and redemptions) of Loans, Permitted Pari Passu Secured Indebtedness and Permitted Senior Lien Secured Indebtedness, (2) all repayments or prepayments (including repurchases and redemptions) of any revolving credit loans (other than in respect of any revolving credit facility to the extent there is an equivalent permanent reduction in commitments thereunder, other than in connection with a refinancing thereof) and (3) repayments or prepayments (including repurchases and redemptions) of Junior Indebtedness (it being understood and agreed that any amount excluded pursuant to clauses (1) through (3) above may not be deducted under any other clause of this definition)), except to the extent financed with Excluded Sources;

(iv) the aggregate amount of net non-cash gain on any Disposition of assets by the Borrower and the Restricted Subsidiaries (other than Dispositions in the ordinary course of business), to the extent included in arriving at Consolidated Net Income;

(v) the sum of (i) the amount, if any, by which Consolidated Working Capital increased during such period (except as a result of the reclassification of items from short-term to long-term or vice versa) and (ii) the net amount, if any, by which the consolidated deferred revenues of the Borrower and the Restricted Subsidiaries decreased during such period, in each case, other than any such increases or decreases, as applicable, arising from an Acquisition or from a Disposition of assets (other than in the ordinary course of business) by the Borrower or any of the Restricted Subsidiaries completed during such period;

(vi) the aggregate amount of any non-cash gain for such period attributable to the early extinguishment of Indebtedness, Hedge Agreements or other derivative instruments, to the extent included in arriving at Consolidated Net Income;

(vii) the aggregate amount of Cash payments made by the Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and the Restricted Subsidiaries other than Indebtedness, except to the extent financed with Excluded Sources;

(viii) without duplication of amounts deducted pursuant to clause (xi) below in any prior period, the aggregate amount of Cash paid by the Borrower and the Restricted Subsidiaries during such period to consummate any Acquisition or Investment (other than intercompany Investments) permitted under Section 6.6(l), 6.6(m) or 6.6(o), except to the extent financed with Excluded Sources;

(ix) the aggregate amount of Restricted Junior Payments permitted by Section 6.4(e), 6.4(g)(i) or 6.4(i) paid by the Borrower and the Restricted Subsidiaries in Cash during such period, except to the extent financed with Excluded Sources;

(x) the aggregate amount of any premium, make-whole or penalty payments actually paid in Cash by the Borrower and the Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness, except to the extent financed with Excluded Sources;

(xi) without duplication of amounts deducted from Excess Cash Flow in any prior period, the aggregate consideration required to be paid in Cash by the Borrower or any of the Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Acquisitions or Consolidated Capital Expenditures, in each case, to be consummated or made during the period of four consecutive Fiscal Quarters of the Borrower following the end of such period; provided that to the extent that the aggregate amount of Cash actually utilized to finance such Acquisitions or Consolidated Capital Expenditures during such period of four consecutive Fiscal Quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Consolidated Excess Cash Flow at the end of such period of four consecutive Fiscal Quarters;

(xii) to the extent not deducted in arriving at Consolidated Net Income, directors’ fees (including salary and bonus) and board consulting fees and related reimbursement of reasonable out-of-pocket expenses paid by the Borrower and the Restricted Subsidiaries in Cash in such period;

(xiii) to the extent not deducted in arriving at Consolidated Net Income, transaction fees, costs and expenses incurred in connection with the Transactions or any Acquisition paid by the Borrower and the Restricted Subsidiaries in Cash in such period;

(xiv) to the extent not deducted in arriving at Consolidated Net Income, income taxes, including penalties and interest, paid by the Borrower and the Restricted Subsidiaries in Cash in such period; and

(xv) to the extent not deducted in arriving at Consolidated Net Income, the aggregate amount of Cash payments made by the Borrower and the Restricted Subsidiaries in respect of Hedge Agreements during such period.

“Consolidated Fixed Charges” means, for any period, the sum, without duplication, of (a) Consolidated Interest Expense for such period, (b) the aggregate amount of scheduled principal payments made during such period in respect of Long-Term Indebtedness of the Borrower and the Restricted Subsidiaries (other than payments made by the Borrower or any Restricted Subsidiary to the Borrower or a Restricted Subsidiary), (c) the aggregate amount of principal payments (other than scheduled principal payments) made during such period in respect of Long-Term Indebtedness of the Borrower and the Restricted Subsidiaries (other than payments made by the Borrower or any Restricted Subsidiary to the Borrower or a Restricted Subsidiary), to the extent that such payments reduced any scheduled principal payments that would have become due within one year after the date of the applicable payment, (d) the aggregate amount of principal payments on Capital Lease Obligations, determined in conformity with GAAP, made by the Borrower and the Restricted Subsidiaries during such period and (e) Consolidated Capital Expenditures for such period (except to the extent financed by incurring Long-Term Indebtedness).

“Consolidated Interest Expense” means, for any period:

(a) the sum, without duplication, of (i) the total interest expense (including imputed interest expense in respect of Capital Lease Obligations) for the Borrower and the Restricted Subsidiaries for such period, determined on a consolidated basis in conformity with GAAP, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net payments, if any, made (less net payments, if any, received) pursuant to obligations under Hedge Agreements in respect of any Indebtedness, and (ii) any interest or other financing costs becoming payable during such period in respect of Indebtedness of the Borrower or any Restricted Subsidiary to the extent such interest or other financing costs shall have been capitalized rather than included in total interest expense for such period in accordance with GAAP, minus

(b) cash interest income of the Borrower and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, minus

(c) to the extent included in clause (a) for such period, the sum, without duplication, of (i) amortization or write-down of capitalized interest, deferred financing costs or debt issuance costs, commissions, fees and expenses, pay-in-kind interest expense, the amortization of original issue discount resulting from the issuance of Indebtedness below par and any other amounts of non-cash interest (including as a result of the effects of purchase accounting), (ii) the accretion or accrual of discounted liabilities during such period, (iii) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under Hedge Agreements or other derivative instruments pursuant to FASB Accounting Standards Codification 815, (iv) any one-time cash costs associated with breakage in respect of Hedge Agreements for interest rates, (v) all additional interest or liquidated damages then owing pursuant to any registration rights agreement and any comparable “additional interest” or liquidated damages with respect to any securities designed to compensate the holders thereof for a failure to publicly register such securities, (vi) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting, (vii) fees and expenses associated with the consummation of the Transactions and (viii) commitment and other financing fees (excluding, for the avoidance of doubt, the commitment fees in respect of revolving commitments under any Permitted Section 6.1(e) Indebtedness).

For purposes of calculating Consolidated Interest Expense for any period, if during such period the Borrower or any Restricted Subsidiary shall have consummated a Material Acquisition (other than the Transactions) or a Material Disposition, Consolidated Interest Expense for such period shall be calculated after giving Pro Forma Effect thereto in accordance with Section 1.2(b).

Notwithstanding the foregoing (but subject to the immediately preceding paragraph), Consolidated Interest Expense shall be deemed to be (A) for the four Fiscal Quarter period ended on the last day of the first Fiscal Quarter ending after the Closing Date, Consolidated Interest Expense for such Fiscal Quarter multiplied by four, (B) for the four Fiscal Quarter period ended on the last day of the second Fiscal Quarter ending after the Closing Date, Consolidated Interest Expense for the two Fiscal Quarters then most recently ended multiplied by two, and (C) for the four Fiscal Quarter period ended on the last day of the third Fiscal Quarter ending after the Closing Date, Consolidated Interest Expense for the three Fiscal Quarters then most recently ended multiplied by 4/3; provided that, in the event the Closing Date shall have occurred after the first day of the first Fiscal Quarter ending after the Closing Date, Consolidated Interest Expense for such Fiscal Quarter shall be deemed, for purposes of clauses (A), (B) and (C) above, to be Consolidated Interest Expense for the period from and including the Closing Date to and including the last day of such Fiscal Quarter, multiplied by a fraction equal to (x) 90 divided by (y) the number of days actually elapsed from and including the Closing Date to and including the last day of such Fiscal Quarter.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and the Restricted Subsidiaries for such period, determined on a consolidated basis in conformity with GAAP; provided that there shall be excluded, without duplication, (a) the cumulative effect of a change in accounting principles during such period and (b) the net income (or loss) of any Person (including any Unrestricted Subsidiary or any Person accounted for under the equity method of accounting) that is not the Borrower or a Restricted Subsidiary except, in the case of net income, to the extent of the amount of Cash dividends or similar Cash distributions actually paid by such Person to the Borrower or any Restricted Subsidiary during such period.

“Consolidated Total Assets” means, as of any date, the consolidated total assets of the Borrower and the Restricted Subsidiaries as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.1(a) or 5.1(b) (or, prior to the first such delivery, for which financial statements are included in the Historical Financial Statements), determined on a consolidated basis in conformity with GAAP, but excluding therefrom any Escrow Cash Collateral. Consolidated Total Assets as of any date prior to the Closing Date shall be determined on a Pro Forma basis to give effect to the Merger and the other Transactions to occur on the Closing Date.

“Consolidated Total Debt” means, as of any date, without duplication:

(a)  the sum of the aggregate principal amount of Indebtedness of the Borrower and the Restricted Subsidiaries outstanding as of such date, in the amount that would be required to be reflected on a balance sheet prepared as of such date on a consolidated basis in conformity with GAAP (but subject to Section 1.2(a)), consisting solely of Indebtedness for borrowed money, obligations evidenced by bonds, debentures, notes or similar instruments and purchase money indebtedness, plus

(b)  the aggregate amount of Capital Lease Obligations of the Borrower and the Restricted Subsidiaries outstanding as of such date, plus

(c) to the extent the amount thereof would be required to be reflected on a balance sheet prepared as of such date on a consolidated basis in conformity with GAAP (but subject to Section 1.2(a)), the aggregate amount of purchase price adjustments, earnouts, deferred compensation or other similar arrangements incurred by the Borrower and the Restricted Subsidiaries in connection with any Acquisition, plus

(d)  the aggregate amount outstanding as of such date of unreimbursed drawings or other disbursements under all letters of credit and letters of guaranty in respect of which the Borrower or any Restricted Subsidiary is an account party, plus

(e)  all obligations, contingent or otherwise, of the Borrower or any Restricted Subsidiary in respect of bankers’ acceptances outstanding as of such date, plus

(f)  Guarantees outstanding as of such date by the Borrower or any Restricted Subsidiary of Indebtedness of the type described in clauses (a) through (e) above of any Person other than the Borrower or any Restricted Subsidiary.

“Consolidated Total Net Debt” means, as of any date, without duplication:

(a)  the sum of the aggregate principal amount of Indebtedness of the Borrower and the Restricted Subsidiaries outstanding as of such date, in the amount that would be required to be reflected on a balance sheet prepared as of such date on a consolidated basis in conformity with GAAP (but subject to Section 1.2(a)), consisting solely of Indebtedness for borrowed money, obligations evidenced by bonds, debentures, notes or similar instruments and purchase money indebtedness, plus

(b)  the aggregate amount of Capital Lease Obligations of the Borrower and the Restricted Subsidiaries outstanding as of such date, plus

(c) to the extent the amount thereof would be required to be reflected on a balance sheet prepared as of such date on a consolidated basis in conformity with GAAP (but subject to Section 1.2(a)), the aggregate amount of purchase price adjustments, earnouts, deferred compensation or other similar arrangements incurred by the Borrower and the Restricted Subsidiaries in connection with any Acquisition, plus

(d)  the aggregate amount outstanding as of such date of unreimbursed drawings or other disbursements under all letters of credit and letters of guaranty in respect of which the Borrower or any Restricted Subsidiary is an account party, plus

(e)  all obligations, contingent or otherwise, of the Borrower or any Restricted Subsidiary in respect of bankers’ acceptances outstanding as of such date, plus

(f)  Guarantees outstanding as of such date by the Borrower or any Restricted Subsidiary of Indebtedness of the type described in clauses (a) through (e) above of any Person other than the Borrower or any Restricted Subsidiary, minus

(g)  the aggregate amount of Unrestricted Cash as of such date (but disregarding the proceeds of Indebtedness that is incurred on such date); provided that, with respect to the calculation of Consolidated Total Net Debt for purposes of testing the covenant set forth in Section 6.7(a) (including any such testing to determine compliance therewith on a Pro Forma Basis as required by any other provision hereof), the aggregate amount of such Unrestricted Cash deducted pursuant to this clause (g) shall not exceed $30,000,000.

“Consolidated Working Capital” means, as of any date, the excess of (a) the sum of all amounts (other than Cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries as of such date (excluding all amounts attributable to Unrestricted Subsidiaries), but excluding, without duplication, (i) assets relating to current and deferred income taxes and (ii) the effects from applying purchase accounting, less (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries as of such date (excluding all amounts attributable to Unrestricted Subsidiaries), excluding, without duplication, (i) the current portion of any Long-Term Indebtedness, (ii) all Indebtedness (including letter of credit obligations) under any revolving credit facility, to the extent otherwise included therein, (iii) the current portion of interest, (iv) the current portion of current and deferred income Taxes, (v) non-cash compensation liabilities and (vi) the effects from applying purchase accounting.

“Consumer/SMB Business” means the “Consumer/SMB Business” as defined in the Merger Agreement as in effect on the Closing Date.

“Contractual Obligation” means, with respect to any Person, any provision of any Security issued by such Person or any indenture, mortgage, deed of trust, contract, undertaking or other agreement or instrument to which such Person is a party or by which such Person or any of its properties is bound or to which such Person or any of its properties is subject.

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies, or the dismissal or appointment of the management, of such Person, whether through the ability to exercise voting power, the ownership of Securities, by contract, or otherwise. The words “Controlling”, “Controlled by” and “under common Control with” have correlative meanings.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit D.

“Counterpart Agreement” means a Second Lien Counterpart Agreement substantially in the form of Exhibit E.

“Credit Date” means the date of any Credit Extension.

“Credit Document” means each of this Agreement, the Collateral Documents, the Post-Closing Letter Agreement, the Counterpart Agreements, the Extension/Modification Agreements, the Incremental Facility Agreements, the Refinancing Facility Agreements, the Permitted Intercreditor Agreements and, except for purposes of Section 10.5, the Notes, if any, the Collateral Questionnaire and all other documents, certificates, instruments or agreements executed and delivered by or on behalf of any Credit Party for the benefit of any Agent or any Lender in connection herewith on or after the date hereof and which are designated as “Credit Documents” pursuant to an agreement between the Borrower and the Administrative Agent.

“Credit Extension” means the making of a Loan.

“Credit Parties” means the Borrower and the Guarantor Subsidiaries.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, arrangement (including under corporate statutes), rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States of America or other applicable jurisdictions from time to time in effect.

“Declined Mandatory Prepayment Retained Amount” means any portion of the amount of any mandatory prepayment of Loans required pursuant to Section 2.13(a), 2.13(b) or 2.13(e) that has been declined by the Lenders in accordance with Section 2.14(c), but only to the extent retained by the Borrower in accordance with Section 2.14(c).

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed (i) to fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder, unless such Lender notifies the Administrative Agent and the Borrower in good faith in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable Default, if any, shall be specifically identified in such writing) has not been satisfied, or (ii) to pay to the Administrative Agent, the Collateral Agent or any Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with the applicable Default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) is, or a direct or indirect parent company of such Lender is, (i) the subject of a Bail-In Action, (ii) insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors or (iii) the subject of a proceeding under any Debtor Relief Laws, or a receiver, trustee, conservator, intervenor or sequestrator or the like (including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in a like capacity with respect to such Lender) has been appointed for such Lender or its direct or indirect parent company, or such Lender or its direct or indirect parent company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in such Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower and each Lender.

“Designated Subsidiary” means each Restricted Subsidiary of the Borrower, including the Acquired Company and its Restricted Subsidiaries, other than (a) any Subsidiary that is not a wholly owned Subsidiary, (b) any Subsidiary that is a CFC or a CFC Holding Company, (c) any Subsidiary of a CFC or CFC Holding Company, (d) any Subsidiary that is not a Material Subsidiary, (e) any Subsidiary that is prohibited by applicable law or, in the case of any Subsidiary acquired after the Closing Date, any Contractual Obligation in effect at the time such Subsidiary is acquired (and not entered into in contemplation of or in connection with such acquisition) from providing an Obligations Guarantee (including any such prohibition arising from any requirement to obtain a consent, approval (including regulatory approval), license or authorization of any Governmental Authority that has not been obtained in order to provide such Obligations Guarantee); provided that to the extent any such consent, approval, license or authorization is required from the FCC or any State PUC, the Borrower and the Restricted Subsidiaries shall use commercially reasonable efforts (including by making all applicable filings and submitting all applicable notices) to obtain the same promptly after such Restricted Subsidiary is otherwise required to become a Designated Subsidiary, (f) any captive insurance company, (g) any not-for-profit Subsidiary or (h) any Subsidiary where the burden or cost of providing an Obligations Guarantee by such Subsidiary is excessive in relation to the benefit that would be afforded to the Lenders thereby, as determined by the Administrative Agent in consultation with the Borrower; provided that, notwithstanding the foregoing, a Subsidiary shall be a Designated Subsidiary if such Subsidiary shall be an obligor (including pursuant to a Guarantee) in respect of any Permitted Section 6.1(e) Indebtedness, any Permitted Credit Agreement Refinancing Indebtedness, any Permitted Incremental Equivalent Indebtedness or any Permitted Subordinated Indebtedness. Notwithstanding the foregoing, neither Primus Management ULC, a British Columbia unlimited liability company, nor Bircan Management ULC, a British Columbia unlimited liability company, shall be a “Designated Subsidiary” unless so designated by the Borrower in writing to the Administrative Agent.

“Disposition” means any sale, transfer, lease or other disposition (including any sale or issuance of Equity Interests in a Subsidiary) of any property by any Person, including any sale, transfer or other disposition, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith. “Dispose” has the meaning correlative thereto.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the occurrence of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that are not Disqualified Equity Interests and Cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and Cash in lieu of fractional shares of such Equity Interests), in whole or in part, or is required to be repurchased by the Borrower or any Restricted Subsidiary, in whole or in part, at the option of the holder thereof (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and Cash in lieu of fractional shares of such Equity Interests) or (c) is or becomes convertible into or exchangeable for, either mandatorily or at the option of the holder thereof, Indebtedness or any other Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and Cash in lieu of fractional shares of such Equity Interests), in each case, prior to the date that is 91 days after the latest Maturity Date (determined as of the date of issuance thereof or, in the case of any such Equity Interests outstanding on the date hereof, the date hereof), except, in the case of clauses (a) and (b), as a result of a “change of control” or “asset sale”, so long as any rights of the holders thereof upon the occurrence of such a change of control or asset sale event are subject to the prior payment in full of all Obligations and, if any are then in effect, the termination of the Commitments; provided that an Equity Interest in any Person that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by such Person or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided further that the Closing Date Preferred Stock shall not constitute a Disqualified Equity Interest.

“Disqualified Institution” means (a) such competitors of the Borrower and its Subsidiaries as have been identified by name in writing by the Borrower to the Administrative Agent from time to time and (b) any Affiliate of any such Person identified pursuant to clause (a) above (i) that has been identified by name in writing by the Borrower to the Administrative Agent from time to time or (ii) where such Affiliate’s relationship to such Person is readily apparent on its face on the basis of the name of such Affiliate, in each case under this clause (b), other than any such Affiliate that is a bona fide fixed income investor or debt fund that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds or similar extensions of credit in the ordinary course of business; provided that no Person shall be a Disqualified Institution until the date on which the list of Disqualified Institutions that have been so identified by name pursuant to this definition shall have been made available to the Lenders on the Platform. It is understood and agreed that any identification by the Borrower pursuant to this definition shall not apply retroactively to disqualify any assignment or participation to any Person that shall have become a Lender or a participant prior thereto (but that no further assignments or delegations to, or sales of participations by, may be made to any such Person thereafter and such Person shall thereafter for all other purposes be a Disqualified Institution). The Administrative Agent will promptly make such list available on the Platform upon the written request of the Borrower that it do so. Notwithstanding anything to the contrary in this Agreement, each of the parties hereto acknowledges and agrees that the Administrative Agent shall not have any duty to ascertain, monitor or enforce compliance with the list of Disqualified Institutions and shall not have any liability with respect to any assignment or participation made to a Disqualified Institution.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) above, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clause (a) or (b) above and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds of any Lender being treated as a single Eligible Assignee for all purposes hereof) and (b) any commercial bank, insurance company, investment or mutual fund or other Person that is an “accredited investor” (as defined in Regulation D under the Securities Act) and that extends credit or buys loans in the ordinary course of business; provided that in no event shall any natural person (or any holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), any Defaulting Lender, any Disqualified Institution, the Borrower, any Subsidiary or any other Affiliate of the Borrower be an Eligible Assignee.

“Employee Benefit Plan” means any of (a) an “employee benefit plan”, as defined in Section 3(3) of ERISA, that is subject to Parts II, III or IV of Title I of ERISA or Title IV of ERISA and that is or was sponsored, maintained or contributed to by, or required to be contributed to by, the Borrower, any Restricted Subsidiary or any of their respective ERISA Affiliates, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”, in each case, other than a Foreign Plan.

“Engagement Letter” means the Engagement Letter dated February 13, 2018, among Goldman Sachs Bank USA, MSSF, The Bank of Tokyo-Mitsubishi UFJ, Ltd. and the Borrower.

“Environmental Laws” means all applicable laws (including common law), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations or any other requirements of Governmental Authorities relating to pollution or to the protection of the environment, natural resources, threatened or endangered species or human health and safety.

“Environmental Liability” means all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs, (including administrative oversight costs, natural resource damages, monitoring and remediation costs and reasonable fees and expenses of attorneys and consultants), whether contingent or otherwise, arising out of or relating to: (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, recycling, disposal (or arrangement for such activities) of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the presence or Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or acquire any of the foregoing (other than, prior to the date of such conversion, Indebtedness that is convertible into any such Equity Interests).

“ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, (a) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which such Person is a member, (b) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which such Person is a member and (c) any member of an affiliated service group within the meaning of Section 414(m) or 414(o) of the Internal Revenue Code of which such Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member. Any Person that was, but has since ceased to be, an ERISA Affiliate (within the meaning of the previous sentence) of the Borrower or any Restricted Subsidiary shall continue to be considered an ERISA Affiliate of the Borrower or such Restricted Subsidiary within the meaning of this definition with respect to the period such Person was an ERISA Affiliate of the Borrower or such Restricted Subsidiary and with respect to liabilities arising after such period for which the Borrower or such Restricted Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (a) the occurrence of a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30 day notice to the PBGC has been waived by regulation), (b) the failure of the Borrower, any Restricted Subsidiary or any of their respective ERISA Affiliates to meet the minimum funding standard of Section 412 of the Internal Revenue Code or Section 302 of ERISA with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure of the Borrower, any Restricted Subsidiary or any of their respective ERISA Affiliates to make any required contribution to a Multiemployer Plan, (c) the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan, (d) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA, (e) the withdrawal by the Borrower, any Restricted Subsidiary or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to the Borrower, any Restricted Subsidiary or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (f) the institution by the PBGC of proceedings to terminate any Pension Plan, or the appointment of a trustee to administer, any Pension Plan, (g) the incurrence by the Borrower, any Restricted Subsidiary or any of their respective ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan, (h) the imposition of liability on the Borrower, any Restricted Subsidiary or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA, (i) the withdrawal of the Borrower, any Restricted Subsidiary or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any liability therefor, (j) the receipt by the Borrower, any Restricted Subsidiary or any of their respective ERISA Affiliates of notice from any Multiemployer Plan (i) that such Multiemployer Plan is in insolvency pursuant to Section 4245 of ERISA, (ii) that such Multiemployer Plan is in “endangered” or “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA) or (iii) that such Multiemployer Plan intends to terminate or has terminated under Section 4041A or 4042 of ERISA, (k) a determination that any Pension Plan is in “at risk” status (as defined in Section 430(i)(4) of the Internal Revenue Code or Section 303(i)(4) of ERISA) with respect to any plan year, (l) the occurrence of an act or omission that could reasonably be expected to give rise to the imposition on the Borrower, any Restricted Subsidiary or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), 502(i) or 502(l), or Section 4071 of ERISA in respect of any Employee Benefit Plan, (m) the assertion of a claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against the Borrower, any Restricted Subsidiary or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan, (n) receipt from the IRS of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code, (o) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or Section 303(k) of ERISA or a violation of Section 436 of the Internal Revenue Code or (p) the occurrence of a non-exempt “prohibited transaction” (as defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA) with respect to which the Borrower, any Restricted Subsidiary or any of their respective ERISA Affiliates is a “disqualified person” (within the meaning of Section 4975 of the Internal Revenue Code) or a “party in interest” (within the meaning of Section 406 of ERISA).

“Escrow Cash Amount” means $62,000,000.

“Escrow Cash Collateral” means Cash proceeds from the borrowing of the “Tranche B Term Borrowings” made under the First Lien Credit Agreement in an aggregate amount equal to the Escrow Cash Amount that has been deposited into the Escrow Cash Collateral Account, together with any interest or profits thereon.

“Escrow Cash Collateral Account” as defined in the First Lien Credit Agreement.

“Escrow Cash Collateral Control Agreement” as defined in the First Lien Credit Agreement.

“Escrow Cash Collateral Outside Date” as defined in the First Lien Credit Agreement.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar Rate Borrowing” means a Borrowing comprised of Eurodollar Rate Loans.

“Eurodollar Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.

“Event of Default” means any condition or event set forth in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Property” as defined in the definition of the term “Collateral and Guarantee Requirement”.

“Excluded Sources” means the proceeds of any issuance or incurrence of Indebtedness by, or the issuance of any Equity Interests by, or the making of capital contributions to, the Borrower or any of the Restricted Subsidiaries, the proceeds of any Disposition outside the ordinary course of business and any other proceeds not included in Consolidated Net Income.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, US federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment requested by the Borrower under Section 2.22) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.19, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in such Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.19(g) and (d) any US federal withholding Taxes imposed under FATCA.

“Existing Debt Documents” means (a) the Credit Agreement, dated as of November 14, 2016, as amended, among Fusion NBS Acquisition Corp., East West Bank, as Administrative Agent, Swingline Lender, an Issuing Bank and a Lender, and the other lenders party thereto, (b) the Fifth Amended and Restated Securities Purchase Agreement and Security Agreement, dated as of November 14, 2016, as amended, among Fusion NBS Acquisition Corp., the Borrower, the subsidiaries of the Borrower guarantors thereto, Praesidian Capital Opportunity Fund III, LP, as Agent, and the lenders party thereto, (c) that certain Second Amended and Restated Unsecured Promissory Note, dated November 14, 2016, payable by the Borrower to Marvin Rosen and (d) the Credit Agreement, dated as of July 18, 2014, as amended, among the Acquired Company, Birch Communications, Inc., Cbeyond, Inc., the other guarantors party thereto, the lenders party thereto and PNC Bank, National Association, as Administrative Agent.

“Existing EWB Letter of Credit” means the Irrevocable Standby Letter of Credit No. 17OSL03973 in the amount of $450,000 issued on August 23, 2017 by East West Bank.

“Existing Subordinated Notes” means the subordinated notes, each dated October 28, 2016, as amended and restated as of May 4, 2018, in favor of Holcombe T. Green, Jr., R. Kirby Godsey and the Holcombe T. Green, Jr. 2013 Five-Year Annuity Trust.

“Extended/Modified Loans” as defined in the definition of “Extension/Modification Permitted Amendment”.

“Extended/Modified Loan Maturity Date” means, with respect to Extended/Modified Loans of any Class, the scheduled date on which such Extended/Modified Loans shall become due and payable in full hereunder, as specified in the applicable Extension/Modification Agreement.

“Extending/Modifying Lenders” as defined in Section 2.24(a).

“Extension/Modification Agreement” means an Extension/Modification Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and one or more Extending/Modifying Lenders, effecting one or more Extension/Modification Permitted Amendments and such other amendments hereto and to the other Credit Documents as are contemplated by Section 2.24.

“Extension/Modification Offer” as defined in Section 2.24(a).

“Extension/Modification Permitted Amendment” means an amendment to this Agreement and the other Credit Documents, effected in connection with an Extension/Modification Offer pursuant to Section 2.24, providing for (a) an extension of the Maturity Date and/or (b) an increase or decrease in the yield (including any increase or decrease in, or an introduction of, interest margins, benchmark rate floors, fixed interest rates or fees or premiums), in each case, applicable to the Loans of the Extending/Modifying Lenders of the applicable Extension/Modification Request Class (such Loans being referred to as the “Extended/Modified Loans”) and, in connection therewith:

(i)  any modification of (including the introduction of) any scheduled amortization applicable to such Extended/Modified Loans, provided that the weighted average life to maturity of such Extended/Modified Loans shall be no shorter than the remaining weighted average life to maturity of the Loans of the applicable Extension/Modification Request Class, determined at the time of such Extension/Modification Offer (and, for purposes of determining the weighted average life to maturity of any such Loans, the effects of any prepayments made prior to the date of the determination shall be disregarded),

(ii)  a modification of voluntary or mandatory prepayments applicable to such Extended/Modified Loans (including prepayment premiums, “no call” terms and other restrictions thereon), provided that in the case of any Extended/Modified Loans, such requirements may provide that such Extended/Modified Loans may participate in any mandatory prepayments on a pro rata basis (or on a basis that is less than pro rata) with the Loans of the applicable Extension/Modification Request Class, but may not provide for mandatory prepayment requirements that are more favorable than those applicable to the Loans of the applicable Extension/Modification Request Class, and/or

(iii)  any addition of any affirmative or negative covenants applicable to the Borrower and/or any Subsidiary, provided that to the extent such covenants are not consistent with those applicable to the Loans of the applicable Extension/Modification Request Class, such differences shall be reasonably acceptable to the Administrative Agent (except for covenants (A) beneficial to the Lenders where this Agreement is amended to include such covenants for the benefit of all Lenders or (B) applicable only to periods after the latest Maturity Date in effect at the time of effectiveness of the applicable Extension/Modification Agreement).

“Extension/Modification Request Class” as defined in Section 2.24(a).

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by the Borrower or any Restricted Subsidiary or any of their respective predecessors or Affiliates.

“Fair Share” as defined in Section 7.2(b).

“Fair Share Contribution Amount” as defined in Section 7.2(b).

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, effective as of the date hereof (or any amended or successor version that is not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.

“FCC” means the Federal Communications Commission, or any Governmental Authority succeeding to the functions thereof.

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate quoted to the Administrative Agent on such day on such transactions by major financial institutions selected by the Administrative Agent. Notwithstanding the foregoing, if the Federal Funds Effective Rate, determined as above, would otherwise be less than zero, then the Federal Funds Effective Rate shall be deemed to be zero for all purposes of this Agreement.

“Fee Letters” means (a) the Fee Letter, dated April 30, 2018, between Goldman Sachs and the Borrower, (b) the Amended and Restated Arranger Fee Letter, dated May 4, 2018, among Goldman Sachs, MSSF, MUFG and the Borrower and (c) the Administrative Agent Fee Letter.

“Financial Officer Certification” means (a) with respect to any consolidated financial statements of any Person, a certificate of the chief financial officer of such Person stating that such financial statements present fairly, in all material respects, the consolidated financial position of such Person and its Subsidiaries as of the dates indicated and the consolidated results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a consistent basis (except as otherwise disclosed in such financial statements), subject to changes resulting from normal year-end audit adjustments and the absence of footnotes, and (b) with respect to any Unrestricted Subsidiary Reconciliation Statement, a certificate of the chief financial officer of the Borrower stating that such reconciliation statement accurately reflects all adjustments necessary to treat the Unrestricted Subsidiaries as if they were not consolidated with the Borrower and to otherwise eliminate all accounts of the Unrestricted Subsidiaries and reflects no other adjustment from the related GAAP financial statement (except as otherwise disclosed in such reconciliation statement).

“Financing Transactions” means (a) the execution, delivery and performance by each Credit Party of the Credit Documents to which it is to be a party, the creation of the Liens provided for in the Collateral Documents and, in the case of the Borrower, the borrowing of Loans and the use of the proceeds thereof and (b) the execution, delivery and performance by each Credit Party of the First Lien Credit Documents to which it is to be a party, the creation of the Liens provided for in the First Lien Credit Documents and, in the case of the Borrower, the borrowing of the loans, the use of the proceeds thereof and the issuance of letters of credit under the First Lien Credit Agreement.

“First Lien Credit Agreement” means the First Lien Credit and Guaranty Agreement, dated as of the date hereof, among the Borrower, the Guarantor Subsidiaries, the lenders party thereto and Wilmington Trust, as administrative agent and collateral agent thereunder.

“First Lien Credit Documents” means the “Credit Documents” as defined in the First Lien Credit Agreement.

“First Lien Permitted Incremental Equivalent Indebtedness” has the meaning assigned to the term “Permitted Incremental Equivalent Indebtedness” (or any comparable successor provision) in the First Lien Credit Agreement.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Borrower and the Subsidiaries ending on December 31 of each calendar year.

“Fixed Charge Coverage Ratio” means the ratio, as of the last day of any period of four consecutive Fiscal Quarters, of (a) Consolidated Adjusted EBITDA for such period to (b) Consolidated Fixed Charges for such period.

“Flood Hazard Property” means any Real Estate Asset subject to a Mortgage or required pursuant to the terms hereof to become subject to a Mortgage in favor of the Collateral Agent, for the benefit of the Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Flood Certificate” means a life of loan “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency.

“Flood Program” means the National Flood Insurance Program created by the US Congress pursuant to (a) the National Flood Insurance Act of 1968, as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973, as now or hereafter in effect or any successor statute thereto, (c) the National Flood Insurance Reform Act of 1994, as now or hereafter in effect or any successor statute thereto, (d) the Flood Insurance Reform Act of 2004, as now or hereafter in effect or any successor statute thereto and (e) the Biggert-Waters Flood Insurance Reform Act of 2012, as now or hereafter in effect or any successor statute thereto, including any and all rules and regulations promulgated thereunder.

“Flood Zone” means areas having special flood hazards as described in the National Flood Insurance Act of 1968, as now or hereafter in effect or any successor statute thereto.

“Foreign Lender” means a Lender that is not a US Person.

“Foreign Plan” means any plan that would be an Employee Benefit Plan but for the fact that is not subject to United States law and that is maintained or contributed to by the Borrower, any Restricted Subsidiary or, to the extent that the Borrower or any Restricted Subsidiary shall have liability with respect to such Pension Plan, any of their respective ERISA Affiliates for or on behalf of its employees whose principal place of employment is outside of the United States.

“Foreign Plan Event” means, with respect to any Foreign Plan, (a) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable laws or by the terms of such Foreign Plan, (b) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from the applicable Governmental Authority, (c) the receipt of a notice from a Governmental Authority relating to the intention to terminate any such Foreign Plan, or alleging the insolvency of any such Foreign Plan, or alleging the insolvency of the Borrower or any Restricted Subsidiary that sponsors, contributes to or participates in such Foreign Plan, (d) the initiation of any action or filing by the Borrower or any Restricted Subsidiary to voluntarily terminate or wind up in whole or in part any Foreign Plan where any such Foreign Plan is not fully funded and that would result in the incurrence of a liability by the Borrower or any Restricted Subsidiary, (e) the incurrence of liability by the Borrower or any Restricted Subsidiary under applicable law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein, (f) the failure to timely register or loss of good standing with applicable Governmental Authorities of any such Foreign Plan required to be so registered or maintain such standing if such failure to register or loss of such standing would result in the incurrence of a liability by the Borrower or any Restricted Subsidiary or (g) the failure of any Foreign Plan to comply with any material provisions of applicable laws or with the material terms of such Foreign Plan if such failure would result in the incurrence of a liability by the Borrower or any Restricted Subsidiary.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Funding Notice” means a notice substantially in the form of Exhibit F.

“Fusion Global Arrangement” means the “Fusion Global Arrangement” as defined in the Merger Agreement as in effect on the Closing Date.

“GAAP” means, at any time, subject to Section 1.2(a), United States generally accepted accounting principles as in effect at such time, applied in accordance with the consistency requirements thereof.

“Goldman Sachs” means Goldman Sachs Lending Partners LLC.

“Governmental Act” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

“Governmental Authority” means any federal, state, municipal, national, supranational or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with the United States of America, any State thereof or the District of Columbia or a foreign entity or government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Governmental Authorization” means any permit, license, registration, approval, exemption, authorization, plan, directive, binding agreement, consent order or consent decree made to, or issued, promulgated or entered into by or with, any Governmental Authority.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, Securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business or (ii) customary indemnity obligations entered into in connection with any Acquisition or any Disposition permitted hereunder (other than any such obligations with respect to Indebtedness). The amount, as of any date of determination, of any Guarantee shall be the principal amount outstanding on such date of Indebtedness or other obligation guaranteed thereby (or, in the case of (A) any Guarantee the terms of which limit the monetary exposure of the guarantor or (B) any Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined, in the case of clause (A), pursuant to such terms or, in the case of clause (B), reasonably and in good faith by the chief financial officer of the Borrower)).

“Guarantor Subsidiary” means each Restricted Subsidiary that is a party hereto as a “Guarantor” and a party to the Pledge and Security Agreement as a “Grantor” thereunder.

“Guarantors” means each Guarantor Subsidiary; provided that the term “Guarantors” shall also include the Borrower solely for purposes of the Guarantee of Obligations of the other Credit Parties pursuant to Section 7.

“Hazardous Materials” means any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, polychlorinated biphenyls, hazardous or toxic substances and any other chemical, material, waste or substance that is prohibited, limited or regulated, or that could result in liability, under any Environmental Law.

“Hedge Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, prices of equity or debt securities or instruments, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or any similar transaction or combination of the foregoing transactions; provided that no phantom stock, stock option, stock appreciation right or similar plan or right providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Hedge Agreement.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender that are presently in effect or, to the extent allowed by law, under such applicable laws that may hereafter be in effect and that allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical Acquired Company Financial Statements” means the audited consolidated balance sheets and related audited consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows, in each case prepared in conformity with GAAP, of the Acquired Company and its consolidated Subsidiaries for the fiscal year ended December 31, 2017.

“Historical Borrower Financial Statements” means the audited consolidated balance sheets and related consolidated statements of operations, changes in stockholders’ equity and cash flows, in each case prepared in conformity with GAAP, of the Borrower and its consolidated Subsidiaries for the Fiscal Year ended December 31, 2017.

“Incremental Amount” means, as of any date of determination, an amount not in excess of (a) (i) the sum of (A) $50,000,000 and (B) the aggregate principal amount of Tranche B Term Loans prepaid prior to such date pursuant to Section 2.12(a), in each case, to the extent not financed with the proceeds of any Long-Term Indebtedness and excluding any such reduction in connection with a refinancing thereof (and, in each case, excluding any prepayments thereof in excess of the amount thereof outstanding on the Closing Date or incurred in reliance on this clause (a)), minus (ii) the sum of (A) the aggregate amount of Incremental Commitments established prior to such date in reliance on this clause (a), (B) the aggregate principal amount of any Permitted Incremental Equivalent Indebtedness incurred prior to such date in reliance on this clause (a) and (C) the aggregate principal amount of any Permitted Section 6.1(e) Indebtedness incurred in reliance on clause (a)(i)(A) of the definition of “Incremental Amount” under the First Lien Credit Agreement (or any comparable successor provision) (the amounts available on such date under this clause (a) above being referred to as the “Unrestricted Incremental Amount”), plus (b) an additional amount so long as, in the case of this clause (b), after giving Pro Forma Effect to the incurrence of Indebtedness with respect to which the Incremental Amount is being determined and the use of proceeds thereof (but without netting the Cash proceeds of such Indebtedness (and any other Indebtedness incurred substantially concurrently therewith), and assuming, solely for purposes of this determination, that the entire amount of the Incremental Commitments with respect to which the Incremental Amount is being determined are fully funded as Loans), (i) the Total Net Leverage Ratio, determined as of the last day of the Test Period most recently ended on or prior to such date, shall not exceed 3.65:1.00 (the “Total Incremental Leverage Limit”) and (ii) the Borrower shall be in compliance with Section 6.7(a), determined as of the last day of the Test Period most recently ended on or prior to such date; provided that (I) if, for purposes of determining capacity under clause (b) above, Pro Forma Effect is given to the entire committed amount of any Indebtedness with respect to which the Incremental Amount is being determined, such committed amount may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without any further testing under this definition (provided that such committed amount shall, solely for purposes of calculating availability under clause (b) above, at all times thereafter be deemed to be fully funded as Indebtedness for borrowed money), (II) in the case of any Incremental Commitments or Permitted Incremental Equivalent Indebtedness established or incurred concurrently in reliance on the Unrestricted Incremental Amount and in reliance on clause (b) above, the Total Net Leverage Ratio shall be permitted to exceed the Total Incremental Leverage Limit to the extent of the amounts of such Incremental Commitments or Permitted Incremental Equivalent Indebtedness established or incurred in reliance on the Unrestricted Incremental Amount, (III) in the case of any Incremental Commitments or Permitted Incremental Equivalent Indebtedness established or incurred in reliance on clause (b) above, any other Indebtedness incurred concurrently therewith pursuant to and in accordance with any clause of Section 6.1 that does not require observance of the Total Net Leverage Ratio shall, solely in the case of subclause (i) of clause (b) above, be disregarded for purposes of calculating the Total Net Leverage Ratio under such subclause of clause (b) above, (IV) in the case of any Incremental Commitment or Permitted Incremental Equivalent Indebtedness established or incurred in reliance on clause (b) above, to the extent the proceeds thereof are intended to be applied to finance a Limited Conditionality Transaction, at the election of the Borrower, Pro Forma Compliance with the Total Net Leverage Ratio and Section 6.7(a) as required under clause (b) above (but not, for the avoidance of doubt, actual compliance with Section 6.7(a)) may be tested in accordance with the provisions of Section 1.5, and (V) any Incremental Commitments and Permitted Incremental Equivalent Indebtedness may be established or incurred in reliance on clause (a) or (b) above regardless of whether there is capacity under any such other clause above, or may be established or incurred in reliance in part on clause (a) or (b) above and in part on any such other clause above, all as determined by the Borrower in its sole discretion, provided that absent an election by the Borrower, to the extent that the applicable requirements have been satisfied, such incurrence shall be deemed to have been made pursuant to clause (b) above.

“Incremental Borrowing” means a Borrowing comprised of Incremental Loans of a single Class.

“Incremental Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant to an Incremental Facility Agreement and Section 2.23, to make Incremental Loans of any Class hereunder, expressed as an amount representing the maximum principal amount of the Incremental Loans of such Class to be made by such Lender, subject to any increase or reduction pursuant to the terms and conditions hereof. The initial amount of each Lender’s Incremental Commitment of any Class, if any, is set forth in the Incremental Facility Agreement or Assignment Agreement pursuant to which such Lender shall have established or assumed its Incremental Commitment of such Class.

“Incremental Facility Agreement” means an Incremental Facility Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and one or more Incremental Lenders, establishing Incremental Commitments of any Class, specifying the purposes for which the proceeds of the Loans made pursuant thereto will be used and effecting such other amendments hereto and to the other Credit Documents as are contemplated by Section 2.23.

“Incremental Lender” means a Lender with an Incremental Commitment or an Incremental Loan.

“Incremental Loan” means a term loan made by an Incremental Lender to the Borrower pursuant to Section 2.23.

“Incremental Maturity Date” means, with respect to Incremental Loans of any Class, the scheduled date on which such Incremental Loans shall become due and payable in full hereunder, as specified in the applicable Incremental Facility Agreement.

“incur” means to create, incur, assume or, in the case of any Indebtedness, otherwise become liable with respect to such Indebtedness.

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding trade accounts payable incurred in the ordinary course of business), (d) all obligations of such Person in respect of deferred purchase price of property or services (excluding (i) current accounts payable incurred in the ordinary course of business, (ii) deferred compensation payable to directors, officers, employees or consultants of such Person or any of its Subsidiaries and (iii) purchase price adjustments, earnouts, deferred compensation or other similar arrangements incurred in connection with any Acquisition, except to the extent that the amount payable pursuant to such purchase price adjustment, earnout, deferred compensation or similar arrangement is reflected on such Person’s consolidated balance sheet in conformity with GAAP), (e) all Capital Lease Obligations of such Person, (f) the maximum aggregate amount (determined after giving effect to any prior drawings or reductions that have been reimbursed) of all letters of credit and letters of guaranty in respect of which such Person is an account party, (g) the principal component of all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (h) all Indebtedness of others secured by any Lien on any property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person, valued, as of any date of determination, at the lesser of (i) the principal amount of such Indebtedness and (ii) the fair value of such property (as determined in good faith by such Person), (i) all Guarantees by such Person of Indebtedness of others and (j) all Disqualified Equity Interests in such Person, valued, as of the date of determination, at the greater of (i) the maximum aggregate amount that would be payable upon maturity, redemption, repayment or repurchase thereof (or of Disqualified Equity Interests or Indebtedness into which such Disqualified Equity Interests are convertible or exchangeable) and (ii) the maximum liquidation preference of such Disqualified Equity Interests. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Liabilities” means any and all liabilities (including Environmental Liabilities), obligations, losses, damages (including natural resource damages), penalties, claims, actions, judgments, suits, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials), expenses and disbursements of any kind or nature whatsoever (including the reasonable out-of-pocket fees, expenses and other charges of counsel and consultants for the Indemnitees in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person (including by any Credit Party or any Affiliate thereof), whether or not any such Indemnitee shall be designated as a party or a potential party thereto (but limited, in the case of any one such proceeding or hearing, to fees, expenses and other charges of one firm of primary counsel, one firm of regulatory counsel, and, if reasonably necessary, one firm of local counsel in each applicable jurisdiction for all the Indemnitees (and, if any Indemnitee shall have advised the Borrower that there is an actual or perceived conflict of interest, one additional firm of primary counsel, one additional firm of regulatory counsel and, if reasonably necessary, one additional firm of local counsel in each applicable jurisdiction for each group of affected Indemnitees that are similarly situated (in each case, excluding allocated costs of in-house counsel)), and any fees or expenses incurred by the Indemnitees in enforcing this indemnity), whether direct, indirect, special, consequential or otherwise and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable causes of action or on contract or otherwise, that may be imposed on, incurred by or asserted against any such Indemnitee, in any manner relating to or arising out of (a) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions, the syndication of the credit facilities provided for herein or the use or intended use of the proceeds thereof, the Vector Facility Arrangements, any amendments, waivers or consents with respect to any provision of this Agreement or any of the other Credit Documents, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Obligations Guarantee)), (b) any commitment letter, engagement letter, fee letter or other letter or agreement delivered by any Agent, any Arranger or any Lender to the Borrower or any of its Affiliates in connection with the arrangement of the credit facilities provided for herein or in connection with the transactions contemplated by this Agreement or (c) any actual or alleged presence or Release of Hazardous Materials on, at or under or from any property currently or formerly owned, leased or operated by the Borrower or any Affiliate or any Environmental Liability related in any way to the Borrower or any Affiliate.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” as defined in Section 10.3.

“Installment” means, when used in respect of any Loans or Borrowings of any Class established under Section 2.23, 2.24 or 2.25, each payment of the principal amount thereof due under Section 2.11(b) (including the payment due on the Maturity Date applicable to the Loans of such Class).

“Insurance/Condemnation Event” means any casualty or other insured damage to, or any taking under the power of eminent domain or by condemnation or similar proceeding of, or any Disposition under a threat of such taking of, all or any part of any assets of the Borrower or any Restricted Subsidiary, other than any of the foregoing resulting in aggregate Net Proceeds not exceeding $5,000,000 during any Fiscal Year.

“Intellectual Property” as defined in the Pledge and Security Agreement.

“Intellectual Property Security Agreements” as defined in the Pledge and Security Agreement.

“Intercompany Indebtedness Subordination Agreement” means a Second Lien Intercompany Indebtedness Subordination Agreement substantially in the form of Exhibit G.

“Intercompany Note” means a promissory note substantially in the form of Exhibit H.

“Intercreditor Agreement” means the Intercreditor Agreement in substantially the form set forth in Exhibit I, with such changes therefrom as may be agreed to by the Administrative Agent and the Borrower or as are contemplated by Section 10.24.

“Interest Payment Date” means (a) with respect to any Base Rate Loan, the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, and (b) with respect to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and, in the case of any such Loan with an Interest Period of longer than three months’ duration, each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Rate Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one month, two months, three months or six months thereafter (or, in the case of any Eurodollar Rate Borrowing of any Class, such longer period thereafter as shall have been consented to by each Lender of such Class and notified in writing to the Administrative Agent), as selected by the Borrower in the applicable Funding Notice or Conversion/Continuation Notice; provided that (a) if an Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless no succeeding Business Day occurs in such month, in which case such Interest Period shall end on the immediately preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Business Day of the last calendar month of such Interest Period and (c) notwithstanding anything to the contrary in this Agreement, no Interest Period for a Eurodollar Rate Borrowing of any Class may extend beyond the Maturity Date for Borrowings of such Class. For purposes hereof, the date of a Eurodollar Rate Borrowing shall initially be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986.

“Investment” means, with respect to a specified Person, any Equity Interests, evidences of Indebtedness or other Securities (including any option, warrant or other right to acquire any of the foregoing) of, or any capital contribution or loans or advances (other than trade advances made in the ordinary course of business that would be recorded as accounts receivable on the balance sheet of the specified Person prepared in conformity with GAAP) to, Guarantees of any Indebtedness of (including any such Guarantees arising as a result of the specified Person being a co-maker of any note or other instrument or a joint and several co-applicant with respect to any letter of credit or letter of guaranty), or any other investments in (including any investment in the form of transfer of property for consideration that is less than the fair value thereof (as determined reasonably and in good faith by the chief financial officer of the Borrower)), any other Person that are held or made by the specified Person. The amount, as of any date of determination, of (a) any Investment in the form of a loan or an advance shall be the aggregate principal amount thereof made on or prior to such date of determination, minus the amount, as of such date of determination, of any Returns with respect thereto, but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (b) any Investment in the form of a Guarantee shall be determined in accordance with the definition of the term “Guarantee”, (c) any Investment in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other Securities of any Person shall be the fair value (as determined reasonably and in good faith by the chief financial officer of the Borrower) of the consideration therefor (including any Indebtedness assumed in connection therewith), plus the fair value (as so determined) of all additions, as of such date of determination, thereto, and minus the amount, as of such date of determination, of any Returns with respect thereto, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the time of such Investment, (d) any Investment (other than any Investment referred to in clause (a), (b) or (c) above) in the form of a transfer of Equity Interests or other property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair value (as determined reasonably and in good faith by the chief financial officer of the Borrower) of such Equity Interests or other property as of the time of such transfer (less, in the case of any investment in the form of transfer of property for consideration that is less than the fair value thereof, the fair value (as so determined) of such consideration as of the time of the transfer), minus the amount, as of such date of determination, of any Returns with respect thereto, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the time of such transfer, and (e) any Investment (other than any Investment referred to in clause (a), (b), (c) or (d) above) in any Person resulting from the issuance by such Person of its Equity Interests to the investor shall be the fair value (as determined reasonably and in good faith by the chief financial officer of the Borrower) of such Equity Interests at the time of the issuance thereof.

“Iqmax Disposition” means the Disposition by the Borrower and the Restricted Subsidiaries of the assets acquired pursuant to that certain Asset Purchase Agreement, dated as of January 24, 2018, by and between Network Billing Systems, LLC and Iqmax, Inc., such Disposition to be consummated in accordance with the terms of such Asset Purchase Agreement.

“IRS” means the United States Internal Revenue Service.

“Junior Indebtedness” means (a) any Permitted Credit Agreement Refinancing Indebtedness, any Permitted Incremental Equivalent Indebtedness and any Permitted Section 6.1(e) Indebtedness that, in each case, is Permitted Junior Lien Secured Indebtedness or Permitted Unsecured Indebtedness and (b) the Subordinated Notes, any other Permitted Subordinated Indebtedness or any other Subordinated Indebtedness, other than any Subordinated Indebtedness owing to the Borrower or any Restricted Subsidiary.

“Junior Lien Intercreditor Agreement” means, with respect to any Permitted Junior Lien Secured Indebtedness, any intercreditor agreement, in form and substance reasonably satisfactory to the Collateral Agent and the Borrower, that contains terms and conditions that are within the range of terms and conditions customary for intercreditor agreements that are of the type that govern intercreditor relationships between holders of senior secured credit facilities and holders of the same type of Indebtedness as such Permitted Junior Lien Secured Indebtedness.

“LCT Test Date” as defined in Section 1.5.

“Leasehold Property” means, as of any time of determination, any leasehold interest then owned by any Credit Party in any leased real property.

“Lender” means each Person listed on the signature pages hereto as a Lender, and any other Person that shall have become a party hereto in accordance with the terms hereof pursuant to an Assignment Agreement, an Incremental Facility Agreement or a Refinancing Facility Agreement, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment Agreement.

“Lender Presentation” means the Lender Presentation dated February 2018 and the Transaction Update dated April 2018, relating to this Agreement and the credit facilities provided for herein.

“License” means any license, permit, consent, certificate, franchise approval, waiver, registration or authorization granted or issued by the FCC, any State PUC or any other Governmental Authority with authority to regulate the provision of telecommunications services.

“Lien” means any lien, mortgage, pledge, assignment, security interest, hypothecation, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Limited Conditionality Transaction” means an Acquisition or Investment (other than an intercompany Investment) permitted by this Agreement that the Borrower or a Restricted Subsidiary is contractually committed to consummate (it being understood that such commitment may be subject to conditions precedent, which conditions precedent may be amended, satisfied or waived in accordance with the terms of the applicable agreement) and the consummation of which is not conditioned on the availability of, or on obtaining, third party financing.

“Loan” means a Tranche B Term Loan, an Incremental Loan of any Class, an Extended/Modified Loan of any Class or a Refinancing Loan of any Class.

“Long-Term Indebtedness” means any Indebtedness that, in conformity with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

“Majority in Interest”, when used in reference to Lenders of any Class, means, at any time, Lenders having Term Loan Exposure of such Class representing more than 50% of the Term Loan Exposure of all the Lenders of such Class at such time. For purposes of this definition, the amount of Term Loan Exposures of any Class shall be determined by excluding the Term Loan Exposure of such Class of any Defaulting Lender.

“Margin Stock” as defined in Regulation U.

“Material Acquisition” means any Acquisition, or a series of related Acquisitions, by the Borrower or any Restricted Subsidiary; provided that the portion of the Consolidated Adjusted EBITDA, calculated on a Pro Forma Basis for such Acquisition or Acquisitions, attributable to the Persons or the assets so acquired for the most recent period of 12 consecutive months for which financial statements are available at the time of the consummation thereof exceeds $10,000,000; provided further that the Specified Acquisition shall in any event constitute a Material Acquisition.

“Material Adverse Effect” means a material adverse effect on (a) the business, results of operations, assets or financial condition of the Borrower and the Restricted Subsidiaries, taken as a whole, (b) the ability of the Credit Parties to fully and timely perform their obligations under the Credit Documents, taken as a whole, (c) the legality, validity, binding effect or enforceability against the Credit Parties of any Credit Documents to which they are party or (d) the rights, remedies and benefits available to, or conferred upon, any Agent, any Arranger, any Lender or any Secured Party under the Credit Documents, taken as a whole.

“Material Disposition” means any Disposition, or a series of related Dispositions, by the Borrower or any Restricted Subsidiary of (a) all or substantially all the issued and outstanding Equity Interests in any Person or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person; provided that the portion of the Consolidated Adjusted EBITDA for the most recent Test Period attributable to the Persons or assets so Disposed exceeds $10,000,000.

“Material Indebtedness” means Indebtedness (other than the Loans and Guarantees under the Credit Documents), or obligations in respect of one or more Hedge Agreements, of any one or more of the Borrower and the Restricted Subsidiaries in an aggregate principal amount of $12,000,000 or more, provided that any Permitted Section 6.1(e) Indebtedness, Permitted Incremental Equivalent Indebtedness, Permitted Credit Agreement Refinancing Indebtedness and Permitted Subordinated Indebtedness shall at all times constitute “Material Indebtedness”. In the case of any Material Indebtedness that is a Guarantee of any other Indebtedness, each reference to “Material Indebtedness” shall be deemed to include a reference to such Guaranteed Indebtedness. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Hedge Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Hedge Agreement were terminated at such time.

“Material Real Estate Asset” means each Real Estate Asset owned in fee by a Credit Party that, together with the improvements thereon and all contiguous and all related parcels and the improvements thereon forming part of such Real Estate Asset, has a fair value, as of the Closing Date or as of the time of the acquisition thereof, of greater than $5,000,000 in the aggregate.

“Material Subsidiary” means each Restricted Subsidiary (a) the consolidated total assets of which (determined on a consolidated basis for such Restricted Subsidiary and its Restricted Subsidiaries) equal 5.0% or more of the Consolidated Total Assets or (b) the consolidated revenues of which (determined on a consolidated basis for such Restricted Subsidiary and its Restricted Subsidiaries) equal 5.0% or more of the consolidated revenues of the Borrower and the Restricted Subsidiaries, in each case as of the end of or for the most recent period of four consecutive Fiscal Quarters of the Borrower for which financial statements have been delivered pursuant to Section 5.1(a) or 5.1(b) (or, prior to the delivery of any such financial statements, as of the end of or for the period of four consecutive Fiscal Quarters ending with the last Fiscal Quarter included in the Historical Borrower Financial Statements); provided that if at the end of or for any such most recent period of four consecutive Fiscal Quarters the combined consolidated total assets or combined consolidated revenues of all Restricted Subsidiaries that under clauses (a) and (b) above would not constitute Material Subsidiaries would, but for this proviso, exceed 10.0% of the Consolidated Total Assets or 10.0% of the consolidated revenues of the Borrower and the Restricted Subsidiaries, then one or more of such excluded Restricted Subsidiaries shall for all purposes of this Agreement be deemed to be Material Subsidiaries in descending order based on the amounts (determined on a consolidated basis for such Restricted Subsidiary and its Restricted Subsidiaries) of their consolidated total assets or consolidated revenues, as the case may be, until such excess shall have been eliminated; provided further that the Borrower may specify any wholly owned Domestic Subsidiary to be a Material Subsidiary, irrespective of whether such Subsidiary meets the requirements set forth under clause (a) or (b) above. For purposes of this definition, the Consolidated Total Assets and consolidated revenues of the Borrower as of any date prior to, or for any period that commenced prior to, the Closing Date shall be determined on a Pro Forma Basis to give effect to the Merger and the other Transactions to occur on the Closing Date.

“Maturity Date” means the Tranche B Term Loan Maturity Date, the Incremental Maturity Date with respect to the Incremental Loans of any Class, the Extended/Modified Loan Maturity Date with respect to the Extended/Modified Loans of any Class or the Refinancing Maturity Date with respect to the Refinancing Loans of any Class, as the context requires.

“Merger” means the merger of the Acquired Company with and into Merger Sub, with Merger Sub surviving such merger as a wholly owned Subsidiary of the Borrower, pursuant to the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger dated as of August 26, 2017, as amended by the First Amendment to Agreement and Plan of Merger dated as of September 15, 2017, the Second Amendment to Agreement and Plan of Merger dated as of September 29, 2017, the Amended and Restated Third Amendment to Agreement and Plan of Merger dated as of October 27, 2017, the Fourth Amendment to Agreement and Plan of Merger, dated as of January 24, 2018, the Fifth Amendment to Agreement and Plan of Merger, dated as of January 25, 2018, the Sixth Amendment to Agreement and Plan of Merger, dated as of March 12, 2018, the Seventh Amendment to Agreement and Plan of Merger, dated as of April 4, 2018, the Eighth Amendment to Agreement and Plan of Merger, dated as of April 26, 2018, and the Ninth Amendment to Agreement and Plan of Merger, dated as of April 27, 2018, by and among the Borrower, Merger Sub and the Acquired Company, together with the exhibits (including the forms of the stockholders’ agreement and the registration rights agreement), disclosure letters and other documents relating thereto.

“Merger Sub” means Fusion BCHI Acquisition LLC, a Delaware limited liability company.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to its rating agency business.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents or other security document granting a Lien on any Material Real Estate Asset in favor of the Collateral Agent, for the benefit of the Secured Parties, as security for the Obligations. Each Mortgage shall be in form and substance reasonably satisfactory to the Collateral Agent.

“MSSF” means Morgan Stanley Senior Funding, Inc.

“MUFG” means MUFG Union Bank, N.A.

“Multiemployer Plan” means any Employee Benefit Plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Net Proceeds” means, with respect to any event, (a) the Cash (which term, for purposes of this definition, shall include Cash Equivalents) proceeds received in respect of such event, including any Cash received in respect of any noncash proceeds, but only as and when received, net of (b) the sum, without duplication, of (i) all reasonable fees and out-of-pocket expenses (including any underwriting discounts and commissions) paid in connection with such event by the Borrower or any Restricted Subsidiary to Persons that are not Affiliates of the Borrower or any Restricted Subsidiary, (ii) in the case of any Asset Sale or Insurance/Condemnation Event, (A) the amount of all payments (including in respect of principal, accrued interest and premiums) required to be made by the Borrower and the Restricted Subsidiaries as a result of such event to repay Indebtedness of the Borrower or the Restricted Subsidiaries of the types referred to in clauses (a) through (e) of the definition of “Indebtedness” (other than Loans, Permitted Section 6.1(e) Indebtedness, Permitted Credit Agreement Refinancing Indebtedness, Permitted Incremental Equivalent Indebtedness, Permitted Subordinated Indebtedness and any Indebtedness owed to the Borrower or any Subsidiary) secured by the assets subject thereto, (B) the amount of all Taxes paid (or reasonably estimated to be payable) by the Borrower or any Restricted Subsidiary, and the amount of any reserves established by the Borrower or any Restricted Subsidiary in conformity with GAAP to fund purchase price adjustment, indemnification and similar contingent liabilities reasonably estimated to be payable that are directly attributable to the occurrence of such event and (C) the repayment of customer deposits required upon such Asset Sale or Insurance/Condemnation Event and (iii) in the case of any proceeds from any Asset Sale or Insurance/Condemnation Event affecting the assets of a Restricted Subsidiary that is not a wholly owned Subsidiary, the portion of such proceeds received by such Restricted Subsidiary attributable to the noncontrolling interests in such Restricted Subsidiary, in each case as determined reasonably and in good faith by the chief financial officer of the Borrower. For purposes of this definition, in the event any contingent liability reserve established with respect to any event as described in clause (b)(ii)(B) above shall be reduced, the amount of such reduction shall, except to the extent such reduction is made as a result of a payment having been made in respect of the contingent liabilities for which such reserve has been established, be deemed to be receipt, on the date of such reduction, of Cash proceeds in respect of such event.

“New Subordinated Note” means the subordinated unsecured note issued by the Borrower on the Closing Date to Holcombe T. Green, Jr. (or an entity majority-owned and Controlled by Holcombe T. Green, Jr. or his heirs, beneficiaries, trusts or estate) in an aggregate principal amount of $10,000,000.

“Note” means a promissory note issued to any Lender pursuant to Section 2.6(c).

“Obligations” means all obligations of every nature of each Credit Party under this Agreement and the other Credit Documents, whether for principal, interest (including default interest accruing pursuant to Section 2.9 and interest (including such default interest) that would continue to accrue pursuant to the Credit Documents on any such obligation after the commencement of any proceeding under the Debtor Relief Laws with respect to any Credit Party, whether or not such interest is allowed or allowable against such Credit Party in any such proceeding), fees (including prepayment fees), expenses, indemnification or otherwise.

“Obligations Guarantee” means the Guarantee of the Obligations created under Section 7.

“OFAC” means the United States Treasury Department Office of Foreign Assets Control.

“Open Market Purchases” as defined in Section 10.6(i)(ii).

“Organizational Documents” means (a) with respect to any corporation or company, its certificate or articles of incorporation, organization or association, as amended, and its bylaws, as amended, (b) with respect to any limited partnership, its certificate or declaration of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its certificate of formation or articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.22).

“Pari Passu Intercreditor Agreement” means, with respect to any Permitted Pari Passu Secured Indebtedness, an intercreditor agreement, in form and substance reasonably satisfactory to the Collateral Agent and the Borrower, that contains terms and conditions that are within the range of terms and conditions customary for intercreditor agreements that are of the type that govern intercreditor relationships between holders of senior secured credit facilities and holders of the same type of Indebtedness as such Permitted Pari Passu Secured Indebtedness.

“Participant Register” as defined in Section 10.6(g).

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, that is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Permitted Acquisition” means any Acquisition by the Borrower or any Restricted Subsidiary; provided that:

(a)  (i) in the case of any Acquisition of Equity Interests in a Person, each of such Person and its Subsidiaries will become a Restricted Subsidiary (or will be merged or consolidated with or into the Borrower or any Restricted Subsidiary, with the continuing or surviving Person being the Borrower (in the case of any such transaction involving the Borrower) or a Restricted Subsidiary) and (ii) in the case of any Acquisition of other assets, such assets will be owned by the Borrower or any Restricted Subsidiary;

(b)  all actions required to be taken with respect to such Person or such assets, as the case may be, in order to satisfy the requirements set forth in clauses (a), (b), (c) and (d) of the definition of the term “Collateral and Guarantee Requirement” (subject to the discretion of the Collateral Agent set forth in such definition) shall have been taken (or arrangements for the taking of such actions satisfactory to the Collateral Agent shall have been made) (it being understood that all other requirements set forth in such definition that are applicable to such Acquisition shall be required to be satisfied in accordance with (and within the time periods provided in) Sections 5.10 and 5.11);

(c)  the Total Net Leverage Ratio, determined as of the last day of the Test Period most recently ended prior to the consummation thereof (giving Pro Forma Effect to such Acquisition and any other Pro Forma Events in connection therewith (including incurrence of Indebtedness)), shall not be greater than the lesser of (i) the greater of (A) 3.65:1.00 and (B) the Total Net Leverage Ratio as of such last day (but determined prior to giving Pro Forma Effect to such Acquisition or any other Pro Forma Events in connection therewith (including incurrence of Indebtedness)) and (ii) the maximum Total Net Leverage Ratio permitted under the financial covenant set forth in Section 6.7(a); provided that the Administrative Agent shall have received a certificate of an Authorized Officer of the Borrower demonstrating that the condition set forth in this clause (c) have been satisfied; provided, further, that, in the case of any Limited Conditionality Transaction, at the election of the Borrower, the condition set forth in this clause (c) may be tested in accordance with Section 1.5;

(d)  the business of any such acquired Person, or such acquired assets, as the case may be, constitute a business permitted under Section 6.11;

(e)  immediately prior and after giving effect thereto, no Event of Default shall have occurred and be continuing or would result therefrom; provided that, in the case of any Limited Conditionality Transaction, at the election of the Borrower, the condition set forth in this clause (e) may be tested in accordance with Section 1.5; and

(f)  the Acquisition Consideration paid in respect of such Acquisition shall not be in the form of Cash or Cash Equivalents unless the Fixed Charge Coverage Ratio, determined as of the last day of the Test Period most recently ended prior to the consummation thereof (giving Pro Forma Effect to such Acquisition and any other Pro Forma Events in connection therewith (including incurrence of Indebtedness)), (i) in the case of any such Acquisition consummated on or prior to the third anniversary of the Closing Date, shall be greater than or equal to 1.15:1.00 and (ii) in the case of any such Acquisition consummated at any time thereafter, shall be greater than or equal to 1.25:1.00; provided that the Administrative Agent shall have received a certificate of an Authorized Officer of the Borrower demonstrating that the condition set forth in this clause (f) has been satisfied; provided, further, that, in the case of any Limited Conditionality Transaction, at the election of the Borrower, the condition set forth in this clause (f) may be tested in accordance with Section 1.5.

“Permitted Credit Agreement Refinancing Indebtedness” means Indebtedness permitted under Section 6.1(i).

“Permitted Encumbrances” means:

(a)  Liens imposed by law for Taxes that are not overdue by more than 30 days or are being contested in compliance with Section 5.3, if adequate reserves with respect thereto are maintained by the applicable Person in conformity with GAAP;

(b)  carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law (other than any Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or Section 303(k) of ERISA), arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in good faith by appropriate proceedings promptly and diligently conducted, if adequate reserves with respect thereto are maintained by the applicable Person in conformity with GAAP;

(c)  pledges and deposits made (i) in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws (other than any Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or Section 303(k) of ERISA) and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Borrower or any Restricted Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(d)  pledges and deposits made (i) in the ordinary course of business to secure the performance of bids, trade contracts (other than for payment of Indebtedness), leases (other than capital leases), statutory obligations (other than any Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or Section 303(k) of ERISA), public utility services provided to the Borrower or a Restricted Subsidiary, surety, litigation and appeal bonds, performance bonds and other obligations of a like nature and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Borrower or any Restricted Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(e)  judgment liens in respect of judgments that do not constitute an Event of Default under Section 8.1(h);

(f)  easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower and the Restricted Subsidiaries, taken as a whole;

(g)  any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that is not violated by the current use and operation of the affected real property;

(h)  ground leases in respect of real property on which facilities owned or leased by the Borrower or any Restricted Subsidiary are located;

(i)  Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(j) banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions; provided that such deposit accounts or funds are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by the Borrower or any Restricted Subsidiary in excess of those required by applicable banking regulations;

(k)  Liens arising by virtue of precautionary UCC financing statement filings (or similar filings under applicable law) regarding operating leases entered into by the Borrower and the Restricted Subsidiaries in the ordinary course of business;

(l)  Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property subject to any lease (other than any capital lease), license or sublicense or concession agreement permitted by this Agreement;

(m)  Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(n)  deposits of Cash with the owner or lessor of premises leased and operated by the Borrower or any Restricted Subsidiary to secure the performance of its obligations under the lease for such premises, in each case in the ordinary course of business;

(o)  Liens that are contractual rights of set-off; and

(p)  Liens on Cash and Cash Equivalents securing obligations in respect of Hedge Agreements permitted under Section 6.12;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness, other than Liens referred to in clauses (c) and (d) above securing letters of credit, bank guarantees and similar instruments.

“Permitted Holders” means (a) Holcombe T. Green, Jr., R. Kirby Godsey, Holcombe Green, III, Marvin S. Rosen and Matthew D. Rosen and their respective heirs, beneficiaries, trusts, estates and controlled Affiliates (including, for so long as such Person constitutes such a controlled Affiliate, BCHI Holdings, LLC, a Georgia limited liability company) and (b) any employee benefit plan of the Borrower or any Subsidiary, or any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan.

“Permitted Incremental Equivalent Indebtedness” means Indebtedness permitted under Section 6.1(h).

“Permitted Intercreditor Agreement” means the Intercreditor Agreement, any Junior Lien Intercreditor Agreement, any Pari Passu Intercreditor Agreement or any Senior Lien Intercreditor Agreement.

“Permitted Junior Lien Secured Indebtedness” means any secured Indebtedness of the Borrower and/or any other Credit Party in the form of one or more series of junior lien secured bona fide “high yield” notes, bonds or debentures or junior lien secured term loans, and the Guarantees thereof by any Credit Party; provided that (a) such Indebtedness is secured by Liens on all or a portion of the Collateral on a junior priority basis with the Liens on the Collateral securing the Obligations and is not secured by any assets of the Borrower or any Subsidiary other than the Collateral, (b) such Indebtedness is not Guaranteed by any Person other than the Credit Parties and (c) the administrative agent, collateral agent, trustee and/or any similar representative acting on behalf of the holders of such Indebtedness shall have become party to a Junior Lien Intercreditor Agreement, providing that the Liens on the Collateral securing such Indebtedness shall rank junior in priority to the Liens on the Collateral securing the Obligations; provided that if such Indebtedness is the initial Permitted Junior Lien Secured Indebtedness incurred by the Borrower and the other Credit Parties, then the Borrower and the other Credit Parties shall have executed and delivered the Junior Lien Intercreditor Agreement (or an acknowledgement thereof in the form specified therein) and the Collateral Agent agrees to execute and deliver, on behalf of the Lenders and the other Secured Parties, the Junior Lien Intercreditor Agreement. It is understood and agreed that, notwithstanding the final paragraph of Section 6.1, Permitted Junior Lien Secured Indebtedness may only be incurred and outstanding in reliance on Section 6.1(e), 6.1(h) or 6.1(i).

“Permitted Lien” means any Lien permitted by Section 6.2.

“Permitted Pari Passu Secured Indebtedness” means any secured Indebtedness of the Borrower and/or any other Credit Party in the form of one or more series of senior secured bona fide “high yield” notes, bonds or debentures (but not loans), and the Guarantees thereof by any Credit Party; provided that (a) such Indebtedness is secured by Liens on all or a portion of the Collateral on a pari passu basis with the Liens on the Collateral securing the Obligations (it being understood that the determination as to whether such Liens are on a pari passu basis shall be made without regard to control of remedies) and is not secured by any assets of the Borrower or any Subsidiary other than the Collateral, (b) such Indebtedness is not Guaranteed by any Person other than the Credit Parties and (c) the administrative agent, collateral agent, trustee and/or any similar representative acting on behalf of the holders of such Indebtedness shall have become party to a Pari Passu Intercreditor Agreement providing that the Liens on the Collateral securing such Indebtedness shall rank equal in priority to the Liens on the Collateral securing the Obligations (it being understood that the determination as to whether such Liens rank equal in priority shall be made without regard to control of remedies); provided that if such Indebtedness is the initial Permitted Pari Passu Secured Indebtedness incurred by the Borrower and the other Credit Parties, then the Borrower and the other Credit Parties shall have executed and delivered the Pari Passu Intercreditor Agreement (or an acknowledgement thereof in the form specified therein) and the Collateral Agent agrees to execute and deliver, on behalf of the Lenders and the other Secured Parties, the Pari Passu Intercreditor Agreement. It is understood and agreed that, notwithstanding the final paragraph of Section 6.1, Permitted Pari Passu Secured Indebtedness may only be incurred and outstanding in reliance on Section 6.1(e), 6.1(h) or 6.1(i).

“Permitted Section 6.1(e) Indebtedness” means Indebtedness permitted under Section 6.1(e). As of the date hereof, Indebtedness under the First Lien Credit Agreement constitutes Permitted Section 6.1(e) Indebtedness.

“Permitted Section 6.1(e) Indebtedness Documents” means the First Lien Credit Agreement and the other First Lien Credit Documents and any other credit agreement, indenture or other agreement or instrument evidencing or governing the rights of the holders of any Permitted Section 6.1(e) Indebtedness.

“Permitted Senior Lien Secured Indebtedness” means any Permitted Section 6.1(e) Indebtedness that is secured by Liens on all or a portion of the Collateral on a senior basis to the Liens on the Collateral securing the Obligations; provided that (a) such Indebtedness is not secured by any assets of the Borrower or any Subsidiary other than the Collateral, (b) such Indebtedness is not Guaranteed by any Person other than the Credit Parties and (c) the administrative agent, collateral agent, trustee and/or any similar representative acting on behalf of the holders of such Indebtedness shall have become party to a Senior Lien Intercreditor Agreement, providing that the Liens on the Collateral securing such Indebtedness shall rank senior in priority to the Liens on the Collateral securing the Obligations; provided that if such Indebtedness is the initial Permitted Senior Lien Secured Indebtedness incurred by the Borrower and the other Credit Parties, then the Borrower and the other Credit Parties shall have executed and delivered the Senior Lien Intercreditor Agreement (or an acknowledgement thereof in the form specified therein) and the Collateral Agent agrees to execute and deliver, on behalf of the Lenders and the other Secured Parties, the Senior Lien Intercreditor Agreement. It is understood and agreed that, notwithstanding the final paragraph of Section 6.1, Permitted Senior Lien Secured Indebtedness may only be incurred and outstanding in reliance on Section 6.1(e).

“Permitted Subordinated Indebtedness” means Indebtedness permitted under Section 6.1(q). As of the date hereof, the Subordinated Notes constitute Permitted Subordinated Indebtedness.

“Permitted Subordinated Indebtedness Document” means the Subordinated Notes and any other credit agreement, indenture or other agreement or instrument evidencing or governing the rights of the holders of any Permitted Subordinated Indebtedness.

“Permitted Unsecured Indebtedness” means any Indebtedness of the Borrower and/or any other Credit Party in the form of one or more series of unsecured, senior or subordinated bona fide “high yield” notes, bonds or debentures or unsecured, senior or subordinated term loans; provided that (a) such Indebtedness is not secured by any Liens on any assets of the Borrower or any Subsidiary and (b) such Indebtedness is not Guaranteed by any Person other than the Credit Parties.

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, limited liability partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

“Platform” means Debtdomain, IntraLinks/IntraAgency, SyndTrak or another similar website or other information platform.

“Pledge and Security Agreement” means the Second Lien Pledge and Security Agreement dated as of the date hereof, among the Borrower, the other Credit Parties and the Collateral Agent, substantially in the form of Exhibit J.

“Post-Closing Letter Agreement” means the Second Lien Post-Closing Letter Agreement dated as of the date hereof, among the Borrower, the Administrative Agent and the Collateral Agent.

“Previously Absent Financial Maintenance Covenant” means, at any time, (a) any financial maintenance covenant that is not included in this Agreement at such time for the benefit of all Lenders and (b) any financial maintenance covenant that is included in this Agreement at such time for the benefit of all Lenders but has covenant levels or effectiveness triggers that are more restrictive on the Borrower and the Restricted Subsidiaries than the covenant levels or effectiveness triggers set forth in this Agreement at such time.

“Prime Rate” means the rate of interest quoted in the print edition of The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 70% of the nation’s 10 largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Any Agent and any Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Private Lenders” means Lenders that wish to receive Private-Side Information.

“Private-Side Information” means any information with respect to the Borrower and the Subsidiaries that is not Public-Side Information.

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” means, with respect to any Pro Forma Event, that such Pro Forma Event and the following transactions in connection therewith (to the extent applicable) shall be deemed to have occurred as of the first day of the applicable period of measurement for the applicable covenant or requirement: (a) historical income statement items (whether positive or negative) attributable to the property or Person, if any, subject to such Pro Forma Event, (i) in the case of a Disposition of a business unit, division, product line or line of business of the Borrower or any Restricted Subsidiary, a Disposition that otherwise results in a Restricted Subsidiary ceasing to be a Subsidiary or a designation of a Subsidiary as an Unrestricted Subsidiary, shall be excluded, and (ii) in the case of an Acquisition by the Borrower or a Restricted Subsidiary, whether by merger, consolidation or otherwise, or any other Investment that results in a Person becoming a Restricted Subsidiary or a designation of a Subsidiary as a Restricted Subsidiary, shall be included, (b) any repayment, retirement, redemption, satisfaction and discharge or defeasance of Indebtedness in connection therewith and (c) any Indebtedness incurred or assumed by the Borrower or any of the Restricted Subsidiaries in connection therewith, and if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination (taking into account any hedging obligations applicable to such Indebtedness if such hedging obligation has a remaining term in excess of 12 months). “Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” in respect of any Pro Forma Event shall be calculated in a reasonable and factually supportable manner by the Borrower and in the manner that is consistent with the definition of Consolidated Adjusted EBITDA. For the avoidance of doubt, the amount of net cost savings, operating expense reductions, other operating improvements and synergies projected by the Borrower in good faith to be realized as a result of actions taken or to be taken in connection with any Pro Forma Event may be included in Consolidated Adjusted EBITDA in the manner, and subject to the limitations, set forth in the definition of such term.

“Pro Forma Event” means (a) any Acquisition by the Borrower or a Restricted Subsidiary, whether by merger, consolidation or otherwise, or any other Investment (other than intercompany Investments), (b) any Disposition of a business unit, division, product line or line of business of the Borrower or a Restricted Subsidiary and any other Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary, (c) any designation of a Subsidiary as a Restricted Subsidiary or as an Unrestricted Subsidiary, (d) any incurrence or repayment, retirement, redemption, satisfaction and discharge or defeasance of Indebtedness, (e) any Restricted Junior Payment and (f) any other transaction where the consummation thereof, or the determination of whether such transaction is permitted to be consummated under this Agreement, requires that a financial covenant or test be calculated on a Pro Forma Basis after giving Pro Forma Effect to such transaction.

“Pro Forma Financial Statements” means pro forma condensed combined balance sheet as of September 30, 2017 and the pro forma condensed consolidated statements of operations for the Fiscal Year ended December 31, 2016, in each case, of the Borrower and its consolidated Subsidiaries, prepared after giving effect to the Transactions as contemplated by such pro forma financial statements as if they had occurred as of the end of such period (in the case of such balance sheet) or on January 1, 2016 (in the case of such statement of operations), in each case as included in the Definitive Proxy Statement (Form DEF 14A) for the Borrower filed with the SEC on December 28, 2017, as amended by the Borrower’s Form 8-K filed with the SEC on February 13, 2018.

“Pro Rata Share” means, with respect to any Lender, at any time, (a) when used in reference to payments, computations and other matters relating to the Tranche B Term Loans or Tranche B Term Borrowings, the percentage obtained by dividing (i) the Tranche B Term Loan Exposure of such Lender at such time by (ii) the aggregate Tranche B Term Loan Exposure of all the Lenders at such time, (b) when used in reference to payments, computations and other matters relating to Commitments, Loans or Borrowings of any other Class, the percentage obtained by dividing (i) the Term Loan Exposure of such Lender with respect to such Class at such time by (ii) the aggregate Term Loan Exposure of all the Lenders with respect to such Class at such time, and (c) when used for any other purpose (including under Section 9.6), the percentage obtained by dividing (i) an amount equal to the sum of the Tranche B Term Loan Exposure and the Term Loan Exposure of each such other Class of such Lender at such time by (ii) an amount equal to the sum of the aggregate Tranche B Term Loan Exposure and the aggregate Term Loan Exposure of each such other Class of all the Lenders at such time.

“Projections” means the projections of the Borrower and the Restricted Subsidiaries for each Fiscal Quarter of Fiscal Year 2018 and for each Fiscal Year thereafter through and including Fiscal Year 2025 heretofore provided to the Lenders.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lenders” means Lenders that do not wish to receive Private-Side Information.

“Public-Side Information” means information that is either (a) available to all holders of Traded Securities of the Borrower or any Subsidiary or (b) not material non-public information (for purposes of United States federal, state or other applicable securities laws).

“Real Estate Asset” means any interest (fee, leasehold or otherwise) owned by any Credit Party in any real property.

“Recipient” means any Agent and any Lender, as applicable.

“Refinancing Commitments” as defined in Section 2.25(a).

“Refinancing Facility Agreement” means a Refinancing Facility Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and one or more Refinancing Lenders, establishing Refinancing Commitments and effecting such other amendments hereto and to the other Credit Documents as are contemplated by Section 2.25.

“Refinancing Indebtedness” means, in respect of any Indebtedness (the “Original Indebtedness”), any Indebtedness that extends, renews or refinances such Original Indebtedness (or any Refinancing Indebtedness in respect thereof); provided that (a) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of such Original Indebtedness except by an amount not greater than accrued and unpaid interest on such Original Indebtedness, any original issue discount applicable to such Refinancing Indebtedness, any unused commitments in respect of such Original Indebtedness (only if and to the extent that, had such Original Indebtedness been incurred under such commitments at the time such Refinancing Indebtedness is incurred, it would have been permitted hereunder) and any reasonable fees, premiums and expenses relating to such extension, renewal or refinancing; (b) the stated final maturity of such Refinancing Indebtedness shall not be earlier than that of such Original Indebtedness, and such stated final maturity shall not be subject to any conditions that could result in such stated final maturity occurring on a date that precedes the stated final maturity of such Original Indebtedness (other than as a result of an acceleration of any such stated maturity upon an event of default or a voluntary termination by the Borrower or any Restricted Subsidiary of any commitments to extend credit in respect thereof); (c) the weighted average life to maturity of such Refinancing Indebtedness shall not be shorter than the remaining weighted average life to maturity of such Original Indebtedness (and, for purposes of determining the weighted average life to maturity of such Original Indebtedness, the effects of any prepayments made prior to the date of the determination shall be disregarded); (d) such Refinancing Indebtedness shall not constitute an obligation (including pursuant to a Guarantee) of any Restricted Subsidiary that shall not have been (or, in the case of after-acquired Restricted Subsidiaries, shall not have been required to become) an obligor in respect of such Original Indebtedness; (e) if such Original Indebtedness shall have been subordinated to the Obligations, such Refinancing Indebtedness shall also be subordinated to the Obligations on terms not less favorable in any material respect to the Lenders, provided that a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent (with the Administrative Agent agreeing to provide a copy thereof, together with the drafts referred to below, to the Lenders promptly upon receipt) at least five Business Days prior to the incurrence of such Refinancing Indebtedness, together with drafts of the subordination terms to be applicable thereto, stating that the Borrower has determined in good faith that such subordination terms satisfy the requirement of this clause (e) shall be conclusive evidence that such terms satisfy such requirement unless the Administrative Agent or the Requisite Lenders notify the Borrower in writing within such five Business Day period that it or they disagree with such determination (including a reasonably detailed description of the basis upon which it or they disagree); (f) if such Original Indebtedness shall be Permitted Credit Agreement Refinancing Indebtedness or Permitted Incremental Equivalent Indebtedness, then (i) such Refinancing Indebtedness satisfies the Specified Permitted Indebtedness Documentation Requirements, (ii) if such Original Indebtedness was Permitted Pari Passu Secured Indebtedness, such Refinancing Indebtedness, if secured, shall be Permitted Pari Passu Secured Indebtedness or Permitted Junior Lien Secured Indebtedness and (iii) if such Original Indebtedness was Permitted Junior Lien Secured Indebtedness, such Refinancing Indebtedness, if secured, shall be Permitted Junior Lien Secured Indebtedness; (g) if such Original Indebtedness was Permitted Section 6.1(e) Indebtedness, then such Refinancing Indebtedness shall be Permitted Senior Lien Secured Indebtedness, Permitted Pari Passu Secured Indebtedness, Permitted Junior Lien Secured Indebtedness or Permitted Unsecured Indebtedness; and (h) such Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured (or, in the case of after-acquired assets, would be required to secure pursuant to the terms thereof) such Original Indebtedness or, to the extent such assets would have been required to secure such Original Indebtedness pursuant to the terms thereof, that are proceeds and products of, or after-acquired property that is affixed or incorporated into, the assets that secured such Original Indebtedness.

“Refinancing Lender” as defined in Section 2.25(a).

“Refinancing Loans” as defined in Section 2.25(a).

“Refinancing Maturity Date” means, with respect to Refinancing Loans of any Class, the scheduled date on which such Refinancing Loans shall become due and payable in full hereunder, as specified in the applicable Refinancing Facility Agreement.

“Register” as defined in Section 2.6(b).

“Regulation D” means Regulation D of the Board of Governors.

“Regulation T” means Regulation T of the Board of Governors.

“Regulation U” means Regulation U of the Board of Governors.

“Regulation X” means Regulation X of the Board of Governors.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, partners, members, trustees, employees, controlling persons, agents, administrators, managers, representatives and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or from, under, within or upon any building, structure, facility or fixture.

“Requisite Lenders” means, at any time, Lenders having or holding Tranche B Term Loan Exposure and Term Loan Exposure of any other Class representing more than 50% of the sum of the Tranche B Term Loan Exposure and Term Loan Exposure of each such other Class of all the Lenders at such time. For purposes of this definition, the amount of Tranche B Term Loan Exposure and Term Loan Exposure of any other Class shall be determined by excluding the Tranche B Term Loan Exposure and Term Loan Exposure of each such other Class of any Defaulting Lender.

“Restricted Junior Payment” means (a) any dividend or other distribution, direct or indirect (whether in Cash, Securities or other property), with respect to any Equity Interests in the Borrower or any Restricted Subsidiary, (b) any payment or distribution, direct or indirect (whether in Cash, Securities or other property), including any sinking fund or similar deposit, on account of any redemption, retirement, purchase, acquisition, exchange, conversion, cancelation or termination of, or any other return of capital with respect to, any Equity Interests in the Borrower or any Restricted Subsidiary, and (c) any payment or other distribution, direct or indirect (whether in Cash, Securities or other property) of or in respect of principal of or interest or premium on any Junior Indebtedness, or any payment or other distribution (whether in Cash, Securities or other property), including any sinking fund or similar deposit, on account of the redemption, retirement, purchase, acquisition, defeasance (including in-substance or legal defeasance), exchange, conversion, cancelation or termination of any Junior Indebtedness.

“Restricted Subsidiary” means any Subsidiary that is not an Unrestricted Subsidiary.

“Retained ECF Percentage” means, with respect to any Fiscal Year, (a) 100% minus (b) the Applicable ECF Percentage with respect to such Fiscal Year.

“Returns” means (a) with respect to any Investment in the form of a loan or advance, the repayment to the investor in Cash or Cash Equivalents of principal thereof and (b) with respect to any other Investment, any return of capital received by the investor in Cash or Cash Equivalents in respect of such Investment.

“Rollover Indebtedness” means Indebtedness of any Credit Party issued to any Lender in lieu of such Lender’s applicable Pro Rata Share of any prepayment of any Borrowing made pursuant to Section 2.12(a)(i).

“S&P” means S&P Global Ratings, or any successor to its rating agency business.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Borrower or any Restricted Subsidiary whereby the Borrower or such Restricted Subsidiary Disposes of such property to any Person and the Borrower or any Restricted Subsidiary leases such property, or other property that it intends to use for substantially the same purpose or purposes as the property Disposed of, from such Person or its Affiliates.

“Sanctioned Country” means, at any time, a country, region or territory that is itself the subject or target of any Sanctions (at the date of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the US Department of State, the US Department of Treasury (including OFAC), the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or the Department of Foreign Affairs, Trade and Development (Canada), (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled or 50% or more owned by any such Person or Persons described in clause (a) or (b) above.

“Sanctions” as defined in Section 4.21.

“Sanctions Laws” as defined in Section 4.21.

“SEC” means the United States Securities and Exchange Commission.

“Secured Parties” as defined in the Pledge and Security Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933.

“Senior Lien Intercreditor Agreement” means, with respect to any Permitted Senior Lien Secured Indebtedness, the Intercreditor Agreement or any other intercreditor agreement, in form and substance reasonably satisfactory to the Collateral Agent and the Borrower, that contains terms and conditions that are within the range of terms and conditions customary for intercreditor agreements that are of the type that govern intercreditor relationships between holders of second lien secured credit facilities and holders of the same type of Indebtedness as such Permitted Senior Lien Secured Indebtedness.

“Senior Lien Obligations Discharge Date” shall be deemed to have occurred upon (a) payment in full in cash of the principal of all Indebtedness under the First Lien Credit Agreement and all the other Permitted Senior Lien Secured Indebtedness, (b) payment in full in cash of all other “Obligations” (as defined in the First Lien Credit Agreement) set forth in clause (a) of the definition of such term in the First Lien Credit Agreement (or any comparable term under any other Permitted Senior Lien Secured Indebtedness) that are due and payable or otherwise accrued and owing at or prior to the time such principal is paid (excluding, for the avoidance of doubt, contingent expense reimbursement and indemnification obligations that are not yet due and payable), (c) cancellation of or the entry into arrangements satisfactory to the issuer thereof with respect to all letters of credit issued and outstanding under the First Lien Credit Agreement or the obligations under which otherwise constitute Permitted Senior Lien Secured Indebtedness and (d) termination or expiration of all commitments to lend under the First Lien Credit Agreement or in respect of any other Permitted Senior Lien Secured Indebtedness, it being understood that notwithstanding any prior occurrence of a Senior Lien Obligations Discharge Date, if on any subsequent date any Permitted Senior Lien Secured Indebtedness shall be in effect or outstanding (or any such Permitted Senior Lien Secured Indebtedness shall be reinstated), from and after such date, no Senior Lien Obligations Discharge Date shall be deemed to have occurred for purposes of this Agreement.

“Solvency Certificate” means a Solvency Certificate executed by the chief financial officer of the Borrower substantially in the form of Exhibit K.

“Solvent” means, with respect to the Borrower and the Subsidiaries, on a consolidated basis, that as of the date of determination, (a) the sum of the debt and other liabilities (including contingent liabilities) of the Borrower and the Subsidiaries, on a consolidated basis, does not exceed the present fair saleable value of the present assets of the Borrower and the Subsidiaries, on a consolidated basis, (b) the capital of the Borrower and the Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as conducted or proposed to be conducted, on a consolidated basis, (c) the Borrower and the Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe (nor should they reasonably believe) that they will incur, debts and liabilities (including contingent liabilities), on a consolidated basis, beyond the ability of the Borrower and the Subsidiaries, on a consolidated basis, to pay such debts and liabilities as they become due (whether at maturity or otherwise) and (d) the Borrower and the Subsidiaries, on a consolidated basis, are “solvent” within the meaning given to that term and similar terms under any applicable Debtor Relief Laws and other applicable laws relating to preferences, fraudulent transfers and conveyances or transfers undervalue. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under GAAP).

“Specified Acquisition” means an Acquisition identified to the Arrangers prior to the Closing Date (for the avoidance of doubt, not constituting the Acquisition of the Acquired Company), the business of which constitutes a business engaged in (or any business that is similar, complementary or related to, or a reasonable extension of, the business engaged in) by the Borrower and the Restricted Subsidiaries (excluding, for purposes of this definition, the Acquired Company and its Subsidiaries) on the Closing Date; provided that such Acquisition (a) if such Acquisition is consummated prior to the Escrow Cash Collateral Outside Date, to the extent of the Acquisition Consideration therefor (other than any portion thereof funded with Net Proceeds received (and not otherwise applied) by the Borrower after the Closing Date but on or prior to the date of consummation of such Acquisition from any issuance and sale of Equity Interests in the Borrower (other than any Disqualified Equity Interests and other than any Equity Interests issued or sold to any Subsidiary of the Borrower)), is consummated solely in reliance on Section 6.6(w) and (b) in any event, is consummated on or prior to December 31, 2018.

“Specified Permitted Indebtedness Documentation Requirements” means, with respect to any Indebtedness, the requirements that the terms of such Indebtedness (excluding interest rates (whether fixed or floating), interest margins, benchmark rate floors, fees, original issue discounts and prepayment or redemption terms (including “no call” terms and other restrictions thereunder) and premiums) are, when taken as a whole, either (a) not materially more favorable to the lenders or holders providing such Indebtedness than those applicable under this Agreement when taken as a whole (other than terms benefitting such lenders or holders (i) where this Agreement is amended to include such beneficial terms for the benefit of all Lenders or (ii) applicable only to periods after the latest Maturity Date in effect at the time of incurrence of such Indebtedness) or (b) solely in the case of Permitted Pari Passu Secured Indebtedness, otherwise on current market terms for such type of Indebtedness; provided that a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent (with the Administrative Agent agreeing to provide a copy thereof, together with any drafts referred to below, to the Lenders promptly upon receipt) at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirements of this definition shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent or the Requisite Lenders notify the Borrower in writing within such five Business Day period that it or they disagree with such determination (including a reasonably detailed description of the basis upon which it or they disagree); provided further that such Indebtedness shall not include any Previously Absent Financial Maintenance Covenant unless such Previously Absent Financial Maintenance Covenant applies only to periods after the latest Maturity Date in effect at the time of incurrence of such Indebtedness or this Agreement is amended to include such Previously Absent Financial Maintenance Covenant for the benefit of all Lenders.

“State PUC” means any Governmental Authority of any State that exercises authority over intrastate telecommunications rates or provision of telecommunications services or the ownership, construction or operation of any intrastate network facility or telecommunications systems or over Persons that own, construct or operate an intrastate network facility or telecommunications systems, in each case by reason of the nature or type of the business subject to regulation and not pursuant to laws and regulations of general applicability to Persons conducting business in such state.

“Subordinated Indebtedness” of any Person means Indebtedness of such Person that is contractually subordinated in right of payment to any other Indebtedness of such Person, including, for the avoidance of doubt, the Subordinated Notes.

“Subordinated Notes” means the Existing Subordinated Notes and the New Subordinated Note.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in conformity with GAAP as of such date and (b) any other Person  of which Equity Interests representing more than 50% of the equity value or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, all references herein to Subsidiaries shall be deemed to refer to Subsidiaries of the Borrower.

“Supplemental Collateral Questionnaire” means a certificate in the form of Exhibit L or any other form approved by the Collateral Agent.

“Syndication Agent” means Goldman Sachs, in its capacity as syndication agent for the credit facility established under this Agreement.

“Tax” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Exposure” means, with respect to any Lender, for any Class of Commitments or Loans at any time, (a) prior to the making of the Loans of such Class, the Commitment of such Class of such Lender at such time and (b) after the making of the Loans of such Class, the aggregate principal amount of the Loans of such Class of such Lender at such time.

“Test Period” means, for any date of determination, the most recent period of four consecutive Fiscal Quarters of the Borrower for which financial statements have been delivered pursuant to Section 5.1(a) or 5.1(b) (or, prior to the first delivery of any such financial statements, the period of four consecutive Fiscal Quarters of the Borrower ended December 31, 2017).

“Total Leverage Ratio” means the ratio, as of any date, of (a) Consolidated Total Debt as of such date to (b) Consolidated Adjusted EBITDA for the period of four consecutive Fiscal Quarters of the Borrower ended on such date (or, if such date is not the last day of a Fiscal Quarter, most recently prior to such date).

“Total Net Leverage Ratio” means the ratio, as of any date, of (a) Consolidated Total Net Debt as of such date to (b) Consolidated Adjusted EBITDA for the period of four consecutive Fiscal Quarters of the Borrower ended on such date (or, if such date is not the last day of a Fiscal Quarter, most recently prior to such date).

“Traded Securities” means any debt or equity Securities issued pursuant to a public offering registered under the Securities Act or Rule 144A offering or other similar private placement.

“Tranche B Term Borrowing” means a Borrowing comprised of Tranche B Term Loans.

“Tranche B Term Loan” means a term loan made by a Lender to the Borrower pursuant to Section 2.1(a)(i).

“Tranche B Term Loan Commitment” means, with respect to any Lender, the commitment, if any, of such Lender to make a Tranche B Term Loan hereunder, expressed as an amount representing the maximum principal amount of the Tranche B Term Loan to be made by such Lender, subject to any increase or reduction pursuant to the terms and conditions hereof. The initial amount of each Lender’s Tranche B Term Loan Commitment, if any, is set forth on Schedule 2.1 or in the Assignment Agreement pursuant to which such Lender shall have assumed its Tranche B Term Loan Commitment. The aggregate amount of the Tranche B Term Loan Commitments as of the Closing Date is $85,000,000.

“Tranche B Term Loan Exposure” means, with respect to any Lender at any time, (a) prior to the making of Tranche B Term Loans hereunder, the Tranche B Term Loan Commitment of such Lender at such time and (b) after the making of Tranche B Term Loans hereunder, the aggregate principal amount of the Tranche B Term Loans of such Lender outstanding at such time.

“Tranche B Term Loan Maturity Date” means the date that is five years and six months after the Closing Date (or, if such date is not a Business Day, the immediately preceding Business Day).

“Transactions” means (a) the Financing Transactions, (b) the Closing Date Refinancing, (c) the Merger and the other transactions contemplated by the Merger Agreement, including the distribution of the Consumer/SMB Business and the consummation of the Fusion Global Arrangement or the dissolution of Fusion Global Services LLC, (d) the issuance of the New Subordinated Note, (e) the Closing Date Common Equity Issuance, (f) the issuance and sale of the Closing Date Preferred Stock and (g) the payment of fees and expenses in connection with the foregoing.

“Treasury Rate” means, as of any date of determination of the Yield Maintenance Amount, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to such date of determination (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such date of determination to but excluding the date that is 18 months after the Closing Date; provided, however, that if the period from such date of determination to but excluding the date that is 18 months after the Closing Date is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such date of determination to but excluding the date that is 18 months after the Closing Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Type” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Eurodollar Rate or the Base Rate.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

“Unrestricted Cash” means, on any date, Cash and Cash Equivalents (excluding, for the avoidance of doubt, security deposits held by the Borrower or any Restricted Subsidiary) owned on such date by the Borrower or any Restricted Subsidiary, as reflected on a balance sheet prepared as of such date in conformity with GAAP (but only to the extent the number reflected is a positive number), provided that (a) except in the case of any Cash or Cash Equivalents consisting of Vector Subordinated Note Collateral, such Cash and Cash Equivalents do not appear (and would not be required to appear) as “restricted” on a consolidated balance sheet of such Person prepared in conformity with GAAP, (b) such Cash and Cash Equivalents are free and clear of all Liens, other than (i) nonconsensual Liens permitted by Section 6.2 (including clause (a) of the definition of the term “Permitted Encumbrances”), (ii) Liens referred to in clause (i) of the definition of the term “Permitted Encumbrances”, (iii) Liens created under the Credit Documents and (iv) Liens securing any Permitted Section 6.1(e) Indebtedness, any Permitted Credit Agreement Refinancing Indebtedness or any Permitted Incremental Equivalent Indebtedness, and (c) except in the case of contractual restrictions in respect of any Vector Subordinated Note Collateral pursuant to the Vector Subordinated Note Cash Collateral Control Agreement or the First Lien Credit Agreement, the use of such Cash and Cash Equivalents for application to the payment of Indebtedness is not prohibited in any material respect by applicable law or any material Contractual Obligation and such Cash and Cash Equivalents are not contractually restricted in any material respect from being distributed to the Borrower; provided further that the Escrow Cash Collateral shall not constitute Unrestricted Cash.

“Unrestricted Subsidiary” means (a) any Subsidiary of the Borrower that is designated as an Unrestricted Subsidiary in the manner provided below and not subsequently redesignated as a “Restricted Subsidiary” in the manner provided below and (b) each Subsidiary of an Unrestricted Subsidiary.

The Borrower may designate any Subsidiary to be an “Unrestricted Subsidiary” by delivering to the Administrative Agent a certificate of the chief financial officer of the Borrower specifying such designation and certifying that such designated Subsidiary satisfies the requirements set forth in this definition; provided that no Subsidiary may be designated as an Unrestricted Subsidiary unless (a) immediately after giving Pro Forma Effect to such designation, no Default or Event of Default has occurred and is continuing or would result therefrom, (b) immediately after giving Pro Forma Effect to such designation, (i) the Total Net Leverage Ratio shall not be greater than the lesser of (A) 4.00:1.00 and (B) the maximum Total Net Leverage Ratio permitted under the financial covenant set forth in Section 6.7(a), in each case, determined as of the last day of the then most recently ended Test Period, and (ii) the combined “EBITDA” of all the Unrestricted Subsidiaries (calculated in accordance with the definition of the term Consolidated Adjusted EBITDA, mutatis mutandis) for the most recent period Test Period then ended shall not exceed 5% of the Consolidated Adjusted EBITDA for such Test Period, (c) such Subsidiary does not own any Equity Interests in any of the Restricted Subsidiaries, (d) neither such Subsidiary nor any of its Subsidiaries owns or holds any License that is required for the conduct of business in the ordinary course by the Borrower and the Restricted Subsidiaries or is otherwise material to the Borrower and the Restricted Subsidiaries, (e) each Subsidiary of such Subsidiary has been designated as (and, for so long as it is a Subsidiary of the Borrower, continues as) an “Unrestricted Subsidiary” in accordance with this definition, (f) the Investments in such Unrestricted Subsidiary by the Borrower and the Restricted Subsidiaries (including, after giving effect to the next sentence, those resulting from such designation) are permitted under Section 6.6, (g) such Subsidiary shall have been or will promptly be designated an “unrestricted subsidiary” (or otherwise not be subject to the covenants) under any Permitted Section 6.1(e) Indebtedness, any Permitted Credit Agreement Refinancing Indebtedness, any Permitted Incremental Equivalent Indebtedness and any Permitted Subordinated Indebtedness and (h) no Subsidiary may be designated as an Unrestricted Subsidiary if it was previously an Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary. Upon the designation of any Subsidiary as an Unrestricted Subsidiary, the Borrower and the Restricted Subsidiaries shall be deemed to have made an Investment in such Unrestricted Subsidiary in an amount equal at the time of such designation to the fair value of such Subsidiary (as determined reasonably and in good faith by the chief financial officer of the Borrower). The Borrower shall cause each Unrestricted Subsidiary to satisfy at all times the requirements set forth in clauses (c), (d) and (g) above.

The Borrower may designate any Unrestricted Subsidiary as a “Restricted Subsidiary” by delivering to the Administrative Agent a certificate of the chief financial officer of the Borrower specifying such redesignation and certifying that such redesignation satisfies the requirements set forth in this paragraph; provided that (a) immediately after giving Pro Forma Effect to such redesignation, no Default or Event of Default has occurred and is continuing or would result therefrom and (b) the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence, at the time of such redesignation, of any Indebtedness, Liens and Investments of such Subsidiary existing at such time.

“Unrestricted Subsidiary Reconciliation Statement” means, with respect to any balance sheet or statement of comprehensive income, shareholders’ equity or cash flows of the Borrower, such financial statement (in substantially the same form) prepared on the basis of consolidating the accounts of the Borrower and the Restricted Subsidiaries and treating Unrestricted Subsidiaries as if they were not consolidated with the Borrower and otherwise eliminating all accounts of Unrestricted Subsidiaries, together with an explanation of reconciliation adjustments in reasonable detail.

“US Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code and a disregarded entity (for US federal income tax purposes) owned by such Person.

“US Tax Compliance Certificate” as defined in Section 2.19(g)(ii)(B)(3).

“Vector Collateral” means any assets of any Vector Lender provided as collateral to secure obligations of the Vector Lenders under the Vector Senior Loan Facility (including any such assets in the form of “Tranche B Term Loans” made under the First Lien Credit Agreement held by any Vector Lender).

“Vector Facility Arrangements” means the Vector Senior Loan Facility and the Vector Subordinated Note.

“Vector Lender” means Vector SPV or any Affiliate thereof that holds term loans made under the First Lien Credit Agreement and is an obligor under the Vector Senior Loan Facility.

“Vector Senior Loan Facility Lender” means Goldman Sachs or any of its Affiliates.

“Vector Senior Loan Facility” means the Credit Agreement dated as of May 4, 2018, among Vector SPV, as borrower, the Vector Senior Loan Facility Lender, Goldman Sachs, as administrative agent, and U.S. Bank National Association, as collateral agent and collateral custodian, pursuant to which, and on the terms and conditions set forth therein, the Vector Senior Loan Facility Lender shall make a senior secured loan to Vector SPV, which loan shall be secured by, among other things, the “Tranche B Term Loans” made under the First Lien Credit Agreement held by Vector SPV and a cash reserve funded in part with the proceeds of the Vector Subordinated Note.

“Vector SPV” means Vector Fusion Holdings (Cayman) Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands that is a subsidiary of Vector Capital V, L.P.

“Vector Subordinated Note” means the Subordinated Note dated May 4, 2018, and in a principal amount of $25,000,000, issued by Vector SPV to the Borrower for cash consideration of $25,000,000.

“Vector Subordinated Note Cash Collateral Account” as defined in the First Lien Credit Agreement.

“Vector Subordinated Note Cash Collateral Control Agreement” as defined in the First Lien Credit Agreement.

“Vector Subordinated Note Collateral” as defined in the First Lien Credit Agreement.

“Weighted Average Yield” means, at any time, with respect to any Loan or other Indebtedness, the weighted average yield to stated maturity of such Loan or other Indebtedness based on the interest rate or rates applicable thereto and giving effect to all upfront or similar fees or original issue discount payable by the Borrower or any of its Affiliates to the Lenders or other applicable creditors advancing such Loan or other Indebtedness with respect thereto (but not any arrangement fees, structuring fees, commitment fees, underwriting fees or other fees not paid generally to all such Lenders or other applicable creditors, and excluding any ticking or amendment fees previously paid with respect to such Loans or other Indebtedness) (in each case, with upfront or similar fees or original issue discount being deemed to constitute like amounts of original issue discount, and such fees and original discount being equated to interest margins in a manner consistent with generally accepted financial practice based on an assumed life to maturity of the lesser of four years and the tenor of such Loan or other Indebtedness) and to any interest rate “floor”. For purposes of determining the Weighted Average Yield of any floating rate Indebtedness at any time, the rate of interest applicable to such Indebtedness at such time shall be assumed to be the rate applicable at all times prior to maturity; provided that appropriate adjustments shall be made for any scheduled changes in rates of interest provided for in the documents governing such Indebtedness. Determinations of the Weighted Average Yield shall be made in a manner consistent with accepted financial practice.

“wholly owned”, when used in reference to a Subsidiary of any Person, means that all the Equity Interests in such Subsidiary (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) are owned, beneficially and of record, by such Person, another wholly owned Subsidiary of such Person or any combination thereof.

“Wilmington Trust” as defined in the preamble hereto.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Yield Maintenance Amount” means, with respect to any Tranche B Term Loan that is prepaid pursuant to Section 2.12(a)(i) (for the avoidance of doubt, including on account of the requirements set forth in Section 2.25) or 2.13(c) or is subject to any amendment or other modification of this Agreement that, directly or indirectly, reduces the Weighted Average Yield of such Tranche B Term Loan (or is required to be assigned pursuant to Section 2.22 in connection with such amendment or modification), an amount equal to the present value of the sum of (a) the aggregate amount of interest that would have otherwise been payable on the principal amount of such Tranche B Term Loan so prepaid or subject to such amendment or modification (or assignment) (assuming that such Tranche B Term Loan will bear interest at a rate per annum equal to the sum of (i) the Adjusted Eurodollar Rate for an Interest Period of three months (giving effect to any floor rate) as of the date of such prepayment or amendment or modification (or assignment) plus (ii) the Applicable Rate with respect to Tranche B Term Loans that are Eurodollar Rate Loans) from the date of such prepayment or amendment or modification (or assignment) through the date that is 18 months after the Closing Date, plus (b) 4.00% of the principal amount of such Tranche B Term Loan so prepaid or subject to such amendment or modification (or assignment), discounted in accordance with accepted financial practice at a discount rate (applied on the same periodic basis as that on which interest on the Tranche B Term Loans is payable) equal to the Treasury Rate plus 50 basis points per annum. Determinations of the Yield Maintenance Amount shall be made in a manner consistent with accepted financial practice.

1.2. Accounting Terms; Pro Forma Calculations. (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature used herein shall be construed in conformity with GAAP as in effect from time to time; provided that (i) if the Borrower, by notice to the Administrative Agent, shall request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent or the Requisite Lenders, by notice to the Borrower, shall request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (ii) notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, (A) without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) (and related interpretations) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein, (B) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof, and (C) without giving effect to any change to GAAP occurring after the date hereof as a result of the adoption of any proposals set forth in the Proposed Accounting Standards Update, Leases (Topic 842), issued by the Financial Accounting Standards Board on May 16, 2013, or any other proposals issued by the Financial Accounting Standards Board in connection therewith, in each case if such change would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) was not required to be so treated under GAAP as in effect on December 31, 2015. It is understood and agreed that when any term of an accounting or financial nature refers to a determination being made on a “consolidated basis”, when such reference is made with respect to the Borrower and the Restricted Subsidiaries (or any Restricted Subsidiary and its Restricted Subsidiaries), such determination shall exclude from such consolidation the accounts of the Unrestricted Subsidiaries.

(b) All computations required to be made hereunder giving effect to any Acquisition, Disposition or other Pro Forma Event shall be calculated after giving Pro Forma Effect thereto (and, in the case of any computations made hereunder to determine whether such Acquisition, Disposition or other Pro Forma Event is permitted to be consummated hereunder, to any other such Pro Forma Event consummated since the first day of the period covered by any component of such Pro Forma computation and on or prior to the date of such computation) as if such Pro Forma Event occurred on the first day of the most recent Test Period. It is understood that, prior to the last day of the Test Period ending on June 30, 2018, for purposes of any provision hereof that requires compliance with Section 6.7(a) on a Pro Forma Basis, such compliance will be determined based on the ratio set forth in Section 6.7(a) that would be first applicable under such Section.

(c) Prior to the release of the Escrow Cash Collateral in accordance with Section 9.8(d)(ii), “Tranche B Term Loans” made under the First Lien Credit Agreement in an aggregate principal amount equal to the amount of Escrow Cash Collateral on deposit in the Escrow Cash Collateral Account at any time, but in no event in excess of the Escrow Cash Amount, shall be deemed not to be outstanding solely for purposes of determining actual compliance by the Borrower with Section 6.7(a).

1.3. Interpretation, Etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Article, Section, Schedule or Exhibit shall be to an Article or a Section of, or a Schedule or an Exhibit to, this Agreement, unless otherwise specifically provided. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including Cash, Securities, accounts and contract rights. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all Governmental Authorities. The words “not otherwise applied”, and words of similar import, when used with reference to any amount of Net Proceeds of any issuance or sale of Equity Interests that is proposed to be applied to any particular use, payment or transaction, shall be construed to mean that such amount was not previously applied, or is not simultaneously being applied, to any other use, payment or transaction other than such particular use, payment or transaction. Except as otherwise expressly provided herein and unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement and the other Credit Documents) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), and all references to any statute shall be construed as referring to all rules, regulations, rulings and official interpretations promulgated or issued thereunder, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority or any self-regulating entity, any other Governmental Authority or entity that shall have succeeded to any or all functions thereof, and (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof. Terms defined in the UCC as in effect in the State of New York on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions.

1.4. Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a “Tranche B Term Loan” or “Tranche B Term Loan Borrowing”) or by Type (e.g., a “Eurodollar Rate Loan” or “Eurodollar Rate Borrowing”) or by Class and Type (e.g., a “Eurodollar Rate Tranche B Term Loan” or “Eurodollar Rate Tranche B Term Loan Borrowing”).

1.5. Conditionality Testing Date. Solely for purposes of determining compliance with any provision of this Agreement (including compliance with the Fixed Charge Coverage Ratio, the Total Leverage Ratio, the Total Net Leverage Ratio or any other financial metric, the absence of any Default or Event of Default and the accuracy of any representation or warranty) that expressly permits such compliance to be determined or tested in accordance with the provisions of this Section 1.5 in connection with a Limited Conditionality Transaction (but, for the avoidance of doubt, not for purposes of determining whether the Borrower has actually complied with Section 6.7 itself), the date of determination of whether such provision has been satisfied shall, at the option of the Borrower and upon delivery by the Borrower on or prior to the applicable LCT Test Date of a written notice to that effect to the Administrative Agent, be the date on which the definitive agreements for such Limited Conditionality Transaction are entered into (the “LCT Test Date”), with such determination to give effect on a Pro Forma Basis to such Limited Conditionality Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness or Liens and the use of proceeds thereof) as if they had occurred at the beginning of the most recent Test Period ending prior to the LCT Test Date. For the avoidance of doubt, if the Borrower has exercised such option and any of the ratios, financial metrics or amounts for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio, financial metric or amount, including due to fluctuations in Consolidated Adjusted EBITDA, at or prior to the consummation of the Limited Conditionality Transaction, such ratio, financial metric or amount will be deemed not to have been exceeded as a result of such fluctuations solely for purposes of determining whether such provision has been satisfied in connection with such Limited Conditionality Transaction. If the Borrower has exercised such option in connection with any Limited Conditionality Transaction, then, in connection with any subsequent calculation of ratios, financial metrics or amounts (but, for the avoidance of doubt, not for purposes of determining whether the Borrower has actually complied with Section 6.7 itself) on or following the relevant LCT Test Date and prior to the earlier of (a) the date on which such Limited Conditionality Transaction is consummated and (b) the date that the definitive agreements for such Limited Conditionality Transaction are terminated or expire without consummation of such Limited Conditionality Transaction (with the Borrower agreeing to provide the Administrative Agent with prompt notice thereof), any such ratio, financial metric or basket shall be calculated on a Pro Forma Basis assuming such Limited Conditionality Transaction and the other transactions in connection therewith (including any incurrence of Indebtedness or Liens and the use of proceeds thereof) have been consummated.

1.6. Effectuation of Transactions. All references herein to the Borrower and the Subsidiaries or the Restricted Subsidiaries shall be deemed to be (unless the context otherwise requires) references to such Persons, and all the representations and warranties of the Borrower and the other Credit Parties contained in this Agreement and the other Credit Documents shall be deemed made, in each case, after giving effect to the Merger and the other Transactions to occur on the Closing Date.

SECTION 2. LOANS

2.1. Loans. (a) Commitments. (i) Subject to the terms and conditions hereof, each Lender agrees to make, on the Closing Date, a term loan to the Borrower in Dollars in a principal amount not to exceed such Lender’s Tranche B Term Loan Commitment. Amounts borrowed pursuant to this Section 2.1(a)(i) that are repaid or prepaid may not be reborrowed. Each Lender’s Tranche B Term Loan Commitment shall terminate immediately and without any further action upon the making of a Tranche B Term Loan, as applicable, by such Lender or, if earlier, at 5:00 p.m. (New York City time) on the Closing Date.

(ii) Additional Classes of Commitments may be established as provided in Section 2.23 or 2.25, and the Loans thereunder shall be made in accordance with, and subject to the terms and conditions set forth in, such Section.

(b) Borrowing Mechanics for Loans.

(i) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders of such Class proportionately to their applicable Pro Rata Shares. At the commencement of each Interest Period for any Eurodollar Rate Borrowing, such Borrowing shall be in an aggregate amount of $1,000,000 or an integral multiple of $500,000 in excess of such amount; provided that a Eurodollar Rate Borrowing that results from a continuation of an outstanding Eurodollar Rate Borrowing may be in an aggregate amount that is equal to the amount of such outstanding Borrowing.

(ii) To request a Borrowing, the Borrower shall deliver to the Administrative Agent a fully completed and executed Funding Notice (A) in the case of a Eurodollar Rate Borrowing, not later than 2:00 p.m. (New York City time) at least three Business Days in advance of the proposed Credit Date (which shall be a Business Day) and (B) in the case of a Base Rate Borrowing, not later than 11:00 a.m. (New York City time) at least one Business Day in advance of the proposed Credit Date (which shall be a Business Day) (or, in each case, with respect to any Borrowing of Incremental Loans or Refinancing Loans, not later than such other time as shall be specified therefor in the applicable Incremental Facility Agreement or Refinancing Facility Agreement). Promptly upon receipt by the Administrative Agent of a Funding Notice in accordance with this paragraph, the Administrative Agent shall notify each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing. Following delivery of a Funding Notice for a Eurodollar Rate Borrowing, any failure to make such Borrowing shall be subject to Section 2.17(c).

(iii) Each Lender shall make the principal amount of each Loan required to be made by it hereunder on any Credit Date available to the Administrative Agent not later than 1:00 p.m. (New York City time) on such Credit Date (or, with respect to any Borrowing of Incremental Loans or Refinancing Loans, not later than such other time as shall be specified therefor in the applicable Incremental Facility Agreement or Refinancing Facility Agreement) by wire transfer of same day funds in Dollars to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make each such Loan available to the Borrower by promptly remitting the amounts so received, in like funds, to the account specified by the Borrower in the applicable Funding Notice.

2.2. [Reserved].

2.3. [Reserved].

2.4. Pro Rata Shares; Obligations Several; Availability of Funds. (a) All Loans on the occasion of any Borrowing shall be made by the Lenders in proportion to their applicable Pro Rata Shares. The failure of any Lender to make any Loan shall not relieve any other Lender of its obligations hereunder; provided that the Commitments and other obligations of the Lenders hereunder are several, and no Lender shall be responsible for the failure of any other Lender to make any Loan or to satisfy any of its other obligations hereunder.

(b) Unless the Administrative Agent shall have been notified by a Lender prior to the applicable Credit Date that such Lender does not intend to make available to the Administrative Agent the amount of such Lender’s Loan requested to be made on such Credit Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Credit Date and may, in its sole discretion, but shall not be obligated to, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made the amount of its Loan available to the Administrative Agent, then such Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand, such corresponding amount, with interest thereon for each day from and including the date such amount is made available to the Borrower to but excluding the date of such payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, (A) at any time prior to the third Business Day following the date such amount is made available to the Borrower, the customary rate set by the Administrative Agent for the correction of errors among banks and (B) thereafter, the Base Rate or (ii) in the case of a payment to be made by the Borrower, the interest rate applicable hereunder to Base Rate Loans of the applicable Class. If the Borrower and such Lender shall both pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the applicable Borrowing.

2.5. Use of Proceeds. The Borrower will use the proceeds of the Tranche B Term Loans made on the Closing Date, together with the proceeds of the term loans made under the First Lien Credit Agreement on the Closing Date, the proceeds of the New Subordinated Note and the Closing Date Common Equity Issuance, (a) to consummate the Closing Date Refinancing, (b) to pay fees and expenses in connection with the Transactions and (c) to the extent any excess proceeds of the Tranche B Term Loans remain after the application of proceeds under clauses (a) and (b) above, for working capital and other general corporate purposes of the Borrower and the Restricted Subsidiaries. The Borrower will use the proceeds of any Incremental Loan for the purposes specified in the applicable Incremental Facility Agreement, and the proceeds of any Refinancing Loan solely for the repayment or prepayment of Borrowings as set forth in Section 2.25(c) and the payment of any related fees, premiums and expenses. The Borrower will use the proceeds of the “Tranche B Term Loans” made under the First Lien Credit Agreement on the Closing Date constituting Escrow Cash Collateral solely to consummate the Specified Acquisition or to make the mandatory prepayment of “Tranche B Term Loans” required under the First Lien Credit Agreement and, to the extent any excess proceeds thereof remain after such application in accordance with the provisions of the First Lien Credit Agreement, for working capital and other general corporate purposes of the Borrower and the Restricted Subsidiaries.

2.6. Evidence of Debt; Register; Notes. (a) Lenders’ Evidence of Debt. Each Lender shall maintain records evidencing the Obligations of the Borrower owing to such Lender, including the principal amount of the Loans made by such Lender and each repayment and prepayment in respect thereof. Such records maintained by any Lender shall be prima facie evidence thereof, absent manifest error; provided that the failure to maintain any such records, or any error therein, shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms hereof; provided further that in the event of any inconsistency between the records maintained by any Lender and the records maintained by the Administrative Agent, the records maintained by the Administrative Agent shall govern and control.

(b) Register. The Administrative Agent shall maintain records of the name and address of, and the Commitments of and the principal amount of and stated interest on the Loans owing to, each Lender from time to time (the “Register”). The entries in the Register shall be prima facie evidence thereof, absent manifest error; provided that the failure to maintain the Register, or any error therein, shall not in any manner affect the obligation of any Lender to make a Loan or other payment hereunder or the obligation of the Borrower to pay any amounts due hereunder, in each case in accordance with the terms of this Agreement. The Register shall be available for inspection by the Borrower or any Lender (but, in the case of a Lender, only with respect to (i) any entry relating to such Lender’s Commitments or Loans and (ii) the identity of the other Lenders (but not information as to such other Lenders’ Commitments or Loans)) at any reasonable time and from time to time upon reasonable prior notice. The Borrower hereby designates the Person serving as the Administrative Agent to serve as the Borrower’s non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.6(b) and agrees that, in consideration of such Person serving in such capacity, such Person and its Related Parties shall constitute “Indemnitees”.

(c) Notes. Upon the request of any Lender by written notice to the Borrower (with a copy to the Administrative Agent), the Borrower shall promptly prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) to evidence such Lender’s Loans of any Class, which shall be substantially in the form attached hereto as Exhibit M.

2.7. Interest on Loans. (a) Subject to Section 2.9, each Loan of any Class shall bear interest on the outstanding principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i) if a Base Rate Loan, at the Base Rate plus the Applicable Rate with respect to Loans of such Class; or

(ii) if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Rate with respect to Loans of such Class.

The applicable Base Rate or Adjusted Eurodollar Rate shall be determined by the Administrative Agent, and such determination shall be conclusive and binding on the parties hereto, absent manifest error.

(b) The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any Eurodollar Rate Borrowing, shall be selected by the Borrower pursuant to the applicable Funding Notice or Conversion/Continuation Notice delivered in accordance herewith; provided that there shall be no more than 10 (or such greater number as may be agreed to by the Administrative Agent) Eurodollar Rate Borrowings outstanding at any time. In the event the Borrower fails to specify in any Funding Notice the Type of the requested Borrowing, then the requested Borrowing shall be made as a Base Rate Borrowing. In the event the Borrower fails to deliver in accordance with Section 2.8 a Conversion/Continuation Notice with respect to any Eurodollar Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Base Rate Borrowing. In the event the Borrower requests the making of, or the conversion to or continuation of, any Eurodollar Rate Borrowing but fails to specify in the applicable Funding Notice or Conversion/Continuation Notice the Interest Period to be applicable thereto, the Borrower shall be deemed to have specified an Interest Period of one month. No Borrowing of any Class may be converted into a Borrowing of another Class.

(c) Interest payable pursuant to Section 2.7(a) shall be computed (i) in the case of Base Rate Loans, on the basis of a 360-day year (or, in the case of Base Rate Loans determined by reference to the Prime Rate, a 365-day or 366-day year, as applicable), and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which such interest accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall accrue on such Loan.

(d) Except as otherwise set forth herein, accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date applicable to such Loan, (ii) upon any voluntary or mandatory repayment or prepayment of such Loan, to the extent accrued on the amount being repaid or prepaid, (iii) on the Maturity Date applicable to such Loan and (iv) in the event of any conversion of a Eurodollar Rate Loan prior to the end of the Interest Period then applicable thereto, on the effective date of such conversion.

2.8. Conversion/Continuation. (a) Subject to Section 2.17, the Borrower shall have the option:

(i) to convert at any time all or any part of any Borrowing from one Type to the other Type; and

(ii) to continue, at the end of the Interest Period applicable to any Eurodollar Rate Borrowing, all or any part of such Borrowing as a Eurodollar Rate Borrowing and to elect an Interest Period therefor;

provided, in each case, that at the commencement of each Interest Period for any Eurodollar Rate Borrowing, such Borrowing shall be in an amount that complies with Section 2.1(b).

In the event any Borrowing shall have been converted or continued in accordance with this Section 2.8 in part, such conversion or continuation shall be allocated ratably, in accordance with their applicable Pro Rata Shares, among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each part of such Borrowing resulting from such conversion or continuation shall be considered a separate Borrowing.

(b) To exercise its option pursuant to this Section 2.8, the Borrower shall deliver a fully completed and executed Conversion/Continuation Notice to the Administrative Agent (i) not later than 11:00 a.m. (New York City time) one Business Day in advance of the proposed Conversion/Continuation Date, in the case of a conversion to a Base Rate Borrowing, and (ii) not later than 2:00 p.m. (New York City time) at least three Business Days in advance of the proposed Conversion/Continuation Date, in the case of a conversion to, or a continuation of, a Eurodollar Rate Borrowing. In lieu of delivering a Conversion/Continuation Notice, the Borrower may give the Administrative Agent, not later than the applicable time set forth above, telephonic notice of any proposed conversion or continuation; provided that such telephonic notice shall be promptly confirmed in writing by delivery to the Administrative Agent of a fully completed and executed Conversion/Continuation Notice. Except as otherwise provided herein, a Conversion/Continuation Notice for a conversion to, or a continuation of, any Eurodollar Rate Borrowing shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to effect a conversion or continuation in accordance therewith; any failure to effect such conversion or continuation in accordance therewith shall be subject to Section 2.17(c).

(c) Notwithstanding anything to the contrary herein, if an Event of Default under Section 8.1(a), 8.1(f) or 8.1(g) or, at the request of the Requisite Lenders (or a Majority in Interest of Lenders of any Class), any other Event of Default shall have occurred and be continuing, then no outstanding Borrowing (of the applicable Class, in the case of such a request by a Majority in Interest of Lenders of any Class) may be converted to or continued as a Eurodollar Rate Borrowing.

2.9. Default Interest. Notwithstanding anything to the contrary herein, upon the occurrence and during the continuance of any Event of Default under Section 8.1(a), 8.1(f) or 8.1(g), any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder shall bear interest (in the case of an Event of Default under Section 8.1(a), only on overdue amounts), payable on demand, after as well as before judgment, at a rate per annum equal to (a) in the case of the principal of any Loan, 2.00% per annum in excess of the interest rate otherwise applicable hereunder to such Loan or (b) in the case of any other amount, a rate (computed on the basis of a year of 360 days for the actual number of days elapsed) that is 2.00% per annum in excess of the highest interest rate otherwise payable hereunder for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.9 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

2.10. Fees. (a) The Borrower agrees to pay on the Closing Date to Goldman Sachs, as an Arranger, for the account of each Lender, closing fees in an amount separately agreed among the Borrower and the Arrangers.

(b) The Borrower agrees to pay to the Administrative Agent, the Collateral Agent and the Arrangers, as applicable, such other fees in the amounts and at the times separately agreed upon (including pursuant to the Administrative Agent Fee Letter) in respect of the credit facilities provided herein.

(c) Fees paid hereunder shall not be refundable or creditable under any circumstances.

2.11. Scheduled Installments; Repayment on Maturity Date. (a) To the extent not previously paid, all Tranche B Term Loans shall be due and payable on the Tranche B Term Loan Maturity Date.

(b) Subject to Section 2.11(c), the Borrower shall repay Loans of any Class established under Section 2.23, 2.24 or 2.25 in such amounts and on such date or dates as shall be specified therefor in the applicable Incremental Facility Agreement, Extension/Modification Agreement or Refinancing Facility Agreement. To the extent not previously paid, all Loans of any such Class shall be due and payable on the Maturity Date applicable to the Loans of such Class.

(c) The Installments of any Class of Loans established under Section 2.23, 2.24 or 2.25 shall be reduced in connection with any voluntary or mandatory prepayments of, or any repurchases by the Borrower of, the Loans of such Class in accordance with Section 2.14.

(d) Prior to any repayment of any Borrowings of any Class under this Section 2.11, the Borrower shall select the Borrowing or Borrowings of the applicable Class to be repaid and shall notify the Administrative Agent of such selection at least one Business Day in advance of such repayment. Each such notice may be given by telephone or in writing (and, if given by telephone, shall promptly be confirmed in writing). Each repayment of a Borrowing shall be allocated among the Lenders holding Loans comprising such Borrowing in accordance with their applicable Pro Rata Shares.

2.12. Voluntary Prepayments; Call Protection.

(a) Voluntary Prepayments. (i) At any time and from time to time, the Borrower may, without premium or penalty (except as applicable under Section 2.12(b)) but subject to compliance with the conditions set forth in this Section 2.12(a) and with Section 2.17(c), prepay any Borrowing in whole or in part; provided that each such partial voluntary prepayment of any Borrowing shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess of such amount.

(ii) To make a voluntary prepayment pursuant to Section 2.12(a)(i), the Borrower shall notify the Administrative Agent not later than 11:00 a.m. (New York City time) (A) at least one Business Day prior to the date of prepayment, in the case of prepayment of Base Rate Borrowings, or (B) at least three Business Days prior to the date of prepayment, in the case of prepayment of Eurodollar Rate Borrowings. Each such notice shall specify the prepayment date (which shall be a Business Day) and the principal amount of each Borrowing or portion thereof to be prepaid, and may be given by telephone or in writing (and, if given by telephone, shall promptly be confirmed in writing). Each such notice shall be irrevocable, and the principal amount of each Borrowing specified therein shall become due and payable on the prepayment date specified therein; provided that a notice of prepayment of any Borrowing pursuant to Section 2.12(a)(i) may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be rescinded by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the applicable Class of the details thereof. Each voluntary prepayment of a Borrowing shall be allocated among the Lenders holding Loans comprising such Borrowing in accordance with their applicable Pro Rata Shares.

(iii) Notwithstanding any other provision of this Section 2.12 to the contrary, in connection with a refinancing in full of the credit facilities established hereunder, any Lender may, with the consent of the Borrower, elect, by written agreement executed by the Borrower, such Lender and the Administrative Agent, to accept Rollover Indebtedness in lieu of all or any part of such Lender’s applicable Pro Rata Share of any prepayment of any Borrowing made pursuant to Section 2.12(a)(i).

(b) Tranche B Term Loan Call Protection. In the event that on or prior to the date that is 36 months after the Closing Date, all or any portion of the Tranche B Term Borrowings (i) are prepaid pursuant to Section 2.12(a)(i) (for the avoidance of doubt, including on account of the requirements set forth in Section 2.25) or 2.13(c) or (ii) are subject to any amendment or other modification of this Agreement that, directly or indirectly, reduces the Weighted Average Yield of any Tranche B Term Loans, then each Lender whose Tranche B Term Loans are so prepaid or subject to such amendment or modification, or which is required to assign any of its Tranche B Term Loans pursuant to Section 2.22 in connection with such amendment or modification, shall be paid a fee equal to (A) if such prepayment or amendment or modification (or such assignment) occurs on or prior to the date that is 18 months after the Closing Date, the Yield Maintenance Amount with respect to the principal amount so prepaid or subject to such amendment or modification (or such assignment), (B) if such prepayment or amendment or modification (or such assignment) occurs after the date that is 18 months after the Closing Date and on or prior to the date that is 24 months after the Closing Date, 4.00% of the aggregate principal amount of such Lender’s Tranche B Term Loans so prepaid or subject to such amendment or modification (or such assignment), and (C) if such prepayment or amendment or modification (or such assignment) occurs after the date that is 24 months after the Closing Date but on or prior to the date that is 36 months after the Closing Date, 2.00% of the aggregate principal amount of such Lender’s Tranche B Term Loans so prepaid or subject to such amendment or modification (or such assignment); provided that no such fee shall be due and payable if such prepayment or amendment or modification (or such assignment) occurs after the date that is 36 months after the Closing Date.

2.13. Mandatory Prepayments/Commitment Reductions. (a) Asset Sales. Subject to Section 2.13(i), not later than the fifth Business Day following the date of receipt by the Borrower or any Restricted Subsidiary of any Net Proceeds in respect of any Asset Sale, the Borrower shall prepay the Borrowings in an aggregate amount equal to 100% of such Net Proceeds; provided that the Borrower may, at least one Business Day prior to the date of the required prepayment, deliver to the Administrative Agent a certificate of an Authorized Officer of the Borrower to the effect that the Borrower intends to cause such Net Proceeds (or a portion thereof specified in such certificate) to be reinvested in non-current assets useful in the business of the Borrower and its Restricted Subsidiaries or in Permitted Acquisitions or other Acquisitions, in each case, within 365 days after the receipt of such Net Proceeds, and certifying that, as of the date thereof, no Event of Default has occurred and is continuing, in which case during such period the Borrower shall not be required to make such prepayment to the extent of the amount set forth in such certificate; provided further that any such Net Proceeds that are not so reinvested by the end of such period (or within a period of 270 days thereafter if by the end of such initial 365-day period the Borrower or any of its Restricted Subsidiaries shall have entered into a binding agreement with a third party to so reinvest such Net Proceeds) shall be applied to prepay the Borrowings promptly upon the expiration of such period. Notwithstanding the foregoing, the Borrower may use a portion of any Net Proceeds in respect of any Asset Sale that would otherwise be required pursuant to this Section 2.13(a) to be applied to prepay the Borrowings to prepay, repurchase or redeem any Permitted Section 6.1(e) Indebtedness, any Permitted Credit Agreement Refinancing Indebtedness or any Permitted Incremental Equivalent Indebtedness that, in each case, constitutes Permitted Pari Passu Secured Indebtedness but only to the extent such Permitted Pari Passu Secured Indebtedness pursuant to the terms thereof is required to be (or is required to be offered to the holders thereof to be) prepaid, repurchased or redeemed as a result of such Asset Sale (with the amount of the prepayment of the Borrowings that would otherwise have been required pursuant to this Section 2.13(a) being reduced accordingly), provided that (i) such portion shall not exceed the product of (A) the amount of such Net Proceeds multiplied by (B) a fraction of which the numerator is the outstanding aggregate principal amount of such Permitted Pari Passu Secured Indebtedness and the denominator is the sum of the aggregate principal amount of such Permitted Pari Passu Secured Indebtedness and all Borrowings, in each case at the time of occurrence of such Asset Sale, and (ii) in the event the holders of such Permitted Pari Passu Secured Indebtedness shall have declined such prepayment, repurchase or redemption, the declined amount shall promptly (and in any event within 10 Business Days after the date of rejection) be applied to prepay the Borrowings.

(b) Insurance/Condemnation Events. Subject to Section 2.13(i), not later than the fifth Business Day following the date of receipt by the Borrower or any Restricted Subsidiary, or by the Collateral Agent as loss payee, of any Net Proceeds in respect of any Insurance/Condemnation Event, the Borrower shall prepay the Borrowings in an aggregate amount equal to 100% of such Net Proceeds; provided that the Borrower may, at least one Business Day prior to the date of the required prepayment, deliver to the Administrative Agent a certificate of an Authorized Officer of the Borrower to the effect that the Borrower intends to cause such Net Proceeds (or a portion thereof specified in such certificate) to be reinvested in replacement assets (including through the repair, restoration or replacement of the damaged, destroyed or condemned assets) or other non-current assets useful in the business of the Borrower and its Restricted Subsidiaries or in Permitted Acquisitions or other Acquisitions, in each case, within 365 days after the receipt of such Net Proceeds, and certifying that, as of the date thereof, no Event of Default has occurred and is continuing, in which case during such period the Borrower shall not be required to make such prepayment to the extent of the amount set forth in such certificate; provided further that any such Net Proceeds that are not so reinvested by the end of such period (or within a period of 270 days thereafter if by the end of such initial 365-day period the Borrower or any of its Restricted Subsidiaries shall have entered into a binding agreement with a third party to so reinvest such Net Proceeds) shall be applied to prepay the Borrowings promptly upon the expiration of such period. Notwithstanding the foregoing, the Borrower may use a portion of any Net Proceeds in respect of any Insurance/Condemnation Event that would otherwise be required pursuant to this Section 2.13(b) to be applied to prepay the Borrowings to prepay, repurchase or redeem any Permitted Section 6.1(e) Indebtedness, any Permitted Credit Agreement Refinancing Indebtedness or any Permitted Incremental Equivalent Indebtedness that, in each case, constitutes Permitted Pari Passu Secured Indebtedness but only to the extent such Permitted Pari Passu Secured Indebtedness pursuant to the terms thereof is required to be (or is required to be offered to the holders thereof to be) prepaid, repurchased or redeemed as a result of such Insurance/Condemnation Event (with the amount of the prepayment of the Borrowings that would otherwise have been required pursuant to this Section 2.13(b) being reduced accordingly), provided that (i) such portion shall not exceed the product of (A) the amount of such Net Proceeds multiplied by (B) a fraction of which the numerator is the outstanding aggregate principal amount of such Permitted Pari Passu Secured Indebtedness and the denominator is the sum of the aggregate principal amount of such Permitted Pari Passu Secured Indebtedness and all Borrowings, in each case at the time of occurrence of such Insurance/Condemnation Event, and (ii) in the event the holders of such Permitted Pari Passu Secured Indebtedness shall have declined such prepayment, repurchase or redemption, the declined amount shall promptly (and in any event within 10 Business Days after the date of rejection) be applied to prepay the Borrowings.

(c) Issuance of Debt. On the date of receipt by the Borrower or any Restricted Subsidiary of any Net Proceeds from the incurrence of any Indebtedness (other than any Indebtedness permitted to be incurred pursuant to Section 6.1), the Borrower shall prepay the Borrowings in an aggregate amount equal to 100% of such Net Proceeds.

(d) [Reserved].

(e) Consolidated Excess Cash Flow. Subject to Section 2.13(i), in the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with the Fiscal Year ending December 31, 2019), the Borrower shall, not later than the earlier of (x) 95 days after the end of such Fiscal Year and (y) five Business Days after the delivery of the financial statements with respect to such Fiscal Year pursuant to Section 5.1(a), prepay the Borrowings of each Class in an aggregate principal amount equal to (i) the product of (A) the Applicable ECF Percentage for such Fiscal Year multiplied by (B) the Consolidated Excess Cash Flow for such Fiscal Year multiplied by (C) the percentage of the aggregate principal amount of the Borrowings of all Classes outstanding as of the end of such Fiscal Year represented by the Borrowings of such Class (but, in each case, disregarding for purposes of determining such percentage any prepayments or repurchases referred to in clause (ii) below) minus (ii) the sum of the aggregate principal amount of the Borrowings of such Class voluntarily prepaid by the Borrower pursuant to Section 2.12 or, to the extent of Cash spent, repurchased by the Borrower pursuant to Section 10.6(i)(i), minus (iii) the product of (A) the percentage of the aggregate principal amount of the Borrowings of all Classes outstanding as of the end of such Fiscal Year represented by the Borrowings of such Class (but, in each case, disregarding for purposes of determining such percentage any prepayments or repurchases referred to in clause (ii) above) multiplied by (B) the sum of (x) the aggregate principal amount of any optional prepayments, repurchases or redemptions of any Permitted Section 6.1(e) Indebtedness, any Permitted Credit Agreement Refinancing Indebtedness or any Permitted Incremental Equivalent Indebtedness, that, in each case, constitutes Permitted Pari Passu Secured Indebtedness or Permitted Senior Lien Secured Indebtedness (and, in each case, does not constitute revolving loans), plus (y) the aggregate principal amount of any optional prepayments of any revolving loans under the First Lien Credit Agreement but solely to the extent the revolving commitments in respect thereof are permanently reduced in connection therewith (and solely to the extent of the amount of such permanent reduction and excluding any reduction in connection with a refinancing thereof), in each case under clauses (ii) and (iii) above, (I) to the extent such prepayments, repurchases or redemptions have not been financed with the proceeds of incurrences of Long-Term Indebtedness and (II) if such prepayments, repurchases or redemptions occurred (1) during such Fiscal Year (to the extent not applied to reduce any mandatory prepayment required under this Section 2.13(e) in respect of any prior Fiscal Year pursuant to clause (2) below) or (2) at the option of the Borrower, after the end of such Fiscal Year and prior to the time that the mandatory prepayment required under this Section 2.13(e) in respect of such Fiscal Year is due as provided above; provided that no prepayment shall be required under this Section 2.13(e) unless the amount thereof would equal or exceed $1,000,000.

(f) [Reserved].

(g) Notice and Certificate. At least one Business Day prior to any mandatory prepayment or reduction pursuant to this Section 2.13, the Borrower (i) shall notify the Administrative Agent in writing of such prepayment or reduction and (ii) shall deliver to the Administrative Agent a certificate of an Authorized Officer of the Borrower setting forth the calculation of the amount of the applicable prepayment or reduction. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid (with such specification to be in accordance with Section 2.14(b)), or the effective date and the amount of any such reduction, as applicable, and may be given by telephone or in writing (and, if given by telephone, shall promptly be confirmed in writing). Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the applicable Class of the details thereof. Each mandatory prepayment of any Borrowing shall be allocated among the Lenders holding Loans comprising such Borrowing in accordance with their applicable Pro Rata Shares and shall be subject to compliance with Section 2.17(c).

(h) Foreign Restrictions and Taxes. Notwithstanding any other provisions of this Section 2.13 to the contrary, if the Borrower determines in good faith that (i) any Net Proceeds in respect of any Asset Sale by, or any Insurance/Condemnation Event affecting the assets of, a Restricted Subsidiary that is a CFC or a CFC Holding Company, or any portion of Consolidated Excess Cash Flow attributable to a Restricted Subsidiary that is a CFC or a CFC Holding Company, are prohibited, restricted or delayed by applicable foreign law (including currency controls) from being repatriated to the United States (and that, in view of the available liquidity and working capital requirements of the Borrower and the Restricted Subsidiaries that are not CFCs or CFC Holding Companies (as determined by the Borrower in good faith, with such determination being permitted to disregard availability under the revolving commitments under any Permitted Section 6.1(e) Indebtedness (it being understood that the Borrower shall not be required to borrow under any such revolving commitments to make any such mandatory prepayment required under Section 2.13(a), 2.13(b) or 2.13(e))), such repatriation is reasonably required in order to provide the Borrower with the funds with which to make such prepayment as would otherwise be required hereunder), then the amount thereof so affected will not be required to be applied to prepay Borrowings as otherwise required under Section 2.13(a), 2.13(b) or 2.13(e), as applicable, provided that (A) the Borrower shall, and shall cause such CFC or CFC Holding Company to, use commercially reasonable efforts to take actions reasonably required by the applicable foreign law to permit such repatriation and (B) the Borrower shall, subject to Section 2.13(i), prepay Borrowings in accordance with such applicable Section in a principal amount equal to such affected amount (or a portion thereof) at such time as (x) the repatriation of such amount (or such portion thereof) becomes permitted under applicable foreign law or (y) the Borrower determines in good faith that, in view of the available liquidity and working capital requirements of the Borrower and the Restricted Subsidiaries that are not CFCs or CFC Holding Companies (taking into account the foregoing considerations), funds are available in the United States to make such prepayment (or such portion thereof), provided further that any such prepayment shall no longer be required to be made with respect to any such amounts that, after the use of such commercially reasonable efforts, have not been repatriated prior to the date that is one year after the date the original prepayment was required to be made under Section 2.13(a), 2.13(b) or 2.13(e), as applicable, or (ii) that repatriation of any Net Proceeds in respect of any Asset Sale by, or any Insurance/Condemnation Event affecting the assets of, a Restricted Subsidiary that is a CFC or a CFC Holding Company, or any portion of Consolidated Excess Cash Flow attributable to a Restricted Subsidiary that is a CFC or a CFC Holding Company, would have a material adverse tax consequence (taking into account any withholding tax, any Subpart F inclusion and any foreign tax credit or benefit actually realized in connection with such repatriation) to the Borrower and the Restricted Subsidiaries (and that, in view of the available liquidity and working capital requirements of the Borrower and the Restricted Subsidiaries that are not CFCs or CFC Holding Companies (as determined by the Borrower in good faith, with such determination being permitted to disregard availability under the revolving commitments under any Permitted Section 6.1(e) Indebtedness (it being understood that the Borrower shall not be required to borrow under any such revolving commitments to make any such mandatory prepayment required under Section 2.13(a), 2.13(b) or 2.13(e))), such repatriation is reasonably required in order to provide the Borrower with the funds with which to make such prepayment as would otherwise be required hereunder), then the amount thereof so affected will not be required to be applied to prepay Borrowings as otherwise required under Section 2.13(a), 2.13(b) or 2.13(e), as applicable, provided that the Borrower shall, subject to Section 2.13(i) prepay Borrowings in accordance with such applicable Section in a principal amount equal to such affected amount (or a portion thereof) at such time as (A) the repatriation of such amount (or such portion thereof) would no longer result in a material adverse tax consequence or (B) the Borrower determines in good faith that, in view of the available liquidity and working capital requirements of the Borrower and the Restricted Subsidiaries that are not CFCs or CFC Holding Companies (taking into account the foregoing considerations), funds are available in the United States to make such prepayment (or such portion thereof), provided further that any such prepayment shall no longer be required to be made after the date that is one year after the date the original prepayment was required to be made under Section 2.13(a), 2.13(b) or 2.13(e), as applicable.

(i) Notwithstanding anything in this Section 2.13 to the contrary, until the Senior Lien Obligations Discharge Date, no mandatory prepayment of Loans pursuant to this Section 2.13 (other than pursuant to Section 2.13(c)) shall be required to be made, except, to the extent permitted under the First Lien Credit Agreement, the Intercreditor Agreement, any other Senior Lien Intercreditor Agreement then in effect and any other Permitted Senior Lien Secured Indebtedness then outstanding, with respect to the portion (if any) of the Net Proceeds of the applicable Asset Sale or Insurance/Condemnation Event or the portion (if any) of the Consolidated Excess Cash Flow for the applicable Fiscal Year, in each case, available after the required prepayment of Indebtedness under the First Lien Credit Agreement or prepayment, repurchase or redemption of other Permitted Senior Lien Secured Indebtedness, in each case, as a result of any portion thereof having been declined by the term lenders under the First Lien Credit Agreement in accordance with Section 2.14(c) thereof (and by the holders of such other Permitted Senior Lien Secured Indebtedness pursuant to any comparable provision thereof).

2.14. Application of Prepayments; Waivable Mandatory Prepayments.

(a) Application of Voluntary Prepayments and Repurchases. Any voluntary prepayment of Borrowings of any Class pursuant to Section 2.12(a) shall, in the case of Loans of any Class subject to scheduled amortization of principal, be applied to reduce any subsequent Installments to be paid pursuant to Section 2.11 with respect to Borrowings of such Class in the manner specified by the Borrower in the notice of prepayment relating thereto (or, if no such manner is specified in such notice, in direct order of maturity); provided that any prepayment of Borrowings of any such Class as contemplated by Section 2.25(b) shall be applied to reduce any subsequent Installments to be paid pursuant to Section 2.11 with respect to Borrowings of such Class in the manner specified in Section 2.25(c). Any repurchase of Loans of any Class as contemplated by Section 10.6(i) shall, in the case of Loans of any Class subject to scheduled amortization of principal, be applied to reduce any subsequent Installments to be paid pursuant to Section 2.11 with respect to Borrowings of such Class in the manner specified in Section 10.6(i).

(b) Application of Mandatory Prepayments. Any mandatory prepayment of Borrowings pursuant to Section 2.13 shall (i) be allocated among the Classes of Borrowings on a pro rata basis (in accordance with the aggregate principal amount of outstanding Borrowings of each such Class), provided that (A) any prepayment of Borrowings pursuant to Section 2.13(e) shall be allocated to each Class of Borrowings as set forth therein and (B) the amounts so allocable to Incremental Loans, Extended/Modified Loans or Refinancing Loans of any Class may be applied to other Borrowings as provided in the applicable Incremental Facility Agreement, Extension/Modification Agreement or Refinancing Facility Agreement and (ii) in the case of Loans of any Class subject to scheduled amortization of principal, be applied to reduce any subsequent Installments to be made pursuant to Section 2.11 with respect to Borrowings of such Class as provided in the applicable Incremental Facility Agreement, Extension/Modification Agreement or Refinancing Facility Agreement.

(c) Waivable Mandatory Prepayments. Notwithstanding anything herein to the contrary, any Lender may elect, by notice to the Administrative Agent (which may be given by telephone or in writing (and, if given by telephone, shall promptly be confirmed in writing)) at least one Business Day (or such shorter period as may be established by the Administrative Agent) prior to the required prepayment date, to decline all or any portion of any mandatory prepayment of its Loans pursuant to Section 2.13 (other than Section 2.13(c)), in which case the aggregate amount of the prepayment that would have been applied to prepay Loans but was so declined shall be, first, applied by the Borrower on the required prepayment date to prepay or offer to redeem any Permitted Section 6.1(e) Indebtedness, any Permitted Credit Agreement Refinancing Indebtedness or any Permitted Incremental Equivalent Indebtedness to the extent required thereby and, second, to the extent of the remainder thereof that is not so applied to prepay or redeem such Indebtedness, shall be retained by the Borrower.

2.15. General Provisions Regarding Payments. (a) All payments by the Borrower or any other Credit Party of principal, interest, fees and other amounts required to be made hereunder or under any other Credit Document shall be made by wire transfer of same day funds in Dollars, without defense, recoupment, set-off or counterclaim, free of any restriction or condition, to the account of the Administrative Agent in the United States of America most recently designated by it for such purpose and received by the Administrative Agent not later than 2:00 p.m. (New York City time) on the date due for the account of the Persons entitled thereto; provided that payments made pursuant to Sections 2.17(c), 2.18, 2.19, 10.2 and 10.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any payment received by it hereunder for the account of any other Person to the appropriate recipient promptly following receipt thereof.

(b) All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

(c) If any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its applicable Pro Rata Share of any Eurodollar Rate Borrowing, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(d) Subject to the proviso set forth in the definition of “Interest Period”, whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of the payment of interest hereunder.

(e) Any payment hereunder by or on behalf of the Borrower to the Administrative Agent that is not received by the Administrative Agent in same day funds prior to 2:00 p.m. (New York City time) on the date due shall, unless the Administrative Agent shall determine otherwise, be deemed to have been received, for purposes of computing interest and fees hereunder (including for purposes of determining the applicability of Section 2.9), on the Business Day immediately following the date of receipt (or, if later, the Business Day immediately following the date the funds received become available funds).

(f) If an Event of Default shall have occurred and the maturity of the Loans shall have been accelerated pursuant to Section 8.1, all payments or proceeds received by the Administrative Agent or the Collateral Agent in respect of any of the Obligations, or from any sale of, collection from or other realization upon all or any part of the Collateral, shall, subject to the requirements of any applicable Permitted Intercreditor Agreement, be applied in accordance with the application arrangements set forth in Section 5.02 of the Pledge and Security Agreement.

(g) Unless the Administrative Agent shall have been notified by the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in its sole discretion, but shall not be obligated to, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to pay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent (i) at any time prior to the third Business Day following the date such amount is distributed to it, the customary rate set by the Administrative Agent for the correction of errors among banks and (ii) thereafter, the Base Rate.

2.16. Ratable Sharing. The Lenders hereby agree among themselves that if any Lender shall, whether through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a portion of the aggregate amount of any principal, interest and fees owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) resulting in such Lender receiving payment of a greater proportion of the Aggregate Amounts Due to such Lender than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify the Administrative Agent and each other Lender in writing of the receipt of such payment and (b) apply a portion of such payment to purchase (for cash at face value) participations in the Aggregate Amounts Due to the other Lenders so that all such payments of Aggregate Amounts Due shall be shared by all the Lenders ratably in accordance with the Aggregate Amounts Due to them; provided that, if all or part of such proportionately greater payment received by any purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of any Credit Party or otherwise, such purchase shall be rescinded and the purchase price paid for such participation shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Each Credit Party expressly consents to the foregoing arrangements and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set-off or counterclaim with respect to any and all monies owing by such Credit Party to such holder with respect thereto as fully as if such holder were owed the amount of the participation held by such holder. The provisions of this Section 2.16 shall not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement, including any payment made by the Borrower pursuant to Section 2.22 or any Extension/Modification Agreement, Incremental Facility Agreement or Refinancing Facility Agreement, (ii) any acceptance by any Lender of any Rollover Indebtedness in accordance with Section 2.12(a)(iii) or (iii) any payment obtained by any Lender as consideration for the assignment of or sale of a participation in Loans or other Obligations owing to it pursuant to and in accordance with the express terms of this Agreement.

2.17. Making or Maintaining Eurodollar Rate Loans.(a) Inability to Determine Applicable Interest Rate.

(i) If prior to the commencement of any Interest Period for a Eurodollar Rate Borrowing of any Class:

(A) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Eurodollar Rate for such Interest Period; or

(B) the Administrative Agent is notified in writing by a Majority in Interest of the Lenders of such Class that the Adjusted Eurodollar Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Eurodollar Rate Borrowing for such Interest Period;

then the Administrative Agent shall give notice (which may be telephonic) thereof to the Borrower and the Lenders as promptly as practicable, whereupon, (x) no Loans of such Class may be made as, or converted to, Eurodollar Rate Loans until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, and (y) any Funding Notice or Conversion/Continuation Notice given by the Borrower with respect to the Loans in respect of which such determination was made shall be deemed rescinded by the Borrower. The Administrative Agent shall promptly notify the Borrower and the Lenders when such circumstances no longer exist.

(ii) If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (x) the circumstances set forth in Section 2.17(a)(i)(A) have arisen (including because the rate described in clause (a) of the definition of “Adjusted Eurodollar Rate” is not available or published on a current basis) and such circumstances are unlikely to be temporary or (y) the circumstances set forth in Section 2.17(a)(i)(A) have not arisen but the supervisor for the administrator of the rate described in clause (a) of the definition of “Adjusted Eurodollar Rate” or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the rate described in clause (a) of the definition of “Adjusted Eurodollar Rate” no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the Adjusted Eurodollar Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans denominated in Dollars in the United States at such time, and the Administrative Agent and the Borrower shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Rate); provided that if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement. Such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date a copy of such amendment is provided to the Lenders, a written notice from the Requisite Lenders stating that the Requisite Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this paragraph (but, in the case of the circumstances described in clause (y) above, only to the extent the rate described in clause (a) of the definition of “Adjusted Eurodollar Rate” for such Interest Period is not available or published at such time on a current basis), (1) no Loans of any Class may be made as, or converted to, Eurodollar Rate Loans and (2) any Funding Notice or Conversion/Continuation Notice given by the Borrower requesting the making of, or conversion to or continuation of, any Eurodollar Rate Borrowing shall be deemed rescinded by the Borrower.

(b) Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date (i) any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining, converting to or continuation of its Eurodollar Rate Loans has after the Closing Date become unlawful as a result of compliance by such Lender in good faith with any law (or would conflict with any treaty, rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) the Requisite Lenders shall have determined (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining, converting to or continuation of their Eurodollar Rate Loans has become impracticable as a result of contingencies occurring after the Closing Date that materially and adversely affect the London interbank market or the position of the Lenders in that market, then, if such Lender or Lenders shall have provided notice thereof to the Administrative Agent and the Borrower, such Lender or each of such Lenders, as the case may be, shall be an “Affected Lender”. If the Administrative Agent and the Borrower receive a notice from (A) any Lender pursuant to clause (i) of the preceding sentence or (B) a notice from Lenders constituting Requisite Lenders pursuant to clause (ii) of the preceding sentence, then (1) the obligation of the Lenders (or, in the case of any notice pursuant to clause (i) of the preceding sentence, of the applicable Lender) to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by each applicable Affected Lender, (2) to the extent such determination by any Affected Lender relates to a Eurodollar Rate Loan then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Lenders (or in the case of any notice pursuant to clause (i) of the preceding sentence, the applicable Lender) shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Lenders’ (or in the case of any notice pursuant to clause (i) of the preceding sentence, the applicable Lender’s) obligations to maintain Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent any such determination by an Affected Lender relates to a Eurodollar Rate Loan then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Borrower shall have the option, subject to Section 2.17(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving written notice (or telephonic notice promptly confirmed by written notice) thereof to the Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to each other Lender). Each Affected Lender shall promptly notify the Administrative Agent and the Borrower when the circumstances that led to its notice pursuant to this Section 2.17(b) no longer exist.

(c) Compensation for Breakage or Non-Commencement of Interest Periods. In the event that (i) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in any Funding Notice (or any telephonic request for a borrowing) given by the Borrower (other than as a result of a failure by such Lender to make such Loan in accordance with its obligations hereunder), whether or not such notice may be rescinded in accordance with the terms hereof, (ii) a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in any Conversion/Continuation Notice (or a telephonic request given for any conversion or continuation) given by the Borrower, whether or not such notice may be rescinded in accordance with the terms hereof, (iii) any payment of any principal of any Eurodollar Rate Loan occurs on a day other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (iv) the conversion of any Eurodollar Rate Loan occurs on a day other than on the last day of an Interest Period applicable thereto, (v) any Eurodollar Rate Loan is assigned other than on the last day of an Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.22 or (vi) a prepayment of any Eurodollar Rate Loan does not occur on a date specified therefor in any notice of prepayment given by the Borrower, whether or not such notice may be rescinded in accordance with the terms hereof, the Borrower shall compensate each Lender for all losses, costs, expenses and liabilities that such Lender may sustain, including any loss incurred from obtaining, liquidating or employing losses from third parties, but excluding any loss of margin or any interest rate “floor”, for the period following any such payment, assignment or conversion or any such failure to borrow, pay, prepay, convert or continue. To request compensation under this Section 2.17(c), a Lender shall deliver to the Borrower a certificate setting forth in reasonable detail the basis and calculation of any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.17(c), which certificate shall be conclusive and binding absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d) Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to or for the account of any of its branch offices or the office of any Affiliate of such Lender.

(e) Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.17 and under Section 2.18 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (a)(i) of the definition of the term Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided that each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.17 and under Section 2.18.

2.18. Increased Costs; Capital Adequacy and Liquidity. (a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted Eurodollar Rate);

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or any Loan made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, from time to time upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital and Liquidity Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has had or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 2.18(a) or 2.18(b) and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.18 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.18 for any increased costs incurred or reductions suffered more than 120 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Certain Limitations. Notwithstanding any other provision of this Section to the contrary, no Lender shall request, or be entitled to receive, any compensation pursuant to this Section unless it shall be the general policy or practice of such Lender to seek compensation in similar circumstances under comparable provisions of other credit agreements, if any.

2.19. Taxes; Withholding, Etc. (a) [Reserved].

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.19) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Credit Parties. Each Credit Party shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Credit Parties. The Credit Parties shall jointly and severally indemnify each Recipient, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.19) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf (including in its capacity as the Collateral Agent) or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that no Credit Party has already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(g) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set-off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.19(e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 2.19, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.19(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:

(A) Any Lender that is a US Person shall deliver to the Borrower and the Administrative Agent prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from United States federal backup withholding tax.

(B) Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, US federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, US federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit N-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “US Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a US Tax Compliance Certificate substantially in the form of Exhibit N-2 or Exhibit N-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a US Tax Compliance Certificate substantially in the form of Exhibit N-4 on behalf of each such direct and indirect partner.

(C) Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in US federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(D) If a payment made to a Lender under any Credit Document would be subject to US federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. For purposes of this Section 2.19, applicable law includes FATCA.

(iii) Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.19 (including by the payment of additional amounts pursuant to this Section 2.19), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.19 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.19(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.19(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.19(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.19(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 2.19 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

2.20. Obligation to Mitigate. If any Lender becomes an Affected Lender or requests compensation under Section 2.18, or if the Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.19, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the judgment of such Lender, such designation or assignment and delegation (a) would cause such Lender to cease to be an Affected Lender or would eliminate or reduce amounts payable pursuant to Section 2.18 or 2.19, as the case may be, in the future and (b) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

2.21. Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law, the Commitments and Loans of such Defaulting Lender shall not be included in determining whether the Requisite Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Credit Document (including any consent to any amendment, waiver or other modification pursuant to Section 10.5); provided that any amendment, waiver or other modification that under clauses (i), (ii), (iii), (iv), (v) or (vi) of Section 10.5(b) requires the consent of all Lenders affected thereby shall require the consent of such Defaulting Lender in accordance with the terms thereof.

2.22. Replacement of Lenders. If (a) any Lender has become an Affected Lender, (b) any Lender requests compensation under Section 2.18, (c) the Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.19, (d) any Lender becomes and continues to be a Defaulting Lender or a Disqualified Institution or (e) any Lender fails to consent to a proposed waiver, amendment or other modification of any Credit Document, or to any departure of any Credit Party therefrom, that under Section 10.5 requires the consent of all the Lenders (or all the affected Lenders or all the Lenders or all the affected Lenders of the affected Class) and with respect to which the Requisite Lenders (or, in circumstances where Section 10.5(d) does not require the consent of the Requisite Lenders, a Majority in Interest of the Lenders of the affected Class) shall have granted their consent, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.6, including the consent requirements set forth therein), all its interests, rights and obligations under this Agreement and the other Credit Documents (other than existing rights to payment under Sections 2.17(c), 2.18 and 2.19) (or, in the case of any such assignment and delegation resulting from a failure to provide a consent, all such interests, rights and obligations under this Agreement and the other Credit Documents as a Lender of an applicable Class) to an Eligible Assignee that shall assume such obligations (which may be another Lender, if a Lender accepts such assignment and delegation); provided that (i) the Borrower shall have caused to be paid to the Administrative Agent the registration and processing fee referred to in Section 10.6(d), (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including any amounts under Section 2.17(c)) and any prepayment fee under Section 2.12(b) (if applicable, in each case only to the extent such amounts relate to its interest as a Lender of an applicable Class) from the assignee (in the case of such principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) such assignment and delegation does not conflict with applicable law, (iv) in the case of any such assignment and delegation resulting from a claim for compensation under Section 2.18 or payments required to be made pursuant to Section 2.19, such assignment will result in a reduction in such compensation or payments thereafter and (v) in the case of any such assignment and delegation resulting from the failure to provide a consent, the assignee shall have given such consent. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver or consent by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation have ceased to apply. Each party hereto agrees that an assignment and delegation required pursuant to this Section 2.22 may be effected pursuant to an Assignment Agreement executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto.

2.23. Incremental Facilities. (a) The Borrower may on one or more occasions, by written notice to the Administrative Agent, request the establishment of Incremental Commitments, provided that the aggregate amount of all the Incremental Commitments established hereunder on any date shall not exceed the Incremental Amount as of such date. Each such notice shall specify (i) the date on which the Borrower proposes that the Incremental Commitments shall be effective, which shall be a date not less than five Business Days (or such shorter period as may be agreed to by the Administrative Agent) after the date on which such notice is delivered to the Administrative Agent, and (ii) the amount of the Incremental Commitments being requested (it being agreed that (A) any Lender approached to provide any Incremental Commitment may elect or decline, in its sole discretion, to provide such Incremental Commitment and (B) any Person that the Borrower proposes to become an Incremental Lender, if such Person is not then a Lender, must be an Eligible Assignee and must be approved by the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed)).

(b) The terms and conditions of any Incremental Commitment and the Incremental Loans to be made thereunder shall be as set forth in the applicable Incremental Facility Agreement; provided that (i) no Incremental Maturity Date shall be earlier than the latest Maturity Date in effect on the date of incurrence of such Incremental Loans, (ii) the weighted average life to maturity of any Incremental Loans shall be no shorter than the longest remaining weighted average life to maturity of any other Class of Loans outstanding on the date of incurrence of such Incremental Loans (and, for purposes of determining the weighted average life to maturity of any such other Class of Loans, the effects of any prepayments made prior to the date of the determination shall be disregarded), it being understood that, subject to this clause (ii), the amortization schedule applicable to (and the effect thereon of any prepayments of) any Incremental Loans shall be determined by the Borrower and the applicable Incremental Lenders, (iii) the Weighted Average Yield, determined as of the date of incurrence of such Incremental Loans, shall not be greater than the Weighted Average Yield with respect to the Tranche B Term Loans, determined as of such date (giving effect to any amendments to the Weighted Average Yield on the Tranche B Term Loans that became effective subsequent to the Closing Date but prior to such date, but excluding the effect of any increase in interest margins with respect thereto pursuant to this clause (iii)), plus 0.50% per annum unless the Applicable Rate (together with, as provided in the proviso below, the Adjusted Eurodollar Rate and Base Rate floors) with respect to the Tranche B Term Loans is increased, or fees to Lenders then holding the Tranche B Term Loans are paid, so as to cause the Weighted Average Yield with respect to the Tranche B Term Loans to equal the Weighted Average Yield with respect to such Incremental Loans minus 0.50%, provided that any increase in the effective Weighted Average Yield with respect to the Tranche B Term Loans due to the application of an Adjusted Eurodollar Rate or Base Rate floor to any Incremental Loans shall be effected solely through an increase in the Adjusted Eurodollar Rate or Base Rate floor applicable to the Tranche B Term Loans and only to the extent an increase in such floor with respect to the Tranche B Term Loans would cause an increase in the interest rate then in effect with respect thereto, (iv) Incremental Loans may participate in any mandatory prepayments on a pro rata basis (or on a basis that is less than pro rata) with the other Loans, but may not provide for mandatory prepayment requirements that are more favorable than those applicable to any other Loans, (v) any Incremental Commitments and any Loans thereunder shall rank pari passu in right of payment, and shall be secured by the Collateral on an equal and ratable basis, with the other Commitments and Loans, and shall be extensions of credit to the Borrower that are Guaranteed only by the Credit Parties and (vi) except for the terms referred to above and subject to Section 2.23(c), to the extent the terms of any Incremental Loans (other than interest rates (whether fixed or floating), interest margins, benchmark rate floors, fees, original issue discounts and prepayment terms (including “no call” terms and other restrictions thereon) and premiums) are not consistent with those of the Tranche B Term Loans as in effect on the date of incurrence of such Incremental Loans, such differences shall be reasonably acceptable to the Administrative Agent (except for terms benefitting the Incremental Lenders (A) where this Agreement is amended to include such beneficial terms for the benefit of all Lenders or (B) applicable only to periods after the latest Maturity Date in effect as of the date of incurrence of such Incremental Loans). In the event any Incremental Loans have the same terms as any existing Class of Loans then outstanding or any Extended/Modified Loans or Refinancing Loans then substantially concurrently established (in each case, disregarding any differences in original issue discount or upfront fees if not affecting the fungibility thereof for US federal income tax purposes), such Incremental Loans may, at the election of the Borrower, be treated as a single Class with such outstanding Loans or such Extended/Modified Loans or Refinancing Loans, and any scheduled Installments set forth in Section 2.11 with respect to any such Class of Loans may be increased to reflect scheduled amortization of such Incremental Loans.

(c) The Incremental Commitments shall be effected pursuant to one or more Incremental Facility Agreements executed and delivered by the Borrower, each Incremental Lender providing such Incremental Commitments and the Administrative Agent; provided that no Incremental Commitments shall become effective unless (i) on the date of effectiveness thereof, both immediately prior to and immediately after giving Pro Forma Effect to such Incremental Commitments (and assuming that the full amount of such Incremental Commitments shall have been funded as Loans on such date), and the use of proceeds thereof, no Default or Event of Default shall have occurred and be continuing or would result therefrom and the representations and warranties of each Credit Party set forth in the Credit Documents shall be true and correct (A) in the case of the representations and warranties qualified as to materiality, in all respects, and (B) otherwise, in all material respects, in each case on and as of such date, except in the case of any such representation and warranty that specifically relates to an earlier date, in which case such representation and warranty shall be so true and correct on and as of such earlier date; provided that, in the case of Incremental Commitments established to finance, in whole or in part, a Limited Conditionality Transaction, the conditions set forth in this clause (i) may be tested in accordance with Section 1.5 to the extent agreed by the Borrower and the Incremental Lenders providing such Incremental Commitments, all as set forth in the applicable Incremental Facility Agreement, (ii) the Administrative Agent shall have received a certificate, dated the date of effectiveness thereof and signed by an Authorized Officer of the Borrower, confirming compliance with the conditions set forth in clause (i) above and, if such Incremental Commitments or any portion thereof are being established in reliance on clause (b) of the definition of the term “Incremental Amount”, setting forth a reasonably detailed calculation of the Incremental Amount under such clause, and (iii) the Borrower shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates, reaffirmation agreements and other documents as shall reasonably be requested (consistent in all material respects with the documents delivered under Section 3.1 on the Closing Date) by the Administrative Agent in connection with any such transaction. Each Incremental Facility Agreement may, without the consent of any Lender, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section 2.23, including any amendments necessary to treat the applicable Incremental Commitments and Incremental Loans as a new Class of Commitments and Loans hereunder (including for purposes of prepayments and voting (it being agreed that such new Class of Commitments and Loans may be included in the definitions of “Majority in Interest”, “Pro Rata Share” and “Requisite Lenders” and may be afforded class voting rights requiring the consent of Lenders under such Class in addition to any other consent of Lenders that might otherwise be required under Section 10.5) and to enable such new Class of Commitments and Loans to be extended under Section 2.24 or refinanced under Section 2.25).

(d) Upon the effectiveness of an Incremental Commitment of any Incremental Lender, such Incremental Lender shall be deemed to be a “Lender” (and a Lender in respect of Commitments and Loans of the applicable Class) hereunder, and henceforth shall be entitled to all the rights of, and benefits accruing to, Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder and shall be bound by all agreements, acknowledgements and other obligations of Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder and under the other Credit Documents.

(e) Subject to the terms and conditions set forth herein and in the applicable Incremental Facility Agreement, each Incremental Lender holding an Incremental Commitment of any Class shall make a loan to the Borrower in an amount equal to such Incremental Commitment on the date specified in such Incremental Facility Agreement.

(f) The Administrative Agent shall notify the Lenders promptly upon receipt by the Administrative Agent of any notice from the Borrower referred to in Section 2.23(a) and of the effectiveness of any Incremental Commitments, in each case advising the Lenders of the details thereof.

2.24. Extension/Modification Offers. (a) The Borrower may on one or more occasions, by written notice to the Administrative Agent, make one or more offers (each, an “Extension/Modification Offer”) to all the Lenders of any Class (each Class subject to such an Extension/Modification Offer being referred to as an “Extension/Modification Request Class”), on the same terms and conditions, and on a pro rata basis, to each Lender within any Extension/Modification Request Class, to make one or more Extension/Modification Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower. Such notice shall set forth (i) the terms and conditions of the requested Extension/Modification Permitted Amendment and (ii) the date on which such Extension/Modification Permitted Amendment is requested to become effective (which shall not be less than five Business Days or more than 60 Business Days after the date of such notice, unless otherwise agreed to by the Administrative Agent). Extension/Modification Permitted Amendments shall become effective only with respect to the Loans of the Lenders of the Extension/Modification Request Class that accept the applicable Extension/Modification Offer (such Lenders, the “Extending/Modifying Lenders”) and, in the case of any Extending/Modifying Lender, only with respect to such Lender’s Loans of such Extension/Modification Request Class as to which such Lender’s acceptance has been made. Any Extended/Modified Loans shall constitute a separate Class of Loans from the Extension/Modification Request Class from which they were converted and, in the event any Extended/Modified Loans have the same terms as any existing Class of Loans then outstanding or any Incremental Loans or Refinancing Loans then substantially concurrently established (in each case, disregarding any differences in original issue discount or upfront fees if not affecting the fungibility thereof for US federal income tax purposes), such Extended/Modified Loans may, at the election of the Borrower, be treated as a single Class with such outstanding Loans or such Incremental Loans or Refinancing Loans, and any scheduled Installments set forth in Section 2.11 with respect to any such Class of Loans may be increased to reflect scheduled amortization of such Extended/Modified Loans. The Extension/Modification Offer shall not be required to be in any minimum amount or any minimum increment, provided that the Borrower may, at its option and subject to its right to waive any such condition in its sole discretion, specify as a condition to the effectiveness of any Extension/Modification Permitted Amendment that a minimum amount, as specified in the Extension/Modification Offer, of Loans of the Extension/Modification Request Class consent thereto. The Borrower may amend, revoke or replace any Extension/Modification Offer at any time prior to the effectiveness of the applicable Extension/Modification Agreement. In connection with any Extension/Modification Offer, the Borrower shall agree to such procedures, if any, as may be reasonably established by, or acceptable to, the Administrative Agent to accomplish the purposes of this Section 2.24.

(b) An Extension/Modification Permitted Amendment shall be effected pursuant to an Extension/Modification Agreement executed and delivered by the Borrower, each applicable Extending/Modifying Lender and the Administrative Agent; provided that no Extension/Modification Permitted Amendment shall become effective unless the Borrower shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates, reaffirmation agreements and other documents as shall reasonably be requested (consistent in all material respects with the documents delivered under Section 3.1 on the Closing Date) by the Administrative Agent in connection therewith. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension/Modification Agreement. Each Extension/Modification Agreement may, without the consent of any Lender other than the applicable Extending/Modifying Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section 2.24, including (i) a reduction to any scheduled Installments set forth in Section 2.11 with respect to Loans of the Extension/Modification Request Class to reflect the treatment of the Extended/Modified Loans as a new Class of Loans (it being understood that the amount of any scheduled amortization payable to any non-Extending/Modifying Lender with respect to its Loans of the Extension/Modification Request Class shall not be reduced as a result thereof) and (ii) any amendments necessary to treat the applicable Loans of the Extending/Modifying Lenders as a new “Class” of loans hereunder (including for purposes of prepayments and voting) (it being agreed that such new Class of Loans may be included in the definitions of “Majority in Interest”, “Pro Rata Share” and “Requisite Lenders” and may be afforded class voting rights requiring the consent of Lenders under such Class in addition to any other consent of Lenders that might otherwise be required under Section 10.5).

2.25. Refinancing Facilities. (a) The Borrower may, on one or more occasions, by written notice to the Administrative Agent, request the establishment hereunder of one or more additional Classes of term loan commitments (the “Refinancing Commitments”) pursuant to which each Person providing such a commitment (a “Refinancing Lender”) will make term loans to the Borrower (the “Refinancing Loans”). Each such notice shall specify (i) the date on which the Borrower proposes that the Refinancing Commitments shall be effective, which shall be a date not less than five Business Days (or such shorter period as may be agreed to by the Administrative Agent) after the date on which such notice is delivered to the Administrative Agent, (ii) the amount of the Refinancing Commitments requested to be established and (iii) the identity of each Person proposed to become a Refinancing Lender in connection therewith (it being agreed that (x) any Lender approached to provide any Refinancing Commitment may elect or decline, in its sole discretion, to provide such Refinancing Commitment and (y) any Person that the Borrower proposes to be a Refinancing Lender, if such Person is not then a Lender, must be an Eligible Assignee and must be approved by the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed)).

(b) The terms and conditions of any Refinancing Commitments and the Refinancing Loans to be made thereunder shall be as determined by the Borrower and the applicable Refinancing Lenders and set forth in the applicable Refinancing Facility Agreement; provided that (i) the Refinancing Maturity Date of such Refinancing Loans shall not be earlier than the Maturity Date of the Class of Loans being refinanced, (ii) the weighted average life to maturity of such Refinancing Loans shall be no shorter than the remaining weighted average life to maturity of the Class of Loans being refinanced (and, for purposes of determining the weighted average life to maturity of such Class of Loans being refinanced, the effects of any prepayments made prior to the date of the determination shall be disregarded), it being understood that, subject to this clause (ii), the amortization schedule applicable to (and the effect thereon of any prepayments of) any Refinancing Loans shall be determined by the Borrower and the applicable Refinancing Lenders, (iii) in the case of any partial refinancing of the Tranche B Term Loans, the Weighted Average Yield with respect to such Refinancing Loans, determined as of the date of incurrence of such Refinancing Loans, shall not be greater than the Weighted Average Yield with respect to the Tranche B Term Loans, determined as of such date (giving effect to any amendments to the Weighted Average Yield on the Tranche B Term Loans that became effective subsequent to the Closing Date but prior to such date, but excluding the effect of any increase in interest margins with respect thereto pursuant to this clause (iii)), plus 0.50% per annum unless the Applicable Rate (together with, as provided in the proviso below, the Adjusted Eurodollar Rate and Base Rate floors) with respect to the Tranche B Term Loans to remain outstanding after such refinancing is increased, or fees to Lenders then holding the Tranche B Term Loans to remain outstanding after such refinancing are paid, so as to cause the Weighted Average Yield with respect to the Tranche B Term Loans to remain outstanding after such refinancing to equal the Weighted Average Yield with respect to such Refinancing Term Loans minus 0.50%, provided that any increase in the effective Weighted Average Yield with respect to the Tranche B Term Loans due to the application of an Adjusted Eurodollar Rate or Base Rate floor to such Indebtedness shall be effected solely through an increase in the Adjusted Eurodollar Rate or Base Rate floor applicable to the Tranche B Term Loans and only to the extent an increase in such floor with respect to the Tranche B Term Loans would cause an increase in the interest rate then in effect with respect thereto, (iv) any Refinancing Loans may participate in any mandatory prepayments hereunder on a pro rata basis (or on a basis that is less than pro rata) with the other Loans, but may not provide for mandatory prepayment requirements that are more favorable than those applicable to the other Loans, (v) any Refinancing Commitments and Refinancing Loans made thereunder shall rank pari passu in right of payment, and shall be secured by the Collateral on an equal and ratable basis, with the other Loans and Commitments hereunder, and shall be extensions of credit to the Borrower that are Guaranteed only by the Credit Parties, and (vi) except for the terms referred to above, to the extent the terms of any Refinancing Loans (other than interest rates (whether fixed or floating), interest margins, benchmark rate floors, fees, original issue discounts and prepayment terms (including “no call” terms and other restrictions thereon) and premiums) are not consistent with those of the Class of Loans being refinanced, such differences shall be reasonably acceptable to the Administrative Agent (except for terms benefitting the Refinancing Lenders (A) where this Agreement is amended to include such beneficial terms for the benefit of all Lenders or (B) applicable only to periods after the latest Maturity Date in effect as of the date of incurrence of such Refinancing Loans); provided further that clauses (i), (ii) and (vi) shall not apply if, at the time of the incurrence of such Refinancing Loans and after giving effect to the application of the proceeds thereof, such Refinancing Loans shall be the sole Class of Loans outstanding under this Agreement. In the event any Refinancing Loans have the same terms as any existing Class of Loans then outstanding or any Incremental Loans or Extended/Modified Loans then substantially concurrently established (in each case, disregarding any differences in original issue discount or upfront fees if not affecting the fungibility thereof for US federal income tax purposes), such Refinancing Loans may, at the election of the Borrower, be treated as a single Class with such outstanding Loans or such Incremental Loans or Extended/Modified Loans, and any scheduled Installments set forth in Section 2.11 with respect to any such Class of Loans may be increased to reflect scheduled amortization of such Refinancing Loans.

(c) The Refinancing Commitments shall be effected pursuant to one or more Refinancing Facility Agreements executed and delivered by the Borrower, each Refinancing Lender providing such Refinancing Commitments and the Administrative Agent; provided that no Refinancing Commitments shall become effective unless (i) the Borrower shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates, reaffirmation agreements and other documents as shall reasonably be requested (consistent in all material respects with the documents delivered under Section 3.1 on the Closing Date) by the Administrative Agent in connection therewith, (ii) substantially concurrently with the effectiveness thereof, the Borrower shall obtain Refinancing Loans thereunder and shall repay or prepay then outstanding Borrowings of any Class in an aggregate principal amount equal to the aggregate amount of such Refinancing Commitments (less the aggregate amount of accrued and unpaid interest with respect to such outstanding Borrowings, any original issue discount or upfront fees applicable to such Refinancing Loans and any reasonable fees, premium and expenses relating to such refinancing) and (iii) any such prepayment of Borrowings of any Class shall, if Loans of such Class are subject to scheduled amortization of principal, be applied to reduce any subsequent Installments to be made pursuant to Section 2.11 with respect to Borrowings of such Class on a pro rata basis (in accordance with the principal amounts of such Installments) and, in the case of a prepayment of Eurodollar Rate Borrowings, shall be subject to Section 2.17(c). Each Refinancing Facility Agreement may, without the consent of any Lender other than the applicable Refinancing Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section 2.25, including any amendments necessary to treat the applicable Refinancing Commitments and Refinancing Loans as a new Class of Commitments or Loans hereunder (including for purposes of prepayments and voting (it being agreed that such new Class of Commitments and Loans may be included in the definitions of “Majority in Interest”, “Pro Rata Share” and “Requisite Lenders” and may be afforded class voting rights requiring the consent of Lenders under such Class in addition to any other consent of Lenders that might otherwise be required under Section 10.5) and to enable such new Class of Loans to be extended under Section 2.24 or refinanced under this Section 2.25).

(d) Upon the effectiveness of a Refinancing Commitment of any Refinancing Lender, such Refinancing Lender shall be deemed to be a “Lender” (and a Lender in respect of Commitments and Loans of the applicable Class) hereunder, and henceforth shall be entitled to all the rights of, and benefits accruing to, Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder and shall be bound by all agreements, acknowledgements and other obligations of Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder and under the other Credit Documents.

(e) The Administrative Agent shall notify the Lenders promptly upon receipt by the Administrative Agent of any notice from the Borrower referred to in Section 2.25(a) and of the effectiveness of any Refinancing Commitments, in each case advising the Lenders of the details thereof.

SECTION 3. CONDITIONS PRECEDENT

3.1. Closing Date. This Agreement and the obligation of each Lender to make any Credit Extension shall not become effective until the date on which each of the following conditions shall be satisfied (or waived in accordance with Section 10.5):

(a) Credit Agreement. The Administrative Agent shall have received from the Borrower and each Designated Subsidiary (including the Acquired Company and each of its Subsidiaries that is a Designated Subsidiary) and each other party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) evidence satisfactory to the Administrative Agent (which may include a facsimile or electronic image scan transmission) that such party has signed a counterpart of this Agreement.

(b) Organizational Documents; Incumbency. The Administrative Agent shall have received, in respect of the Borrower and each Designated Subsidiary (including the Acquired Company and each of its Subsidiaries that is a Designated Subsidiary), a certificate of such Person (or, in the case of a partnership, its general partner), dated the Closing Date and executed by the secretary or an assistant secretary or manager of such Person, attaching (i) a copy of each Organizational Document of such Person, which shall be certified as of the Closing Date or a recent date prior thereto by the appropriate Governmental Authority, (ii) signature and incumbency certificates of the officers/manager or general partner of such Person executing each Credit Document, (iii) resolutions of the Board of Managers, Board of Directors or similar governing body of such Person approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party, certified as of the Closing Date by such secretary or assistant secretary or manager as being in full force and effect without modification or amendment, and (iv) a good standing certificate from the applicable Governmental Authority of such Person’s jurisdiction of organization, dated the Closing Date or a recent date prior thereto.

(c) Closing Date Refinancing. The Closing Date Refinancing shall have been consummated or shall be consummated substantially simultaneously with the initial funding of Loans on the Closing Date, and the Administrative Agent shall have received customary payoff letters with respect thereto or other evidence thereof reasonably satisfactory to the Administrative Agent and the Arrangers.

(d) Collateral and Guarantee Requirement. Subject to the final paragraph of this Section 3.1, the Collateral and Guarantee Requirement shall have been satisfied. The Collateral Agent shall have received a completed Collateral Questionnaire in form and substance reasonably satisfactory to the Collateral Agent and the Arrangers, dated the Closing Date and executed by an Authorized Officer of each of the Borrower and the Acquired Company, together with all attachments contemplated thereby, including the results of a search of the UCC (or equivalent) filings made with respect to the Credit Parties in the jurisdictions contemplated by the Collateral Questionnaire and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Collateral Agent and the Arrangers that the Liens indicated by such financing statements (or similar documents) are Permitted Liens or have been, or substantially contemporaneously with the initial funding of Loans on the Closing Date will be, released.

(e) Evidence of Insurance. Subject to the final paragraph of this Section 3.1, the Collateral Agent shall have received a certificate from the Borrower’s insurance broker or other evidence reasonably satisfactory to the Collateral Agent and the Arrangers that the insurance required to be maintained pursuant to Section 5.5 is in full force and effect, together with customary endorsements naming the Collateral Agent, for the benefit of Secured Parties, as additional insured and lender’s loss payee thereunder to the extent required under Section 5.5.

(f) Opinions of Counsel. The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent, the Collateral Agent and the Lenders and dated the Closing Date) of each of (i) Kelley Drye & Warren LLP, counsel for the Credit Parties, (ii) Kelley Drye & Warren LLP, regulatory counsel for the Credit Parties, (iii) Jones Day, Georgia counsel for the Credit Parties, and (iv) Spencer Fane LLP, Kansas counsel for the Credit Parties, in each case in form and substance reasonably satisfactory to the Administrative Agent and the Arrangers (and each Credit Party hereby instructs such counsel to deliver such opinion to the Administrative Agent).

(g) Fees and Expenses. The Borrower shall have paid to the Arrangers, the Administrative Agent and the Lenders all fees and expenses (including legal fees and expenses and recording fees) and other amounts due and payable on or prior to the Closing Date pursuant to the Credit Documents, the Engagement Letter and the Fee Letters.

(h) Solvency Certificate. The Administrative Agent shall have received the Solvency Certificate, dated the Closing Date and signed by the chief financial officer of the Borrower.

(i) Closing Date Certificate. The Administrative Agent shall have received the Closing Date Certificate, dated the Closing Date and signed by an Authorized Officer of the Borrower, together with all attachments thereto.

(j) Letter of Direction. The Administrative Agent and Goldman Sachs, as an Arranger, shall have received a duly executed letter of direction from the Borrower addressed to Goldman Sachs, as an Arranger, directing the disbursement on the Closing Date of the proceeds of the Loans to be made on such date.

(k) PATRIOT Act. At least five days prior to the Closing Date, the Lenders and the Administrative Agent shall have received all documentation and other information (including with respect to the Acquired Company and its Subsidiaries) required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

(l) Consummation of the Merger. The Merger shall have been (or substantially concurrently with the funding of the Tranche B Term Loans on the Closing Date shall be) consummated, pursuant to and on the terms set forth in the Merger Agreement. The Arrangers shall have received a copy of the Merger Agreement (including a copy of the Acquired Company Indemnity Letter Agreement), together with all closing deliverables thereunder, certified by an Authorized Officer of the Borrower as complete and correct.

(m) Distribution of the Consumer/SMB Business. The Consumer/SMB Business shall have been (or substantially concurrently with the funding of the Tranche B Term Loans on the Closing Date shall be) distributed by the Acquired Company, pursuant to and on the terms set forth in the Merger Agreement. The Arrangers shall have received a copy of the definitive agreements relating to the distribution of the Consumer/SMB Business, together with all closing deliverables thereunder, certified by an Authorized Officer of the Acquired Company as complete and correct.

(n) Fusion Global Transactions. The Borrower shall have consummated (or substantially concurrently with the funding of the Tranche B Term Loans on the Closing Date shall consummate) the Fusion Global Arrangement, pursuant to and on the terms set forth in the Merger Agreement. The Arrangers shall have received a copy of the definitive agreements relating to the Fusion Global Arrangement, together with all closing deliverables thereunder, certified by an Authorized Officer of the Borrower as complete and correct.

(o) Subordinated Notes Issuance or Amendment. The Borrower shall have received (or substantially concurrently with the funding of the Tranche B Term Loans on the Closing Date shall receive) gross cash proceeds of not less than $10,000,000 from the issuance of the New Subordinated Note. The Existing Subordinated Notes shall have been (or substantially concurrently with funding of the Tranche B Term Loans on the Closing Date shall be) amended and restated to, among other things, provide that the Existing Subordinated Notes are subordinated in right of payment to the Obligations and all Permitted Section 6.1(e) Indebtedness, Permitted Credit Agreement Refinancing Indebtedness and Permitted Incremental Equivalent Indebtedness (in each case, other than Subordinated Indebtedness) of the Borrower or any Guarantor Subsidiary, as applicable, in a manner reasonably satisfactory to the Arrangers. The Administrative Agent shall have received a copy of the Permitted Subordinated Indebtedness Documents with respect to the Subordinated Notes, certified by an Authorized Officer of the Borrower as complete and correct, and the terms and conditions of the Subordinated Notes, and the provisions of the Permitted Subordinated Indebtedness Documents with respect thereto, shall be reasonably satisfactory to the Arrangers.

(p) Closing Date Common Equity Issuance. The Closing Date Common Equity Issuance shall have occurred (or substantially concurrently with the funding of the Tranche B Term Loans on the Closing Date shall occur), and the Borrower shall have received (or substantially concurrently with the funding of the Tranche B Term Loans on the Closing Date shall receive) gross cash proceeds of not less than $4,999,998.50 therefrom. The Arrangers shall have received a copy of the definitive agreements relating to the Closing Date Common Equity Issuance, together with all closing deliverables thereunder, certified by an Authorized Officer of the Borrower as complete and correct.

(q) Closing Date Preferred Equity Issuance. The Borrower shall have issued and sold (or substantially concurrently with the funding of the Tranche B Term Loans on the Closing Date shall issue and sell) the Closing Date Preferred Stock to Holcombe T. Green, Jr. (or an entity majority-owned and Controlled by Holcombe T. Green, Jr.), and the Borrower shall have received (or substantially concurrently with the funding of the Tranche B Term Loans on the Closing Date shall receive) gross cash proceeds of not less than $14,700,000 therefrom. The Arrangers shall have received a copy of the definitive agreements relating to the Closing Date Preferred Stock, together with all closing deliverables relating thereto, all of which shall be in form and substance reasonably satisfactory to the Arrangers and certified by an Authorized Officer of the Borrower as complete and correct.

(r) Escrow Cash Collateral Arrangement. The Borrower shall have established the Escrow Cash Collateral Account (i) in which the Escrow Cash Collateral in an amount equal to the Escrow Cash Amount shall have been (or substantially concurrently with the funding of the Tranche B Term Loans on the Closing Date shall be) deposited to be held as cash collateral securing the Obligations pending release as contemplated by Section 9.8(d)(ii) and (ii) that is subject to the Escrow Cash Collateral Control Agreement, pursuant to which the Escrow Cash Collateral shall be subject to the sole control and dominion of the First Lien Representative (as defined in the Intercreditor Agreement), including as gratuitous bailee and gratuitous agent for the Collateral Agent in accordance with the terms of the Intercreditor Agreement.

Each Lender, by delivering its signature page to this Agreement, and funding its Loans on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, the Requisite Lenders or any other Lenders, as applicable, on the Closing Date.

Notwithstanding the foregoing, solely with respect to the matters expressly identified in the Post-Closing Letter Agreement, the satisfaction by the Credit Parties of the foregoing conditions shall not be required on the Closing Date, and shall not be a condition to the making of the Credit Extensions on the Closing Date, but shall be required to be accomplished in accordance with the Post-Closing Letter Agreement.

3.2. Each Credit Extension. The obligation of each Lender to make any Credit Extension on any Credit Date, including the Closing Date, is subject to the satisfaction (or waiver in accordance with Section 10.5) of the following conditions precedent (it being understood and agreed that, in the case of any Loans the proceeds of which are intended to be applied to finance a Limited Conditionality Transaction, the conditions precedent set forth in clauses (b) and (c) below may be satisfied as of the applicable LCT Test Date in accordance with Section 1.5):

(a) the Administrative Agent shall have received a fully completed and executed Funding Notice;

(b) the representations and warranties of each Credit Party set forth in the Credit Documents shall be true and correct (i) in the case of the representations and warranties qualified or modified as to materiality in the text thereof, in all respects and (ii) otherwise, in all material respects, in each case on and as of such Credit Date, except in the case of any such representation and warranty that expressly relates to an earlier date, in which case such representation and warranty shall be so true and correct on and as of such earlier date; and

(c) at the time of and immediately after giving effect to such Credit Extension, no Default or Event of Default shall have occurred and be continuing or would result therefrom.

On the date of any Credit Extension, the Borrower shall be deemed to have represented and warranted that the conditions specified in Sections 3.2(b) and 3.2(c) have been satisfied.

SECTION 4. REPRESENTATIONS AND WARRANTIES

In order to induce the Agents and the Lenders to enter into this Agreement and to make each Credit Extension to be made thereby, each Credit Party represents and warrants to each Agent and each Lender on the Closing Date and on each Credit Date as follows:

4.1. Organization; Requisite Power and Authority; Qualification. Each of the Borrower and the Restricted Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all requisite power and authority (i) to own and operate its properties and to carry on its business and operations as now conducted and (ii) in the case of the Credit Parties, to execute and deliver the Credit Documents to which it is a party and to perform the other Transactions to be performed by it and (c) is qualified to do business and in good standing under the laws of every jurisdiction where its assets are located or where such qualification is necessary to carry out its business and operations, except, in each case referred to in clauses (a) (other than with respect to the Borrower), (b)(i) and (c), where the failure so to be or so to have, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

4.2. Equity Interests and Ownership. Schedule 4.2 sets forth, as of the Closing Date, the name and jurisdiction of organization of, and the percentage of each class of Equity Interests owned by the Borrower or any Subsidiary in, (a) each Subsidiary and (b) each joint venture and other Person in which the Borrower or any Subsidiary owns any Equity Interests, and identifies each Designated Subsidiary and each Material Subsidiary. The Equity Interests owned by any Credit Party in any Subsidiary have been duly authorized and validly issued and, to the extent such concept is applicable, are fully paid and non-assessable. Except as set forth on Schedule 4.2, as of the Closing Date (i) there are no Equity Interests in any Restricted Subsidiary outstanding that upon exercise, conversion or exchange would require the issuance by any Restricted Subsidiary of any additional Equity Interests or other Securities exercisable for, convertible into, exchangeable for or evidencing the right to subscribe for or purchase any Equity Interests in any Restricted Subsidiary and (ii) there are no existing options, warrants, calls, rights, commitments or other agreements to which the Borrower or any Restricted Subsidiary is a party requiring the issuance by any Restricted Subsidiary of any additional Equity Interests or other Securities exercisable for, convertible into, exchangeable for or evidencing the right to subscribe for or purchase any Equity Interests in any Restricted Subsidiary.

4.3. Due Authorization. The Transactions to be entered into by each Credit Party have been duly authorized by all necessary corporate or other organizational and, if required, stockholder, shareholder or other equityholder action on the part of such Credit Party.

4.4. No Conflict. The Transactions do not and will not (a) violate any applicable law, including any order of any Governmental Authority, except to the extent any such violation, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (b) violate the Organizational Documents of the Borrower or any Restricted Subsidiary, (c) violate or result (alone or with notice or lapse of time, or both) in a default under any Contractual Obligation of the Borrower or any Restricted Subsidiary, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by the Borrower or any Restricted Subsidiary, or give rise to a right of, or result in, any termination, cancelation or acceleration or right of renegotiation of any obligation thereunder, except to the extent any such violation, default, right or result, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, or (d) except for Liens created under the Credit Documents or the First Lien Credit Documents, result in or require the creation or imposition of any Lien on any asset of the Borrower or any Restricted Subsidiary.

4.5. Governmental Approvals. The Transactions do not and will not require any registration with, consent or approval of, notice to, or other action by any Governmental Authority, except (a) such as have been obtained or made and are in full force and effect, (b) filings and recordings with respect to the Collateral necessary to perfect Liens created under the Credit Documents or the First Lien Credit Documents and (c) filings and registrations under applicable securities laws relating to the Disposition by the Collateral Agent pursuant to the Pledge and Security Agreement of Collateral that constitute Securities.

4.6. Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.7. Historical Financial Statements; Projections; Pro Forma Financial Statements. (a) The Historical Borrower Financial Statements were prepared in conformity with GAAP and present fairly, in all material respects, the consolidated financial position of the Borrower and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Borrower and its Subsidiaries for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from normal year-end audit adjustments and the absence of footnotes. The Historical Acquired Company Financial Statements were prepared in conformity with GAAP and present fairly, in all material respects, the consolidated financial position of the Acquired Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Acquired Company and its Subsidiaries for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments and the absence of footnotes. As of the Closing Date, neither the Borrower nor any Subsidiary has any contingent liability or liability for Taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Historical Borrower Financial Statements, the Historical Acquired Company Financial Statements or the notes thereto and that, in any such case, is material in relation to the business, operations, assets or financial condition of the Borrower and the Subsidiaries, taken as a whole.

(b) The Projections have been prepared in good faith based upon assumptions that were believed by the Borrower to be reasonable at the time made, it being understood and agreed that the Projections are not a guarantee of financial performance and actual results may differ therefrom and such differences may be material.

(c) The Pro Forma Financial Statements (i) have been prepared by the Borrower in good faith based on assumptions that were believed by the Borrower to be reasonable at the time made and are believed by the Borrower to be reasonable on the Closing Date, (ii) accurately reflect in all material respects all adjustments necessary to give effect to the Transactions as contemplated by such Pro Forma Financial Statements and (iii) present fairly, in all material respects, the pro forma financial position and results of operations of the Borrower and the Subsidiaries as of the date and for the period stated therein as if the Transactions as contemplated by such Pro Forma Financial Statements had occurred on such date or at the beginning of such period, as the case may be.

4.8. No Material Adverse Effect. Since December 31, 2017, there has been no event or condition that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.9. Adverse Proceedings. There are no Adverse Proceedings that (a) individually or in the aggregate would reasonably be expected to have a Material Adverse Effect or (b) in any manner question the validity or enforceability of any of the Credit Documents or otherwise involve any of the Credit Documents or the Transactions.

4.10. Payment of Taxes. Except as otherwise permitted under Section 5.3, all Tax returns and reports of the Borrower and its Subsidiaries required to be filed by any of them have been timely filed, and all Taxes shown on such Tax returns to be due and payable, and all assessments, fees and other governmental charges upon the Borrower and the Subsidiaries and upon their properties, income, businesses and franchises that are due and payable, have been paid when due and payable, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books reserves with respect thereto to the extent required by GAAP or (b) to the extent that the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.11. Properties. (a) Title. The Borrower and each Restricted Subsidiary has (i) good, sufficient and marketable title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licensed rights in (in the case of licensed interests in Intellectual Property) and (iv) good title to (in the case of all other personal property) all of their material assets reflected in the Historical Borrower Financial Statements or the Historical Acquired Company Financial Statements, as applicable, or, after the first delivery thereof, in the consolidated financial statements of the Borrower most recently delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted by this Agreement (including the Fusion Global Arrangement and the distribution of the Consumer/SMB Business) and except for Permitted Liens and defects that, individually or in the aggregate, do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Restricted Subsidiary.

(b) Real Estate. Set forth on Schedule 4.11(b) is true and complete list, as of the Closing Date, of all Real Estate Assets owned in fee by any Credit Party, identifying each Material Real Estate Asset, if any, and the proper jurisdiction for the filing of a Mortgage in respect thereof.

(c) Intellectual Property. The Borrower and each Restricted Subsidiary owns, or is licensed to use, all Intellectual Property that is necessary for the conduct of its business as currently conducted, and without conflict with the rights of any other Person, except to the extent any such conflict, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No Intellectual Property used by the Borrower or any Restricted Subsidiary in the operation of its business infringes upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any Intellectual Property owned or used by the Borrower or any Restricted Subsidiary is pending or, to the knowledge of the Borrower or any Restricted Subsidiary, threatened in writing against the Borrower or any Restricted Subsidiary that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

4.12. Environmental Matters. Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any Subsidiary (a) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (b) has become subject to any Environmental Liability, (c) has received notice of any claim with respect to any Environmental Liability or (d) knows of any basis for any Environmental Liability.

4.13. No Defaults. No Default or Event of Default has occurred and is continuing.

4.14. Investment Company Act. None of the Credit Parties is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.15. Federal Reserve Regulations. (a) None of the Borrower or the Subsidiaries is engaged principally, or as one of its important activities, in the business of purchasing or carrying Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No portion of the proceeds of any Credit Extension will be used, directly or indirectly, for any purpose that entails a violation (including on the part of any Lender) of any of the regulations of the Board of Governors, including Regulations U and X. Not more than 25% of the value of the assets of the Borrower and the Restricted Subsidiaries subject to any restrictions on the sale, pledge or other Disposition of assets under this Agreement, any other Credit Document or any other agreement to which any Lender or Affiliate of a Lender is party will at any time be represented by Margin Stock.

4.16. Employee Benefit Plans. The Borrower, each Restricted Subsidiary and each of their respective ERISA Affiliates is in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and has performed all its obligations under each Employee Benefit Plan, except where such failure to comply or perform, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter or opinion letter from the IRS indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter or opinion letter which would cause such Employee Benefit Plan to lose its qualified status. No liability to the PBGC (other than required premium payments), the IRS, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by the Borrower, any Restricted Subsidiary or any of their respective ERISA Affiliates, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No ERISA Event or Foreign Plan Event has occurred or is reasonably expected to occur, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Borrower, any Restricted Subsidiary or any of their respective ERISA Affiliates. The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by the Borrower, any Restricted Subsidiary or any of their respective ERISA Affiliates (determined as of the end of the most recent plan year on the basis of assumptions used for purposes of Accounting Standards Codification Topic 715), did not exceed the aggregate current value of the assets of such Pension Plan. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of the Borrower, the Restricted Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is zero. The Borrower, each Restricted Subsidiary and each of their respective ERISA Affiliates is not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan. None of the Borrower or any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA).

4.17. Solvency. On the Closing Date (after giving effect to the borrowing of the Tranche B Term Loans hereunder and the other Transactions to occur on such date), the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

4.18. Compliance with Laws. The Borrower and each Subsidiary is in compliance with all applicable laws, including all orders and other restrictions imposed by any Governmental Authority, in respect of the conduct of its business and the ownership and operation of its properties (including compliance with all applicable Environmental Laws), except where such failure to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

4.19. Disclosure. None of the Lender Presentation, any other documents, certificates or statements or any other written information (other than financial projections (including financial estimates, budgets, forecasts and other forward-looking information) and information of general economic or industry-specific nature) furnished to any Arranger, any Agent or any Lender by or on behalf of the Borrower or any Subsidiary in connection with the negotiation of or pursuant to this Agreement or any other Credit Document or otherwise in connection with the transactions contemplated hereby or thereby, when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which they were made (after giving effect to all supplements theretofore provided); provided that, with respect to financial projections, financial estimates, budgets, forecasts and other forward-looking information, the Credit Parties represent only that such information was prepared in good faith based upon estimates and assumptions believed by the Credit Parties to be reasonable at the time such information is so furnished (it being understood that such information is not a guarantee of financial or other performance and actual results may differ therefrom and that such differences may be material). There are no facts known to the Borrower or any Subsidiary (other than matters of a general economic or industry-specific nature) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect and that have not been disclosed in such documents, certificates, statements or other information.

4.20. Collateral Matters. (a) The Pledge and Security Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral (as defined therein) and (i) when the Collateral (as defined therein) constituting certificated securities (as defined in the UCC) is delivered to the Collateral Agent (or its gratuitous bailee) without “notice of any adverse claims” (all within the meaning of the UCC), together with instruments of transfer duly endorsed in blank, the security interest created under the Pledge and Security Agreement will constitute a fully perfected security interest in all right, title and interest of the pledgors thereunder in such Collateral, prior and superior in right to any other Person (subject to the Intercreditor Agreement, any other Senior Lien Intercreditor Agreement and any Pari Passu Intercreditor Agreement), and (ii) when financing statements in appropriate form are filed in the applicable filing offices, the security interest created under the Pledge and Security Agreement will constitute a fully perfected security interest in all right, title and interest of the Credit Parties in the remaining Collateral (as defined therein) to the extent perfection can be obtained by filing UCC financing statements, prior and superior in right to any other Person, but subject to Permitted Liens.

(b) Each Mortgage, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in all the applicable mortgagor’s right, title and interest in and to the Real Estate Asset subject thereto and the proceeds thereof, and when the Mortgages have been filed in the jurisdictions specified therein, the Mortgages will constitute fully perfected security interests in all right, title and interest of the mortgagors in the Real Estate Assets subject thereto and the proceeds thereof, prior and superior in right to any other Person, but subject to the Permitted Liens.

(c) Upon the recordation of the Intellectual Property Security Agreements with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and the filing of the financing statements referred to in Section 4.20(a), the security interest created under the Pledge and Security Agreement will constitute a fully perfected security interest in all right, title and interest of the Credit Parties in the Intellectual Property in which a security interest may be perfected by filing in the United States Patent and Trademark Office or United States Copyright Office, in each case prior and superior in right to any other Person, but subject to Permitted Liens (it being understood that subsequent recordings in the United States Patent and Trademark Office or the United States Copyright Office may be necessary to perfect a security interest in such Intellectual Property acquired by the Credit Parties after the Closing Date).

(d) Each Collateral Document, other than any Collateral Document referred to in the preceding paragraphs of this Section 4.20, upon execution and delivery thereof by the parties thereto and the making of the filings and taking of the other actions provided for therein, will be effective under applicable law to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral subject thereto, and will constitute a fully perfected security interest in all right, title and interest of the Credit Parties in the Collateral subject thereto to the extent perfection may be achieved by making the filings and taking the other actions provided for therein, prior and superior to the rights of any other Person, except for rights secured by Permitted Liens.

4.21. Sanctioned Persons; Anti-Corruption Laws; PATRIOT Act. None of the Borrower or any of its Subsidiaries or any of their respective directors, officers or, to the knowledge of the Borrower or any Subsidiary, employees, agents or Affiliates is a Sanctioned Person or otherwise the subject of any sanctions or economic embargoes administered or enforced by the US Department of State or the US Department of Treasury (including OFAC), the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or any other applicable sanctions authority (collectively, “Sanctions”, and the associated laws, rules, regulations and orders, collectively, “Sanctions Laws”). Each of the Borrower and its Subsidiaries and their respective directors, officers, and, to the knowledge of the Borrower or any Subsidiary, employees, agents or Affiliates is in compliance, in all material respects, with (a) all Sanctions Laws, (b) the United States Foreign Corrupt Practices Act of 1977, the Bribery Act 2010 of the United Kingdom and any other applicable anti-bribery or anti-corruption laws, rules, regulations and orders (collectively, “Anti-Corruption Laws”) and (c) the PATRIOT Act and any other applicable terrorism and money laundering laws, rules, regulations and orders. No part of the proceeds of the Loans will be used, directly or indirectly, (i) for the purpose of financing any activities or business of or with any Person or in any country or territory that at such time is the subject of any Sanctions, (ii) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Law or (iii) in any manner that would result in the violation of any Sanctions Laws applicable to any party hereto.

4.22. Communications Regulatory Matters.

(a) The businesses of the Borrower and its Subsidiaries are being conducted in compliance with all Communications Laws, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Borrower and the Restricted Subsidiaries possess all Licenses required to conduct their businesses in the ordinary course, and all such Licenses are in full force and effect.

(b) There is no condition, event or occurrence existing, nor, to the knowledge of the Borrower or any Subsidiary, is there any proceeding being conducted or threatened by any Governmental Authority, which would reasonably be expected to cause the termination, revocation, forfeiture, suspension, cancellation, adverse modification or non-renewal of any of the Licenses held by the Borrower or any Subsidiary, or the imposition of any penalty or fine by any Governmental Authority with respect to any such Licenses or the Borrower or any Subsidiary, in each case which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(c) There is no (i) outstanding decree, decision, judgment, or order that has been issued by the FCC or a State PUC against the Borrower or any Subsidiary or any License held by the Borrower or any Subsidiary or (ii) notice of violation, order to show cause, complaint, investigation, inquiry or other administrative or judicial proceeding pending or, to the knowledge of the Borrower or any Subsidiary, threatened by or before the FCC or a State PUC against the Borrower, any Subsidiary or any License held by the Borrower or any Subsidiary that, assuming an unfavorable decision, ruling or finding, in the case of each of (i) or (ii) above, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) Each of the Borrower and the Subsidiaries have filed with the FCC and State PUCs all necessary reports, documents, instruments, information or applications required to be filed pursuant to the Communications Laws, and have paid all fees, assessments and other charges required to be paid pursuant to the Communications Laws, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e) Except as has been obtained or will be obtained prior to the Closing Date, no consent, approval, authorization, order or waiver of, or filing with, the FCC, the State PUCs or any other Governmental Authority is required under the Communications Laws to be obtained or made by the Borrower or any Subsidiary for (i) the execution, delivery and performance of this Agreement or the other Credit Documents or (ii) the consummation of the Merger and the other Transactions.

SECTION 5. AFFIRMATIVE COVENANTS

Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, each Credit Party covenants and agrees with the Agents and the Lenders that:

5.1. Financial Statements and Other Reports. The Borrower will deliver to the Administrative Agent and, where applicable, to the Lenders:

(a) Annual Financial Statements. Commencing with the Fiscal Year ending December 31, 2018, as soon as available, and in any event within 95 days after the end of each Fiscal Year, the consolidated balance sheet of the Borrower and the Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of operations, stockholders’ equity and cash flows of the Borrower and the Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, together with a report thereon of EisnerAmper LLP or an independent registered public accounting firm of recognized national standing (which report shall not contain a “going concern” or like statement, qualification, exception or emphasis or any qualification, exception or emphasis as to the scope of audit, provided that such report may contain a “going concern” statement solely as a result of an impending maturity within 12 months of any Loans or any Permitted Section 6.1(e) Indebtedness, Permitted Credit Agreement Refinancing Indebtedness or Permitted Incremental Equivalent Indebtedness or any prospective (but not actual) failure to comply with Section 6.7(a) or any financial maintenance covenant set forth in any Permitted Section 6.1(e) Indebtedness Documents in respect of any Permitted Senior Lien Secured Indebtedness), and shall state that such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Borrower and its Subsidiaries as of the dates indicated and the consolidated results of operations and cash flows of the Borrower and its Subsidiaries for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accounting firm in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(b) Quarterly Financial Statements. Commencing with the first such Fiscal Quarter ending after the Closing Date, as soon as available, and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the consolidated balance sheet of the Borrower and the Subsidiaries as of the end of such Fiscal Quarter and the related consolidated statements of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such Fiscal Quarter (in the case of such statements of operations) and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, together with a Financial Officer Certification with respect thereto;

(c) Compliance Certificate and Unrestricted Subsidiary Reconciliation Statements. Together with each delivery of the consolidated financial statements of the Borrower and its Subsidiaries pursuant to Section 5.1(a) or 5.1(b), a completed Compliance Certificate executed by the chief financial officer of the Borrower and, if any Subsidiary shall be an Unrestricted Subsidiary, with respect to each such financial statement an Unrestricted Subsidiary Reconciliation Statement (which may be in a footnote form), which shall be accompanied by a Financial Officer Certification;

(d) Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in GAAP or in the application thereof since the date of the most recent balance sheet delivered pursuant to Section 5.1(a) or 5.1(b) (or, prior to the first such delivery, since December 31, 2017), the consolidated financial statements of the Borrower delivered pursuant to Section 5.1(a) or 5.1(b) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such Section had no such change occurred, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation specifying in reasonable detail the effect of such change on such financial statements, including those for the prior period;

(e) Notice of Default and Material Adverse Effect. Promptly upon any officer of the Borrower or any Restricted Subsidiary obtaining knowledge of any event or condition set forth below, a certificate of an Authorized Officer of the Borrower setting forth the details of such event or condition and any action the Borrower or any Restricted Subsidiary has taken, is taking or proposes to take with respect thereto:

(i) the occurrence of any Default or Event of Default; or

(ii) any event or condition that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(f) Notice of Adverse Proceedings. Promptly upon any officer of the Borrower or any Restricted Subsidiary obtaining knowledge of (i) any Adverse Proceeding that would reasonably be expected to have a Material Adverse Effect or that in any manner questions the validity or enforceability of any of the Credit Documents or otherwise involves any of the Credit Documents or (ii) any material and adverse development in any Adverse Proceeding referred to in clause (i) above, in each case where such development has not previously been disclosed in writing by the Borrower to the Administrative Agent and the Lenders, a certificate of an Authorized Officer of the Borrower setting forth the details of such Adverse Proceeding or development;

(g) [Reserved];

(h) Employee Benefit Plans. (i) Promptly upon any officer of the Borrower or any Restricted Subsidiary obtaining knowledge of the occurrence of any ERISA Event or Foreign Plan Event, a written notice specifying the nature thereof, what action the Borrower, any Restricted Subsidiary or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the IRS, the Department of Labor, the PBGC or any other Governmental Authority with respect thereto; and (ii) with reasonable promptness after written request by the Administrative Agent, copies of (A) all material written notices received by the Borrower, any Restricted Subsidiary or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event and (B) copies of such other material documents or governmental reports or filings relating to any Employee Benefit Plan with respect to which such ERISA Event has occurred as the Administrative Agent may reasonably request in writing;

(i) Financial Plan. As soon as available and in any event no later than 120 days after the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year, including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of comprehensive income and cash flows of the Borrower and the Subsidiaries for such Fiscal Year, and an explanation of the assumptions on which such forecasts are based, and (ii) forecasted consolidated statements of comprehensive income and cash flows of the Borrower and the Subsidiaries for each Fiscal Quarter of such Fiscal Year;

(j) Information Regarding Credit Parties and Collateral. Prompt written notice of any change in (i) any Credit Party’s legal name, (ii) any Credit Party’s form of organization, (iii) any Credit Party’s jurisdiction of organization, (iv) the location of the chief executive office of any Credit Party and (v) any Credit Party’s Federal Taxpayer Identification Number or state organizational identification number;

(k) Collateral Verification. Commencing with the Fiscal Year ending December 31, 2018, together with each delivery of the consolidated financial statements of the Borrower and its Subsidiaries pursuant to Section 5.1(a), a completed Supplemental Collateral Questionnaire executed by an Authorized Officer of the Borrower, together with all attachments contemplated thereby;

(l) Filed or Distributed Information. Promptly upon their becoming available, copies of all regular and periodic reports and all registration statements and prospectuses, if any, filed by the Borrower or any Restricted Subsidiary with the SEC or any Governmental Authority performing similar functions;

(m) Notice of Modifications of Permitted Section 6.1(e) Indebtedness Documents and Junior Indebtedness Documents. Promptly upon the effectiveness thereof, notice of any execution and delivery of any Permitted Section 6.1(e) Indebtedness Document or any credit agreement, indenture or other agreement or instrument evidencing or governing the rights of the holders of any Junior Indebtedness or of any amendment, waiver or other modification of any Permitted Section 6.1(e) Indebtedness Document or any such credit agreement, indenture or other agreement or instrument evidencing or governing the rights of the holders of any Junior Indebtedness, together with a copy thereof; and

(n) Other Information. Promptly after any request therefor, such other information regarding the business, operations, assets, liabilities (including contingent liabilities) and condition (financial or otherwise) of the Borrower or any Subsidiary, or compliance with the terms of any Credit Document, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

The Borrower and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 5.1 or otherwise are being distributed through the Platform, any document or notice that the Borrower has indicated contains Private-Side Information will not be posted on the portion of the Platform that is designated for Public Lenders, provided that the Borrower shall make any disclosure required so that each Unrestricted Subsidiary Reconciliation Statement shall be suitable for distribution to Public Lenders. The Borrower agrees to clearly designate all information provided to any Agent by or on behalf of any Credit Party that contains only Public-Side Information, and by doing so shall be deemed to have represented that such information contains only Public-Side Information. If the Borrower has not indicated whether a document or notice delivered pursuant to this Section 5.1 contains Private-Side Information, the Administrative Agent reserves the right to post such document or notice solely on the portion of the Platform that is designated for Private Lenders.

Information required to be delivered pursuant to Section 5.1(a), 5.1(b) or 5.1(l) shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on the Platform or shall be available on the website of the SEC at http://www.sec.gov or on the website of the Borrower at http://www.fusionconnect.com, provided, in each case, that the Borrower has notified the Administrative Agent that such information is available on such website and, if requested by the Administrative Agent, shall have provided hard copies to the Administrative Agent. Information required to be delivered pursuant to this Section 5.1 may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with this Section 5.1. Each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.

5.2. Existence, Licenses, Etc. The Borrower and each Restricted Subsidiary will at all times preserve and keep in full force and effect (a) its existence and (b) all rights, franchises, licenses (including all Licenses) and permits necessary for the ordinary conduct of the business of the Borrower and the Restricted Subsidiaries; provided that (i) other than in the case of clause (a) above with respect to the Borrower, the foregoing shall not apply to the extent the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) the foregoing shall not prohibit any transaction permitted under Section 6.8.

5.3. Payment of Taxes. The Borrower and each Subsidiary will pay all Taxes imposed upon it or any of its properties prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such Tax need be paid if (a) it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted so long as an adequate reserve or other appropriate provision, as shall be required in conformity with GAAP, shall have been made therefor or (b) the failure to make such payment would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.4. Maintenance of Properties. (a) The Borrower and each Restricted Subsidiary will maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all properties used or useful in the business of the Borrower and the Restricted Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, in each case except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The Borrower and each Restricted Subsidiary will take all actions reasonably necessary to protect all Intellectual Property used or useful in the business of the Borrower and the Restricted Subsidiaries, including (i) protecting the secrecy and confidentiality of the confidential information and trade secrets of the Borrower and each Restricted Subsidiary by having and enforcing a policy requiring all employees, consultants, licensees, vendors and contractors to execute confidentiality agreements, (ii) taking all actions reasonably necessary to ensure that none of the trade secrets of the Borrower and any Restricted Subsidiary shall fall or has fallen into the public domain and (iii) protecting the secrecy and confidentiality of the source code of all computer software programs and applications owned or licensed by the Borrower and any Restricted Subsidiary by having and enforcing a policy requiring any licensees of such source code (including any licensees under any source code escrow agreement) to enter into license agreements with appropriate use and nondisclosure restrictions, except in each case where the failure to take any such action, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.5. Insurance. The Borrower and the Restricted Subsidiaries will maintain or cause to be maintained, with financially sound and reputable insurance companies, such public liability insurance, third-party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets and businesses of the Borrower and the Restricted Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in the same or similar businesses operating in the same or similar locations, in each case in such amounts (with no greater risk retention), covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, the Borrower and the Restricted Subsidiaries will maintain or cause to be maintained, with financially sound and reputable insurance companies, flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the Flood Program, in each case in compliance with any applicable regulations of the Board of Governors or other applicable law. Each such policy of insurance maintained by or on behalf of the Credit Parties shall (a) in the case of liability insurance policies (other than workers’ compensation and other policies for which such endorsements are not customary), name the Collateral Agent, for the benefit of the Secured Parties, as an additional insured thereunder and (b) in the case of business interruption and casualty insurance policies, contain a lender’s loss payable clause or endorsement, reasonably satisfactory in form and substance to the Collateral Agent, that names the Collateral Agent, for the benefit of the Secured Parties, as the lender’s loss payee thereunder, and shall provide that it shall not be canceled or not renewed (i) by reason of nonpayment of premium upon not less than 10 days’ prior written notice thereof by the insurer to the Collateral Agent (giving the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason upon not less than 30 days’ (or such shorter number of days as may be agreed to by the Collateral Agent or as may be the maximum number of days permitted by applicable law) prior written notice thereof by the insurer to the Collateral Agent.

5.6. Books and Records; Inspections. The Borrower and each Restricted Subsidiary will keep proper books of record and accounts in which full, true and correct entries in conformity in all material respects with GAAP and applicable law are made of all dealings and transactions in relation to its business and activities. The Borrower and each Restricted Subsidiary will permit the Administrative Agent or any Lender (pursuant to a request made through the Administrative Agent) (or their authorized representatives, agents or advisors) to visit and inspect any of its properties, to examine, copy and make extracts from its financial and accounting records and to discuss its business, operations, assets, liabilities (including contingent liabilities) and condition (financial or otherwise) with its officers and independent registered public accounting firm, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested; provided, that so long as no Default or Event of Default has occurred and is continuing such visits and inspections to be limited to not more than one visit and inspection for the Administrative Agent and all Lenders (coordinated through the Administrative Agent) in any Fiscal Year.

5.7. Lenders Meetings. The Borrower will, upon the request of the Administrative Agent or the Requisite Lenders, participate in a telephonic conference with the Administrative Agent and Lenders once during each Fiscal Quarter to be held at such time as may be agreed to by the Borrower and the Administrative Agent.

5.8. Compliance with Laws. The Borrower and each Restricted Subsidiary will comply with all applicable laws (including all Environmental Laws and all orders of any Governmental Authorities), except (a) in the case of Sanctions Laws, the PATRIOT Act and other applicable anti-terrorism and money laundering laws and Anti-Corruption Laws, where failure to comply, individually or in the aggregate, is not material and (b) otherwise, where failure to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.9. Environmental Matters. (a) Environmental Disclosure. The Borrower will deliver to the Administrative Agent and the Lenders, promptly upon the occurrence thereof, written notice describing in reasonable detail (i) any material Release required to be reported to any Governmental Authority under any applicable Environmental Laws, (ii) any remedial action taken by the Borrower, any Restricted Subsidiary or any other Person in response to any Release of Hazardous Materials Activities or any Environmental Liability that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, (iii) the Borrower or any Restricted Subsidiary obtaining knowledge of any occurrence or condition on any Material Real Estate Asset that would cause any Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws, and (iv) any Environmental Liability involving the Borrower or any Restricted Subsidiary that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(b) Environmental Response. The Borrower will, and will cause each Restricted Subsidiary to, take promptly any and all actions necessary to (i) cure any violation of applicable Environmental Laws by the Borrower or any Restricted Subsidiary that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (ii) make an appropriate response to any claim pursuant to Environmental Law against the Borrower or any Restricted Subsidiary and discharge any obligations it may have to any Person thereunder where failure to do so would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.10. Subsidiaries. If any Person becomes a Restricted Subsidiary of the Borrower (or any Subsidiary of the Borrower not theretofore a Designated Subsidiary becomes a Designated Subsidiary, including as a result of a designation of any Unrestricted Subsidiary as a Restricted Subsidiary or any Subsidiary becoming a Material Subsidiary), the Borrower will, as promptly as practicable, and in any event within 30 days (or such longer period as the Administrative Agent may agree to in writing), notify the Administrative Agent in writing thereof and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Restricted Subsidiary (if such Restricted Subsidiary is a Designated Subsidiary) and with respect to any Equity Interests in or Indebtedness of such Restricted Subsidiary owned by any Credit Party.

5.11. Additional Collateral. The Borrower will furnish to the Administrative Agent prompt written notice of (a) the acquisition by any Credit Party of a Material Real Estate Asset after the Closing Date and (b) the acquisition by any Credit Party of any other material assets (other than any assets constituting Excluded Property) after the Closing Date, other than any such assets constituting Collateral under the Collateral Documents in which the Collateral Agent shall have a valid, legal and perfected security interest (with the priority contemplated by the applicable Collateral Document) upon the acquisition thereof. The Borrower will, as promptly as practicable and in any event within 60 days (or such longer period as the Administrative Agent may agree to in writing), cause the requirements of clause (g) of the Collateral and Guarantee Requirement to be satisfied with respect to such Material Real Estate Asset.

5.12. Further Assurances. Each Credit Party will execute any and all further documents, financing statements, agreements and instruments, and take any and all further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law, or that the Administrative Agent or the Collateral Agent may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied at all times (to the extent applicable, subject to the grace periods set forth in Sections 5.10 and 5.11) or otherwise to effectuate the provisions of the Credit Documents, all at the expense of the Credit Parties. The Borrower will provide to the Administrative Agent and the Collateral Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent or the Collateral Agent, as applicable, as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents.

5.13. Maintenance of Ratings. The Borrower will use commercially reasonable efforts to maintain continuously a public corporate family rating (or comparable public ratings) from Moody’s and a public corporate credit rating (or comparable public rating) from S&P, in each case in respect of the Borrower, and a public credit rating from each of Moody’s and S&P in respect of the Tranche B Term Loans (in each case, with no requirement as to any minimum rating).

5.14. Use of Proceeds. (a) The Borrower and the other Restricted Subsidiaries will use the proceeds of the Loans made hereunder solely for the purposes set forth in Section 2.5 and in compliance with Section 4.15(b).

(b) The Borrower will not request any Loans and no part of the proceeds of the Loans will be used, directly or indirectly, (i) for the purpose of financing any activities or business of or with any Person or in any country or territory that at such time is the subject of any Sanctions, (ii) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Law or (iii) in any manner that would result in the violation of any Sanctions Laws applicable to any party hereto.

5.15. Post-Closing Matters. The Credit Parties shall satisfy each of the requirements set forth in the Post-Closing Letter Agreement on or before the date specified in the Post-Closing Letter Agreement for each such requirement, or such later date as may be permitted with respect thereto pursuant to the terms of the Post-Closing Letter Agreement.

SECTION 6. NEGATIVE COVENANTS

Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, each Credit Party covenants and agrees with the Agents and the Lenders that:

6.1. Indebtedness. Neither the Borrower nor any Restricted Subsidiary will, directly or indirectly, incur or remain liable with respect to any Indebtedness, except:

(a) Indebtedness created under the Credit Documents, including pursuant to Sections 2.23, 2.24 or 2.25;

(b) Indebtedness of the Borrower or any Restricted Subsidiary owing to the Borrower or any Restricted Subsidiary; provided that (i) such Indebtedness shall not have been transferred to any Person other than the Borrower or any Restricted Subsidiary, (ii) such Indebtedness shall be evidenced by the Intercompany Note, and, if owing to a Credit Party, shall have been pledged pursuant to the Pledge and Security Agreement, (iii) such Indebtedness owing by a Credit Party to a Restricted Subsidiary that is not a Credit Party shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the Intercompany Indebtedness Subordination Agreement and (iv) such Indebtedness is permitted as an Investment under Section 6.6(d);

(c) Guarantees incurred in compliance with Section 6.6(e);

(d) Indebtedness existing on the date hereof and set forth on Schedule 6.1 and Refinancing Indebtedness in respect thereof;

(e) (i) Indebtedness of the Credit Parties under the First Lien Credit Agreement (or under any documents governing First Lien Permitted Incremental Equivalent Indebtedness) in an aggregate principal amount at any time outstanding, when taken together with the aggregate principal amount of Refinancing Indebtedness outstanding pursuant to clause (ii) below, not to exceed the sum of (A) $595,000,000, less (B) the aggregate principal amount of “Tranche B Term Loans” prepaid under the First Lien Credit Agreement pursuant to Section 2.13(d) thereof, plus (C) the aggregate principal amount of Indebtedness that may be incurred pursuant to Section 2.23 of the First Lien Credit Agreement (or any comparable successor provision); provided that if the First Lien Credit Agreement is amended, modified, waived or supplemented or replaced following the Closing Date, this clause (C) shall in no event allow on any date of determination an aggregate principal amount of Indebtedness to be incurred pursuant to this clause (C) that is in excess of the aggregate principal amount that could have been incurred on such date pursuant to the provisions of Section 2.23 in the First Lien Credit Agreement as in effect on the Closing Date; provided that, in the case of any Indebtedness incurred under this clause (e)(i), (I) such Indebtedness shall constitute Permitted Senior Lien Secured Indebtedness, Permitted Pari Passu Secured Indebtedness, Permitted Junior Lien Secured Indebtedness or Permitted Unsecured Indebtedness and (II) other than in the case of any such Indebtedness incurred under (or incurred pursuant to commitments existing under) the First Lien Credit Agreement on the Closing Date, the Administrative Agent shall have received a certificate, dated the date such Indebtedness is incurred and signed by an Authorized Officer of the Borrower, confirming compliance with the conditions set forth in clause (i) above and, if such Indebtedness or any portion thereof is being incurred in reliance on clause (i)(C) above, setting forth a reasonably detailed calculation of the amount of Indebtedness permitted to be incurred under such clause; and (ii) Refinancing Indebtedness in respect of any Indebtedness permitted under clause (i) above or under this clause (ii);

(f) (i) Indebtedness of the Borrower or any Restricted Subsidiary (A) incurred to finance the acquisition, construction or improvement of any fixed or capital assets of the Borrower or any Restricted Subsidiary, including Capital Lease Obligations, provided that such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and the principal amount of such Indebtedness does not exceed the cost of acquiring, constructing or improving such fixed or capital assets, or (B) assumed in connection with the acquisition of any fixed or capital assets of the Borrower or any Restricted Subsidiary, provided, in the case of this clause (i), that at the time of incurrence of such Indebtedness and after giving Pro Forma Effect thereto and the use of the proceeds thereof, the aggregate principal amount of Indebtedness then outstanding under this clause (i), together with the aggregate principal amount of Refinancing Indebtedness then outstanding under clause (ii) below and with the aggregate principal amount of Capital Lease Obligations outstanding under Section 6.1(n), shall not exceed the greater of (x) $42,000,000 and (y) 8.0% of Consolidated Total Assets as of the last day of the then most recently ended Test Period; and (ii) any Refinancing Indebtedness in respect of any Indebtedness permitted under clause (i) above or under this clause (ii);

(g) (i) Indebtedness of any Person that becomes (other than as a result of a redesignation of an Unrestricted Subsidiary) a Restricted Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Restricted Subsidiary in a transaction permitted hereunder) after the date hereof, or Indebtedness of any Person that is assumed or incurred by the Borrower or any Restricted Subsidiary after the date hereof in connection with an Acquisition permitted hereunder consummated by the Borrower or any Restricted Subsidiary after the date hereof (other than the Specified Acquisition), provided, in the case of this clause (i), that at the time of the Borrower or any Restricted Subsidiary becoming liable with respect to such Indebtedness (whether as a result of such Person becoming a Restricted Subsidiary (or such merger or consolidation) or such assumption), and after giving Pro Forma Effect thereto and the use of the proceeds thereof, the aggregate principal amount of Indebtedness then outstanding under this clause (i), together with the aggregate principal amount of Refinancing Indebtedness then outstanding under clause (ii) below, shall not exceed the greater of (x) $30,000,000 and (y) 6.0% of Consolidated Total Assets as of the last day of the then most recently ended Test Period; and (ii) any Refinancing Indebtedness in respect of any Indebtedness permitted under clause (i) above or under this clause (ii); provided further that the aggregate principal amount of all Indebtedness outstanding under this clause (g) incurred by Restricted Subsidiaries that are not Credit Parties, when aggregated with the aggregate principal amount of all Indebtedness of Restricted Subsidiaries that are not Credit Parties outstanding under Section 6.1(o), shall not at any time exceed $12,000,000;

(h) so long as, after giving Pro Forma Effect to the incurrence of such Indebtedness and the use of proceeds thereof (but without netting the Cash proceeds of such Indebtedness (and any other Indebtedness incurred substantially concurrently therewith), no Event of Default shall have occurred and be continuing and the Borrower shall be in compliance with the financial covenant set forth in Section 6.7(a), determined as of the last day of the then most recently ended Test Period (provided that to the extent the proceeds of such Indebtedness are intended to be applied to finance a Limited Conditionality Transaction, at the option of the Borrower, the foregoing conditions may be tested in accordance with Section 1.5), (i) Permitted Pari Passu Secured Indebtedness, Permitted Junior Lien Secured Indebtedness and Permitted Unsecured Indebtedness; provided that (A) the aggregate amount of Indebtedness incurred under this clause (h)(i) on any date shall not exceed the Incremental Amount as of such date, (B) the stated final maturity of such Indebtedness shall not be earlier than the latest Maturity Date in effect on the date such Indebtedness is incurred, (C) the weighted average life to maturity of any such Indebtedness shall be no shorter than the longest remaining weighted average life to maturity of any Class of Loans outstanding as of the date of the incurrence thereof (and, for purposes of determining the weighted average life to maturity of any such Class of Loans, the effects of any prepayments made prior to the date of the determination shall be disregarded), (D) in the case of Permitted Pari Passu Secured Indebtedness, the Weighted Average Yield, determined as of the date of incurrence of such Indebtedness, shall not be greater than the Weighted Average Yield with respect to the Tranche B Term Loans, determined as of such date (giving effect to any amendments to the Weighted Average Yield on the Tranche B Term Loans that became effective subsequent to the Closing Date but prior to such date, but excluding the effect of any increase in interest margins with respect thereto pursuant to this clause (D)), plus 0.50% per annum unless the Applicable Rate (together with, as provided in the proviso below, the Adjusted Eurodollar Rate and Base Rate floors) with respect to the Tranche B Term Loans is increased, or fees to Lenders then holding the Tranche B Term Loans are paid, so as to cause the Weighted Average Yield with respect to the Tranche B Term Loans to equal the Weighted Average Yield with respect to such Indebtedness minus 0.50%, provided that any increase in the effective Weighted Average Yield with respect to the Tranche B Term Loans due to the application of an Adjusted Eurodollar Rate or Base Rate floor to such Indebtedness shall be effected solely through an increase in the Adjusted Eurodollar Rate or Base Rate floor applicable to the Tranche B Term Loans and only to the extent an increase in such floor with respect to the Tranche B Term Loans would cause an increase in the interest rate then in effect with respect thereto, (E) such Indebtedness satisfies the Specified Permitted Indebtedness Documentation Requirements and (F) the Administrative Agent shall have received a certificate, dated the date such Indebtedness is incurred and signed by an Authorized Officer of the Borrower, confirming the absence of Events of Default as required above and compliance with the conditions set forth in clause (A) above, setting forth a reasonably detailed calculation of compliance with Section 6.7(a) on a Pro Forma Basis and, if such Indebtedness or any portion thereof is being incurred in reliance on clause (b) of the definition of the term “Incremental Amount”, setting forth a reasonably detailed calculation of the Incremental Amount under such clause; provided further that such Indebtedness may be incurred in the form of a bridge or other interim credit facility intended to be extended, renewed or refinanced with Long-Term Indebtedness (and such bridge or other interim credit facility shall be deemed to satisfy clauses (B) and (C) above so long as (x) such credit facility includes customary “rollover” provisions that are subject to no conditions precedent other than (I) the occurrence of the date specified for the “rollover” and (II) that no payment or bankruptcy event of default shall have occurred and be continuing and (y) assuming such credit facility were to be extended pursuant to such “rollover” provisions, such extended credit facility would comply with clauses (B) and (C) above); and (ii) any Refinancing Indebtedness in respect of any Indebtedness permitted under clause (i) above or under this clause (ii);

(i) so long as, after giving Pro Forma Effect to the incurrence of such Indebtedness and the use of proceeds thereof (but without netting the Cash proceeds of such Indebtedness (and any other Indebtedness incurred substantially concurrently therewith), no Event of Default shall have occurred and be continuing and the Borrower shall be in compliance with the financial covenant set forth in Section 6.7(a), determined as of the last day of the then most recently ended Test Period, (i) Permitted Pari Passu Secured Indebtedness, Permitted Junior Lien Secured Indebtedness and Permitted Unsecured Indebtedness that, in each case, refinances, in whole or in part, any Loans; provided that (A) the original aggregate principal amount of such Indebtedness shall not exceed the aggregate principal amount of such Loans being refinanced (except by an amount no greater than accrued and unpaid interest on such Loans, any original issue discount or upfront fees applicable to such Indebtedness and any reasonable fees, premiums and expenses relating to such refinancing), (B) the stated final maturity of such Indebtedness shall not be earlier than the Maturity Date of the Class of Loans being refinanced in effect at the time such Indebtedness is incurred, (C) the weighted average life to maturity of such Indebtedness (if other than in the form of revolving loans) shall be no shorter than the remaining weighted average life to maturity of the Class of Loans being refinanced (and, for purposes of determining the weighted average life to maturity of such Class of Loans being refinanced, the effects of any prepayments made prior to the date of the determination shall be disregarded), (D) in the case of Permitted Pari Passu Secured Indebtedness (and only if, after giving effect to any substantially concurrent refinancing of Loans, any Tranche B Term Loans shall remain outstanding), the Weighted Average Yield, determined as of the date of incurrence of such Indebtedness, shall not be greater than the Weighted Average Yield with respect to the Tranche B Term Loans, determined as of such date (giving effect to any amendments to the Weighted Average Yield on the Tranche B Term Loans that became effective subsequent to the Closing Date but prior to such date, but excluding the effect of any increase in interest margins with respect thereto pursuant to this clause (D)), plus 0.50% per annum unless the Applicable Rate (together with, as provided in the proviso below, the Adjusted Eurodollar Rate and Base Rate floors) with respect to the Tranche B Term Loans is increased, or fees to Lenders then holding the Tranche B Term Loans are paid, so as to cause the Weighted Average Yield with respect to the Tranche B Term Loans to equal the Weighted Average Yield with respect to such Indebtedness minus 0.50%, provided that any increase in the effective Weighted Average Yield with respect to the Tranche B Term Loans due to the application of an Adjusted Eurodollar Rate or Base Rate floor to such Indebtedness shall be effected solely through an increase in the Adjusted Eurodollar Rate or Base Rate floor applicable to the Tranche B Term Loans and only to the extent an increase in such floor with respect to the Tranche B Term Loans would cause an increase in the interest rate then in effect with respect thereto, (E) such Loans being refinanced shall be repaid or prepaid substantially concurrently on the date such Indebtedness is incurred, (F) such Indebtedness satisfies the Specified Permitted Indebtedness Documentation Requirements and (G) the Administrative Agent shall have received a certificate, dated the date such Indebtedness is incurred and signed by an Authorized Officer of the Borrower, confirming the absence of Events of Default as required above and setting forth a reasonably detailed calculation of compliance with Section 6.7(a) on a Pro Forma Basis; provided further that such Indebtedness may be incurred in the form of a bridge or other interim credit facility intended to be extended, renewed or refinanced with Long-Term Indebtedness (and such bridge or other interim credit facility shall be deemed to satisfy clauses (B) and (C) above so long as (x) such credit facility includes customary “rollover” provisions that are subject to no conditions precedent other than (I) the occurrence of the date specified for the “rollover” and (II) that no payment or bankruptcy event of default shall have occurred and be continuing and (y) assuming such credit facility were to be extended pursuant to such “rollover” provisions, such extended credit facility would comply with clauses (B) and (C) above); and (ii) any Refinancing Indebtedness in respect of any Indebtedness permitted under clause (i) above or under this clause (ii);

(j) to the extent constituting Indebtedness, indemnification obligations (other than in respect of any Indebtedness) incurred in connection with any Acquisition or other Investment permitted by Section 6.6 or any Disposition permitted by Section 6.8;

(k) Indebtedness in respect of netting services, overdraft protections and otherwise arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds, overdraft or any similar services, in each case in the ordinary course of business;

(l) Indebtedness in respect of letters of credit, bank guarantees and similar instruments issued for the account of the Borrower or any Restricted Subsidiary in the ordinary course of business supporting obligations of the Borrower or any Restricted Subsidiary (i) under workers’ compensation, unemployment insurance, health, disability or other employee benefits and other social security laws and (ii) under bids, trade contracts, leases (other than Capital Lease Obligations), supply and service agreements with vendors, statutory obligations, surety, litigation and appeal bonds, performance bonds and obligations of a like nature;

(m) Indebtedness of the Borrower or any other Credit Party in the form of purchase price adjustments, earnouts, deferred compensation or other similar arrangements incurred in connection with any Acquisition consummated prior to the Closing Date or any Acquisition consummated after the Closing Date that is permitted by Section 6.6; provided that such Indebtedness is not secured by any Liens on the assets of the Borrower or any Restricted Subsidiary;

(n) Capital Lease Obligations arising under any Sale/Leaseback Transaction incurred in compliance with Section 6.9, provided that at the time of the consummation of such Sale/Leaseback Transaction and after giving Pro Forma Effect thereto and the use of the proceeds thereof, (i) the aggregate principal amount of Indebtedness then outstanding under this clause (n) shall not exceed the greater of (A) $18,000,000 and (B) 3.5% of Consolidated Total Assets as of the last day of the then most recently ended Test Period and (ii) the aggregate principal amount of Indebtedness then outstanding under this clause (n), together with the aggregate principal amount of Indebtedness outstanding under Section 6.1(f), shall not exceed the greater of (A) $42,000,000 and (B) 8.0% of Consolidated Total Assets as of the last day of the then most recently ended Test Period;

(o) other unsecured Indebtedness of the Borrower or any Restricted Subsidiary, provided that at the time of incurrence of such Indebtedness and after giving Pro Forma Effect thereto and the use of the proceeds thereof, the aggregate principal amount of Indebtedness then outstanding under this clause (o), shall not exceed the greater of (i) $60,000,000 and (ii) 12.0% of Consolidated Total Assets as of the last day of the then most recently ended Test Period; provided further that the aggregate principal amount of all Indebtedness outstanding under this clause (o) incurred by Restricted Subsidiaries that are not Credit Parties, when aggregated with the aggregate principal amount of all Indebtedness of Restricted Subsidiaries that are not Credit Parties outstanding under Section 6.1(g), shall not at any time exceed $12,000,000;

(p) unsecured Indebtedness owed to current or former officers, directors, employees or consultants of the Borrower or any Restricted Subsidiary (or their respective estates, heirs, family members, spouses and former spouses, domestic partners and former domestic partners or beneficiaries under their respective estates) to finance the purchase or redemption of Equity Interests in the Borrower permitted by Section 6.4; provided that the aggregate principal amount of Indebtedness permitted under this clause (p) shall not exceed $6,000,000 at any time outstanding;

(q) (i) Indebtedness of the Credit Parties under the New Subordinated Note and Refinancing Indebtedness in respect thereof, provided that (A) the aggregate principal amount of Indebtedness under this clause (q)(i) shall not exceed $10,000,000 and (B) the stated final maturity of such Indebtedness shall not be earlier than 91 days after the latest Maturity Date, and such Indebtedness shall not require any mandatory or scheduled prepayments, repurchases, redemptions or other repayments of principal thereof prior to such stated final maturity, and (ii) Indebtedness of the Credit Parties under the Existing Subordinated Notes and Refinancing Indebtedness in respect thereof, provided that (A) the aggregate principal amount of Indebtedness under this clause (q)(ii) shall not exceed (x) $3,276,175.38 plus (y) all interest on such Indebtedness paid-in-kind by the addition thereof to the outstanding principal amount of such Indebtedness after the Closing Date and (B) such Indebtedness shall not require any mandatory or scheduled prepayments, repurchases, redemptions or other repayments of principal thereof (other than regularly scheduled amortization payments required by the terms of the Existing Subordinated Notes as in effect on the Closing Date) prior to the stated final maturity thereof; provided further, in the case of any Indebtedness under this clause (q), (I) such Indebtedness shall not be secured by any Liens on any assets of the Borrower or any Subsidiary, and shall not be Guaranteed by any Person other than the Credit Parties, (II) in the case of any such Refinancing Indebtedness, the terms of such Indebtedness (excluding interest rates (whether fixed or floating), interest margins, benchmark rate floors, fees, original issue discounts and any “call protection”) are, when taken as a whole, not more favorable to the lenders or holders providing such Indebtedness than (x) those applicable to the New Subordinated Note or the Existing Subordinated Notes, as applicable, as in effect on the Closing Date, when taken as a whole, or (y) those applicable under this Agreement when taken as a whole, provided that a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent (with the Administrative Agent agreeing to provide a copy thereof, together with any drafts referred to below, to the Lenders promptly upon receipt) at least five Business Days prior to the incurrence of such Refinancing Indebtedness, together with a reasonably detailed description of the material terms of such Refinancing Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms satisfy the requirements of this clause (II) shall be conclusive evidence that such terms satisfy such requirement unless the Administrative Agent or the Requisite Lenders notify the Borrower in writing within such five Business Day period that it or they disagree with such determination (including a reasonable description of the basis upon which it or they disagree), and (III) such Indebtedness is subordinated in right of payment to the Obligations and all Permitted Section 6.1(e) Indebtedness, Permitted Credit Agreement Refinancing Indebtedness and Permitted Incremental Equivalent Indebtedness (in each case, other than Subordinated Indebtedness) of the Borrower or any Guarantor Subsidiary, as applicable, on terms no less favorable to the Secured Parties than the subordination terms applicable to the New Subordinated Note or the Existing Subordinated Notes, as applicable, as of the Closing Date;

(r) Indebtedness consisting of the financing of insurance premiums or take or pay obligations contained in supply arrangements that do not constitute Guarantees, in each case, incurred in the ordinary course of business; and

(s) to the extent constituting Indebtedness, all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in this Section 6.1.

For purposes of determining compliance with this Section 6.1 (subject to the final sentence of each of the definitions of “Permitted Senior Lien Secured Indebtedness”, “Permitted Pari Passu Secured Indebtedness” and “Permitted Junior Lien Secured Indebtedness”), (i) in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in this Section 6.1, the Borrower shall, in its sole discretion, classify such item of Indebtedness (or any portion thereof) and may include the amount and type of such Indebtedness in one or more of the above clauses, and the Borrower may later reclassify such item of Indebtedness (or any portion thereof) and include it in another of such clauses in which it could have been included at the time it was incurred (but not into any clause under which it could not have been included at the time it was incurred); provided that, notwithstanding the foregoing, the Subordinated Notes and any Refinancing Indebtedness in respect thereof may only be incurred in reliance on Section 6.1(q) and may not be reclassified and (ii) for purposes of assessing whether any Dollar limit set forth in any clause of this Section 6.1 has been observed in connection with incurrence of any Indebtedness, any other Indebtedness contemporaneously incurred pursuant to and in accordance with the other available clauses of this Section 6.1 that do not require such other Indebtedness to observe such Dollar limit shall be disregarded, even if such other Indebtedness is of the same tranche or series as such Indebtedness being incurred under such Dollar limit.

6.2. Liens. Neither the Borrower nor any Restricted Subsidiary will, directly or indirectly, incur or permit to exist any Lien on or with respect to any asset of the Borrower or any Restricted Subsidiary, whether now owned or hereafter acquired or licensed, or assign or sell any income, profits or revenues (including accounts receivable and royalties) or rights in respect of any thereof, except:

(a) Liens created under the Credit Documents;

(b) Permitted Encumbrances;

(c) any Lien on any asset of the Borrower or any Restricted Subsidiary existing on the date hereof and set forth on Schedule 6.2, and any extensions, renewals and replacements thereof; provided that (i) such Lien shall not apply to any other asset of the Borrower or any Restricted Subsidiary, other than to proceeds and products of, and after-acquired property that is affixed or incorporated into, the assets covered by such Lien, and (ii) such Lien shall secure only those obligations that it secures on the date hereof and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof (except by an amount not greater than accrued and unpaid interest on such obligations and any reasonable fees, premiums and expenses relating to such extension, renewal or refinancing) and, in the case of any such obligations constituting Indebtedness, that are permitted under Section 6.1(d) as Refinancing Indebtedness in respect thereof;

(d) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Restricted Subsidiary; provided that (i) such Liens secure only Indebtedness outstanding under Section 6.1(f) and obligations relating thereto not constituting Indebtedness and (ii) such Liens shall not apply to any other asset of the Borrower or any Restricted Subsidiary, other than to proceeds and products of, and after-acquired property that is affixed or incorporated into, the assets covered by such Liens; provided further that individual financings of equipment or other fixed or capital assets otherwise permitted to be secured hereunder provided by any Person (or its Affiliates) may be cross-collateralized to other such financings provided by such Person (or its Affiliates);

(e) any Lien existing on any asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any asset of any Person that becomes (other than as a result of a redesignation of an Unrestricted Subsidiary) a Restricted Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Restricted Subsidiary in a transaction permitted hereunder) after the date hereof prior to the time such Person becomes a Restricted Subsidiary (or is so merged or consolidated), and any extensions, renewals and replacements thereof; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary (or such merger or consolidation), (ii) such Lien shall not apply to any other asset of the Borrower or any Restricted Subsidiary (other than, in the case of any such merger or consolidation, the assets of any special purpose merger Restricted Subsidiary that is a party thereto), other than to proceeds and products of, and after-acquired property that is affixed or incorporated into, the assets covered by such Lien or becomes subject to such Lien pursuant to an after-acquired property clause as in effect on the date of such acquisition or the date such Person becomes a Restricted Subsidiary (or is so merged or consolidated), and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary (or is so merged or consolidated), and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof (except by an amount not greater than accrued and unpaid interest, fees and premiums (if any) with respect to such original obligations and reasonable fees and expenses arising from such extension, renewal or refinancing) and, in the case of any such obligations constituting Indebtedness, that are permitted under Section 6.1;

(f) Liens on the Collateral securing (i) Permitted Section 6.1(e) Indebtedness, (ii) “Specified Cash Management Services Obligations” (as defined in the First Lien Credit Agreement) or any comparable term in any other Permitted Section 6.1(e) Indebtedness Documents, (iii) “Specified Hedge Obligations” (as defined in the First Lien Credit Agreement) or any comparable term in any other Permitted Section 6.1(e) Indebtedness Documents and (iv) obligations relating to any of the foregoing not constituting Indebtedness;

(g) Liens on the Collateral securing Permitted Incremental Equivalent Indebtedness and obligations relating thereto not constituting Indebtedness;

(h) Liens on the Collateral securing Permitted Credit Agreement Refinancing Indebtedness and obligations relating thereto not constituting Indebtedness;

(i) in connection with any Disposition permitted under Section 6.8, customary rights and restrictions contained in agreements relating to such Disposition pending the completion thereof;

(j) in the case of (i) any Restricted Subsidiary that is not a wholly owned Subsidiary or (ii) the Equity Interests in any Person that is not a Restricted Subsidiary (including any Unrestricted Subsidiary), any encumbrance, restriction or other Lien, including any put and call arrangements, related to the Equity Interests in such Restricted Subsidiary or such other Person set forth (A) in its Organizational Documents or any related joint venture, shareholders’ or similar agreement, in each case so long as such encumbrance or restriction is applicable to all holders of the same class of Equity Interests or is otherwise of the type that is customary for agreements of such type or (B) in the case of clause (ii) above, in any agreement or document governing Indebtedness of such Person;

(k) any Lien on assets of any CFC or CFC Holding Company that is not a Designated Subsidiary; provided that (i) such Lien shall not apply to any Collateral (including any Equity Interests in any Subsidiary that constitute Collateral) or any other assets of the Borrower or any Restricted Subsidiary that is not a CFC or CFC Holding Company and (ii) such Lien shall secure only Indebtedness or other obligations of such CFC or CFC Holding Company permitted hereunder;

(l) Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by the Borrower or any Restricted Subsidiary in connection with any letter of intent or purchase agreement for any Acquisition or Investment permitted hereunder;

(m) nonexclusive outbound licenses of Intellectual Property and leases or sub-leases of equipment or real property, in each case granted by the Borrower or any Restricted Subsidiary in the ordinary course of business that do not materially detract from the value of the affected asset or interfere with the ordinary conduct of business of the Borrower or any Restricted Subsidiary;

(n) any Lien in favor of the Borrower or any Restricted Subsidiary (other than Liens on assets of any Credit Party in favor of a Restricted Subsidiary that is not a Credit Party);

(o) Liens on fixed or capital assets subject to any Sale/Leaseback Transaction permitted under Section 6.9; provided that (i) such Liens secure only Indebtedness permitted by Section 6.1(n) and obligations relating thereto not constituting Indebtedness and (ii) such Liens shall not apply to any other asset of the Borrower or any Restricted Subsidiary, other than to proceeds and products of, and after-acquired property that is affixed or incorporated into, the assets covered by such Liens;

(p) (i) deposits made in the ordinary course of business to secure obligations to insurance carriers providing casualty, liability or other insurance to the Borrower and the Restricted Subsidiaries and (ii) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(q) Cash deposits not to exceed $6,000,000 at any time securing letters of credit, bank guarantees and similar instruments issued in currencies other than Dollars; and

(r) other Liens securing Indebtedness or other obligations; provided that the aggregate outstanding amount of Indebtedness and other obligations secured by Liens permitted by this clause (r) shall not exceed $30,000,000.

6.3. No Further Negative Pledges. Neither the Borrower nor any Restricted Subsidiary will, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of the Borrower or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its assets, whether now owned or hereafter acquired, to secure any Obligations; provided that the foregoing shall not apply to (a) restrictions and conditions imposed by law or by any Credit Document, (b) restrictions and conditions existing on the date hereof identified on Schedule 6.3, and amendments, modifications, extensions and renewals thereof (including any such extension or renewal arising as a result of an extension, renewal or refinancing of any Indebtedness containing such restriction or condition), provided, in each case, that the scope of any such restriction or condition shall not have been expanded as a result thereof, (c) in the case of any Restricted Subsidiary that is not a wholly owned Subsidiary or the Equity Interests in any Person that is not a Restricted Subsidiary (including any Unrestricted Subsidiary), restrictions and conditions imposed by the Organizational Documents of such Restricted Subsidiary or such other Person or any related joint venture, shareholders’ or similar agreement, provided, in each case, that such restrictions and conditions apply only to such Restricted Subsidiary and to any Equity Interests in such Restricted Subsidiary or to the Equity Interests in such other Person (including any Unrestricted Subsidiary), as applicable, (d) restrictions and conditions imposed by any agreement or document governing secured Indebtedness permitted by Section 6.1(f) or 6.1(n) or governing Liens permitted by Section 6.2(d), 6.2(l), 6.2(o), 6.2(p)(i) or 6.2(q) or by clause (c), (d) or (m) of the definition of “Permitted Encumbrances”, provided that such restrictions and conditions apply only to the assets securing such Indebtedness or subject to such Liens, (e) restrictions and conditions imposed by agreements relating to Indebtedness assumed in reliance on Section 6.1(g)(i) or Refinancing Indebtedness in respect thereof incurred in reliance on Section 6.1(g)(ii), provided that such restrictions and conditions apply only to Persons that are permitted under such Sections to be obligors in respect of such Indebtedness and are not less favorable to the Lenders than the restrictions and conditions imposed by such Indebtedness (or, in the case of any Refinancing Indebtedness, by the applicable Original Indebtedness) at the time such Indebtedness first became subject to Section 6.1, (f) in connection with the sale of any Equity Interests in a Subsidiary or any other assets, customary restrictions and conditions contained in agreements relating to such sale pending the completion thereof, provided that such restrictions and conditions apply only to the Subsidiary or the other assets to be sold and such sale is permitted under Section 6.8, (g) restrictions and conditions imposed by any agreement or document governing Indebtedness of any Restricted Subsidiary that is not, and is not required to become, a Credit Party hereunder, provided that such restrictions and conditions apply only to such Restricted Subsidiary, (h) restrictions and conditions imposed by customary provisions in leases, licenses and other agreements restricting the assignment thereof or, in the case of any lease or license, permitting to exist any Lien on the assets leased or licensed thereunder, (i) customary restrictions in respect of Intellectual Property contained in licenses or sublicenses of, or other grants of rights to use or exploit, such Intellectual Property, (k) restrictions and conditions contained in any Permitted Section 6.1(e) Indebtedness Document or any Permitted Subordinated Indebtedness Document, in each case, as in effect on the Closing Date and amendments, modifications, extensions and renewals thereof, provided, in each case, that the scope of any such restriction or condition shall not have been expanded as a result thereof, and (l) restrictions and conditions contained in any agreement or instrument evidencing or governing any Indebtedness permitted by Section 6.1(e), 6.1(g) (other than in respect of existing Indebtedness assumed in reliance thereon), 6.1(h), 6.1(i) or 6.1(o) to the extent, in the good faith judgment of the Borrower, such restrictions and conditions are on customary market terms for Indebtedness of such type and so long as the Borrower has determined in good faith that such restrictions and conditions would not reasonably be expected to impair in any material respect the ability of the Credit Parties to meet their obligations under the Credit Documents. Nothing in this Section 6.3 shall be deemed to modify the requirements set forth in the definition of the term “Collateral and Guarantee Requirement” or the obligations of the Credit Parties under Sections 5.10, 5.11 or 5.12 or under the Collateral Documents.

6.4. Restricted Junior Payments. Neither the Borrower nor any Restricted Subsidiary will declare or pay or make, or agree to declare or pay or make, directly or indirectly, any Restricted Junior Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a) each of the Borrower and any Restricted Subsidiary may declare and pay dividends with respect to its Equity Interests payable solely in additional Equity Interests in such Person to the extent not otherwise prohibited hereunder;

(b) any Restricted Subsidiary may declare and pay dividends or make other distributions with respect to its capital stock, partnership or membership interests or other similar Equity Interests, and declare and make other Restricted Junior Payments in respect of its Equity Interests, in each case ratably to the holders of such Equity Interests (or, if not ratably, on a basis more favorable to the Borrower and the Restricted Subsidiaries);

(c) the Borrower may make payments in respect of, or repurchases of its Equity Interests deemed to occur upon the “cashless exercise” of, stock options, stock purchase rights, stock exchange rights or other equity-based awards if such payment or repurchase represents a portion of the exercise price of such options, rights or awards or withholding taxes, payroll taxes or other similar taxes due upon such exercise;

(d) the Borrower may make cash payments in lieu of the issuance of fractional shares representing Equity Interests in the Borrower in connection with the exercise of warrants, options or other Securities convertible into or exchangeable for common stock in the Borrower;

(e) the Borrower may make Restricted Junior Payments in respect of its Equity Interests pursuant to and in accordance with stock option plans or other benefit plans or agreements for, or otherwise make Restricted Junior Payments to redeem, retire, purchase or otherwise acquire any of its Equity Interests held by, future, present or former directors, officers, employees or consultants of the Borrower and the Restricted Subsidiaries; provided that (i) the aggregate amount of the Restricted Junior Payments made in reliance on this clause (e) in any Fiscal Year shall not exceed the sum of (A) $2,400,000 plus (B) an amount equal to any unutilized portion of such amount in clause (A) in any preceding Fiscal Year ended after the Closing Date and (ii) Restricted Junior Payments made in reliance on this clause (e) during any Fiscal Year shall be deemed to use, first, the amount set forth in clause (A) above for such Fiscal Year and, second, any portion of the amount set forth in clause (A) above for any preceding Fiscal Year that has been carried over to such Fiscal Year pursuant to clause (B) above;

(f) the Borrower and the Restricted Subsidiaries may make additional Restricted Junior Payments; provided that, immediately prior to the making thereof, and immediately after giving Pro Forma Effect thereto, including to any related incurrence of Indebtedness, (i) no Event of Default shall have occurred and be continuing, (ii) the Total Net Leverage Ratio, determined as of the last day of the then most recently ended Test Period, shall not exceed 1.40:1.00 and (iii) the Borrower shall be in compliance with Section 6.7(a);

(g) the Borrower and the Restricted Subsidiaries may make (i) regularly scheduled interest and principal payments as and when due in respect of any Junior Indebtedness, other than payments in respect of Subordinated Indebtedness prohibited by the subordination provisions thereof, and (ii) prepayments in respect of any Junior Indebtedness to the extent required by Section 2.14(c);

(h) the Borrower and the other Credit Parties may refinance any Junior Indebtedness with the proceeds of other Indebtedness to the extent permitted under Section 6.1;

(i) so long as no Default or Event of Default shall have occurred and be continuing, the Borrower and the Restricted Subsidiaries may make other Restricted Junior Payments; provided that the aggregate amount of Restricted Junior Payments made in reliance on this clause (i) since the Closing Date shall not exceed $1,200,000;

(j) the Borrower and the Restricted Subsidiaries may make additional Restricted Junior Payments; provided that (i) immediately prior to the making thereof, and immediately after giving Pro Forma Effect thereto, including to any related incurrence of Indebtedness, (A) no Event of Default shall have occurred and be continuing and (B) the Total Net Leverage Ratio shall not be greater than the lesser of (x) 1.65:1.00 and (y) the maximum Total Net Leverage Ratio permitted under the financial covenant set forth in Section 6.7(a), in each case, determined as of the last day of the then most recently ended Test Period, (ii) the amount of any such Restricted Junior Payment shall not exceed the Available Basket Amount at the time such Restricted Junior Payment is made and (iii) the Borrower shall have delivered to the Administrative Agent a certificate of an Authorized Officer of the Borrower certifying that all the requirements set forth in this clause (j) have been satisfied with respect to such Restricted Junior Payment and including reasonably detailed calculations demonstrating satisfaction of the requirements set forth in clauses (i)(B) and (ii) above;

(k) any Restricted Junior Payment arising solely on account of any Permitted Holder using its Equity Interests in the Borrower to satisfy such Permitted Holders’ payment obligations under the Acquired Company Indemnity Letter Agreement;

(l) any Restricted Junior Payment required to be made to consummate the Iqmax Disposition; and

(m) the Borrower may redeem the Closing Date Preferred Stock solely with the Net Proceeds received (and not otherwise applied) by the Borrower substantially concurrently with the making of such redemption from any issuance and sale of Equity Interests in the Borrower (other than any Disqualified Equity Interests and other than any Equity Interests issued or sold to any Subsidiary of the Borrower); provided that, immediately prior to the making of such redemption, and immediately after giving Pro Forma Effect thereto, no Event of Default shall have occurred and be continuing.

6.5. Restrictions on Subsidiary Distributions. Neither the Borrower nor any Restricted Subsidiary will, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Restricted Subsidiary (a) to pay dividends or make other distributions on its Equity Interests owned by the Borrower or any Restricted Subsidiary, (b) to repay or prepay any Indebtedness owing by such Restricted Subsidiary to the Borrower or any Restricted Subsidiary, (c) to make loans or advances to the Borrower or any Restricted Subsidiary or to Guarantee the Obligations or (d) to transfer, lease or license any of its assets to the Borrower or any Restricted Subsidiary; provided that the foregoing shall not apply to (i) restrictions and conditions imposed by law or by any Credit Document, (ii) restrictions and conditions existing on the date hereof identified on Schedule 6.5, and amendments, modifications, extensions or renewals thereof (including any such extension or renewal arising as a result of an extension, renewal or refinancing of any Indebtedness containing such restriction or condition), provided, in each case, that the scope of any such restriction or condition shall not have been expanded as a result thereof, (iii) in the case of any Restricted Subsidiary that is not a wholly owned Subsidiary of the Borrower or, in the case of restrictions and conditions referred to in clause (d) above, the Equity Interests in any Person that is not a Restricted Subsidiary (including any Unrestricted Subsidiary), restrictions and conditions imposed by agreements and documents governing Indebtedness of such Restricted Subsidiary or such Person or its Organizational Documents or any related joint venture, shareholders’ or similar agreement, provided that such restrictions and conditions apply only to such Restricted Subsidiary or, in the case of restrictions and conditions referred to in clause (d) above, to any Equity Interests in such Restricted Subsidiary or such other Person (including any Unrestricted Subsidiary), as applicable, (iv) in the case of restrictions and conditions referred to clause in (d) above, restrictions and conditions imposed by any agreement relating to secured Indebtedness permitted by Section 6.1(f) or 6.1(n) or governing Liens permitted by Section 6.2(d), 6.2(l), 6.2(o), 6.2(p)(i) or 6.2(q) or by clause (c), (d) or (m) of the definition of “Permitted Encumbrances”, provided that such restrictions and conditions apply only to the assets securing such Indebtedness or subject to such Liens, (v) restrictions and conditions imposed by any agreement or document relating to Indebtedness assumed in reliance on Section 6.1(g)(i) or Refinancing Indebtedness in respect thereof incurred in reliance on Section 6.1(g)(ii), provided that such restrictions and conditions apply only to Persons that are permitted under such Section to be obligors in respect of such Indebtedness and are not less favorable to the Lenders than the restrictions and conditions imposed by such Indebtedness (or, in the case of any Refinancing Indebtedness, by the applicable Original Indebtedness) at the time such Indebtedness first became subject to Section 6.1, (vi) in connection with the sale of any Equity Interests in a Subsidiary or any other assets, customary restrictions and conditions contained in agreements relating to such sale pending the completion thereof, provided that such restrictions and conditions apply only to the Subsidiary or the other assets to be sold and such sale is permitted under Section 6.8, (vii) in the case of restrictions or conditions referred to in clauses (c) and (d) above, restrictions and conditions imposed by any agreement or document governing Indebtedness of any Restricted Subsidiary that is not, and is not required to become, a Credit Party hereunder, provided that such restrictions and conditions apply only to such Restricted Subsidiary, (viii) in the case of restrictions and conditions referred to in clause (d) above, restrictions and conditions imposed by customary provisions in leases, licenses and other agreements restricting the assignment thereof or, in the case of any lease or license, permitting to exist any Lien on the assets leased or licensed thereunder, (ix) restrictions on cash or deposits or net worth imposed by customers, suppliers or landlords under agreements entered into in the ordinary course of business, (x) in the case of restrictions and conditions referred to in clause (d) above, customary restrictions in respect of Intellectual Property contained in licenses or sublicenses of, or other grants of rights to use or exploit, such Intellectual Property, (xi) restrictions and conditions contained in any Permitted Section 6.1(e) Indebtedness Document or any Permitted Subordinated Indebtedness Document, in each case, as in effect on the Closing Date and amendments, modifications, extensions and renewals thereof, provided, in each case, that the scope of any such restriction or condition shall not have been expanded as a result thereof, (xii) restrictions and conditions contained in any agreement or instrument evidencing or governing any Indebtedness permitted by Section 6.1(e), 6.1(g) (other than in respect of existing Indebtedness assumed in reliance thereon), 6.1(h), 6.1(i) or 6.1(o) so long as the Borrower has determined in good faith that such restrictions and conditions would not reasonably be expected to impair in any material respect the ability of the Credit Parties to meet their obligations under the Credit Documents, and (xiii) in the case of restrictions and conditions referred to in clause (d) above, restrictions and conditions imposed by the Vector Facility Arrangements on the assignment or transfer by the Borrower of its rights under the Vector Subordinated Note. Nothing in this Section 6.5 shall be deemed to modify the requirements set forth in the definition of the term “Collateral and Guarantee Requirement” or the obligations of the Credit Parties under Sections 5.10, 5.11 or 5.12 or under the Collateral Documents.

6.6. Investments. Neither the Borrower nor any Restricted Subsidiary will purchase or acquire (including pursuant to any merger or consolidation with any Person that was not a wholly owned Restricted Subsidiary of the Borrower prior thereto), hold, make or otherwise permit to exist any Investment in any other Person, or make any Acquisition, except:

(a) Investments in Cash and Cash Equivalents;

(b) Investments existing on the date hereof that are set forth on Schedule 6.6 (but not any additions thereto (including any capital contributions) made after the date hereof);

(c) Investments by the Borrower and the Restricted Subsidiaries in Equity Interests in their Restricted Subsidiaries; provided that (i) such investees are Restricted Subsidiaries prior to such Investments (or such Equity Interests in a Restricted Subsidiary are held as the result of a designation of an Unrestricted Subsidiary as a Restricted Subsidiary), (ii) any such Equity Interests held by a Credit Party shall be pledged in accordance with the requirements of the definition of the term “Collateral and Guarantee Requirement” and (iii) the aggregate amount of such Investments by the Credit Parties in, and loans and advances under clause (d) below by the Credit Parties to, and Guarantees under clause (e) by the Credit Parties of Indebtedness and other obligations of, Restricted Subsidiaries that are not Credit Parties (excluding all such Investments, loans, advances and Guarantees existing on the date hereof and permitted by clause (b) above) shall not exceed $24,000,000 at any time outstanding;

(d) loans or advances made by the Borrower or any Restricted Subsidiary to the Borrower or any Restricted Subsidiary; provided that (i) the Indebtedness resulting therefrom is permitted by Section 6.1(b) and (ii) the amount of such loans and advances made by the Credit Parties to Restricted Subsidiaries that are not Credit Parties shall be subject to the limitation set forth in clause (c) above;

(e) Guarantees by the Borrower or any Restricted Subsidiary of Indebtedness or other obligations of the Borrower or any Restricted Subsidiary (including any such Guarantees arising as a result of any such Person being a joint and several co-applicant with respect to any letter of credit or letter of guaranty); provided that (i) a Restricted Subsidiary shall not Guarantee any Junior Indebtedness unless (A) such Restricted Subsidiary has Guaranteed the Obligations pursuant hereto and (B) in the case of Junior Indebtedness that is Subordinated Indebtedness such Guarantee is subordinated to such Guarantee of the Obligations on terms no less favorable to the Lenders than the subordination provisions of such Subordinated Indebtedness, (ii) a Subsidiary that has not Guaranteed the Obligations pursuant hereto shall not Guarantee any Indebtedness of any Credit Party and (iii) the aggregate amount of Indebtedness and other obligations of Subsidiaries that are not Credit Parties that is Guaranteed by any Credit Party shall be subject to the limitation set forth in clause (c) above;

(f) (i) Investments received in satisfaction or partial satisfaction of obligations thereof from financially troubled account debtors and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Borrower and the Restricted Subsidiaries;

(g) Investments made as a result of the receipt of noncash consideration from any Disposition of any asset in compliance with Section 6.8;

(h) Investments by the Borrower or any Restricted Subsidiary that result solely from the receipt by the Borrower or any Restricted Subsidiary from any of its Subsidiaries of a dividend or other Restricted Junior Payment in the form of Equity Interests, evidences of Indebtedness or other Securities (but not any additions thereto made after the date of the receipt thereof);

(i) Investments in the form of Hedge Agreements permitted under Section 6.12;

(j) payroll, travel and similar advances to directors, officers, employees and consultants of the Borrower or any Restricted Subsidiary to cover matters that are expected at the time of such advances to be treated as expenses of the Borrower or such Restricted Subsidiary for accounting purposes and that are made in the ordinary course of business;

(k) loans or advances to directors, officers, employees and consultants (or their respective estates, heirs, family members, spouses and former spouses, domestic partners and former domestic partners or beneficiaries under their respective estates) of the Borrower or any Restricted Subsidiary in connection with such Person’s purchase of Equity Interests in the Borrower; provided that the aggregate amount of Investments permitted by this clause (k) (other than any such loan or advance where no Cash or Cash Equivalent is actually advanced by the Borrower or any Restricted Subsidiary) shall not exceed $6,000,000 at any time outstanding;

(l) Permitted Acquisitions; provided that the Acquisition Consideration with respect to any such Acquisition of Subsidiaries that do not become Guarantor Subsidiaries, or any Acquisitions by Subsidiaries that are not Guarantors, shall not cause the aggregate amount of all Acquisition Consideration paid in connection with all such Permitted Acquisitions made in each case in reliance on this clause (l) to exceed $6,000,000;

(m) any other Acquisition or other Investment (other than Investments between or among the Borrower or the Restricted Subsidiaries); provided that, immediately prior to the consummation thereof, and immediately after giving Pro Forma Effect thereto, including to any related incurrence of Indebtedness, (i) no Event of Default shall have occurred and be continuing and (ii) the Total Net Leverage Ratio shall not be greater than the lesser of (A) 2.15:1.00 and (B) the maximum Total Net Leverage Ratio permitted under the financial covenant set forth in Section 6.7(a), in each case, determined as of the last day of the then most recently ended Test Period; provided further that, in the case of any Limited Conditionality Transaction, at the option of the Borrower, the conditions set forth in clauses (i) and (ii) above may be tested in accordance with Section 1.5;

(n) any other Acquisition or other Investment; provided that (i) immediately prior to the consummation thereof, and immediately after giving Pro Forma Effect thereto, including to any related incurrence of Indebtedness, (A) no Event of Default shall have occurred and be continuing and (B) the Total Net Leverage Ratio shall not be greater than the lesser of (x) 2.15:1.00 and (y) the maximum Total Net Leverage Ratio permitted under the financial covenant set forth in Section 6.7(a), in each case, determined as of the last day of the then most recently ended Test Period, (ii) the Acquisition Consideration with respect to any such Acquisition or the amount of any such other Investment, in each case made in reliance on this clause (n), shall not exceed the Available Basket Amount at the time of the consummation thereof and (iii) the Borrower shall have delivered to the Administrative Agent a certificate of an Authorized Officer of the Borrower certifying that all the requirements set forth in this clause (n) have been satisfied with respect to such Investment or Acquisition and including reasonably detailed calculations demonstrating satisfaction of the requirements set forth in clauses (i) and (ii) above; provided further that, in the case of any Limited Conditionality Transaction, at the option of the Borrower, the condition set forth in clause (i) above may be tested in accordance with Section 1.5;

(o) Investments not constituting Acquisitions; provided that the amount of any such Investment made in any Fiscal Year and outstanding in reliance on this clause (o) shall not cause the aggregate amount of all Investments made in such Fiscal Year and outstanding in reliance on this clause (o) to exceed for such Fiscal Year the sum of (i) $1,200,000 plus (ii) an amount equal to any unutilized portion of such amount in clause (i) in respect of any preceding Fiscal Year ended after the Closing Date; provided further that (A) the aggregate amount of Investments permitted by this clause (o) shall not exceed $6,000,000 at any time outstanding and (B) Investments made in reliance on this clause (o) during any Fiscal Year shall be deemed to use, first, the amount set forth in clause (i) above for such Fiscal Year and, second, any portion of the amount set forth in clause (i) above for any preceding Fiscal Year that has been carried over to such Fiscal Year pursuant to clause (ii) above;

(p) Investments (i) by the Borrower or any other Credit Party in any Restricted Subsidiary that is not a Credit Party to the extent made with Cash or Cash Equivalents necessary to fund an Acquisition permitted hereunder or (ii) consisting of the transfer or contribution to any CFC or CFC Holding Company of Equity Interests in any other CFC or CFC Holding Company or exchange of Indebtedness owing by any CFC or CFC Holding Company for Indebtedness, in a like amount, owing by another CFC or CFC Holding Company;

(q) Investments in the ordinary course of business consisting of (i) endorsements for collection or deposit and (ii) customary trade arrangements with customers;

(r) Guarantees of obligations of the Borrower or any Restricted Subsidiary in respect of leases (other than Capital Lease Obligations) entered into in the ordinary course of business;

(s) Investments held by a Person that becomes (other than as a result of a redesignation of an Unrestricted Subsidiary) a Restricted Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into the Borrower or a Restricted Subsidiary in a transaction permitted hereunder) after the Closing Date, provided that such Investments exist at the time such Person becomes a Restricted Subsidiary (or is so merged or consolidated) and are not made in contemplation of or in connection with such Person becoming a Restricted Subsidiary (or such merger or consolidation);

(t) Investments held by any Unrestricted Subsidiary at the time such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary pursuant to the definition of the term “Unrestricted Subsidiary”, provided that such Investments have not been made in contemplation of or in connection with such redesignation;

(u) the Merger;

(v) any other Acquisition or other Investment to the extent consideration therefor is made with Equity Interests, or with the Net Proceeds received (and not otherwise applied) by the Borrower within 120 consecutive days prior to the date of consummation of such Acquisition or Investment from any issuance and sale of Equity Interests, in each case, in the Borrower (other than any Disqualified Equity Interests, unless the issuance of such Disqualified Equity Interests is otherwise permitted hereunder, and other than any Equity Interests issued or sold to any Subsidiary of the Borrower);

(w) any other Acquisition or other Investment consummated on or prior to December 31, 2018; provided that (i) immediately prior to the consummation thereof, and immediately after giving Pro Forma Effect thereto, including to any related incurrence of Indebtedness, (A) no Event of Default shall have occurred and be continuing and (B) the Total Leverage Ratio shall not be greater than 3.65:1.00, determined as of the last day of the then most recently ended Test Period, (ii) the Acquisition Consideration with respect to any such Acquisition or the amount of any such other Investment shall not cause the aggregate amount of all Acquisition Consideration paid in connection with all Acquisitions made, together with the aggregate amount of all Investments outstanding, in each case in reliance on this clause (w), to exceed $90,000,000, (iii) no Acquisition of, or Investment in, Subsidiaries that do not become Guarantor Subsidiaries, and no acquisition of assets by any Restricted Subsidiary that is not a Guarantor Subsidiary, may be made in reliance on this clause (w), (iv) all actions required to be taken with respect to any Person or assets acquired pursuant to such Acquisition or other Investment, as the case may be, in order to satisfy the requirements set forth in clauses (a), (b), (c) and (d) of the definition of the term “Collateral and Guarantee Requirement” (subject to the discretion of the Collateral Agent set forth in such definition) shall have been taken (or arrangements for the taking of such actions satisfactory to the Collateral Agent shall have been made) (it being understood that all other requirements set forth in such definition that are applicable to such Acquisition or Investment shall be required to be satisfied in accordance with (and within the time periods provided in) Sections 5.10 and 5.11) and (v) the Borrower shall have delivered to the Administrative Agent a certificate of an Authorized Officer of the Borrower certifying that all the requirements set forth in this clause (w) have been satisfied with respect to such Acquisition or Investment and including reasonably detailed calculations demonstrating satisfaction of the requirements set forth in clause (i) above; provided further that, in the case of any Limited Conditionality Transaction, at the option of the Borrower, the condition set forth in clause (i) above may be tested in accordance with Section 1.5; and

(x) Investments made by the Borrower on the Closing Date in the Vector Subordinated Note.

Notwithstanding anything to the contrary in this Section 6.6, neither the Borrower nor any Restricted Subsidiary shall make any Investment that results in or facilitates in any manner any Restricted Junior Payment not permitted under Section 6.4.

6.7. Financial Covenants. (a) Total Net Leverage Ratio. The Borrower will not permit the Total Net Leverage Ratio, as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending June 30, 2018, to exceed the correlative ratio set forth below:

Fiscal Quarter Ending	Total Net Leverage Ratio
June 30, 2018 and September 30, 2018	5.75:1.00
December 31, 2018	5.175:1.00
March 31, 2019 through December 31, 2019	4.60:1.00
March 31, 2020 through December 31, 2020	4.025:1.00
March 31, 2021 and thereafter	3.45:1.00

(b) Capital Expenditures. The Borrower will not permit Consolidated Capital Expenditures in any Fiscal Year to exceed in the aggregate an amount equal to the greater of (i) $63,250,000 (such amount for any Fiscal Year being referred to as the “Base CapEx Amount” for such Fiscal Year) and (ii) if the Borrower or any Restricted Subsidiary shall have consummated any Material Acquisition (excluding the Merger) after the Closing Date, the Material Acquisition CapEx Amount for such Fiscal Year (determined as of the date of consummation of the Material Acquisition most recently consummated after the Closing Date and on or prior to the last day of such Fiscal Year); provided that (A) commencing with the Fiscal Year ending on December 31, 2018, the portion of the Base CapEx Amount for any Fiscal Year that has not been expended to make Consolidated Capital Expenditures during such Fiscal Year (but not in excess of 50% of the Base CapEx Amount for such Fiscal Year) may be carried over for expenditure in the immediately following Fiscal Year and (B) Consolidated Capital Expenditures made during any Fiscal Year shall be deemed to use, first, the Base CapEx Amount for such Fiscal Year and, second, any portion of the Base CapEx Amount for the immediately preceding Fiscal Year that has been carried over to such Fiscal Year pursuant to clause (A) above.

For purposes of the foregoing:

“Material Acquisition CapEx Amount” means, as of any date of determination for any Fiscal Year, an amount equal to 10% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for the most recent period of 12 consecutive months prior to the consummation of the Material Acquisition (other than the Merger) most recently consummated for which financial statements are available as of such date of determination, determined on a Pro Forma Basis to give effect to such Material Acquisition (and each other Material Acquisition that shall have been consummated during such period).

6.8. Fundamental Changes; Disposition of Assets; Equity Interests of Subsidiaries. (a) Neither the Borrower nor any Restricted Subsidiary will merge or consolidate with or into any other Person, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), and neither the Borrower nor any Restricted Subsidiary shall Dispose (whether in one transaction or in a series of transactions) of assets that represent all or substantially all of the assets of the Borrower and the Restricted Subsidiaries, on a consolidated basis, except that:

(i) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving Person;

(ii) any Person (other than the Borrower) may merge or consolidate with or into any Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary (and if any party to such merger or consolidation is a Guarantor Subsidiary, the surviving Person is a Guarantor Subsidiary);

(iii) any Restricted Subsidiary may merge or consolidate with or into any Person (other than the Borrower) in a transaction permitted under Section 6.8(b) in which, after giving effect to such transaction, the surviving Person is not a Subsidiary, except to the extent such transaction constitutes an Investment in a Restricted Subsidiary that is not a Credit Party permitted by Section 6.6;

(iv) any Restricted Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not disadvantageous to the Lenders in any material respect;

(v) the Borrower or any other Credit Party may Dispose of all or substantially all of its assets to the Borrower or to another Credit Party; and

(vi) the Merger may be consummated;

provided that, in the case of clauses (i), (ii) and (iii) above, any such merger or consolidation shall not be permitted unless it, and each Investment resulting therefrom, is also permitted under Section 6.6.

(b) Neither the Borrower nor any Restricted Subsidiary will Dispose of, or exclusively license, any asset, including any Equity Interest, owned by it, except:

(i) Dispositions of (A) inventory and obsolete, worn out or surplus equipment in the ordinary course of business, (B) leasehold improvements to landlords pursuant to the terms of leases in respect of any Leasehold Property and (C) Cash and Cash Equivalents;

(ii) Dispositions, and exclusive licenses, to any Credit Party;

(iii) Investments made in compliance with Sections 6.6 and 6.10;

(iv) Dispositions of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business consistent with past practice and not as part of any accounts receivables financing transaction;

(v) Dispositions of Equity Interests in, or Indebtedness or other Securities of, any Unrestricted Subsidiary, provided that all Dispositions made in reliance on this clause (v) shall be made for fair value (as determined reasonably and in good faith by the Borrower);

(vi) leases and licenses entered into by the Borrower or any Restricted Subsidiary as a licensor or lessor in the ordinary course of business, provided that such leases or license do not adversely affect in any material respect the value of the properties subject thereto (including the value thereof as Collateral) or interfere in any material respect with the ordinary conduct of business of the Borrower or any Restricted Subsidiary;

(vii) Dispositions of assets in any Insurance/Condemnation Event;

(viii) to the extent constituting Dispositions, Restricted Junior Payments made in compliance with Section 6.4;

(ix) other Dispositions of assets that are not permitted by any other clause of this Section 6.8(b); provided that (A) all Dispositions made in reliance on this clause (ix) shall be made for fair value and at least 75% Cash consideration, (B) the Net Proceeds thereof shall be applied as required by Section 2.13 and (C) no Default or Event of Default shall have occurred and be continuing at the time such Disposition is made or would result therefrom; and

(x) the Iqmax Disposition.

(c) Notwithstanding anything to the contrary set forth herein, (i) neither the Borrower nor any Restricted Subsidiary will sell, transfer or otherwise dispose of any Equity Interests in any Restricted Subsidiary unless (A) such Equity Interests constitute all the Equity Interests in such Restricted Subsidiary held by the Borrower and the Restricted Subsidiaries and (B) immediately after giving effect to such transaction, the Borrower and the Restricted Subsidiaries shall otherwise be in compliance with Section 6.6 and (ii) no Restricted Subsidiary will issue any additional Equity Interests in such Restricted Subsidiary other than (A) to the Borrower or any Restricted Subsidiary in compliance with Section 6.4, (B) directors’ qualifying shares and (C) other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law.

(d) The Borrower will not permit any Person other than the Borrower, or one or more of its Restricted Subsidiaries that is not a CFC or CFC Holding Company, to own any Equity Interests in any Restricted Subsidiary that is a Domestic Subsidiary (other than any Domestic Subsidiary that itself is a CFC Holding Company).

6.9. Sales and Leasebacks. Neither the Borrower nor any Restricted Subsidiary will enter into any Sale/Leaseback Transaction unless (a) any Capital Lease Obligations arising in connection therewith are permitted under Section 6.1(n) and (b) any Liens arising in connection therewith (including Liens deemed to arise in connection with any such Capital Lease Obligations) are permitted under Section 6.2(o).

6.10. Transactions with Affiliates. Neither the Borrower nor any Restricted Subsidiary will, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Borrower or such Restricted Subsidiary on terms that are less favorable to the Borrower or such Restricted Subsidiary, as the case may be, than those that would prevail in an arm’s-length transaction with unrelated third parties; provided that the foregoing restriction shall not apply to (a) transactions between or among the Credit Parties not involving any other Affiliate, (b) any Restricted Junior Payment permitted under Section 6.4, (c) issuances by the Borrower of Equity Interests (other than Disqualified Equity Interests) and receipt by the Borrower of capital contributions, (d) compensation and indemnification arrangements for directors, officers, employees and consultants of the Borrower or any Restricted Subsidiary entered into in the ordinary course of business (including, for the avoidance of doubt, grants of stock options, stock purchase rights, stock exchange rights or other equity-based awards to directors, employees and officers and any “key-man” insurance policy maintained by a Credit Party), (e) loans and advances permitted under Section 6.6(j) or 6.6(k), (f) the Transactions and the payment of fees and expenses in connection with the consummation of the Transactions, (g) the Acquired Company Indemnity Letter Agreement and (h) the transactions set forth on Schedule 6.10 (without giving effect to any amendment, restatement, supplement or other modification thereto after the Closing Date that could reasonably be expected to be adverse in any material respect to the Lenders).

6.11. Conduct of Business. Neither the Borrower nor any Restricted Subsidiary will engage in any business other than the businesses engaged in by the Borrower and the Restricted Subsidiaries on the Closing Date (for the avoidance of doubt, after giving effect to the distribution of the Consumer/SMB Business as contemplated by Section 3.1(m) and the consummation of the Fusion Global Arrangement as contemplated by Section 3.1(n)), provided that the Borrower and the Restricted Subsidiaries shall be permitted to engage in any business that is similar, complementary or related to, or a reasonable extension of, the business engaged in by the Borrower and the Restricted Subsidiaries on the Closing Date (giving effect to the foregoing parenthetical).

6.12. Hedge Agreements. Neither the Borrower nor any Restricted Subsidiary will enter into any Hedge Agreement, except (a) Hedge Agreements entered into to hedge or mitigate risks to which the Borrower or any Restricted Subsidiary has actual exposure (other than in respect of Equity Interests or Indebtedness of the Borrower or any Restricted Subsidiary) and (b) Hedge Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Restricted Subsidiary.

6.13. Amendments or Waivers of Organizational Documents and Certain Agreements. Neither the Borrower nor any Restricted Subsidiary will agree to any amendment, restatement, supplement or other modification to, or waiver of any of its rights under, (a) its Organizational Document, (b) any certificate of designation or other agreement or instrument governing or evidencing the Closing Date Preferred Stock or (c) any agreement or instrument governing or evidencing Junior Indebtedness, in each case, to the extent such amendment, modification or waiver could reasonably be expected to be adverse in any material respect to the Lenders, it being understood that any Junior Indebtedness may be modified to permit any extension or refinancing thereof to the extent otherwise permitted by this Agreement.

6.14. Fiscal Year. Neither the Borrower nor any Restricted Subsidiary will change its Fiscal Year to end on a date other than December 31.

SECTION 7. GUARANTEE

7.1. Guarantee of the Obligations. The Guarantors jointly and severally hereby irrevocably and unconditionally guarantee the due and punctual payment in full of all Obligations when and as the same shall become due. In furtherance of the foregoing, the Guarantors hereby jointly and severally agree that upon the failure of the Borrower or any other Person to pay any of the Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code or any similar provision of, or stay imposed under, any other Debtor Relief Law), the Guarantors will upon demand pay, or cause to be paid, in Cash, to the Administrative Agent, for the ratable benefit of Secured Parties, an amount equal to the sum of all Obligations then due as aforesaid.

7.2. Indemnity by the Borrower; Contribution by the Guarantors. (a) In addition to all such rights of indemnity and subrogation as any Guarantor Subsidiary may have under applicable law (but subject to Section 7.5), the Borrower agrees that (i) in the event a payment shall be made by any Guarantor Subsidiary under its Obligations Guarantee, the Borrower shall indemnify such Guarantor Subsidiary for the full amount of such payment and such Guarantor Subsidiary shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (ii) in the event any Collateral provided by any Guarantor Subsidiary shall be sold pursuant to any Collateral Document to satisfy in whole or in part any Obligations, the Borrower shall indemnify such Guarantor Subsidiary in an amount equal to the fair market value of the assets so sold.

(b) The Guarantor Subsidiaries desire to allocate among themselves, in a fair and equitable manner, their obligations arising under this Section 7 and under the Collateral Documents. Accordingly, in the event any payment or distribution is made on any date by a Guarantor Subsidiary under its Obligations Guarantee such that its Aggregate Payments exceed its Fair Share as of such date (such Guarantor Subsidiary being referred to as a “Claiming Guarantor”) and the Borrower does not indemnify such Claiming Guarantor in accordance with Section 7.2(a), such Claiming Guarantor shall be entitled to a contribution from each other Guarantor Subsidiary in an amount sufficient to cause each Guarantor Subsidiary’s Aggregate Payments to equal its Fair Share as of such date (and for all purposes of this Section 7.2(b), any sale or other dispositions of Collateral of a Guarantor Subsidiary pursuant to an exercise of remedies under any Collateral Document shall be deemed to be a payment by such Guarantor Subsidiary under its Obligations Guarantee in an amount equal to the fair market value of such Collateral, less any amount of the proceeds of such sale or other dispositions returned to such Guarantor Subsidiary). “Fair Share” means, with respect to any Guarantor Subsidiary as of any date of determination, an amount equal to (i) the ratio of (A) the Fair Share Contribution Amount with respect to such Guarantor Subsidiary to (B) the aggregate of the Fair Share Contribution Amounts with respect to all Guarantor Subsidiaries multiplied by (ii) the aggregate amount paid or distributed on or before such date by all Claiming Guarantors under their Obligations Guarantees. “Fair Share Contribution Amount” means, with respect to any Guarantor Subsidiary as of any date of determination, the maximum aggregate amount of the obligations of such Guarantor Subsidiary under its Obligations Guarantee that would not render its obligations thereunder subject to avoidance as a preference, fraudulent transfer or conveyance or transfer at undervalue under Section 548 of the Bankruptcy Code or any comparable applicable provisions of state or foreign law; provided that solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Guarantor Subsidiary for purposes of this Section 7.2(b), any assets or liabilities of such Guarantor Subsidiary arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution under this Section 7 shall not be considered as assets or liabilities of such Guarantor Subsidiary. “Aggregate Payments” means, with respect to any Guarantor Subsidiary as of any date of determination, an amount equal to (A) the aggregate amount of all payments and distributions made on or before such date by such Guarantor Subsidiary in respect of its Obligations Guarantee (including any payments and distributions made under this Section 7.2(b)), minus (B) the aggregate amount of all payments received on or before such date by such Guarantor Subsidiary from the Borrower pursuant to Section 7.2(a) or the other Guarantor Subsidiaries pursuant to this Section 7.2(b). The amounts payable under this Section 7.2(b) shall be determined as of the date on which the related payment or distribution is made by the applicable Claiming Guarantor. The allocation among Guarantor Subsidiaries of their obligations as set forth in this Section 7.2(b) shall not be construed in any way to limit the liability of any Guarantor Subsidiary hereunder or under any Collateral Document.

7.3. Liability of Guarantors Absolute. Each Guarantor agrees that its obligations under this Section 7 are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance that constitutes a legal or equitable discharge of a guarantor or surety other than payment in full in Cash of the Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) its Obligations Guarantee is a guarantee of payment when due and not of collectability and is a primary obligation of such Guarantor and not merely a contract of surety;

(b) the Administrative Agent may enforce its Obligations Guarantee upon the occurrence of an Event of Default notwithstanding the existence of any dispute between the Borrower and any Secured Party with respect to the existence of such Event of Default;

(c) the obligations of each Guarantor hereunder are independent of the obligations of the Borrower or of any other guarantor (including any other Guarantor) of the Obligations, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against the Borrower, any such other Guarantor or any other Person and whether or not the Borrower, any such other Guarantor or any other Person is joined in any such action or actions;

(d) payment by any Guarantor of a portion, but not all, of the Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Obligations that has not been paid (and, without limiting the generality of the foregoing, if the Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Obligations);

(e) any Secured Party may, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability of the Obligations Guarantees or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability under this Section 7, at any time and from time to time (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Obligations, (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Obligations or any agreement relating thereto, and/or subordinate the payment of the same to the payment of any other obligations, (iii) request and accept other guarantees of the Obligations and take and hold security for the payment of the Obligations, (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Obligations, any other guarantees of the Obligations or any other obligation of any Person (including any other Guarantor) with respect to the Obligations, (v) enforce and apply any security now or hereafter held by or for the benefit of such Secured Party in respect of the Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Secured Party may have against any such security, in each case as such Secured Party in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security or exercise of a power of sale pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Credit Party or any security for the Obligations, and (vi) exercise any other rights available to it under the Credit Documents; and

(f) the Obligations Guarantees and the obligations of the Guarantors thereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason, including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them (in any case other than payment in full in Cash of the Obligations or release of a Guarantor Subsidiary’s Obligations Guarantee in accordance with Section 9.8(d)(ii)): (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents, at law, in equity or otherwise) with respect to the Obligations or any agreement relating thereto, or with respect to any other guarantee of or security for the payment of the Obligations, (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) of any Credit Document or any agreement or instrument executed pursuant thereto, or of any other guarantee or security for the Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document or any agreement relating to such other guarantee or security, (iii) the Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect, (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents under which any Obligations arose or from the proceeds of any security for the Obligations, except to the extent such security also serves as collateral for Indebtedness other than the Obligations) to the payment of obligations other than the Obligations, even though any Secured Party could have elected to apply such payment to all or any part of the Obligations, (v) any Secured Party’s consent to the change, reorganization or termination of the corporate structure or existence of the Borrower or any Subsidiary and to any corresponding restructuring of the Obligations, (vi) any failure to perfect or continue perfection of a security interest in any collateral that secures any of the Obligations, (vii) any defenses, set-offs or counterclaims that the Borrower or any other Person may allege or assert against any Secured Party in respect of the Obligations, including failure of consideration, breach of warranty, statute of frauds, statute of limitations, accord and satisfaction and usury, and (viii) any other act or thing or omission, or delay to do any other act or thing, that may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Obligations.

7.4. Waivers by the Guarantors. Each Guarantor hereby waives, for the benefit of the Secured Parties: (a) any right to require any Secured Party, as a condition of payment or performance by such Guarantor in respect of its obligations under this Section 7, (i) to proceed against the Borrower, any other guarantor (including any other Guarantor) of the Obligations or any other Person, (ii) to proceed against or exhaust any security held from the Borrower, any such other guarantor or any other Person, (iii) to proceed against or have resort to any balance of any deposit account or credit on the books of any Secured Party in favor of any Credit Party or any other Person, or (iv) to pursue any other remedy in the power of any Secured Party whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower or any other Guarantor, including any defense based on or arising out of the lack of validity or the unenforceability of the Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower or any other Guarantor from any cause other than payment in full in Cash of the Obligations; (c) any defense based upon any law that provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Secured Party’s errors or omissions in the administration of the Obligations; (e) (1) any principles or provisions of any law that are or might be in conflict with the terms hereof or any legal or equitable discharge of such Guarantor’s obligations hereunder, (2) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (3) any rights to set-offs, recoupments and counterclaims and (4) promptness, diligence and any requirement that any Secured Party protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default under the Credit Documents or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Obligations or any agreement related thereto, notices of any extension of credit to the Borrower or any other Guarantor and notices of any of the matters referred to in Section 7.3 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

7.5. Guarantors’ Rights of Subrogation, Contribution, Etc. Until the Obligations shall have been indefeasibly paid in full in Cash and the Commitments shall have terminated, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against the Borrower or any other Guarantor or any of its assets in connection with its Obligations Guarantee or the performance by such Guarantor of its obligations thereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnity that such Guarantor now has or may hereafter have against the Borrower with respect to the Obligations, including any such right of indemnity under Section 7.2(a), (b) any right to enforce, or to participate in, any claim, right or remedy that any Secured Party now has or may hereafter have against the Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by or for the benefit of any Secured Party. In addition, until the Obligations shall have been indefeasibly paid in full in Cash and the Commitments shall have terminated, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Obligations, including any such right of contribution under Section 7.2(b). Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnity and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnity such Guarantor may have against the Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other Guarantor, shall be junior and subordinate to any rights any Secured Party may have against the Borrower or any other Guarantor, to all right, title and interest any Secured Party may have in any such collateral or security, and to any right any Secured Party may have against such other Guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnity or contribution rights at any time when all Obligations shall not have been indefeasibly paid in full in Cash and all Commitments not having terminated, such amount shall be held in trust for the Administrative Agent, for the benefit of the Secured Parties, and shall forthwith be paid over to the Administrative Agent, for the benefit of Secured Parties, to be credited and applied against the Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.6. Continuing Guarantee. The Obligations Guarantee is a continuing guarantee and shall remain in effect (except, in the case of a Guarantor Subsidiary, if such Guarantor Subsidiary’s Obligations Guarantee shall have been released in accordance with Section 9.8(d)(ii)) until all of the Obligations (excluding contingent obligations as to which no claim has been made) shall have been paid in full in Cash and the Commitments shall have terminated. Each Guarantor hereby irrevocably waives any right to revoke its Obligations Guarantee as to future transactions giving rise to any Obligations.

7.7. Authority of the Guarantors or the Borrower. It is not necessary for any Secured Party to inquire into the capacity or powers of any Guarantor or the Borrower or any Related Party acting or purporting to act on behalf of any such Person.

7.8. Financial Condition of the Credit Parties. Any Credit Extension may be made or continued from time to time without notice to or authorization from any Guarantor regardless of the financial or other condition of the Borrower or any Subsidiary at the time of any such making or continuation. No Secured Party shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of the Borrower or any Subsidiary. Each Guarantor has adequate means to obtain information from the Borrower and the Subsidiaries on a continuing basis concerning the financial condition of the Borrower and the Subsidiaries and their ability to perform the Obligations, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrower and the Subsidiaries and of all circumstances bearing upon the risk of nonpayment of the Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Secured Party to disclose any matter, fact or thing relating to the business, results of operations, assets, liabilities, condition (financial or otherwise) or prospects of the Borrower or any Subsidiary now or hereafter known by any Secured Party.

7.9. Bankruptcy, Etc. (a) The obligations of the Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation, arrangement or similar proceeding of the Borrower or any other Guarantor or by any defense that the Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Obligations that accrues after the commencement of any case or proceeding referred to in Section 7.9(a) (or, if interest on any portion of the Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Obligations if such case or proceeding had not been commenced) shall be included in the Obligations because it is the intention of the Guarantors and the Secured Parties that the Obligations that are guaranteed by the Guarantors pursuant to this Section 7 should be determined without regard to any rule of law or order that may relieve the Borrower or any Subsidiary of any portion of any Obligations. The Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay to the Administrative Agent, for the benefit of the Secured Parties, or allow the claim of any Secured Party or of the Administrative Agent, for the benefit of the Secured Parties, in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

In the event that all or any portion of the Obligations are paid by the Borrower or any Subsidiary, the obligations of the Guarantors under this Section 7 shall continue and remain in full force and effect or be reinstated, as the case may be (notwithstanding any prior release of any Obligations Guarantee), in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Secured Party as a preference, fraudulent transfer or conveyance or transfer at undervalue or otherwise, and any such payments that are so rescinded or recovered shall constitute Obligations for all purposes hereunder.

SECTION 8. EVENTS OF DEFAULT

8.1. Events of Default. If any one or more of the following conditions or events shall occur:

(a) Failure to Make Payments When Due. Failure by the Borrower (i) to pay, when due, any principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise or (ii) to pay, within five Business Days after the date due, any interest on any Loan or any fee or any other amount due hereunder;

(b) Default in Other Agreements. (i) Failure by the Borrower or any Restricted Subsidiary, after the expiration of any applicable grace period, to make any payment that shall have become due and payable (whether of principal, interest or otherwise) in respect of any Material Indebtedness, or (ii) any condition or event shall occur that results in any Material Indebtedness becoming due, or being required to be prepaid, repurchased, redeemed or defeased, prior to its stated maturity or, in the case of any Hedge Agreement, being terminated, or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf, or, in the case of any Hedge Agreement, the applicable counterparty, with or without the giving of notice but only after the expiration of any applicable grace period, to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its stated maturity or, in the case of any Hedge Agreement, to cause the termination thereof; provided that this clause (b) shall not apply to (A) any secured Indebtedness becoming due as a result of the voluntary sale or transfer of the assets securing such Indebtedness; (B) any Indebtedness becoming due as a result of a voluntary refinancing thereof permitted under Section 6.1; or (C) any Indebtedness becoming due as a result of a voluntary (or, to the extent permitted by Section 2.14(c) or, in the case of Permitted Pari Passu Secured Indebtedness, Sections 2.13(a), 2.13(b) and 2.13(e), mandatory) prepayment, repurchase, redemption or defeasance thereof permitted hereunder; provided further that, notwithstanding the foregoing, any such failure, condition or event referred to in clause (i) or (ii) above, in each case, arising under any Permitted Section 6.1(e) Indebtedness Documents in respect of any Permitted Senior Lien Secured Indebtedness (other than a payment event of default occurring at the final maturity thereof) shall not constitute a Default or Event of Default under this clause (b) unless and until the lenders or other holders of the applicable Permitted Section 6.1(e) Indebtedness shall have declared such Indebtedness or any portion thereof to be immediately due and payable or commenced the exercise of any remedies thereunder, in each case, in accordance with the applicable Permitted Section 6.1(e) Indebtedness Documents, as a result of such failure, condition or event;

(c) Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.5, 5.1(e)(i), 5.2 (with respect to the Borrower only), 5.14 or 6;

(d) Breach of Representations, Etc. Any representation, warranty, certification or other statement made or deemed made by or on behalf of any Credit Party in any Credit Document or in any report, certificate or statement at any time provided in writing by or on behalf of any Credit Party pursuant to or in connection with any Credit Document or the Transactions shall be incorrect in any material respect as of the date made or deemed made (or if any representation or warranty is expressly stated to have been made as of a specific date incorrect in any material respect as of such specific date);

(e) Other Defaults under Credit Documents. Failure of any Credit Party to perform or comply with any term or condition contained herein or in any other Credit Document, other than any such term or condition referred to in any other clause of this Section 8.1, and, except as may be expressly set forth in any such other Credit Document, such failure shall not have been remedied within 30 days after receipt by the Borrower of notice from the Administrative Agent or the Requisite Lenders of such failure;

(f) Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of the Borrower or any Restricted Subsidiary that is a Material Subsidiary in an involuntary case under any Debtor Relief Laws, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal, state or foreign law; or (ii) an involuntary case shall be commenced against the Borrower or any Restricted Subsidiary that is a Material Subsidiary under any Debtor Relief Laws; or a decree or order of a court having jurisdiction in the premises for the involuntary appointment of an interim receiver, receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Borrower or any Restricted Subsidiary that is a Material Subsidiary, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Borrower or any Restricted Subsidiary that is a Material Subsidiary, or over all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against all or a substantial part of the property of the Borrower or any Restricted Subsidiary that is a Material Subsidiary, and any such event described in this clause (ii) shall continue for 60 days without having been dismissed, bonded or discharged;

(g) Voluntary Bankruptcy; Appointment of Receiver, Etc. The Borrower or any Restricted Subsidiary that is a Material Subsidiary shall have an order for relief entered with respect to it or shall commence a voluntary case under any Debtor Relief Laws, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any Debtor Relief Laws, or shall consent to the appointment of or taking possession by an interim receiver, receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Borrower or any Restricted Subsidiary that is a Material Subsidiary, or over all or a substantial part of its property (other than any liquidation permitted by Section 6.8(a)(iv)); or the Borrower or any other Restricted Subsidiary that is a Material Subsidiary shall make any general assignment for the benefit of creditors; or the Borrower or any Restricted Subsidiary that is a Material Subsidiary shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of the Borrower or any Restricted Subsidiary that is a Material Subsidiary (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in this Section 8.1(g) or in Section 8.1(f);

(h) Judgments and Attachments. One or more judgments for the payment of money in an aggregate amount of $12,000,000 or more (other than any such judgment covered by insurance (other than under a self-insurance program) provided by a financially sound insurer to the extent a claim therefor has been made in writing and liability therefor has not been denied in writing by the insurer), shall be rendered against the Borrower, any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Restricted Subsidiary to enforce any such judgment;

(i) Employee Benefit Plans. The occurrence of one or more ERISA Events or Foreign Plan Events that have had, or could reasonably be expected to result in liability which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(j) Change of Control. A Change of Control shall occur;

(k) Obligations Guarantees, Collateral Documents and other Credit Documents. Any Obligations Guarantee (other than any Obligations Guarantee by any Restricted Subsidiary that is not a Material Subsidiary) purported to be created under the Credit Documents for any reason shall cease to be, or shall be asserted by any Credit Party not to be, in full force and effect (other than in accordance with its terms), or shall be declared to be null and void; any Lien purported to be created under any Collateral Document shall cease to be, or shall be asserted by any Credit Party not to be, a valid and perfected Lien on any material Collateral, with the priority required by the applicable Collateral Document, except as a result of (i) a Disposition of the applicable Collateral in a transaction permitted under the Credit Documents, (ii) the release thereof as provided in Section 9.8(d) or (iii) the Collateral Agent’s failure to maintain possession of any stock certificate, promissory note or other instrument delivered to it under the Collateral Documents; or this Agreement or any Collateral Document shall cease to be in full force and effect (other than in accordance with its terms), or shall be declared null and void, or any Credit Party shall contest the validity or enforceability of any Credit Document or deny that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party (other than in accordance with its terms);

(l) Intercreditor Agreement. (i) Any Credit Party shall knowingly contest, or knowingly support another Person in any action that seeks to contest, the validity or effectiveness of the Intercreditor Agreement or any other Permitted Intercreditor Agreement (other than pursuant to the terms hereof or thereof) or (ii) the Intercreditor Agreement, or any other Permitted Intercreditor Agreement entered into after the date hereof, shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any party thereto (other than pursuant to the terms hereof or thereof); or

(m) Certain Subordination Agreements. (i) Any Credit Party or any holder of Permitted Subordinated Indebtedness shall knowingly contest, or knowingly support another Person in any action that seeks to contest, the validity or effectiveness of the subordination of any Permitted Subordinated Indebtedness to the Obligations on the terms required under this Agreement or (ii) any agreement (including any subordination provisions set forth in the Permitted Subordinated Indebtedness Documents) providing for subordination of any Permitted Subordinated Indebtedness to the Obligations shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any Credit Party or any holder of such Permitted Subordinated Indebtedness;

THEN, (i) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (ii) upon (A) the occurrence and during the continuance of any other Event of Default and (B) notice to the Borrower by the Administrative Agent provided at the request of (or with the consent of) the Requisite Lenders, (1) the Commitments shall immediately terminate, (2) the unpaid principal amount of and accrued interest on the Loans and all other Obligations shall immediately become due and payable, in each case without presentment, demand, protest or other requirement of any kind, all of which are hereby expressly waived by each Credit Party, and (3) the Administrative Agent may cause the Collateral Agent to enforce any and all Liens created pursuant to the Collateral Documents.

SECTION 9. AGENTS

9.1. Appointment of Agents. Wilmington Trust is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Credit Documents, and each Lender hereby authorizes Wilmington Trust to act as the Administrative Agent and the Collateral Agent in accordance with the terms hereof and of the other Credit Documents. Each such Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and in the other Credit Documents, as applicable. Other than Sections 9.7 and 9.8(d), the provisions of this Section 9 are solely for the benefit of the Agents and the Lenders, and no Credit Party shall have any rights as a third party beneficiary of any such provisions. In performing its functions and duties hereunder, no Agent assumes, and shall not be deemed to have assumed, any obligation towards or relationship of agency or trust with or for the Borrower or any Subsidiary.

9.2. Powers and Duties. Each Lender irrevocably authorizes each Agent to take such actions and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such actions, powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and in the other Credit Documents. No Agent shall have, by reason hereof or of any of the other Credit Documents, a fiduciary relationship in respect of any Lender or any other Person (regardless of whether or not a Default or an Event of Default has occurred), it being understood and agreed that the use of the term “agent” (or any other similar term) herein or in any other Credit Documents with reference to any Agent is not intended to connote any fiduciary or other implied obligations arising under any agency doctrine of any applicable law, and that such term is used as a matter of market custom; and nothing herein or in any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or of any of the other Credit Documents except as expressly set forth herein or therein. Without limiting the generality of the foregoing, no Agent shall, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, or be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity.

9.3. General Immunity.

(a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for (i) the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or of any other Credit Document; (ii) the creation, perfection, maintenance, preservation, continuation or priority of any Lien or security interest created, purported to be created or required under any Credit Document; (iii) the value or the sufficiency of any Collateral; (iv) the satisfaction of any condition set forth in Section 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent; (v) the failure of any Credit Party, Lender or other Agent to perform its obligations hereunder or under any other Credit Document; or (vi) any representations, warranties, recitals or statements made herein or therein or in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to the Lenders or by or on behalf of any Credit Party to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Default or Event of Default (nor shall any Agent be deemed to have knowledge of the existence or possible existence of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of default”) is given to such Agent by the Borrower or any Lender) or to make any disclosures with respect to the foregoing. Notwithstanding anything herein to the contrary, the Administrative Agent shall not have any liability arising from, or be responsible for any loss, cost or expense suffered by the Borrower, any Subsidiary or any Lender as a result of, confirmations of the amount of outstanding Loans, the calculation of the Yield Maintenance Amount or the Weighted Average Yield with respect to any Indebtedness, any exchange rate determination or currency conversion, the terms and conditions of any Permitted Intercreditor Agreement or any Permitted Subordinated Indebtedness Document or of any subordination terms applicable to any Permitted Subordinated Indebtedness, in each case except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(b) Exculpatory Provisions. None of any Agent or any of its Related Parties shall be liable to the Lenders for any action taken or omitted by such Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. Each Agent shall be entitled to refrain from the taking of any action (including the failure to take an action) in connection herewith or with any of the other Credit Documents or from the exercise of any power, discretion or authority (including the making of any requests, determinations, judgments, calculations or the expression of any satisfaction or approval) vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from the Requisite Lenders (or such other Lenders as may be required, or as such Agent shall believe in good faith to be required, to give such instructions under Section 10.5) and upon receipt of such instructions from the Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions; provided that such Agent shall not be required to take any action that, in its opinion, could expose such Agent to liability or be contrary to any Credit Document or applicable law, including any action that may be in violation of the automatic stay under any Debtor Relief Laws. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any telephonic notice, electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise provided by the proper Person (whether or not such Person in fact meets the requirements set forth in the Credit Documents for being the signatory, sender or provider thereof) and on opinions and judgments of attorneys (who may be attorneys for the Borrower and the Subsidiaries), accountants, insurance consultants, architects, engineers and other experts or professional advisors selected by it, and such Agent shall not be liable for any action it takes or omits to take in good faith in reliance on any of the foregoing documents; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of the Requisite Lenders (or such other Lenders as may be required, or as such Agent shall believe in good faith to be required, to give such instructions under Section 10.5). In determining compliance with any condition hereunder to the making of any Credit Extension that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume the satisfaction of such Lender unless the Administrative Agent shall have received written notice to the contrary from such Lender reasonably in advance of such Credit Extension.

(c) Delegation of Duties. Each Agent may perform any and all of its duties and exercise any and all of its powers, rights and remedies under this Agreement or any other Credit Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such of its sub-agents may perform any and all of its duties and exercise any and all of its powers, rights and remedies by or through their respective Affiliates. The exculpatory, indemnification and other provisions set forth in this Section 9.3 and in Sections 9.6 and 10.3 shall apply to any such sub-agent or Affiliate (and to their respective Related Parties) as if they were named as such Agent. No Agent shall be responsible for the negligence or misconduct of any sub-agent appointed by it except to the extent that a court of competent jurisdiction determines in a final, non-appealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agent. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by any Agent, (i) such sub-agent shall be a third party beneficiary under the exculpatory, indemnification and other provisions set forth in this Section 9.3 and Sections 9.6 and 10.3 and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such provisions directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders and (ii) such sub-agent shall only have obligations to such Agent, and not to any Credit Party, any Lender or any other Person, and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

(d) Concerning Arrangers and Certain Other Indemnitees. Notwithstanding anything herein to the contrary, none of the Arrangers, the Syndication Agent or any of the co-agents, bookrunners or managers listed on the cover page hereof shall have any duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent or a Lender hereunder or, in the case of any Auction Manager or any other Person appointed under the Credit Documents to serve as an agent or in a similar capacity, the duties and responsibilities that are expressly specified in the applicable Credit Documents with respect thereto, but all such Persons shall have the benefit of the exculpatory, indemnification and other provisions set forth in this Section 9 and in Section 10.3 and shall have all of the rights and benefits of a third party beneficiary with respect thereto, including an independent right of action to enforce such provisions directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders. The exculpatory, indemnification and other provisions set forth in this Section 9 and in Section 10.3 shall apply to any Affiliate or other Related Party of any Arranger or any Agent in connection with the arrangement and syndication of the credit facilities provided for herein (including pursuant to Section 2.23, 2.24 and 2.25) and any amendment, supplement or modification hereof or of any other Credit Document (including in connection with any Extension/Modification Offer), as well as activities as an Agent.

9.4. Acts in Individual Capacity. Nothing herein or in any other Credit Document shall in any way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder. Each Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial advisory, commodity, derivative or other business with the Borrower or any of its Affiliates as if it were not performing the duties and functions specified herein, and may accept fees and other consideration from the Borrower and its Affiliates for services in connection herewith and otherwise, in each case without having to account therefor to the Lenders. Each Agent and its Affiliates, when acting under any agreement in respect of any such activity or under any related agreements, will be acting for its own account as principal and will be under no obligation or duty as a result of such Agent’s role in connection with the credit facility provided herein or otherwise to take any action or refrain from taking any action (including refraining from exercising any right or remedy that might be available to it).

9.5. Lenders’ Representations, Warranties and Acknowledgments. (a) Each Lender represents and warrants that it has made, and will continue to make, its own independent investigation of the financial condition and affairs of the Borrower and the Subsidiaries in connection with Credit Extensions or taking or not taking action under or based upon any Credit Document, in each case without reliance on any Agent, any Arranger or any of their respective Related Parties. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Credit Extensions or at any time or times thereafter.

(b) Each Lender, by delivering its signature page to this Agreement, an Assignment Agreement, a Refinancing Facility Agreement or an Incremental Facility Agreement and funding its Loans on the Closing Date or by funding any Refinancing Loan or any Incremental Loan, as the case may be, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, the Requisite Lenders or any other Lenders, as applicable, on the Closing Date or as of the date of funding of such Refinancing Loans or Incremental Loans.

(c) Each Lender acknowledges and agrees that Wilmington Trust or one or more of its Affiliates will be acting as the administrative agent and collateral agent under the First Lien Credit Agreement and may (but is not obligated to) act as administrative agent, collateral agent or a similar representative for the holders of any other Permitted Section 6.1(e) Indebtedness, any Permitted Credit Agreement Refinancing Indebtedness and any Permitted Incremental Equivalent Indebtedness and, in its capacity as the administrative agent and collateral agent under the First Lien Credit Agreement, is a party to the Intercreditor Agreement and, in such other capacities, may be a party to a Permitted Intercreditor Agreement. Each Lender and Credit Party waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against Wilmington Trust or any of its Affiliates any claims, causes of action, damages or liabilities of whatever kind or nature relating to any such conflict of interest.

9.6. Right to Indemnity. Each Lender, in proportion to its applicable Pro Rata Share (determined as set forth below), severally agrees to indemnify each Agent and each Related Party thereof, to the extent that such Agent or such Related Party shall not have been reimbursed by any Credit Party (and without limiting any Credit Party’s obligations under the Credit Documents to do so), for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses (including fees, expenses and other charges of counsel) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against such Agent or any such Related Party in exercising the powers, rights and remedies, or performing the duties and functions, of such Agent under the Credit Documents or any other documents contemplated by or referred to therein or otherwise in relation to its capacity as an Agent; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided that in no event shall this sentence require any Lender to indemnify such Agent against any liability, obligation, loss, damage, penalty, claim, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s applicable Pro Rata Share thereof; and provided further that this sentence shall not be deemed to require any Lender to indemnify such Agent against any liability, obligation, loss, damage, penalty, claim, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence. For purposes of this Section 9.6, “Pro Rata Share” shall be determined as of the time that the applicable indemnity payment is sought (or, in the event at such time all the Commitments shall have terminated and all the Loans shall have been repaid in full, as of the time most recently prior thereto when any Loans or Commitments remained outstanding).

9.7. Successor Administrative Agent and Collateral Agent. Subject to the terms of this Section 9.7, the Administrative Agent may resign at any time from its capacity as such. In connection with such resignation, the Administrative Agent shall give notice of its intent to resign to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Requisite Lenders, subject to, unless an Event of Default shall have occurred and is continuing, the prior written consent of the Borrower (not to be unreasonably withheld, conditioned or delayed), shall have the right to appoint a successor. If no successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the resigning Administrative Agent gives notice of its intent to resign, then the resigning Administrative Agent may, on behalf of the Lenders, appoint a successor; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender or a Disqualified Institution. If the Administrative Agent shall be a Defaulting Lender pursuant to clause (d) of the definition of such term, the Requisite Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and the Administrative Agent remove the Administrative Agent in its capacity as such and, subject to, unless an Event of Default shall have occurred and is continuing, the prior written consent of the Borrower (not to be unreasonably withheld, conditioned or delayed), appoint a successor. Any resignation or removal of the Administrative Agent shall be deemed to be a resignation of the Collateral Agent, and any successor Administrative Agent appointed pursuant to this Section 9.7 shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes of the Credit Documents. Upon the acceptance of its appointment as Administrative Agent and Collateral Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent and Collateral Agent, and the resigning or removed Administrative Agent and Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents. The fees payable by the Borrower to a successor Administrative Agent and Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed by the Borrower and such successor. Notwithstanding the foregoing, in the event (a) no successor to a resigning Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the resigning Administrative Agent gives notice of its intent to resign, the resigning Administrative Agent may give notice of the effectiveness of its resignation to the Lenders and the Borrower or (b) no successor to a removed Administrative Agent shall have been so appointed and shall have accepted such appointment by the day that is 30 days following of the issuance of a notice of removal, the removal shall become effective on such 30th day, and on the date of effectiveness of such resignation or removal, as the case may be, (i) the resigning or removed Administrative Agent and Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents, provided that, solely for purposes of maintaining any security interest granted to the Collateral Agent under any Collateral Document for the benefit of the Secured Parties, the resigning or removed Collateral Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Collateral Agent, shall continue to hold such Collateral, in each case until such time as a successor Collateral Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the resigning or removed Collateral Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (ii) the Requisite Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent and Collateral Agent, provided that (A) all payments required to be made hereunder or under any other Credit Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent or the Collateral Agent shall also directly be given or made to each Lender. Following the effectiveness of the Administrative Agent’s and Collateral Agent’s resignation from its capacity as such, the provisions of this Section 9 and of Section 10.3 shall continue in effect for the benefit of such resigning or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent or Collateral Agent, as applicable, and in respect of the matters referred to in the proviso under clause (a) above.

9.8. Collateral Documents and Obligations Guarantee. (a) Agents under Collateral Documents and the Obligations Guarantee. Each Secured Party hereby further authorizes the Administrative Agent and the Collateral Agent to be the agent for and representative of the Secured Parties with respect to the Guarantees purported to be created under the Credit Documents, the Collateral and the Credit Documents and authorizes the Administrative Agent and the Collateral Agent to execute and deliver, on behalf of such Secured Party, any Collateral Documents that the Administrative Agent or the Collateral Agent determines in its discretion to execute and deliver in connection with the satisfaction of the Collateral and Guarantee Requirement (and hereby grants to the Administrative Agent and the Collateral Agent any power of attorney that may be required under any applicable law in connection with such execution and delivery on behalf of such Secured Party).

(b) Right to Realize on Collateral and Enforce Obligations Guarantee. Notwithstanding anything contained in any of the Credit Documents to the contrary, the Credit Parties, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (i) except with respect to the exercise of set-off rights of any Lender or with respect to a Secured Party’s right to file a proof of claim in any proceeding under the Debtor Relief Laws, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantees purported to be created under the Credit Documents, it being understood and agreed that all powers, rights and remedies under the Credit Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms thereof and that all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof and (ii) in the event of a foreclosure, exercise of a power of sale or similar enforcement action by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or any other applicable section of the Bankruptcy Code, any analogous Debtor Relief Laws or any law relating to the granting or perfection of security interests), the Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or any other applicable section of the Bankruptcy Code any analogous Debtor Relief Laws or any law relating to the granting or perfection of security interests) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from the Requisite Lenders (subject to procedures reasonably satisfactory to the Collateral Agent), for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold or licensed at any such sale or other disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale or other disposition. In connection with any such bid referred to in clause (ii) above, (A) the Collateral Agent shall be authorized to form one or more acquisition vehicles to make a bid, (B) the Collateral Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Collateral Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof, shall be governed, directly or indirectly, by the vote of the Requisite Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Requisite Lenders contained in Section 10.5(a), (C) the Collateral Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata among the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (D) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

(c) [Reserved].

(d) Release of Collateral and Obligations Guarantees. Notwithstanding anything to the contrary herein or in any other Credit Document:

(i) When all Obligations (excluding contingent obligations as to which no claim has been made) have been paid in full and all Commitments have terminated, upon request of the Borrower, the Administrative Agent and the Collateral Agent shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all Guarantees provided for in any Credit Document.

(ii) (A) If (x) any Guarantor Subsidiary shall have been designated as an Unrestricted Subsidiary in accordance with the terms hereof or (y) all the Equity Interests in any Guarantor Subsidiary held by the Borrower and the Subsidiaries shall be sold or otherwise disposed of (including by merger or consolidation) in any transaction permitted by this Agreement, and as a result of such sale or other disposition such Guarantor Subsidiary shall cease to be a Subsidiary of the Borrower, such Guarantor Subsidiary shall, upon effectiveness of such designation, or the consummation of such sale or other disposition, automatically be discharged and released from its Obligations Guarantee and all security interests created by the Collateral Documents in Collateral owned by such Guarantor Subsidiary shall be automatically released, without any further action by any Secured Party or any other Person; provided that no such discharge or release shall occur unless substantially concurrently therewith, such Subsidiary shall have been discharged and released from its Guarantee of all Permitted Section 6.1(e) Indebtedness, all Permitted Credit Agreement Refinancing Indebtedness, all Permitted Incremental Equivalent Indebtedness and all Permitted Subordinated Indebtedness, and all Liens on the assets of such Subsidiary securing any such Indebtedness shall have been released.

(B) Upon any sale or other transfer by any Credit Party (other than to the Borrower or any Restricted Subsidiary) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest created under any Collateral Document in any Collateral pursuant to Section 10.5, the security interests in such Collateral created by the Collateral Documents shall be automatically released, without any further action by any Secured Party or any other Person; provided that no such release shall occur unless substantially concurrently therewith, such Collateral shall cease to be subject to any security interests securing any Permitted Section 6.1(e) Indebtedness, any Permitted Credit Agreement Refinancing Indebtedness and any Permitted Incremental Equivalent Indebtedness.

(C) The Escrow Cash Collateral shall be released from the Escrow Cash Collateral Account as provided in Section 9.8(d)(ii) of the First Lien Credit Agreement and upon such release, the Escrow Cash Collateral Control Agreement shall be terminated and all security interests created by the Escrow Cash Collateral Control Agreement or any other Collateral Document in the Escrow Cash Collateral shall be automatically released, without any further action by any Secured Party or any other Person.

(D) The Vector Subordinated Note Collateral, including any Cash or Cash Equivalents on deposit in the Vector Subordinated Note Cash Collateral Account, and all security interests created by the Vector Subordinated Note Cash Collateral Account Control Agreement or any other Collateral Document in any Vector Subordinated Note Collateral shall be automatically released, without any further action by any Secured Party or any other Person, upon release of thereof under the First Lien Credit Documents, including as provided in Section 9.8(d)(ii) of the First Lien Credit Agreement.

(iii) Each Secured Party authorizes the Collateral Agent to subordinate, at the request of the Borrower, any Lien on any property granted to or held by the Collateral Agent under any Credit Document to the holder of any Lien on such property that is permitted by Section 6.2(d) or 6.2(o); provided that no such subordination shall occur unless substantially concurrently therewith, any Lien on such property securing any Permitted Section 6.1(e) Indebtedness, any Permitted Credit Agreement Refinancing Indebtedness and any Permitted Incremental Equivalent Indebtedness shall also be so subordinated.

(iv) In connection with any termination, release or subordination pursuant to this Section 9.8(d), the Administrative Agent and the Collateral Agent shall execute and deliver to any Credit Party, at such Credit Party’s expense, all documents that such Credit Party shall reasonably request to evidence such termination, release or subordination. Any execution and delivery of documents pursuant to this Section 9.8(d) shall be without recourse to or warranty by the Administrative Agent or the Collateral Agent.

(e) Additional Exculpatory Provisions. The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of any Collateral, the existence, priority or perfection of the Collateral Agent’s Lien on any Collateral or any certificate prepared by any Credit Party in connection therewith, nor shall the Collateral Agent be responsible or liable to the Secured Parties for any failure to monitor or maintain any portion of the Collateral.

(f) Acceptance of Benefits. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral or the Guarantees purported to be created under the Credit Documents, to have agreed to the provisions of this Section 9 (including the authorization and the grant of the power of attorney pursuant to Section 9.8(a)), Section 10.24 and all the other provisions of this Agreement relating to Collateral, any such Guarantee or any Collateral Document and to have agreed to be bound by the Credit Documents as a Secured Party thereunder. It is understood and agreed that the benefits of the Collateral and any such Guarantee to any Secured Party are made available on an express condition that, and is subject to, such Secured Party not asserting that it is not bound by the appointments and other agreements expressed herein to be made, or deemed herein to be made, by such Secured Party.

9.9. Withholding Taxes. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding Tax from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

9.10. Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Laws with respect to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Administrative Agent, the Collateral Agent and any other Secured Party (including any claim under Sections 2.7, 2.9, 2.15, 2.17, 2.18, 2.19, 10.2 and 10.3) allowed in such judicial proceeding; and

(c) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the other Secured Parties, to pay to the Administrative Agent any amount due to the Administrative Agent, in such capacity or in its capacity as the Collateral Agent, or to its Related Parties under the Credit Documents (including under Sections 10.2 and 10.3). To the extent that the payment of any such amounts due to the Administrative Agent, in such capacity or in its capacity as the Collateral Agent, or to its Related Parties out of the estate in any such proceeding shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other property that the Lenders or the other Secured Parties may be entitled to receive in such proceeding, whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender, or to vote in respect of the claim of any Lender in any such proceeding.

9.11. Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that:

(i) none of the Administrative Agent or the Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, the Loans or any documents related to hereto or thereto),

(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v) no fee or other compensation is being paid directly to the Administrative Agent or the Arrangers and their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.

(c) The Administrative Agent and the Arrangers and their respective Affiliates hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

9.12. Concerning the Vector Facility Arrangements. Each Lender and Credit Party acknowledges and agrees that Goldman Sachs or one or more of its Affiliates will be the Vector Senior Loan Facility Lender party to the Vector Facility Arrangements, and that any Vector Collateral provided as collateral to secure obligations of the Vector Lenders thereunder (including any such assets in the form of “Tranche B Term Loans” made under the First Lien Credit Agreement held by any Vector Lenders) is held by Goldman Sachs or any such Affiliate solely in its individual capacity, for its own benefit, and not in its capacity as an Agent for the benefit of any Secured Party. Each Lender and Credit Party further acknowledges and agrees that in exercising rights and remedies with respect to any Vector Collateral or otherwise in respect of the Vector Facility Arrangements, Goldman Sachs or any of its Affiliates may enforce the provisions of the Vector Facility Arrangements and exercise its rights thereunder, including enforcing the subordination provisions under the Vector Subordinated Note, directing the voting by any Vector Lender of its “Tranche B Term Loans” made under the First Lien Credit Agreement and making determinations of the current market value of the “Tranche B Term Loans” made under the First Lien Credit Agreement, and exercise remedies thereunder and under applicable law, all in such order and in such manner as it may determine in its sole discretion and as if it were not an Agent (or an Affiliate of an Agent) hereunder (and notwithstanding the fact that such exercise of rights and enforcement of remedies could have an adverse effect on the value of the loan made by the Borrower under the Vector Subordinated Note or its ability to obtain the repayment thereof), and will be under no obligation or duty as a result of its (or its Affiliate’s) role as an Agent or Lender hereunder to take any action or refrain from taking any action (including refraining from enforcing or exercising any right or remedy that might be available to it) in respect of the Vector Facility Arrangements (and that as a result of exercising rights and remedies with respect to any Vector Collateral, Goldman Sachs or any of its Affiliates may foreclose upon (and become and be a lender under the First Lien Credit Agreement holding a significant portion of the “Tranche B Term Loans” made under the First Lien Credit Agreement), and/or may assign or cause the assignment to any eligible assignee under the First Lien Credit Agreement of, all or any part of the “Tranche B Term Loans” made under the First Lien Credit Agreement held by the Vector Lenders that constitute Vector Collateral), and each Lender agrees not to assert, and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or claim the benefit of any marshalling or other similar right that may be available under applicable law with respect to the Vector Collateral. Each Lender and Credit Party waives any conflict of interest, now contemplated or arising hereafter, in connection with the Vector Facility Arrangements and agrees not to assert against Goldman Sachs or any of its Affiliates any claims, causes of action, damages or liabilities of whatever kind or nature relating to any such conflict of interest.

SECTION 10. MISCELLANEOUS

10.1. Notices. Notices Generally. (a) Any notice or other communication hereunder given to any Credit Party, the Administrative Agent, the Collateral Agent or any Lender shall be given to such Person at its address, fax number or e-mail address as set forth on Schedule 10.1 or, in the case of any Lender, at such address, fax number or e-mail address as shall have been provided by such Lender to the Administrative Agent in writing; provided that, notwithstanding the foregoing, no notice or other communication hereunder may be provided to any Credit Party by means of a fax. Except in the case of notices and other communications expressly permitted to be given by telephone and as otherwise provided in Section 10.1(b), each notice or other communication hereunder shall be in writing and shall be delivered in person or sent by e-mail, courier service or certified or registered United States mail or, except for notices or other communications to any Credit Party, facsimile and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, when sent by facsimile as shown on the transmission report therefor (or, if not sent during normal business hours for the recipient, at the opening of business on the next Business Day for the recipient), as provided in Section 10.1(b) if sent by e-mail or upon receipt if sent by United States mail; provided that no notice or other communication given to the Administrative Agent or the Collateral Agent shall be effective until received by it; and provided further that any such notice or other communication shall, at the request of the Administrative Agent, be provided to any sub-agent appointed pursuant to Section 9.3(c) from time to time. Any party hereto may change its address (including its e-mail address, fax or telephone number) for notices and other communications hereunder by notice to each of the Administrative Agent and the Borrower.

(b) Electronic Communications.

(i) Notices and other communications to any Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Each of the Administrative Agent, the Collateral Agent and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications or rescinded by such Person by notice to each other such Person; provided, further, that notices and other communications to the Administrative Agent or the Collateral Agent may be delivered to it at the e-mail address specified in Section 10.1(a). Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address, if not sent during the normal business hours of the recipient, shall be deemed to have been sent at the opening of business on the next Business Day for the recipient; and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (A) of notification that such notice or communication is available and identifying the website address therefor.

(ii) Each party hereto understands that the distribution of materials through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of the Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(iii) THE PLATFORM AND ANY APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF THE AGENTS OR ANY OF THEIR RELATED PARTIES WARRANTS AS TO THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS OR THE PLATFORM, AND EACH OF THE AGENTS AND THEIR RELATED PARTIES EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE PLATFORM OR THE APPROVED ELECTRONIC COMMUNICATIONS.

(iv) Each Credit Party and each Lender agrees that the Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.

(c) Private Side Information Contacts. Each Public Lender agrees to cause at least one individual at or acting on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to information that is not made available through the “Public Side Information” portion of the Platform and that may contain Private-Side Information. In the event that any Public Lender has determined for itself not to access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) none of any Credit Party or any Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Credit Documents.

10.2. Expenses. The Borrower agrees to pay promptly (a) all reasonable and documented out-of-pocket costs and expenses (including the reasonable fees, expenses and other charges of counsel) incurred by any Agent, any Arranger or any of their respective Affiliates in connection with the structuring, arrangement and syndication of the credit facilities provided for herein and any credit or similar facility refinancing, extending or replacing, in whole or in part, the credit facilities provided herein, including the preparation, execution, delivery and administration of this Agreement, the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated thereby shall be consummated) or any other document or matter requested by the Borrower or any other Credit Party, (b) all reasonable and documented out-of-pocket costs and expenses of creating, perfecting, recording, maintaining and preserving Liens in favor of the Collateral Agent for the benefit of the Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and other charges of counsel to the Collateral Agent and of counsel providing any opinions that the Administrative Agent or the Collateral Agent may reasonably request in respect of the Collateral or the Liens created pursuant to the Collateral Documents, (c) all reasonable and documented out-of-pocket costs, fees, expenses and other charges of any auditors, accountants, consultants or appraisers of any Agent or Arranger, (d) all reasonable and documented out-of-pocket costs and expenses (including the reasonable fees, expenses and other charges of any appraisers, consultants, advisors and agents employed or retained by the Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral or any insurance process, and (e) after the occurrence and during the continuance of a Default or an Event of Default, all out-of-pocket costs and expenses, including reasonable fees, expenses and other charges of counsel and costs of settlement, incurred by any Agent, Arranger or Lender in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral or the enforcement of any Obligations Guarantee) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings; provided that, in the case of clauses (a), (b), (c) and (d) above, costs and expenses with respect to counsel shall be limited to one firm of primary counsel, one firm of regulatory counsel and, if reasonably necessary, one firm of local counsel in each applicable jurisdiction for all Persons entitled to reimbursement under this Section 10.2 (and, if any such Person shall have advised the Borrower that there is an actual or perceived conflict of interest, one additional firm of primary counsel, one additional firm of regulatory counsel and, if reasonably necessary, one additional firm of local counsel in each applicable jurisdiction for each group of affected Persons that are similarly situated) (in each case, excluding allocated costs of in-house counsel). All amounts due under this Section 10.2 shall be payable promptly after written demand therefor.

10.3. Indemnity. (a) In addition to the payment of expenses pursuant to Section 10.2, each Credit Party agrees to defend (subject to the applicable Indemnitee’s selection of counsel), indemnify, pay and hold harmless each Agent (and each sub-agent thereof), Arranger and Lender and each of their respective Related Parties (each, an “Indemnitee”), from and against any and all Indemnified Liabilities. THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH INDEMNIFIED LIABILITIES ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY, OR ARE CAUSED, IN WHOLE OR IN PART, BY OR OUT OF ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ANY INDEMNITEE; provided that no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the gross negligence or willful misconduct of such Indemnitee or its Related Parties, (ii) a material breach in bad faith by such Indemnitee or its Related Parties of its express obligations under this Agreement or (iii) any action, investigation, claim, litigation or proceeding not involving an act or omission by any Credit Party or the equityholders or Affiliates of any Credit Party (or the Related Parties of any Credit Party) that is brought by an Indemnitee against another Indemnitee (other than against any Agent or any Arranger (or any holder of any other title or role) in its capacity as such). This Section 10.3(a) shall not apply with respect to Taxes other than any Taxes that represent Indemnified Liabilities arising from any non-Tax claim.

(b) To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against any Agent, any Arranger or any Lender or any Related Party of any of the foregoing on any theory of liability, for indirect, consequential, special or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or any duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to this Agreement or any other Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, the syndication of the credit facilities provided for herein, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Credit Party hereby waives, releases and agrees not to sue upon any such claim for indirect, consequential, special or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c) Each Credit Party agrees that no Agent, Arranger or Lender or any Related Party of any of the foregoing will have any liability to any Credit Party or any Person asserting claims on behalf of or in right of any Credit Party or any other Person in connection with or as a result of this Agreement or any other Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith except (but subject to Section 10.3(b)), in the case of any Credit Party, to the extent that any losses, claims, damages, liabilities or expenses have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the gross negligence or willful misconduct of such Agent, Arranger or Lender or its Related Parties in performing its obligations under this Agreement or any other Credit Document or (ii) a material breach in bad faith by such Agent, Arranger or Lender or its Related Parties of its express obligations under this Agreement.

10.4. Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default each Lender is hereby authorized by each Credit Party at any time or from time to time, without notice to any Credit Party, any such notice being hereby expressly waived, to set-off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto or thereto, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable and although such obligations and liabilities, or any of them, may be contingent or unmatured. Each Lender agrees to notify the Administrative Agent promptly after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application.

10.5. Amendments and Waivers. (a) Requisite Lenders’ Consent. Except as provided in Section 2.23, 2.24 or 2.25, none of this Agreement, any other Credit Document or any provision hereof or thereof may be waived, amended or modified, and no consent to any departure by any Credit Party therefrom may be made, except, subject to the additional requirements of Sections 10.5(b) and 10.5(c) and as otherwise provided in Sections 10.5(d) and 10.5(e), in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Requisite Lenders and, in the case of any other Credit Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent or the Collateral Agent, as applicable, and the Credit Party or Credit Parties that are parties thereto, in each case with the consent of the Requisite Lenders.

(b) Affected Lenders’ Consent. In addition to any consent required pursuant to Section 10.5(a), without the written consent of each Lender that would be directly affected thereby, no waiver, amendment or other modification of this Agreement or any other Credit Document, or any consent to any departure by any Credit Party therefrom, shall be effective if the effect thereof would be to:

(i) increase any Commitment or postpone the scheduled expiration date of any Commitment (it being understood that no waiver, amendment or other modification of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Commitment of any Lender);

(ii) extend the scheduled final maturity date of any Loan;

(iii) [Reserved];

(iv) waive, reduce or postpone any scheduled amortization payment (but not any voluntary or mandatory prepayment) of any Loan;

(v) reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.9 or Section 2.23(b)(iii)) or any fee or any premium payable hereunder (other than under Section 2.23(b)(iii)), or waive or postpone the time for payment of any such interest, fee or premium;

(vi) reduce the principal amount of any Loan;

(vii) waive, amend or otherwise modify any provision of this Section 10.5(b), Section 10.5(c) or any other provision of this Agreement or any other Credit Document that expressly provides that the consent of all Lenders is required to waive, amend or otherwise modify any rights thereunder or to make any determination or grant any consent thereunder (including such provision set forth in Section 10.6(a));

(viii) amend the percentage specified in the definition of the term “Requisite Lenders” or amend the term “Pro Rata Share” or waive, amend or otherwise modify Section 2.16 hereof or Section 5.02 of the Pledge and Security Agreement (and any comparable provision of any other Collateral Document) in a manner that would alter the pro rata sharing of payments required thereby; provided that additional extensions of credit made pursuant to Section 2.23, 2.24 or 2.25 shall be included, and with the consent of the Requisite Lenders other additional extensions of credit pursuant hereto may be included, in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Commitments and the Loans are included on the Closing Date; or

(ix) release all or substantially all the Collateral from the Liens of the Collateral Documents, or all or substantially all the Guarantor Subsidiaries from the Guarantees created under the Credit Documents (or limit liability of all or substantially all the Guarantor Subsidiaries in respect of any such Guarantee), in each case except as expressly provided in the Credit Documents or any Senior Lien Intercreditor Agreement and except in connection with a “credit bid” undertaken by the Collateral Agent at the direction of the Requisite Lenders pursuant to section 363(k), section 1129(b)(2)(a)(ii) or any other section of the Bankruptcy Code or any other sale or other disposition of assets in connection with other Debtor Relief Laws or an enforcement action with respect to the Collateral permitted pursuant to the Credit Documents (in which case only the consent of the Requisite Lenders will be required for such release) (it being understood that (A) an amendment or other modification of the type of obligations secured by the Collateral Documents or Guaranteed hereunder or thereunder shall not be deemed to be a release of the Collateral from the Liens of the Collateral Documents or a release or limitation of any such Guarantee and (B) an amendment or other modification of Section 6.8 shall only require the consent of the Requisite Lenders);

provided that, for the avoidance of doubt, all Lenders shall be deemed directly affected by any waiver, amendment or other modification, or any consent, described in the preceding clauses (vii), (viii) and (ix).

(c) Other Consents. No waiver, amendment or other modification of this Agreement or any other Credit Document, or any consent to any departure by any Credit Party therefrom, shall:

(i) (A) waive, amend or otherwise modify Section 2.14 or any other provision of any Credit Document in a manner that by its terms would disproportionately and adversely affect the rights or duties of Lenders of any Class differently than Lenders of any other Class, without the consent of Lenders representing a Majority in Interest of each affected Class, provided that the Requisite Lenders may waive, in whole or in part, any prepayment of Loans hereunder so long as the application, as between Classes, of any portion of such prepayment that is still required to be made is not altered, or (B) waive, amend or otherwise modify this Section 10.5(c)(i) or any other provision of this Agreement or any other Credit Document that expressly provides that the consent of all Lenders of any Class or a Majority in Interest of Lenders of any Class is required to waive, amend or otherwise modify any rights thereunder or to make any determination or grant any consent thereunder, in each case without the consent of each Lender of such Class or a Majority in Interest of the Lenders of such Class, as the case may be; provided that nothing in this Section 10.5(c)(i) shall be deemed to restrict the amendments contemplated by Section 2.23, 2.24 or 2.25;

(ii) waive, amend or otherwise modify the rights, duties, privileges, protections, indemnities, immunities or obligations of, or any fees or other amounts payable to, any Agent without the prior written consent of such Agent; or

(iii) waive, amend or otherwise modify the provisions of Section 9.12 without the prior written consent of Goldman Sachs (and Goldman Sachs shall be a third party beneficiary of such provisions and this Section 10.5(c)(iii) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such provisions and this Section 10.5(c)(iii) directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders).

(d) Class Amendments. Notwithstanding anything to the contrary in Section 10.5(a), any waiver, amendment or modification of this Agreement or any other Credit Document, or any consent to any departure by any Credit Party therefrom, that by its terms affects the rights or duties under this Agreement of the Lenders of a particular Class or Classes (but not Lenders of any other Class), may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under this Section 10.5 if such Class of Lenders were the only Class of Lenders hereunder at the time.

(e) Certain Permitted Amendments. Notwithstanding anything herein or in any other Credit Document to the contrary:

(i) any provision of this Agreement or any other Credit Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any obvious error or any ambiguity, omission, defect or inconsistency of a technical nature, so long as the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Requisite Lenders stating that the Requisite Lenders object to such amendment;

(ii) in connection with any transaction permitted by Section 2.23, 2.24 or 2.25, this Agreement and the other Credit Documents may be amended or modified as contemplated by Section 2.23, 2.24 or 2.25, including to add any covenant applicable to the Borrower and/or the Restricted Subsidiaries or any other provisions for the benefit of the Lenders;

(iii) in connection with the incurrence of any Permitted Section 6.1(e) Indebtedness, any Permitted Credit Agreement Refinancing Indebtedness or any Permitted Incremental Equivalent Indebtedness, this Agreement and the other Credit Documents may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to add any covenant applicable to the Borrower and/or the Restricted Subsidiaries (including any Previously Absent Financial Maintenance Covenant) or any other provisions for the benefit of the Lenders;

(iv) the Administrative Agent and the Collateral Agent may, without the consent of any other Secured Party, (A) consent to a departure by any Credit Party from any covenant of such Credit Party set forth in this Agreement or any other Credit Document to the extent such departure is consistent with the authority of the Collateral Agent set forth in the definition of the term “Collateral and Guarantee Requirement” or (B) waive, amend or modify any provision in any Credit Document (other than this Agreement), or consent to a departure by any Credit Party therefrom, to the extent the Administrative Agent or the Collateral Agent determines that such waiver, amendment, modification or consent is necessary in order to eliminate any conflict between such provision and the terms of this Agreement;

(v) any provision of this Agreement or any other Credit Document may be amended by an agreement in writing entered into by the Borrower, the Administrative Agent and the Lenders that will remain parties hereto after giving effect to such amendment if (A) by the terms of such agreement the Commitments of each Lender not consenting to the amendment provided for therein shall be reduced to zero upon the effectiveness of such amendment and (B) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement; and

(vi) this Agreement and the other Credit Documents may be amended in the manner provided in Section 10.24, and the Collateral Documents may be amended as set forth the Intercreditor Agreement or any other Senior Lien Intercreditor Agreement.

Each Lender hereby expressly authorizes the Administrative Agent and/or the Collateral Agent to enter into any waiver, amendment or other modification of this Agreement and the other Credit Documents contemplated by this Section 10.5(e).

(f) Requisite Execution of Amendments, Etc. With the concurrence of any Lender, the Administrative Agent may, but shall have no obligation to, execute waivers, amendments, modifications or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.

10.6. Successors and Assigns; Participations. (a) Generally. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby. No Credit Party’s rights or obligations under the Credit Documents, and no interest therein, may be assigned or delegated by any Credit Party (except, in the case of any Guarantor Subsidiary, any assignment or delegation by operation of law as a result of any merger or consolidation of such Guarantor Subsidiary permitted by Section 6.8) without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment or delegation without such consent shall be null and void. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, the participants referred to in Section 10.6(g) (to the extent provided in clause (iii) of such Section) and, to the extent expressly contemplated hereby, Affiliates of any Agent or any Lender, the other Indemnitees and other express third party beneficiaries hereof) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Register. The Borrower, the Administrative Agent, the Collateral Agent and the Lenders shall deem and treat the Persons recorded as Lenders in the Register as Lenders hereunder for all purposes of this Agreement and the holders and owners of the corresponding Commitments and Loans recorded therein for all purposes hereof. No assignment or transfer of any Commitment or Loan shall be effective unless and until recorded in the Register, and following such recording, unless otherwise determined by the Administrative Agent (such determination to be made in the sole discretion of the Administrative Agent, which determination may be conditioned on the consent of the assigning Lender and the assignee), shall be effective notwithstanding any defect in the Assignment Agreement relating thereto. Each assignment and transfer shall be recorded in the Register following receipt by the Administrative Agent of the fully executed Assignment Agreement, together with the required forms and certificates regarding tax matters and any fees payable in connection therewith, in each case as provided in Section 10.6(d); provided that the Administrative Agent shall not be required to accept such Assignment Agreement or so record the information contained therein if the Administrative Agent reasonably believes that such Assignment Agreement lacks any written consent required by this Section 10.6 or is otherwise not in proper form, it being acknowledged that the Administrative Agent shall have no duty or obligation (and shall incur no liability) with respect to obtaining (or confirming the receipt) of any such written consent or with respect to the form of (or any defect in) such Assignment Agreement, any such duty and obligation being solely with the assigning Lender and the assignee. Each assigning Lender and the assignee, by its execution and delivery of an Assignment Agreement, shall be deemed to have represented to the Administrative Agent that all written consents required by this Section 10.6 with respect thereto (other than the consent of the Administrative Agent and the Borrower, if applicable) have been obtained and that such Assignment Agreement is otherwise duly completed and in proper form. The date of such recordation of an assignment and transfer is referred to herein as the “Assignment Effective Date” with respect thereto. Any request, authority or consent of any Person that, at the time of making such request or giving such authority or consent, is recorded in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

(c) Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans or other Obligations owing to it to:

(i) any Eligible Assignee of the type referred to in clause (a) of the definition of the term “Eligible Assignee” upon the giving of notice to the Borrower and the Administrative Agent; or

(ii) any Eligible Assignee of the type referred to in clause (b) of the definition of the term “Eligible Assignee”, upon (A) the giving of notice to the Borrower and the Administrative Agent and (B) except in the case of assignments made by or to any Arranger or any Affiliate thereof during the primary syndication of any credit facilities established hereunder, receipt of prior written consent (each such consent not to be unreasonably withheld or delayed) of (1) the Borrower, provided that the consent of the Borrower to any assignment (x) shall not be required if an Event of Default shall have occurred and is continuing pursuant to Section 8.1(a), 8.1(f) or 8.1(g) and (y) shall be deemed to have been granted unless the Borrower shall have objected thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof and (2) the Administrative Agent;

provided that:

(A) in the case of any such assignment or transfer (other than to any Eligible Assignee meeting the requirements of clause (i) above), the amount of the Commitment or Loans of any Class of the assigning Lender subject thereto shall not be less than $1,000,000 (with concurrent assignments to Eligible Assignees that are Affiliates or Related Funds thereof to be aggregated for purposes of the foregoing minimum assignment amount requirements) or, in each case, such lesser amount as shall be agreed to by the Borrower and the Administrative Agent or as shall constitute the aggregate amount of the Commitments or Loans of the applicable Class of the assigning Lender, provided that the consent of the Borrower to any lesser amount (x) shall not be required if an Event of Default shall have occurred and is continuing pursuant to Section 8.1(a), 8.1(f) or 8.1(g) and (y) shall be deemed to have been granted if notice shall be given to the Borrower requesting its consent to a lesser amount and the Borrower shall not have objected thereto by written notice to the Administrative Agent within 10 Business Days after having received such request; and

(B) each partial assignment or transfer shall be of a uniform, and not varying, percentage of all rights and obligations of the assigning Lender hereunder; provided that a Lender may assign or transfer all or a portion of its Commitment or of the Loans owing to it of any Class without assigning or transferring any portion of its Commitment or of the Loans owing to it, as the case may be, of any other Class.

(d) Mechanics. Assignments and transfers of Loans and Commitments by Lenders shall be effected by the execution and delivery to the Administrative Agent of an Assignment Agreement. In connection with all assignments, there shall be delivered to the Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee thereunder may be required to deliver pursuant to Section 2.19(g), together with payment to the Administrative Agent by the assignor or the assignee of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable (i) in connection with an assignment by or to any Arranger or any Affiliate thereof during the primary syndication of any credit facilities established hereunder, (ii) in the case of an assignee that is an Affiliate or Related Fund of a Lender or a Person under common management with a Lender, (iii) in connection with an assignment by or to Goldman Sachs or any Affiliate thereof or (iv) otherwise waived by the Administrative Agent in its sole discretion).

(e) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof (or of any Incremental Facility Agreement or Refinancing Facility Agreement) or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Closing Date (or, in the case of any Incremental Facility Agreement or Refinancing Facility Agreement, as of the date of the effectiveness thereof) or as of the applicable Assignment Effective Date, as applicable, that (i) it is an Eligible Assignee, (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be, (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other United States federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control) and (iv) it will not provide any information obtained by it in its capacity as a Lender to the Borrower, any Permitted Holder or any Affiliate of the Borrower. In the case of any assignment by or to any Vector Lender, the assignee or the assignor (in each case, if not a Vector Lender), as the case may be, acknowledges and agrees that in connection with such assignment, (A) such Vector Lender and its Affiliates may have MNPI (as defined below), (B) such assignee or assignor, as applicable, has independently, without reliance on such Vector Lender, the Administrative Agent, the Arrangers or any of their respective Affiliates, made its own analysis and determination to participate in such assignment notwithstanding such assignee’s or assignor’s lack of knowledge of any such MNPI, (C) none of such Vector Lender, the Administrative Agent, the Arrangers or any of their respective Affiliates shall have any liability to such assignee or assignor, as the case may be, and such assignee or assignor, as applicable, hereby waives and releases, to the extent permitted by applicable law, any claims it may have against such Vector Lender, the Administrative Agent, the Arrangers and their respective Affiliates, under applicable law or otherwise, with respect to the nondisclosure of any such MNPI and (D) such MNPI may not be available to the Administrative Agent, the Arrangers or the other Lenders. “MNPI” means material non-public information (for purposes of United States federal, state or other applicable securities laws) with respect to the Borrower, its Subsidiaries and their respective Securities, it being understood that MNPI may include information that is not available to Lenders, including Private Lenders. It is understood and agreed that the Administrative Agent and each Lender shall be entitled to rely, and shall incur no liability for relying, upon the representations and warranties and the acknowledgments and agreements of an assignee or assignor, as applicable, set forth in this Section 10.6(e) and in the applicable Assignment Agreement.

(f) Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the Assignment Effective Date with respect to any assignment and transfer of any Commitment or Loan, (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in such Commitment or Loan as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof, (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned and transferred to the assignee, relinquish its rights (other than any rights that survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an assignment covering all the remaining rights and obligations of an assigning Lender hereunder, such Lender shall cease to be a party hereto as a “Lender” on such Assignment Effective Date, provided that such assigning Lender shall continue to be entitled to the benefit of all rights that survive the termination hereof under Section 10.8), and provided further that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender, and (iii) the assigning Lender shall, upon the effectiveness thereof or as promptly thereafter as practicable, surrender its applicable Notes (if any) to the Administrative Agent for cancellation, and thereupon the Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(g) Participations.

(i) Each Lender shall have the right at any time to sell one or more participations to any Eligible Assignee in all or any part of its Commitments or Loans or in any other Obligation; provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Credit Parties, the Administrative Agent, the Collateral Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each Lender that sells a participation pursuant to this Section 10.6(g) shall, acting solely for United States federal income tax purposes as a non-fiduciary agent of the Borrower, maintain a register on which it records the name and address of each participant to which it has sold a participation and the principal amounts (and stated interest) of each such participant’s interest in the Commitments or Loans or other rights and obligations of such Lender under this Agreement or any other Credit Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans or other rights and obligations under any Credit Document), except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other right or obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. Unless otherwise required by the IRS, any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the IRS. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes under this Agreement, notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii) The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder, except that any participation agreement may provide that the participant’s consent must be obtained with respect to the consent of such Lender to any waiver, amendment, modification or consent that is described in Section 10.5(b) that affects such participant or requires the approval of all the Lenders.

(iii) The Credit Parties agree that each participant shall be entitled to the benefits of Sections 2.17(c), 2.18 and 2.19 (subject to the requirements and limitations therein, including the requirements under Section 2.19(g) (it being understood that the documentation required under Section 2.19(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.6(c); provided that such participant (x) agrees to be subject to the provisions of Sections 2.20 and 2.22 as if it were an assignee under Section 10.6(c) and (y) such participant shall not be entitled to receive any greater payment under Section 2.18 or 2.19 with respect to any participation than the applicable Lender would have been entitled to receive with respect to such participation sold to such participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the participant acquired the applicable participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided that such participant agrees to be subject to Section 2.16 as though it were a Lender.

(h) Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 10.6, any Lender may assign, pledge and/or grant a security interest in all or any portion of its Loans or the other Obligations owed to such Lender, and its Notes, if any, to secure obligations of such Lender, including to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by any Federal Reserve Bank or to any other central bank; provided that no Lender, as between the Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge; and provided further that in no event shall the applicable Federal Reserve Bank, other central bank, pledgee or trustee be considered to be a “Lender” hereunder.

(i) Loan Repurchases. Notwithstanding anything to the contrary contained in this Section 10.6 or any other provision of this Agreement, the Borrower may repurchase outstanding Loans, and each Lender shall have the right at any time to sell, assign or transfer all or a portion of its Loans to the Borrower, on the following basis:

(i) Loan Repurchase Auctions. The Borrower may conduct one or more modified Dutch auctions (each, an “Auction”) to repurchase all or any portion of the Loans of any Class, provided that (A) the Borrower delivers a written notice of such Auction to the Auction Manager and the Administrative Agent (for distribution to the Lenders of such Class) no later than 12:00 p.m. (New York City time) at least five Business Days in advance of a proposed commencement date of such Auction (or such shorter period as may be acceptable to the Administrative Agent), which notice shall specify (x) the dates on which such Auction will commence and conclude, (y) the maximum principal amount of Loans and the Class thereof that the Borrower desires to repurchase in such Auction and (z) the range of discounts to par at which the Borrower would be willing to repurchase such Loans, (B) the maximum dollar amount of such Auction shall be no less than an aggregate $10,000,000 or an integral multiple of $1,000,000 in excess thereof, (C) such Auction shall be open for at least two Business Days after the date of the commencement thereof, (D) such Auction shall be open for participation by all the Lenders of such Class on a ratable basis, (E) a Lender of such Class that elects to participate in such Auction will be permitted to tender for repurchase all or a portion of such Lender’s Loans of such Class, (F) each repurchase of Loans of any Class shall be of a uniform, and not varying, percentage of all rights of the assigning Lender hereunder with respect thereto (and shall be allocated among the Loans of such Class of such Lender in a manner that would result in such Lender’s remaining Loans of such Class being included in each Borrowing in accordance with its applicable Pro Rata Share thereof), (G) at the time of the commencement and conclusion of such Auction, no Event of Default shall have occurred and be continuing, (H) the Borrower shall not use the proceeds of revolving loans constituting Permitted 6.1(e) Indebtedness to make such repurchase and (I) such Auction shall be conducted pursuant to such procedures as the Auction Manager may establish, so long as such procedures are consistent with this Section 10.6(i) and are reasonably acceptable to the Administrative Agent and the Borrower. In connection with any Auction, the Auction Manager and the Administrative Agent may request one or more certificates of an Authorized Officer of the Borrower as to the satisfaction of the conditions set forth in clauses (G) and (H) above.

(ii) Open Market Purchases. The Borrower may repurchase all or any portion of the Loans of any Class on a non pro rata basis through open market purchases (each an “Open Market Purchase”), provided that (A) the Borrower delivers a written notice of such Open Market Purchase to the Administrative Agent promptly upon consummation thereof, (B) each repurchase of Loans of any Class shall be of a uniform, and not varying, percentage of all rights of the assigning Lender hereunder with respect thereto (and shall be allocated among the Loans of such Class of such Lender in a manner that would result in such Lender’s remaining Loans of such Class being included in each Borrowing in accordance with its applicable Pro Rata Share thereof), (C) at the time of and immediately following such Open Market Purchase, no Event of Default shall have occurred and be continuing and (D) the Borrower shall not use the proceeds of revolving loans constituting Permitted 6.1(e) Indebtedness to make such repurchase. In connection with any Open Market Purchase, the Administrative Agent may request one or more certificates of an Authorized Officer of the Borrower as to the satisfaction of the conditions set forth in clauses (C) and (D) above.

(iii) Concerning the Repurchased Loans. Repurchases by the Borrower of Loans pursuant to this Section 10.6(i) shall not constitute voluntary prepayments for purposes of Section 2.11 or 2.13. The aggregate principal amount of the Loans of any Class repurchased by the Borrower pursuant to this Section 10.6(i) shall, in the case of Loans of any Class subject to scheduled amortization of principal, be applied to reduce any subsequent Installments to be paid pursuant to Section 2.11 with respect to Loans of such Class in an inverse order of maturity. Upon the repurchase by the Borrower pursuant to this Section 10.6(i) of any Loans, such Loans shall, without further action by any Person, automatically be deemed cancelled and no longer outstanding (and may not be resold by the Borrower) for all purposes of this Agreement and the other Credit Documents, including with respect to (A) the making of, or the application of, any payments to the Lenders under this Agreement or any other Credit Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Credit Document or (C) the determination of Requisite Lenders, or for any similar or related purpose, under this Agreement or any other Credit Document. The Administrative Agent is authorized to make appropriate entries in the Register to reflect any cancelation of the Loans repurchased and cancelled pursuant to this Section 10.6(i). Any payment made by the Borrower in connection with a repurchase permitted by this Section 10.6(i) shall not be subject to the provisions of Section 2.15, 2.16 or 2.17(c). Failure by the Borrower to make any payment to a Lender required to be made in consideration of a repurchase of Loans permitted by this Section 10.6(i) shall not constitute a Default or an Event of Default under Section 8.1(a). Each Lender shall, to the extent that its Loans shall have been repurchased and assigned to the Borrower pursuant to this Section 10.6(i), relinquish its rights in respect thereof.

10.7. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8. Survival of Representations, Warranties and Agreements. All covenants, agreements, representations and warranties made by the Credit Parties in the Credit Documents and in the certificates or other documents delivered in connection with or pursuant to this Agreement or any other Credit Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Credit Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent, Arranger or Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any Credit Document is executed and delivered or any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.17(c), 2.18, 2.19, 9, 10.2, 10.3 and 10.4 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any provision hereof.

10.9. No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent, Arranger or Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver thereof or of any Default or Event of Default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege, or any abandonment or discontinuance of steps to enforce such power, right or privilege, preclude any other or further exercise thereof or the exercise of any other power, right or privilege. The powers, rights, privileges and remedies of the Agents, the Arrangers and the Lenders hereunder and under the other Credit Documents are cumulative and shall be in addition to and independent of all powers, rights, privileges and remedies they would otherwise have. Without limiting the generality of the foregoing, the execution and delivery of this Agreement or the making of any Loan hereunder shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Agent, Arranger or Lender may have had notice or knowledge of such Default or Event of Default at the time.

10.10. Marshalling; Payments Set Aside. None of the Agents, the Arrangers or the Lenders shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to any Agent, Arranger or Lender (or to the Administrative Agent or the Collateral Agent, on behalf of any Agent, Arranger or Lender), or any Agent, Arranger or Lender enforces any security interests or exercises any right of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent, preferential or at undervalue, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Laws, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or set-off had not occurred.

10.11. Severability. In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12. Independent Nature of Lenders’ Rights. Nothing contained herein or in any other Credit Document, and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising hereunder and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.13. Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14. APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

10.15. CONSENT TO JURISDICTION. SUBJECT TO CLAUSE (E) BELOW, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY HERETO ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT EXCLUSIVELY IN ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY HERETO, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS (SUBJECT TO CLAUSE (E) BELOW); (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT THE AGENTS, THE ARRANGERS AND THE LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY CREDIT DOCUMENT OR ANY EXERCISE OF REMEDIES IN RESPECT OF COLLATERAL OR THE ENFORCEMENT OF ANY JUDGMENT, AND HEREBY SUBMITS TO THE JURISDICTION OF, AND CONSENTS TO VENUE IN, ANY SUCH COURT.

10.16. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.17. Confidentiality. Each Agent and each Lender shall hold all Confidential Information (as defined below) obtained by such Agent or such Lender in accordance with such Agent’s and such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by the Borrower that, in any event, the Administrative Agent and the Collateral Agent may disclose Confidential Information to the Lenders and the other Agents and that each Agent and each Lender may disclose Confidential Information (a) to Affiliates of such Agent or Lender and to its and their respective Related Parties, independent auditors and other advisors, experts or agents who need to know such Confidential Information (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential or shall otherwise be subject to an obligation of confidentiality), (b) to any potential or prospective assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or other Obligations or any participations therein or to any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Borrower or any of its Affiliates and their obligations (provided that such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.17 or other provisions at least as restrictive as this Section 10.17 or otherwise reasonably acceptable to the Administrative Agent, the Collateral Agent or the applicable Lender, as the case may be, and the Borrower, including pursuant to the confidentiality terms set forth in the Confidential Information Memorandum or other marketing materials relating to the credit facilities governed by this Agreement; and provided further that without the Borrower’s prior written consent, no such disclosure may be made to any Disqualified Institution), (c) on a confidential basis, to any rating agency, (d) on a confidential basis, to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, (e) for purposes of establishing a “due diligence” defense or in connection with the exercise of any remedies hereunder or under any other Credit Document, (f) as required by law or pursuant to legal or judicial process (in which case, unless specifically prohibited by applicable law or court order, such Agent or such Lender shall make reasonable efforts to notify the Borrower promptly thereof), (g) as required or requested by any Governmental Authority or by any regulatory or quasi-regulatory authority (including any self-regulatory organization) having jurisdiction or claiming to have jurisdiction over such Agent or such Lender or any of their respective Affiliates, (h) received by it on a non-confidential basis from a source (other than the Borrower or its Affiliates or Related Parties) not known by it to be prohibited from disclosing such information to such persons by a legal, contractual or fiduciary obligation, (i) to the extent that such information was already in possession of such Agent or such Lender, as the case may be, or any of its Affiliates or is independently developed by it or any of its Affiliates and (j) with the consent of the Borrower. For purposes of the foregoing, “Confidential Information” means, with respect to any Agent or any Lender, any non-public information regarding the business, assets, liabilities and operations of the Borrower and the Subsidiaries obtained by such Agent or Lender under the terms of this Agreement and identified as confidential by the Borrower. In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement and the other Credit Documents. It is agreed that, notwithstanding the restrictions of any prior confidentiality agreement binding on any Arranger or any Agent, such parties may disclose Confidential Information as provided in this Section 10.17.

10.18. Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest that would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest that would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest that would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration that constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrower.

10.19. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic format (i.e., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

10.20. Effectiveness; Entire Agreement. Subject to Section 3, this Agreement shall become effective when it shall have been executed by the Administrative Agent and there shall have been delivered to the Administrative Agent counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS CONSTITUTE THE ENTIRE CONTRACT AMONG THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ANY AND ALL PREVIOUS AGREEMENTS AND UNDERSTANDINGS, ORAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF (BUT DO NOT SUPERSEDE ANY PROVISIONS OF ANY ENGAGEMENT LETTER OR FEE LETTER BETWEEN OR AMONG ANY CREDIT PARTIES AND ANY AGENT OR ARRANGER OR ANY AFFILIATE OF ANY OF THE FOREGOING THAT BY THE TERMS OF SUCH DOCUMENTS ARE STATED TO SURVIVE THE EFFECTIVENESS OF THIS AGREEMENT, ALL OF WHICH PROVISIONS SHALL REMAIN IN FULL FORCE AND EFFECT).

10.21. PATRIOT Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the PATRIOT Act it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Credit Party in accordance with the PATRIOT Act.

10.22. Electronic Execution of Assignments. The words “execution”, “signed”, “signature” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.23. No Fiduciary Duty. Each Agent, each Arranger, each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”) may have economic interests that conflict with those of the Credit Parties, their equityholders and/or their Affiliates. Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Agent, Arranger or Lender, on the one hand, and such Credit Party or its equityholders or its Affiliates, on the other. The Credit Parties acknowledge and agree that (a) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Agents, Arrangers and Lenders, on the one hand, and the Credit Parties, on the other, and (b) in connection therewith and with the process leading thereto, (i) no Agent, Arranger or Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its equityholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Agent, Arranger or Lender has advised, is currently advising or will advise any Credit Party, its equityholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (ii) each Agent, Arranger and Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, equityholders, creditors or any other Person. Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it has deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not assert, and hereby waives to the maximum extent permitted by applicable law, any claim that any Agent, Arranger or Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with any such transaction or the process leading thereto.

10.24. Permitted Intercreditor Agreements. (a) Each of the Lenders and the other Secured Parties acknowledges that obligations of the Credit Parties under the First Lien Credit Agreement are, and under any other Permitted Section 6.1(e) Indebtedness, any Permitted Credit Agreement Refinancing Indebtedness or any Permitted Incremental Equivalent Indebtedness may be, secured by Liens on assets of the Credit Parties that constitute Collateral and that the relative Lien priority and other creditor rights of the Secured Parties and the secured parties under the First Lien Credit Agreement will be set forth in the Intercreditor Agreement, and the relative Lien priority and other creditor rights of the Secured Parties and the secured parties under any other Permitted Section 6.1(e) Indebtedness, any Permitted Credit Agreement Refinancing Indebtedness or any Permitted Incremental Equivalent Indebtedness will be set forth in the applicable Permitted Intercreditor Agreement. Each of the Lenders and the other Secured Parties hereby acknowledges that it has received a copy of the Intercreditor Agreement. Each of the Lenders and the other Secured Parties hereby irrevocably authorizes and directs the Administrative Agent and the Collateral Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, (i) on the Closing Date, the Intercreditor Agreement and any documents relating thereto and (ii) from time to time upon the request of the Borrower, in connection with the establishment, incurrence, amendment, refinancing or replacement of any Permitted Section 6.1(e) Indebtedness, any Permitted Credit Agreement Refinancing Indebtedness or any Permitted Incremental Equivalent Indebtedness, any Permitted Intercreditor Agreement (it being understood that the Administrative Agent and the Collateral Agent are hereby authorized and directed to determine the terms and conditions of any such Permitted Intercreditor Agreement as contemplated by the definition of the terms “Intercreditor Agreement”, “Junior Lien Intercreditor Agreement”, “Pari Passu Intercreditor Agreement” and “Senior Lien Intercreditor Agreement”) and any documents relating thereto.

(b) Each of the Lenders and the other Secured Parties hereby irrevocably (i) consents to the treatment of Liens to be provided for under any Permitted Intercreditor Agreement, (ii) agrees that, upon the execution and delivery thereof, such Secured Party will be bound by the provisions of any Permitted Intercreditor Agreement as if it were a signatory thereto and will take no actions contrary to the provisions of any Permitted Intercreditor Agreement, (iii) agrees that no Secured Party shall have any right of action whatsoever against the Administrative Agent or any Collateral Agent as a result of any action taken by the Administrative Agent or the Collateral Agent pursuant to this Section 10.24 or in accordance with the terms of any Permitted Intercreditor Agreement, (iv) authorizes and directs the Administrative Agent and the Collateral Agent to carry out the provisions and intent of each such document and (v) authorizes and directs the Administrative Agent and the Collateral Agent to take such actions as shall be required to release Liens on the Collateral in accordance with the terms of any Permitted Intercreditor Agreement.

(c) Each of the Lenders and the other Secured Parties hereby irrevocably further authorizes and directs the Administrative Agent and the Collateral Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, any amendments, supplements or other modifications of any Permitted Intercreditor Agreement that the Borrower may from time to time request and that are reasonably acceptable to the Administrative Agent (i) to give effect to any establishment, incurrence, amendment, extension, renewal, refinancing or replacement of any Obligations, any Permitted Section 6.1(e) Indebtedness, any Permitted Credit Agreement Refinancing Indebtedness or any Permitted Incremental Equivalent Indebtedness, (ii) to confirm for any party that such Permitted Intercreditor Agreement is effective and binding upon the Administrative Agent and the Collateral Agent on behalf of the Secured Parties or (iii) to effect any other amendment, supplement or modification so long as the resulting agreement would constitute a Permitted Intercreditor Agreement if executed at such time as a new agreement.

(d) Each of the Lenders and the other Secured Parties hereby irrevocably further authorizes and directs the Administrative Agent and the Collateral Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, any amendments, supplements or other modifications of any Collateral Document to add or remove any legend that may be required pursuant to any Permitted Intercreditor Agreement.

(e) Each of the Administrative Agent and the Collateral Agent shall have the benefit of the provisions of Sections 9, 10.2 and 10.3 with respect to all actions taken by it pursuant to this Section 10.24 or in accordance with the terms of any Permitted Intercreditor Agreement to the full extent thereof.

(f) The provisions of this Section 10.24 are intended as an inducement to the secured parties under the First Lien Credit Documents or under any other Permitted Section 6.1(e) Indebtedness Documents, any Permitted Credit Agreement Refinancing Indebtedness or Permitted Incremental Equivalent Indebtedness to extend credit to the Borrower thereunder and such secured parties are intended third party beneficiaries of such provisions.

10.25. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

FUSION CONNECT, INC., as Borrower

By:	/s/ Kevin Dotts
Name: Kevin Dotts
Title: Executive Vice President, Chief Financial Officer and Principal Accounting Officer

FUSION NBS ACQUISITION CORP.
FUSION LLC
FUSION BCHI ACQUISITION LLC
BIRCH COMMUNICATIONS, LLC
CBEYOND, INC.
CBEYOND COMMUNICATIONS, LLC
BIRCH MANAGEMENT LLC
BIRCH TELECOM, LLC
BIRCH TEXAS HOLDINGS, INC.
BIRCH TELECOM OF KANSAS, LLC
BIRCH TELECOM OF OKLAHOMA, LLC
BIRCH TELECOM OF MISSOURI, LLC
BIRCH TELECOM OF TEXAS LTD., L.L.P.
BIRCAN HOLDINGS, LLC
PRIMUS HOLDINGS, INC.
FUSION MPHC ACQUISITION CORP., as Guarantors

By:	/s/ Kevin Dotts
Name: Kevin Dotts
Title: Executive Vice President, Chief Financial Officer and Principal Accounting Officer

[Signature Page to Fusion Second Lien Credit and Guaranty Agreement]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as the Administrative Agent and the Collateral Agent,
By:	/s/ Jamie Roseberg
Name: Jamie Roseberg Title: Banking Officer

[Signature Page to Fusion Second Lien Credit and Guaranty Agreement]

GOLDMAN SACHS LENDING PARTNERS LLC, as a Lender,
By:	/s/ Robert Ehudin
Authorized Signatory Rober Ehudin

 [Signature Page to Fusion Second Lien Credit and Guaranty Agreement]

EXHIBIT A
TO FUSION CONNECT, INC.
SECOND LIEN CREDIT AND GUARANTY AGREEMENT

ASSIGNMENT AGREEMENT

This Assignment and Assumption Agreement (this “Assignment”) is dated as of the Assignment Effective Date set forth below and is entered into by and between the Assignor identified below and the Assignee identified below. Capitalized terms used but not defined herein shall have the meanings given to them in the Second Lien Credit and Guaranty Agreement identified below (as it may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions set forth in Annex 1 attached hereto and the Credit Agreement, as of the Assignment Effective Date inserted by the Administrative Agent as contemplated below, (a) the interest in and to all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the facility identified below (including any Guarantees included in such facilities) and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor in its capacity as a Lender under the Credit Agreement against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the Transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (a) and (b) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and the Credit Agreement, without representation or warranty by the Assignor.

1.	Assignor: __________________________

2.	Assignee: __________________________

3.	Is the Assignee a Lender/an Affiliate of a Lender/a Related Fund? Yes: ⁪ No: ⁪ Specify if “Yes”.
4.	Borrower: Fusion Connect, Inc.

5.	Administrative Agent: Wilmington Trust, National Association, as the Administrative Agent under the Credit Agreement.

6.
Credit Agreement: Second Lien Credit and Guaranty Agreement, dated as of May 4, 2018, among Fusion Connect, Inc., certain Subsidiaries of Fusion Connect, Inc. party thereto, the Lenders party thereto and Wilmington Trust, National Association, as Administrative Agent and Collateral Agent.

7.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitments/Loans of the Applicable Class of all Lenders	Amount of Commitment/Loans of the Applicable Class Assigned1	Percentage Assigned of Commitments/Loans of the Applicable Class of all Lenders2
Tranche B Term Loans	$______________	$______________	____________%
[ ]3	$______________	$______________	____________%

8.
Assignment Effective Date: ______________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH DATE SHALL BE THE ASSIGNMENT EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

9.
Notice and Wire Instructions:

 [NAME OF ASSIGNOR]
Notices:
_________________________
_________________________
_________________________
Attention:
Facsimile:
with a copy to:
_________________________ _________________________
_________________________
Attention:
Facsimile:
Wire Instructions:

 [NAME OF ASSIGNEE]
Notices:
_________________________
_________________________
_________________________
Attention:
Facsimile:
with a copy to:
_________________________
_________________________
_________________________
Attention:
Facsimile:
Wire Instructions:

1     In the case of any assignment (other than to an Eligible Assignee meeting the requirements of Section 10.6(c)(i) of the Credit Agreement), the amount of Commitment or Loans assigned shall not be less than $1,000,000 in the case of assignments of any Commitment or Loan of any Class, or, in each case, a lesser amount permitted under Section 10.6(c) of the Credit Agreement. Any partial assignment shall be of a uniform, and not varying, percentage of all rights and obligations of the Assignor unless otherwise permitted under Section 10.6(c)(ii)(B) of the Credit Agreement.
2     Set forth, to at least 9 decimals, as a percentage of the Loans of the applicable Class of all Lenders thereunder.
3     In the event any new Class of Loans is established under Section 2.23, 2.24 or 2.25 of the Credit Agreement, refer to the Class of Loans assigned.

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR:

[NAME OF ASSIGNOR]

By:_______________________
Name:
Title:

ASSIGNEE:

[NAME OF ASSIGNEE]

By:_______________________
Name:
Title:

[Consented to by:

FUSION CONNECT, INC.

By:_______________________
Name:
Title:]4

[Consented to and]5 Accepted by:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as
   Administrative Agent

By:_______________________
Authorized Person

4 If consent of the Borrower is required, and not deemed granted, under Section 10.6(c) of the Credit Agreement.

5 If consent of the Administrative Agent is required under Section 10.6(c) of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ASSUMPTION AGREEMENT

1.
Representations and Warranties.

1.1.
Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, other than this Assignment, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Credit Document, or any collateral thereunder, (iii) the financial condition of the Borrower, the Subsidiaries or any other Affiliate of the Borrower or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, the Subsidiaries or any other Affiliate of the Borrower or any other Person of any of their respective obligations under any Credit Document.

1.2.
Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is an Eligible Assignee, (iii) it has experience and expertise in the making of or investing in commitments or loans such as the Assigned Interest, (iv) it will acquire the Assigned Interest for its own account in the ordinary course and without a view to distribution of the Assigned Interest within the meaning of the Securities Act or the Exchange Act or other United States federal securities laws (it being understood that, subject to the provisions of Section 10.6 of the Credit Agreement, the disposition of the Assigned Interest or any interests therein shall at all times remain within its exclusive control), (v) it will not provide any information or materials obtained by it in its capacity as Lender to the Borrower, any Permitted Holder or any Affiliate of the Borrower, (vi) from and after the Assignment Effective Date, it shall be bound by the provisions of the Credit Agreement (including as to each Permitted Intercreditor Agreement) and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (vii) it has received a copy of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, (viii) attached to this Assignment is any tax documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee, and (ix) it has reviewed the Memorandum for Lenders dated April 30, 2018 (the “Lender Memo”) posted by Goldman Sachs Lending Partners LLC (“Goldman Sachs”) on the Platform and (A) acknowledges the information contained therein, including the respective rights and obligations of the various parties described therein, and (B) confirms and agrees that none of the collateral (including any cash collateral) or other credit support provided by the SPV TLB Lender (as such term is defined in the Lender Memo) or the TLB Lender (as such term is defined in the Lender Memo) to Goldman Sachs will secure the Obligations and that the Assignee shall have no rights thereto or interests therein, and (b) agrees that (i) it will, independently and without reliance on any Agent, any Arranger, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at that time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

1.3.
MNPI. In the case of any assignment by or to any Vector Lender, the Assignee or the Assignor (in each case, if not a Vector Lender), as the case may be, acknowledges and agrees that in connection with such assignment, (a) such Vector Lender and its Affiliates may have MNPI (as defined below), (b) such Assignee or Assignor, as applicable, has independently, without reliance on such Vector Lender, the Administrative Agent, the Arrangers or any of their respective Affiliates, made its own analysis and determination to participate in such assignment notwithstanding such Assignee’s or Assignor’s lack of knowledge of any such MNPI, (c) none of such Vector Lender, the Administrative Agent, the Arrangers or any of their respective Affiliates shall have any liability to such Assignee or Assignor, as the case may be, and such Assignee or Assignor, as applicable, hereby waives and releases, to the extent permitted by applicable law, any claims it may have against such Vector Lender, the Administrative Agent, the Arrangers and their respective Affiliates, under applicable law or otherwise, with respect to the nondisclosure of any such MNPI and (d) such MNPI may not be available to the Administrative Agent, the Arrangers or the other Lenders. “MNPI” means material non-public information (for purposes of United States federal, state or other applicable securities laws) with respect to the Borrower, its Subsidiaries and their respective Securities, it being understood that MNPI may include information that is not available to Lenders, including Private Lenders.

1.
Payments. From and after the Assignment Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Assignment Effective Date and to the Assignee for amounts that have accrued from and after the Assignment Effective Date.

2.
General Provisions. This Assignment shall be binding upon the parties hereto and their respective successors and assigns permitted in accordance with the Credit Agreement and shall inure to the benefit of the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Assignment by facsimile or other electronic format (i.e., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Assignment. THIS ASSIGNMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

EXHIBIT B
TO FUSION CONNECT, INC.
SECOND LIEN CREDIT AND GUARANTY AGREEMENT

CLOSING DATE CERTIFICATE

May 4, 2018

The undersigned hereby certifies as follows:

1. I am an Authorized Officer of Fusion Connect, Inc., a Delaware corporation (the “Borrower”).

2. I have reviewed the terms of the Second Lien Credit and Guaranty Agreement, dated as of May 4, 2018 (the “Credit Agreement”), among the Borrower, certain Subsidiaries of the Borrower party thereto, the Lenders party thereto and Wilmington Trust, National Association, as Administrative Agent and Collateral Agent, and in my opinion I have made, or have caused to be made under my supervision, such examination or investigation as is reasonably necessary to enable me to certify as to the matters referred to herein. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.

3. Based upon my review and examination described in paragraph 2 above, I certify, on behalf of the Borrower, in my capacity as an Authorized Officer of the Borrower and not in my individual or personal capacity and without personal liability, that:

(a) the representations and warranties of each Credit Party set forth in the Credit Documents are true and correct (i) in the case of the representations and warranties qualified or modified as to materiality in the text thereof, in all respects, and (ii) otherwise, in all material respects, in each case on and as of the date hereof, except in the case of any such representation and warranty that expressly relates to an earlier date, in which case such representation and warranty is so true and correct on and as of such earlier date;

(b) no Default or Event of Default has occurred and is continuing or would result from any Credit Extension made by a Lender on the date hereof; and

(c) subject to the final paragraph of Section 3.1 of the Credit Agreement, the Collateral and Guarantee Requirement has been satisfied.

The foregoing certifications are made and delivered as of the date first stated above.

FUSION CONNECT, INC.,
by

Name: [●]
Title: [●]

[Signature Page to Closing Date Certificate]

      EXHIBIT C
TO FUSION CONNECT, INC.
SECOND LIEN CREDIT AND GUARANTY AGREEMENT

COMPLIANCE CERTIFICATE

[The form of this Compliance Certificate has been prepared for convenience only, and is not to affect, or to be taken into consideration in interpreting, the terms of the Credit Agreement referred to below. The obligations of the Borrower and the other Credit Parties under the Credit Agreement are as set forth in the Credit Agreement, and nothing in this Compliance Certificate, or the form hereof, shall modify such obligations or constitute a waiver of compliance therewith in accordance with the terms of the Credit Agreement. In the event of any conflict between the terms of this Compliance Certificate and the terms of the Credit Agreement, the terms of the Credit Agreement shall govern and control, and the terms of this Compliance Certificate are to be modified accordingly.]

Reference is made to the Second Lien Credit and Guaranty Agreement, dated as of May 4, 2018 (as it may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Fusion Connect, Inc., a Delaware corporation (the “Borrower”), certain Subsidiaries of the Borrower party thereto, the Lenders party thereto and Wilmington Trust, National Association, as Administrative Agent and Collateral Agent. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.

The undersigned hereby certifies, in [his][her] capacity as the chief financial officer of the Borrower and not in [his][her] individual capacity, as follows:

1. I am the chief financial officer of the Borrower.

2. [Attached as Schedule I hereto, pursuant to Section 5.1(a) of the Credit Agreement, are the consolidated balance sheet of the Borrower and the Subsidiaries as of the end of the Fiscal Year ended December 31, 20[ ], and the related consolidated statements of operations, shareholders’ equity and cash flows of the Borrower and the Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, together with a report thereon of [EisnerAmper LLP].]

[or]

[Attached as Schedule I hereto, pursuant to Section 5.1(b) of the Credit Agreement, are the consolidated balance sheet of the Borrower and the Subsidiaries as of the end of the Fiscal Quarter ended [         ], 20[ ], and the related consolidated statements of operations, stockholders’ equity and cash flows of the Borrower and the Subsidiaries for such Fiscal Quarter (in the case of such statements of operations) and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year. Such financial statements present fairly, in all material respects, the consolidated financial position of the Borrower and the Subsidiaries as of the dates indicated and the consolidated results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a consistent basis (except as otherwise disclosed in such financial statements), subject to changes resulting from normal year-end audit adjustments and the absence of footnotes.]

3. [Appended to Schedule I hereto is the Unrestricted Subsidiary Reconciliation Statement required by Section 5.1(c) of the Credit Agreement.]6

[Appended to Schedule I hereto [is][are] the statement(s) of reconciliation required by Section 5.1(d) of the Credit Agreement.]7

[Attached as Schedule II hereto is the consolidated plan and financial forecast for the Fiscal Year ending December 31, 20[ ] required by Section 5.1(i) of the Credit Agreement, including (a) a forecasted consolidated balance sheet and forecasted consolidated statements of comprehensive income and cash flows of the Borrower and the Subsidiaries for such Fiscal Year, and an explanation of the assumptions on which such forecasts are based, and (b) forecasted consolidated statements of comprehensive income and cash flows of the Borrower and the Subsidiaries for each Fiscal Quarter of such Fiscal Year. Such forecasted consolidated financial statements have been prepared in good faith based upon assumptions that are believed by the Borrower to be reasonable as of the date of this Compliance Certificate.]8

Set forth on Annex A hereto is a true and accurate calculation of the Total Net Leverage Ratio as of the end of the Fiscal Quarter ended [ ], 20[ ].

[Set forth on Annex B hereto is a true and accurate calculation of the aggregate Consolidated Capital Expenditures made during the Fiscal Year ended December 31, 20[ ].]9

[Set forth on Annex C hereto is a true and accurate calculation of the Consolidated Excess Cash Flow for the Fiscal Year ended December 31, 20[ ], together with a true and accurate calculation of the aggregate principal amount of prepayment of the Borrowings required under Section 2.13(e) of the Credit Agreement.]10

[Enclosed with this Compliance Certificate is a completed Supplemental Collateral Questionnaire required by Section 5.1(k) of the Credit Agreement.]11

I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrower and the Subsidiaries during the accounting period covered by the attached financial statements. The foregoing examination did not disclose, and I have no knowledge of, the existence of any event or condition that constitutes a Default or an Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth in a separate attachment, if any, to this Compliance Certificate, describing in detail the nature of the condition or event, the period during which it has existed and the action that the Borrower or any Restricted Subsidiary has taken, is taking or proposes to take with respect to each such event or condition.

6 To be included only if required under Section 5.1(c) of the Credit Agreement. The Unrestricted Subsidiary Reconciliation Statement may be in a footnote form included in the financial statements attached as Schedule I.

7 To be included only if required under Section 5.1(d) of the Credit Agreement.

8 To be included in the Compliance Certificate delivering annual financial statements (to the extent then available, but in any event to be delivered within 120 days after the beginning of each Fiscal Year).

9 To be included in the Compliance Certificate delivering annual financial statements.

10 To be included in the Compliance Certificate delivering annual financial statements, commencing with the Fiscal Year ending December 31, 2019.

11 To be included in the Compliance Certificate delivering annual financial statements.

The foregoing certifications are made and delivered on [ ], 20[ ] pursuant to Section 5.1(c) of the Credit Agreement.

FUSION CONNECT, INC.,
by

Name: [ ]
Title: [ ]

ANNEX A
TO COMPLIANCE CERTIFICATE

AS OF THE END OF OR FOR THE PERIOD OF FOUR CONSECUTIVE FISCAL QUARTERS ENDED ON [mm/dd/yy]12

1.	Consolidated Net Income: (i) − (ii) =	$[___,___,___]
	(i) the net income (or loss) of the Borrower and the Restricted Subsidiaries for such period determined on a consolidated basis in conformity with GAAP:	$[___,___,___]
	(ii) to the extent included in (i): (a) + (b) =	$[___,___,___]
	(a) the cumulative effect of a change in accounting principles during such period:	$[___,___,___]

(b) the net income (or loss) of any Person (including any Unrestricted Subsidiary or any Person accounted for under the equity method of accounting) that is not the Borrower or a Restricted Subsidiary except, in the case of net income, to the extent of the amount of Cash dividends or similar Cash distribution actually paid by such Person to the Borrower or any Restricted Subsidiary during such period:

$[___,___,___]
2.	Consolidated Adjusted EBITDA:13 (i) + (ii) − (iii) =14	$[___,___,___]
	(i) Consolidated Net Income (see row 1 above):	$[___,___,___]

(ii) to the extent deducted (and not added back) in arriving at such Consolidated Net Income (or, in the case of amounts pursuant to (h) and (q) below, to the extent not already included in Consolidated Net Income), the sum for the Borrower and the Restricted Subsidiaries of the following amounts for such period:15 (a) + (b) + (c) + (d) + (e) + (f) + (g) + (h) + (i) + (j) + (k) + (l) + (m) + (n)
+ (o) + (p) + (q) + (r) =

$[___,___,___]

(a) total interest expense and, to the extent not reflected in such total interest expense, any losses on Hedge Agreements entered into for the purpose of hedging interest rate risk, net of interest income and gains on such Hedge Agreements, and bank and letter of credit fees and costs of surety bonds in connection with financing activities:

$[___,___,___]

12 Present income statement information for the period of four consecutive Fiscal Quarters ended on such date, and balance sheet information as of such date.

13 For purposes of calculating Consolidated Adjusted EBITDA for any period, if during such period the Borrower or any Restricted Subsidiary shall have consummated a Material Acquisition or a Material Disposition, Consolidated Adjusted EBITDA for such period shall be calculated after giving Pro Forma Effect thereto in accordance with Section 1.2(b) of the Credit Agreement.
14 Subject to the immediately preceding note, Consolidated Adjusted EBITDA for (A) the Fiscal Quarter ended March 31, 2017, shall be deemed to be equal to $37,350,000, (B) the Fiscal Quarter ended June 30, 2017, shall be deemed to be equal to $40,745,000, (C) the Fiscal Quarter ended September 30, 2017, shall be deemed to be equal to $39,783,000 and (D) the Fiscal Quarter ended December 31, 2017, shall be deemed to be equal to $43,778,000.
15 Items to be set forth without duplication.

(b) provision for Federal, state and foreign taxes based on income, profits or capital gains, including in respect of repatriated funds:	$[___,___,___]

(c) depreciation and amortization, including amortization of intangible assets established through purchase accounting and amortization of deferred financing fees or costs, but excluding amortization of any other prepaid cash expense that was paid and not expensed in a prior period:

$[___,___,___]

(d) non-cash charges, including impairment charges and any other write-down or write-off of assets, noncash fair value adjustments of Investments and noncash stock-based and similar incentive-based compensation (including with respect to any profits interest relating to membership interests in any partnership or limited liability company), but excluding any such noncash charge or loss to the extent that it represents an amortization of a prepaid cash expense that was paid and not expensed in a prior period or write-down or write-off with respect to accounts receivable (including any addition to bad debt reserves or bad debt expense) or inventory:

$[___,___,___]
(e) extraordinary losses, determined in conformity with GAAP:	$[___,___,___]

(f) unusual or non-recurring charges, including, in each case, to the extent unusual or non-recurring, operating expenses directly attributable to the implementation of cost savings initiatives, merger costs, severance costs, relocation costs, integration and facilities’ opening costs, signing costs, retention or completion bonuses, transition costs, costs related to closure/consolidation of facilities, costs associated with tax projects/audits and costs consisting of professional, consulting or other fees relating to any of the foregoing;provided that the aggregate amount added back pursuant to this clause (f) and pursuant to clauses (g), (m) and, other than with respect to the Approved Cost Savings16, (h) for any Test Period shall not exceed (A) for any Test Period ending on or prior to December 31, 2018, 5% of Consolidated Adjusted EBITDA for such Test Period and (B) for any Test Period ending thereafter, 15% of Consolidated Adjusted EBITDA for such Test Period, in the case of each of clauses (A) and (B) above, calculated prior to giving effect to any addback pursuant to this clause (f) or pursuant to clause (g), (h) or (m):

$[___,___,___]

16 “Approved Cost Savings” means “run rate” net cost savings, operating expense reductions and other operating improvements and synergies attributable to (a) the Transactions and reflected in the model delivered to the Arrangers prior to the Closing Date or (b) the Specified Acquisition and reflected in the quality of earnings report delivered to the Arrangers in respect of the Specified Acquisition prior to the Closing Date;provided that, in the case of this clause (b), (i) such Acquisition is consummated on or prior to December 31, 2018 and (ii) the Approved Cost Savings permitted by this clause (b) shall not exceed $16,700,000 in the aggregate.

(g) restructuring charges, accruals and reserves (including restructuring charges related to the Merger or to Acquisitions consummated after the Closing Date);provided that the aggregate amount added back pursuant to this clause (g) and pursuant to clauses (f), (m) and, other than with respect to the Approved Cost Savings, (h) for any Test Period shall not exceed (A) for any Test Period ending on or prior to December 31, 2018, 5% of Consolidated Adjusted EBITDA for such Test Period and (B) for any Test Period ending thereafter, 15% of Consolidated Adjusted EBITDA for such Test Period, in the case of each of clauses (A) and (B), calculated prior to giving effect to any addback pursuant to this clause (g) or pursuant to clause (f), (h) or (m):

$[___,___,___]

(h) the amount of “run rate” net cost savings, operating expense reductions and other operating improvements and synergies reasonably projected by the Borrower in good faith to be realized in connection with the Transactions or any other Pro Forma Event or the implementation of any operational initiative, including the termination, abandonment or discontinuance of operations and product lines (calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, other operating improvements and synergies had been realized on the first day of the applicable Test Period), net of the amount of actual benefits realized during such period from such actions;provided that (A) such cost savings, operating expense reductions and other operating improvements and synergies are reasonably identifiable, factually supportable and reasonably expected to be realized within 12 months after the Closing Date or within 12 months after the consummation of such other Pro Forma Event or the adoption of such initiative, as applicable, (B) no cost savings, operating expense reductions and other operating improvements and synergies shall be added pursuant to this clause (h) to the extent duplicative of any items otherwise added in calculating Consolidated Adjusted EBITDA, whether pursuant to the requirement of Section 1.2(b) of the Credit Agreement or otherwise, for such period and (C) other than with respect to the Approved Cost Savings, the aggregate amount added back pursuant to this clause (h) and pursuant to clauses (f), (g) and (m) for any Test Period shall not exceed (x) for any Test Period ending on or prior to December 31, 2018, 5% of Consolidated Adjusted EBITDA for such Test Period and (y) for any Test Period ending thereafter, 15% of Consolidated Adjusted EBITDA for such Test Period, in the case of each of clauses (x) and (y) above, calculated prior to giving effect to any addback pursuant to this clause (h) or pursuant to clause (f), (g) or (m):

$[___,___,___]

(i) the amount of any noncontrolling interest consisting of income of any Restricted Subsidiary that is not wholly owned by the Borrower attributable to noncontrolling Equity Interests of third parties in such Restricted Subsidiary:

$[___,___,___]

(j) after-tax losses attributable to any Disposition of assets (other than Dispositions in the ordinary course of business):	$[___,___,___]
(k) the amount of any net losses from discontinued operations, determined in conformity with GAAP:	$[___,___,___]

(l) (A) transaction fees, costs and expenses incurred in connection with the Transactions prior to the Closing Date, (B) transaction fees, costs and expenses in an aggregate amount not to exceed $1,500,000 incurred in connection with the Transactions after the Closing Date but prior to the one year anniversary of the Closing Date and (C) transaction fees, costs and expenses in an aggregate amount not to exceed $1,000,000 incurred on or prior to December 31, 2018 in connection with the Specified Acquisition (whether or not the Specified Acquisition is consummated):

$[___,___,___]

(m) transaction fees, costs and expenses incurred during such period, or any amortization thereof for such period, in connection with any Acquisition, any Investment (other than intercompany Investments in the ordinary course of business), any Disposition (other than Dispositions in the ordinary course of business), any incurrence, repayment or refinancing of Indebtedness (or any amendment or other modification of any Indebtedness) or any issuance of Equity Interests, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed;provided that the aggregate amount added back pursuant to this clause (m) and pursuant to clauses (f), (g) and, other than with respect to the Approved Cost Savings, (h) for any Test Period shall not exceed (A) for any Test Period ending on or prior to December 31, 2018, 5% of Consolidated Adjusted EBITDA for such Test Period and (B) for any Test Period ending thereafter, 15% of Consolidated Adjusted EBITDA for such Test Period, in the case of each of clauses (A) and (B) above, calculated prior to giving effect to any addback pursuant to this clause (m) or pursuant to clause (f), (g) or (h):

$[___,___,___]
(n) any loss attributable to the early extinguishment of Indebtedness or obligations under any Hedge Agreement:	$[___,___,___]
(o) any unrealized loss attributable to the mark-to-market movement in the valuation of obligations under any Hedge Agreement pursuant to FASB Accounting Standards Codification 815, as amended:	$[___,___,___]

(p) any unrealized loss attributable to the mark-to-market movement in the valuation of amounts denominated in foreign currencies resulting from the application of FASB Accounting Standards Codification 830:

$[___,___,___]

(q) any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, Acquisition or Disposition (other than in the ordinary course of business) permitted under the Credit Documents or in connection with any Insurance/Condemnation Event (disregarding the exception in the definition of such term), including lost profits covered by business interruption insurance, in each case, to the extent (A) actually reimbursed by the applicable third party insurer or other third party during such period or (B) (1) the Borrower has received notification from the applicable third party insurer or other third party that it intends to reimburse such expenses, charges or losses or such lost profits and (2) there exists reasonable evidence that such expenses, charges or losses or lost profits will in fact be reimbursed by such insurer or other third party within 270 days after the related amount is first added to Consolidated Adjusted EBITDA pursuant to this clause (q), provided that no amount may be added pursuant to this clause (q) to the extent that (x) such insurer or other third party shall have denied in writing reimbursement for such amount and (y) such amount has not actually been reimbursed within 270 days after it is first added to Consolidated Adjusted EBITDA pursuant to this clause (q) (with a deduction for any amount so added back to the extent not so reimbursed within such 270 days):

$[___,___,___]

(r) any contingent or deferred payments (including earnout payments, noncompete payments and consulting payments) actually made to sellers during such period in connection with any Acquisition, and any losses for such period arising from the remeasurement of the fair value of any liability recorded with respect to any earnout or other contingent or deferred consideration arising from any Acquisition:

$[___,___,___]

(iii) to the extent included in arriving at such Consolidated Net Income (or, in the case of amounts pursuant to clause (i) below, to the extent not already deducted from Consolidated Net Income), the sum for the Borrower and the Restricted Subsidiaries of the following amounts for such period:17 (a) + (b) +(c) + (d) + (e) + (f) + (g) + (h) + (i) =

$[___,___,___]

(a) non-cash gains or items of income (other than the accrual of revenue in the ordinary course), excluding any non-cash items of income in respect of which Cash was received in a prior period or will be received in a future period:

$[___,___,___]
(b) extraordinary gains or items of income, determined in conformity with GAAP:	$[___,___,___]

17 Items to be set forth without duplication.

	(c) unusual or non-recurring gains or items of income:	$[___,___,___]
	(d) gains attributable to any Disposition of assets (other than Dispositions in the ordinary course of business):	$[___,___,___]
	(e) the amount of any net income from discontinued operations, determined in conformity with GAAP:	$[___,___,___]
	(f) any gain attributable to the early extinguishment of Indebtedness or obligations under any Hedge Agreement:	$[___,___,___]
	(g) any unrealized gain attributable to the mark-to-market movement in the valuation of obligations under any Hedge Agreement pursuant to FASB Accounting Standards Codification 815, as amended:	$[___,___,___]

(h) any unrealized gain attributable to the mark-to-market movement in the valuation of amounts denominated in foreign currencies resulting from the application of FASB Accounting Standards Codification 830:

$[___,___,___]

(i) the amount of any noncontrolling interest consisting of losses of any Restricted Subsidiary that is not wholly owned by the Borrower attributable to noncontrolling Equity Interests of third parties in such Restricted Subsidiary:

$[___,___,___]
3.	Consolidated Total Net Debt:18 (i) + (ii) + (iii) + (iv) + (v) + (vi) − (vii) =	$[___,___,___]

(i) the sum of the aggregate principal amount of Indebtedness of the Borrower and the Restricted Subsidiaries outstanding as of such date, in the amount that would be required to be reflected on a balance sheet prepared as of such date on a consolidated basis in conformity with GAAP (but subject to Section 1.2(a) of the Credit Agreement), consisting solely of Indebtedness for borrowed money, obligations evidenced by bonds, debentures, notes or similar instruments and purchase money indebtedness:

$[___,___,___]
	(ii) the aggregate amount of Capital Lease Obligations of the Borrower and the Restricted Subsidiaries outstanding as of such date:	$[___,___,___]

(iii) to the extent the amount thereof would be required to be reflected on a balance sheet prepared as of such date on a consolidated basis in conformity with GAAP (but subject to Section 1.2(a) of the Credit Agreement), the aggregate amount of purchase price adjustments, earnouts, deferred compensation or other similar arrangements incurred by the Borrower and the Restricted Subsidiaries in connection with any Acquisition:

$[___,___,___]

18 Items to be set forth without duplication.

(iv) the aggregate amount outstanding as of such date of unreimbursed drawings or other disbursements under all letters of credit and letters of guaranty in respect of which the Borrower or any Restricted Subsidiary is an account party:

$[___,___,___]
	(v) all obligations, contingent or otherwise, of the Borrower or any Restricted Subsidiary in respect of bankers’ acceptances outstanding as of such date:	$[___,___,___]

(vi) Guarantees outstanding as of such date by the Borrower or any Restricted Subsidiary of Indebtedness of the type described in clauses (i) through (v) above of any Person other than the Borrower or any Restricted Subsidiary:

$[___,___,___]
	(vii) the aggregate amount of Unrestricted Cash as of such date (but disregarding the proceeds of Indebtedness that is incurred on such date):19	$[___,___,___]
4.	Total Net Leverage Ratio: (i) / (ii) =	[ ]:1.00
	Consolidated Total Net Debt (see row 3 above):	$[___,___,___]
	Consolidated Adjusted EBITDA (see row 2 above):	$[___,___,___]
19 With respect to the calculation of Consolidated Total Net Debt for purposes of testing the covenant set forth in Section 6.7(a) of the Credit Agreement (including any such testing to determine compliance therewith on a Pro Forma Basis as required by any other provision of the Credit Agreement), the aggregate amount of such Unrestricted Cash deducted pursuant to this clause (vii) shall not exceed $30,000,000.

ANNEX B
TO COMPLIANCE CERTIFICATE

FOR THE FISCAL YEAR ENDED [mm/dd/yy]

2.	Capital Expenditures
	(i) Consolidated Capital Expenditures20:	$[___,___,___]
	(ii) Maximum permitted Consolidated Capital Expenditures: (a) + (b) =	$[___,___,___]
	(a) the greater of (1) and (2) (1) Base CapEx Amount:	$[___,___,___] $63,250,000

(2) if the Borrower or any Restricted Subsidiary shall have consummated any Material Acquisition (excluding the Merger) after the Closing Date, the Material Acquisition CapEx Amount21 for such Fiscal Year (determined as of the date of consummation of the Material Acquisition most recently consummated after the Closing Date and on or prior to the last day of such Fiscal Year):

$[___,___,___]
	(b) permitted carryover of unused Base CapEx Amount from prior Fiscal Year, if any22:	$[___,___,___]

20 “Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures made by the Borrower and the Restricted Subsidiaries during such period that are required to be included in “purchase of property, plant and equipment” or similar items on a consolidated statement of cash flows, or that are otherwise required to be capitalized on a consolidated balance sheet, of the Borrower and the Restricted Subsidiaries for such period prepared in conformity with GAAP;provided that Consolidated Capital Expenditures shall not include any expenditures (a) to the extent made with Net Proceeds reinvested pursuant to Section 2.13(a) or 2.13(b) of the Credit Agreement or (b) that constitute an Acquisition permitted under Section 6.6 of the Credit Agreement;provided further that, except for purposes of calculating Consolidated Excess Cash Flow for any period, in the event the Borrower or any Restricted Subsidiary consummates an Acquisition, Consolidated Capital Expenditures shall not include any such expenditures made by any Person, business unit, division, product line or line of business acquired pursuant to such Acquisition, in each case, prior to the date of the consummation of such Acquisition.
21 “Material Acquisition CapEx Amount” means, as of any date of determination for any Fiscal Year, an amount equal to 10% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for the most recent period of 12 consecutive months prior to the consummation of the Material Acquisition (other than the Merger) most recently consummated for which financial statements are available as of such date of determination, determined on a Pro Forma Basis to give effect to such Material Acquisition (and each other Material Acquisition that shall have been consummated during such period).
22 (A) commencing with the Fiscal Year ending on December 31, 2018, the portion of the Base CapEx Amount for any Fiscal Year that has not been expended to make Consolidated Capital Expenditures during such Fiscal Year (but not in excess of 50% of the Base CapEx Amount for such Fiscal Year) may be carried over for expenditure in the immediately following Fiscal Year and (B) Consolidated Capital Expenditures made during any Fiscal Year shall be deemed to use, first, the Base CapEx Amount for such Fiscal Year and, second, any portion of the Base CapEx Amount for the immediately preceding Fiscal Year that has been carried over to such Fiscal Year pursuant to clause (A) above.

ANNEX C
TO COMPLIANCE CERTIFICATE

FOR THE FISCAL YEAR ENDED [mm/dd/yy]

3.	Consolidated Excess Cash Flow: (i) − (ii) =	$[___,___,___]
	(i) the sum, without duplication, of: (a) + (b) + (c) + (d) + (e) + (f) + (g) =	$[___,___,___]
	(a) Consolidated Net Income for such period:	$[___,___,___]
	(b) the aggregate amount of all non-cash charges (including depreciation expense, amortization expense and deferred tax expense), to the extent deducted in arriving at Consolidated Net Income:	$[___,___,___]

(c) the sum of (A) the amount, if any, by which Consolidated Working Capital decreased during such period (except as a result of the reclassification of items from short-term to long-term or vice versa) and (B) the net amount, if any, by which the consolidated deferred revenues of the Borrower and the Restricted Subsidiaries increased during such period, in each case, other than any such decreases or increases, as applicable, arising from an Acquisition or from a Disposition of assets (other than in the ordinary course of business) by the Borrower or any of the Restricted Subsidiaries completed during such period:

$[___,___,___]

(d) the aggregate amount of net non-cash loss on any Disposition of assets by the Borrower and the Restricted Subsidiaries (other than Dispositions in the ordinary course of business), to the extent deducted in arriving at Consolidated Net Income:

$[___,___,___]
	(e) the aggregate amount of cash payments received in respect of Hedge Agreements during such period, to the extent not included in arriving at Consolidated Net Income:	$[___,___,___]

(f) the aggregate amount of any non-cash loss for such period attributable to the early extinguishment of Indebtedness or Hedge Agreements, to the extent deducted in arriving at such Consolidated Net Income:

$[___,___,___]
	(g) income tax expense, to the extent deducted in arriving at such Consolidated Net Income:	$[___,___,___]
	(ii) the sum, without duplication, of: (a) + (b) + (c) + (d) + (e) + (f) + (g) + (h) + (i) + (j) + (k) + (l) + (m) + (n) + (o) =	$[___,___,___]
	(a) the aggregate amount of all non-cash credits included in arriving at Consolidated Net Income:	$[___,___,___]

(b) without duplication of amounts deducted pursuant to clause (k) below in any prior period, the Consolidated Capital Expenditures23 made by the Borrower and the Restricted Subsidiaries in Cash during such period, except to the extent financed with Excluded Sources:

$[___,___,___]

(c) the aggregate principal amount of Indebtedness of the Borrower and the Restricted Subsidiaries repaid or prepaid (including, to the extent of Cash spent, through repurchases and redemptions) by the Borrower and the Restricted Subsidiaries in Cash during such period (including (A) the principal component of payments in respect of Capital Lease Obligations, (B) scheduled Installments of Loans made pursuant to Section 2.11 of the Credit Agreement and scheduled installments of term loans made pursuant to Section 2.11 of the First Lien Credit Agreement (or any comparable provision in any other Permitted Section 6.1(e) Indebtedness Document), (C) the amount of any mandatory prepayment of Loans, any Permitted Pari Passu Secured Indebtedness or any Permitted Senior Lien Secured Indebtedness actually made with the Net Proceeds of an Asset Sale or an Insurance/Condemnation Event, in each case, to the extent such Net Proceeds resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase, and (D) to the extent of Cash spent, repurchases by the Borrower of Loans pursuant to Section 10.6(i)(ii) of the Credit Agreement, but excluding (1) all other repayments or prepayments (including repurchases and redemptions) of Loans, Permitted Pari Passu Secured Indebtedness and Permitted Senior Lien Secured Indebtedness, (2) all repayments or prepayments (including repurchases and redemptions) of any revolving credit loans (other than in respect of any revolving credit facility to the extent there is an equivalent permanent reduction in commitments thereunder, other than in connection with a refinancing thereof) and (3) repayments or prepayments (including repurchases and redemptions) of Junior Indebtedness (it being understood and agreed that any amount excluded pursuant to clauses (1) through (3) above may not be deducted under any other clause of this definition)), except to the extent financed with Excluded Sources:

$[___,___,___]

23 “Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures made by the Borrower and the Restricted Subsidiaries during such period that are required to be included in “purchase of property, plant and equipment” or similar items on a consolidated statement of cash flows, or that are otherwise required to be capitalized on a consolidated balance sheet, of the Borrower and the Restricted Subsidiaries for such period prepared in conformity with GAAP;provided that Consolidated Capital Expenditures shall not include any expenditures (a) to the extent made with Net Proceeds reinvested pursuant to Section 2.13(a) or 2.13(b) of the Credit Agreement or (b) that constitute an Acquisition permitted under Section 6.6 of the Credit Agreement;provided further that, except for purposes of calculating Consolidated Excess Cash Flow for any period, in the event the Borrower or any Restricted Subsidiary consummates an Acquisition, Consolidated Capital Expenditures shall not include any such expenditures made by any Person, business unit, division, product line or line of business acquired pursuant to such Acquisition, in each case, prior to the date of the consummation of such Acquisition.

(d) the aggregate amount of net non-cash gain on any Disposition of assets by the Borrower and the Restricted Subsidiaries (other than Dispositions in the ordinary course of business), to the extent included in arriving at Consolidated Net Income:

$[___,___,___]

(e) the sum of (i) the amount, if any, by which Consolidated Working Capital increased during such period (except as a result of the reclassification of items from short-term to long-term or vice versa) and (ii) the net amount, if any, by which the consolidated deferred revenues of the Borrower and the Restricted Subsidiaries decreased during such period, in each case, other than any such increases or decreases, as applicable, arising from an Acquisition or from a Disposition of assets (other than in the ordinary course of business) by the Borrower or any of the Restricted Subsidiaries completed during such period:

$[___,___,___]

(f) the aggregate amount of any non-cash gain for such period attributable to the early extinguishment of Indebtedness, Hedge Agreements or other derivative instruments, to the extent included in arriving at Consolidated Net Income:

$[___,___,___]

(g) the aggregate amount of Cash payments made by the Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and the Restricted Subsidiaries other than Indebtedness, except to the extent financed with Excluded Sources:

$[___,___,___]

(h) without duplication of amounts deducted pursuant to clause (k) below in any prior period, the aggregate amount of Cash paid by the Borrower and the Restricted Subsidiaries during such period to consummate any Acquisition or Investment (other than intercompany Investments) permitted under Section 6.6(l), 6.6(m) or 6.6(o) of the Credit Agreement, except to the extent financed with Excluded Sources:

$[___,___,___]

(i) the aggregate amount of Restricted Junior Payments permitted by Section 6.4(e), 6.4(g)(i) or 6.4(i) of the Credit Agreement paid by the Borrower and the Restricted Subsidiaries in Cash during such period, except to the extent financed with Excluded Sources:

$[___,___,___]

(j) the aggregate amount of any premium, make-whole or penalty payments actually paid in Cash by the Borrower and the Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness, except to the extent financed with Excluded Sources:

$[___,___,___]

(k) without duplication of amounts deducted from Excess Cash Flow in any prior period, the aggregate Contract Consideration entered into prior to or during such period relating to Acquisitions or Consolidated Capital Expenditures, in each case, to be consummated or made during the period of four consecutive Fiscal Quarters of the Borrower following the end of such period;provided that to the extent that the aggregate amount of Cash actually utilized to finance such Acquisitions or Consolidated Capital Expenditures during such period of four consecutive Fiscal Quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Consolidated Excess Cash Flow at the end of such period of four consecutive Fiscal Quarters:

$[___,___,___]

(l) to the extent not deducted in arriving at Consolidated Net Income, directors’ fees (including salary and bonus) and board consulting fees and related reimbursement of reasonable out-of-pocket expenses paid by the Borrower and the Restricted Subsidiaries in Cash in such period:

$[___,___,___]

(m) to the extent not deducted in arriving at Consolidated Net Income, transaction fees, costs and expenses incurred in connection with the Transactions or any Acquisition paid by the Borrower and the Restricted Subsidiaries in Cash in such period:

$[___,___,___]
(n) to the extent not deducted in arriving at Consolidated Net Income, income taxes, including penalties and interest, paid by the Borrower and the Restricted Subsidiaries in Cash in such period:	$[___,___,___]

(o) to the extent not deducted in arriving at Consolidated Net Income, the aggregate amount of Cash payments made by the Borrower and the Restricted Subsidiaries in respect of Hedge Agreements during such period:

$[___,___,___]

EXHIBIT D
TO FUSION CONNECT, INC.
SECOND LIEN CREDIT AND GUARANTY AGREEMENT

FUSION CONNECT, INC.
420 Lexington Avenue
Suite 1718
New York, New York 10170

Wilmington Trust, National Association
50 South Sixth Street, Suite 1290
Minneapolis, MN 55402
Attention: Josh James
Telephone: (612) 217-5637
Fax: (612) 217-5651
Email: jjames@wilmingtontrust.com

CONVERSION/CONTINUATION NOTICE

Reference is made to the Second Lien Credit and Guaranty Agreement, dated as of May 4, 2018 (as it may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Fusion Connect, Inc., a Delaware corporation (the “Borrower”), certain Subsidiaries of the Borrower party thereto, the Lenders party thereto and Wilmington Trust, National Association, as Administrative Agent and Collateral Agent. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.

Pursuant to Section 2.8 of the Credit Agreement, the Borrower hereby notifies the Administrative Agent of the following information with respect to the conversion or continuation requested hereby:

1.
Class (e.g., Tranche B Term) and Type (e.g., Base Rate or Eurodollar Rate) of existing Borrowing to which this request applies24:

_______________________________________________

4. Principal amount of existing Borrowing to be converted/continued25:

______________________________________________

3.
Type (e.g., Base Rate or Eurodollar Rate) and principal amount of each new Borrowing resulting from the requested conversion/continuation26:

______________________________________________

5.
Interest Period of each new Borrowing resulting from the requested conversion/continuation (if applicable)27:

______________________________________________

5.
Effective date of election28: __________________________________________

Date: [ ], 20[  ]
FUSION CONNECT, INC.

By: __________________________
Name:
Title:

24     If a Eurodollar Rate Borrowing, specify last day of current Interest Period.

25     If different options are being elected with respect to different portions of the existing Borrowing, indicate the portions thereof to be allocated to each resulting Borrowing.

26     Base Rate Borrowing or Eurodollar Rate Borrowing. If different options are being elected with respect to different portions of the Borrowing, specify type for each resulting new Borrowing.

27     Applicable only if the resulting Borrowing is to be a Eurodollar Rate Borrowing, and subject to the definition of “Interest Period”, which generally allows the Borrower to request one, two, three or six month periods (or such longer period as consented to by each Lender of the applicable Class of Loans and notified in writing to the Administrative Agent). If no election of Interest Period is specified, then the Borrower will be deemed to have specified an Interest Period of one month. If different options are being elected with respect to different portions of the existing Borrowing, specify for each resulting Borrowing.

28 Must be a Business Day. Conversion/Continuation Notice to be delivered to the Administrative Agent (a) in the case of a conversion to a Base Rate Borrowing, not later than 11:00 a.m. (New York City time) one Business Day in advance of the proposed Conversion/Continuation Date and (b) in the case of a conversion to, or a continuation of, a Eurodollar Rate Borrowing, not later than 2:00 p.m. (New York City time) at least three Business Days in advance of the proposed Conversion/Continuation Date.

EXHIBIT E
TO FUSION CONNECT, INC.
SECOND LIEN CREDIT AND GUARANTY AGREEMENT

SECOND LIEN COUNTERPART AGREEMENT

This SECOND LIEN COUNTERPART AGREEMENT, dated [ ], 20[ ] (this “Counterpart Agreement”), is delivered pursuant to the Second Lien Credit and Guaranty Agreement, dated as of May 4, 2018 (as it may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Fusion Connect, Inc., a Delaware corporation (the “Borrower”), certain Subsidiaries of the Borrower party thereto, the Lenders party thereto and Wilmington Trust, National Association, as Administrative Agent and Collateral Agent. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.

SECTION 1. In accordance with Section 5.10 of the Credit Agreement, the undersigned by its signature below becomes a Guarantor Subsidiary under the Credit Agreement with the same force and effect as if originally named therein as a Guarantor Subsidiary, and the undersigned hereby (a) agrees to all the terms and provisions of the Credit Agreement applicable to it as a Guarantor Subsidiary (and, accordingly, as a Credit Party) thereunder and (b) in furtherance of the foregoing, hereby irrevocably and unconditionally guarantees, jointly and severally with the other Guarantors, the due and punctual payment in full of all Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code or any similar provision of any other Debtor Relief Law), all in accordance with, and subject to the provisions of, Section 7 of the Credit Agreement.

SECTION 2. The undersigned hereby represents and warrants, as to itself, that the representations and warranties set forth in Sections 4.1, 4.3, 4.4, 4.5 and 4.6 of the Credit Agreement are true and correct on and as of the date hereof.

SECTION 3. The undersigned agrees to execute any and all further documents, agreements and instruments, and take all such further actions, that the Administrative Agent may reasonably request to effectuate the transactions contemplated by, and to carry out the intent of, this Counterpart Agreement.

SECTION 4. Neither this Counterpart Agreement nor any provision hereof may be waived, amended or modified, and no consent to any departure by the undersigned therefrom may be made, except in accordance with the Credit Agreement. Any notice or other communication herein required or permitted to be given shall be given pursuant to Section 10.1 of the Credit Agreement. In case any provision in or obligation under this Counterpart Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

SECTION 5. THIS COUNTERPART AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned has caused this Second Lien Counterpart Agreement to be duly executed and delivered by its duly authorized officer as of the date above first written.

[NAME OF DESIGNATED SUBSIDIARY]

By: _______
Name:
Title:

ACKNOWLEDGED AND ACCEPTED,
as of the date above first written:

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Administrative Agent

By:_____________________
Name:
Title:

EXHIBIT F
TO FUSION CONNECT, INC.
SECOND LIEN CREDIT AND GUARANTY AGREEMENT

FUSION CONNECT, INC.
420 Lexington Avenue
Suite 1718
New York, New York 10170

Wilmington Trust, National Association
50 South Sixth Street, Suite 1290
Minneapolis, MN 55402
Attention: Josh James
Telephone: (612) 217-5637
Fax: (612) 217-5651
Email: jjames@wilmingtontrust.com

FUNDING NOTICE

Reference is made to the Second Lien Credit and Guaranty Agreement, dated as of May 4, 2018 (as it may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Fusion Connect, Inc., a Delaware corporation (the “Borrower”), certain Subsidiaries of the Borrower party thereto, the Lenders party thereto and Wilmington Trust, National Association, as Administrative Agent and Collateral Agent. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.

Pursuant to Section 2.1 of the Credit Agreement, the Borrower desires that Lenders make the following Loans to the Borrower in accordance with the applicable terms and conditions of the Credit Agreement on [ ], 20[ ] (the “Credit Date”):

Tranche B Term Loans29: □ Base Rate Loans: □ Eurodollar Rate Loans, with an initial Interest Period of ________ month(s)30:	$[___,___,___] $[___,___,___]

Wiring instructions for account to which
proceeds of Loans are to be remitted:                                                                                                 [ ]

The Borrower hereby certifies that:31

(a) The representations and warranties of each Credit Party set forth in the Credit Documents are true and correct (i) in the case of the representations and warranties qualified as to materiality in the text thereof, in all respects, and (ii) otherwise, in all material respects, in each case on and as of the Credit Date set forth above, except in the case of any such representation and warranty that expressly relates to an earlier date, in which case such representation and warranty is so true and correct on and as of such earlier date.

(b) At the time of and immediately after giving effect to such Credit Extension, no Default or Event of Default has occurred and is continuing or would result therefrom.

Date: [ ], 20[ ]
FUSION CONNECT, INC.

By:           ________________________________
Name:
Title:
29 Funding Notice must be delivered to the Administrative Agent (a) with respect to a Base Rate Borrowing, not later than 11:00 a.m. (New York City time) at least one Business Day in advance of the proposed Credit Date (which shall be a Business Day) and (b) with respect to a Eurodollar Rate Borrowing, not later than 2:00 p.m. (New York City time) at least three Business Days in advance of the proposed Credit Date (which shall be a Business Day) (or, in each case, with respect to any Borrowing of Incremental Loans or Refinancing Loans, not later than such other time as shall be specified therefor in the applicable Incremental Facility Agreement or Refinancing Facility Agreement). Eurodollar Rate Borrowings generally shall be in an aggregate amount of $1,000,000 or an integral multiple of $500,000 in excess of such amount..
30 Subject to the definition of “Interest Period”, which generally allows the Borrower to request one, two, three or six month periods (or such longer period as consented to by each Lender of the applicable Class of Loans and notified in writing to the Administrative Agent). If no election is specified, then the Borrower will be deemed to have specified an Interest Period of one month.
31 In the case of any Loans the proceeds of which are intended to be applied to finance a Limited Conditionality Transaction, the certifications set forth in clauses (a) and (b) may be satisfied as of the applicable LCT Test Date in accordance with Section 1.5 of the Credit Agreement.

  EXHIBIT G
       TO FUSION CONNECT, INC.
 SECOND LIEN CREDIT AND GUARANTY AGREEMENT

SECOND LIEN INTERCOMPANY INDEBTEDNESS SUBORDINATION AGREEMENT, dated as of May 4, 2018 (this “Agreement”), among FUSION CONNECT, INC., a Delaware corporation (the “Borrower”), the other Intercompany Lenders and Intercompany Debtors (each as defined below) from time to time party hereto and Wilmington Trust, National Association, as Administrative Agent.

Reference is made to the Second Lien Credit and Guaranty Agreement, dated as of May 4, 2018 (as it may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, certain Subsidiaries of the Borrower party thereto, the Lenders party thereto and Wilmington Trust, National Association, as Administrative Agent and Collateral Agent.

The Credit Agreement provides that Indebtedness owing by a Credit Party to any Restricted Subsidiary that is not a Credit Party shall be subordinated in right of payment to the Obligations. For purposes of this Agreement, (a) “Intercompany Indebtedness” means any Indebtedness owed by any Credit Party to any Restricted Subsidiary that is not a Credit Party, together with all interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the principal of such Indebtedness and all other monetary obligations of any Credit Party arising from or in respect of such Indebtedness, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) each of the Credit Parties, in its capacity as an obligor in respect of any Intercompany Indebtedness, is referred to herein as an “Intercompany Debtor”, (c) each of the Restricted Subsidiaries that is not a Credit Party, in its capacity as an obligee in respect of any Intercompany Indebtedness, is referred to herein as an “Intercompany Lender” and (d) the Lenders, the Agents (including former Agents, as applicable) and the other Secured Parties are sometimes collectively referred to as “Senior Lenders”.

The Senior Lenders have agreed to extend credit to the Borrower, and to permit the Credit Parties to incur Intercompany Indebtedness, subject to the terms and conditions set forth in the Credit Agreement. The Borrower and the other Restricted Subsidiaries are required to execute and deliver this Agreement pursuant to the terms of the Credit Agreement. In accordance with the Credit Agreement, each of the Restricted Subsidiaries party hereto that is not a Credit Party desires to enter into this Agreement in order to subordinate, on the terms set forth herein, its rights, as an Intercompany Lender, to payment under any Intercompany Indebtedness to the prior payment in full in cash or immediately available funds of the Obligations (other than contingent obligations as to which no claim has been made). The Intercompany Lenders are Affiliates of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Senior Lenders to extend such credit. Accordingly, the parties hereto agree as follows:

1. Definitions and Construction. Terms defined in the Credit Agreement or the Pledge and Security Agreement referred to therein, as applicable, are used herein (including the preliminary statements hereto) as defined therein. The rules of construction specified in Section 1.3 of the Credit Agreement shall apply to this Agreement, mutatis mutandis.

2. Subordination. (a) Each Intercompany Lender hereby agrees that all its right, title and interest in, to and under any Intercompany Indebtedness owed to it by any Intercompany Debtor shall be subordinate, and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Obligations of such Intercompany Debtor until the payment in full in cash or immediately available funds of all Obligations of such Intercompany Debtor (such Obligations, including interest thereon (including interest accruing at the default rate specified in the Credit Agreement) accruing after the commencement of any proceedings referred to in paragraph (b) of this Section, whether or not such interest is an allowed or allowable claim in such proceeding, being hereinafter collectively referred to as “Senior Indebtedness”).

(a) In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relating to any Intercompany Debtor or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of any Intercompany Debtor, whether or not involving insolvency or bankruptcy, then (i) the holders of Senior Indebtedness shall be paid in full in cash or immediately available funds in respect of all amounts constituting Senior Indebtedness before any Intercompany Lender shall be entitled to receive (whether directly or indirectly), or make any demand for, any payment or distribution of any kind or character, whether in cash securities or other property (other than Restructured Debt Securities (as defined below)), and whether directly, by purchase, redemption, exercise of any right of setoff or otherwise, from such Intercompany Debtor on account of any Intercompany Indebtedness owed by such Intercompany Debtor to such Intercompany Lender (provided that the foregoing shall not impair the right of any such Intercompany Lender to file a proof of claim in any such proceeding in accordance with the terms hereof) and (ii) until the holders of Senior Indebtedness are paid in full in cash or immediately available funds in respect of all amounts constituting Senior Indebtedness, any payment or distribution to which such Intercompany Lender would otherwise be entitled, whether in cash, property or securities (other than a payment of debt securities of such Intercompany Debtor that are subordinated and junior in right of payment to the Senior Indebtedness to at least the same extent as the Intercompany Indebtedness described in this Agreement is subordinated and junior in right of payment to the Senior Indebtedness then outstanding (such securities being hereinafter referred to as “Restructured Debt Securities”)) shall instead be made to the holders of Senior Indebtedness.

(b) If any Event of Default has occurred and is continuing and the Administrative Agent has provided prior written notice to the Borrower requesting that no such payment or distribution, or no such forgiveness or reduction, be made, then (i) no payment or distribution of any kind or character, whether in cash securities or other property (other than Restructured Debt Securities), and whether directly, by purchase, redemption, exercise of any right of setoff or otherwise, shall be made by or on behalf of any Intercompany Debtor with respect to any Intercompany Indebtedness owed to any Intercompany Lender and (ii) no Intercompany Indebtedness owing by any Intercompany Debtor to any Intercompany Lender shall be forgiven or otherwise reduced in any way, other than as a result of payment of such amount in full in cash or immediately available funds.

(c) If any payment or distribution of any kind or character, whether in cash, securities or other property (other than Restructured Debt Securities), and whether directly, by purchase, redemption, exercise of any right of setoff or otherwise, with respect to any Intercompany Indebtedness shall (despite these subordination provisions) be received by any Intercompany Lender from any Intercompany Debtor in violation of paragraph (b) or (c) of this Section prior to all Senior Indebtedness having been paid in full in cash or immediately available funds (other than contingent obligations as to which no claim has been made), such payment or distribution shall be held by such Intercompany Lender (segregated from other property of such Intercompany Lender) for the benefit of the Administrative Agent, and shall be paid over or delivered to the Administrative Agent promptly upon receipt to the extent necessary to pay all Senior Indebtedness in full in cash or immediately available funds.

(d) Each Intercompany Lender and each Intercompany Debtor hereby agrees that the subordination provisions set forth in this Agreement are for the benefit of the Administrative Agent and the other holders of Senior Indebtedness. The Administrative Agent may, on behalf of itself and such other holders of Senior Indebtedness, proceed to enforce these subordination provisions set forth herein.

3. Waivers and Consents. (a) Each Intercompany Lender waives, to the extent permitted by applicable law, the right to compel that any property or asset of any Intercompany Debtor or any property or asset of any other Credit Party be applied in any particular order to discharge the Obligations. Each Intercompany Lender expressly waives, to the extent permitted by applicable law, the right to require the Administrative Agent or any other Senior Lender to proceed against any Intercompany Debtor, any guarantor of any Obligation or any other Person, or to pursue any other remedy in its or their power that such Intercompany Lender cannot pursue and that would lighten such Intercompany Lender’s burden, notwithstanding that the failure of the Administrative Agent or any other Senior Lender to do so may thereby prejudice such Intercompany Lender. Each Intercompany Lender agrees that it shall not be discharged, exonerated or have its obligations hereunder reduced (i) by the Administrative Agent’s or any other Senior Lender’s delay in proceeding against or enforcing any remedy against any Intercompany Debtor, any guarantor of any Obligation or any other Person; (ii) by the Administrative Agent or any other Senior Lender releasing any Intercompany Debtor, any guarantor of any Obligation or any other Person from all or any part of the Obligations; or (iii) by the discharge of any Intercompany Debtor, any guarantor of any Obligation or any other Person by an operation of law or otherwise, with or without the intervention or omission of the Administrative Agent or any other Senior Lender.

(a) Each Intercompany Lender waives, to the extent permitted by applicable law, all rights and defenses arising out of an election of remedies by the Administrative Agent or any other Senior Lender, even though that election of remedies, including any nonjudicial foreclosure with respect to any property or asset securing any Obligation, has impaired the value of such Intercompany Lender’s rights of subrogation, reimbursement, or contribution against any Intercompany Debtor or any other Credit Party. Each Intercompany Lender expressly waives, to the extent permitted by law, any rights or defenses (other than the defense of payment or performance) it may have by reason of protection afforded to any Intercompany Debtor or any other Credit Party with respect to the Obligations pursuant to any anti-deficiency laws or other laws of similar import that limit or discharge the principal debtor’s indebtedness upon judicial or nonjudicial foreclosure of property or assets securing any Obligation.

(b) Each Intercompany Lender agrees that, without the necessity of any reservation of rights against it, and without notice to or further assent by it, any demand for payment of any Obligation made by the Administrative Agent or any other Senior Lender may be rescinded in whole or in part by such Person, and any Obligation may be continued, and the Obligations or the liability of any Intercompany Debtor or any other Credit Party obligated thereunder, or any right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any other Senior Lender, in each case without notice to or further assent by such Intercompany Lender, which will remain bound hereunder, and without impairing, abridging, releasing or affecting the subordination provided for herein.

(c) Each Intercompany Lender waives, to the extent permitted by applicable law, any and all notice of the creation, renewal, extension or accrual of any of the Obligations, and any and all notice of or proof of reliance by the Senior Lenders upon this Agreement. The Obligations, and any of them, shall be deemed conclusively to have been created, contracted or incurred, and the consent to create the obligations of any Intercompany Debtor in respect of the Intercompany Indebtedness of such Intercompany Debtor shall be deemed conclusively to have been given, in reliance upon this Agreement. Each Intercompany Lender waives, to the extent permitted by applicable law, any protest, demand for payment and notice of default in respect of the Obligations.

4. Obligations Unconditional. All rights and interests of the Administrative Agent and the other Senior Lenders hereunder, and all agreements and obligations of each Intercompany Lender and each Intercompany Debtor hereunder, shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of the Credit Agreement or any other Credit Document;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations or any amendment or waiver or other modification, whether by course of conduct or otherwise, of, or consent to departure from, the Credit Agreement or any other Credit Document;

(c) any exchange, release or nonperfection of any Lien in any Collateral, or any release, amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of or consent to departure from, any guarantee of any Obligation; or

(d) any other circumstances that might otherwise constitute a defense available to, or a discharge of, any Intercompany Debtor in respect of the Obligations or of such Intercompany Lender or such Intercompany Debtor in respect of the subordination provisions set forth herein (other than the payment in full in cash or immediately available funds of the Obligations).

5. Waiver of Claims. (a) To the maximum extent permitted by law, each Intercompany Lender waives any claim it might have against the Administrative Agent or any other Senior Lender with respect to, or arising out of, any action or failure to act or any error of judgment, negligence, or mistake or oversight whatsoever on the part of the Administrative Agent or any other Senior Lender or any Related Party of any of the foregoing with respect to any exercise of rights or remedies under the Credit Documents in the absence of the gross negligence or wilful misconduct of such Person or its Related Parties (such absence to be presumed unless otherwise determined by a final, non-appealable judgment of a court of competent jurisdiction). None of the Administrative Agent or any other Senior Lender or any Related Party of any of the foregoing shall be liable to any Intercompany Lender for failure to demand, collect or realize upon any of the Collateral or any guarantee of any Obligation, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any such Intercompany Lender or any other Person or to take any other action whatsoever with regard to the Collateral, or any part thereof, except to the extent such liability has been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Person or its Related Parties.

(a) Each Intercompany Lender, for itself and on behalf of its successors and assigns, hereby waives, to the extent permitted by applicable law, any and all now existing or hereafter arising rights it may have to require the Senior Lenders to marshal assets for the benefit of such Intercompany Lender, or to otherwise direct the timing, order or manner of any sale, collection or other enforcement of the Collateral or enforcement of any rights or remedies under the Credit Documents. The Senior Lenders are under no duty or obligation, and each Intercompany Lender hereby waives, to the extent permitted by applicable law, any right it may have to compel any Senior Lender, to pursue any Intercompany Debtor or any other Credit Party that may be liable for the Obligations, or to enforce any Lien in any Collateral.

(b) Each Intercompany Lender hereby waives, to the extent permitted by applicable law, and releases all rights which a guarantor or surety with respect to the Senior Indebtedness could exercise.

6. Notices. All communications and notices hereunder shall be in writing and given in the manner provided in Section 10.1 of the Credit Agreement. All communications and notices to any Intercompany Lender or Intercompany Debtor shall be given to it in care of the Borrower in the manner provided in Section 10.1 of the Credit Agreement.

7. Waivers; Amendment. (a) No failure or delay by the Administrative Agent or any other Senior Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the other Senior Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Intercompany Lender or any Intercompany Debtor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 7, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice or demand on any Intercompany Lender or any Intercompany Debtor in any case shall entitle any Intercompany Lender or any Intercompany Debtor to any other or further notice or demand in similar or other circumstances.

(a) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent, the Borrower and the Intercompany Lenders or Intercompany Debtors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 10.5 of the Credit Agreement.

8. Successors and Assigns. (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns permitted hereby.

(a) The Administrative Agent and the other Secured Parties shall have a full and unfettered right to assign or otherwise transfer the whole or any part of the benefit of this Agreement to any Person to whom all or a corresponding part of the Obligations are assigned or transferred in accordance with the Credit Agreement or pursuant to applicable law, all without impairing, abridging, releasing or affecting the subordination provided for herein.

9. Survival of Agreement. All covenants, agreements, representations and warranties made by the Intercompany Lenders and the Intercompany Debtors in this Agreement shall be considered to have been relied upon by the Administrative Agent and the other Senior Lenders and shall survive the execution and delivery of this Agreement, regardless of any investigation made by or on behalf of the Administrative Agent or any other Senior Lender and notwithstanding that the Administrative Agent or any other Senior Lender may have had notice or knowledge of any default hereunder or incorrect representation or warranty at the time this Agreement is executed and delivered and shall continue in full force and effect until terminated in accordance with Section 17. The provisions of Section 5 shall survive and remain in full force and effect regardless of the termination of this Agreement or any provision hereof. This Agreement shall apply in respect of the Obligations notwithstanding any intermediate payment in whole or in part of the Obligations and shall apply to the ultimate balance of the Obligations.

10. Counterparts; Effectiveness; Several Agreement. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic format (i.e., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement shall become effective as to any Intercompany Lender or Intercompany Debtor when a counterpart hereof executed on behalf of such Intercompany Lender or Intercompany Debtor shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent and delivered to the Borrower. This Agreement shall be construed as a separate agreement with respect to each Intercompany Lender and each Intercompany Debtor and may be amended, modified, supplemented, waived or released with respect to any Intercompany Lender or Intercompany Debtor without the approval of any other Intercompany Lender or Intercompany Debtor and without affecting the obligations of any other Intercompany Lender or Intercompany Debtor hereunder.

11. Severability. In case any provision in or obligation hereunder shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

12. Further Assurances. The Borrower, each other Intercompany Lender and each other Intercompany Debtor agrees that it will execute any and all further documents, agreements and instruments, and take all such further actions that may be required under any applicable law, or that the Administrative Agent may reasonably request for the purposes of obtaining or preserving the full benefits of the subordination provisions set forth herein and of the rights and powers herein granted, all at the expense of the Borrower or such Intercompany Lenders or such Intercompany Debtors.

13. GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS; APPOINTMENT OF SERVICE OF PROCESS AGENT. (a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

(a) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE JURISDICTION OF ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE BORROWER, EACH OTHER INTERCOMPANY LENDER AND EACH OTHER INTERCOMPANY DEBTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING BROUGHT BY IT OR ANY OF ITS AFFILIATES SHALL BE BROUGHT, AND SHALL BE HEARD AND DETERMINED, EXCLUSIVELY IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY OTHER SENIOR LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST THE BORROWER, ANY OTHER INTERCOMPANY LENDER, ANY OTHER INTERCOMPANY DEBTOR OR ANY OF ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(b) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section 13. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, any defense of forum non conveniens to the maintenance of such action or proceeding in any such court.

(c) Each party hereto irrevocably consents to the service of process by mailing of copies of such process in the manner provided for notices in Section 6. Nothing in this Agreement will affect the right of any party to this Agreement or any Secured Party to serve process in any other manner permitted by law.

14. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY AGREES TO WAIVE ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 14 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR TO THE TRANSACTIONS CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

15. Headings. Article and Section headings used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or to be taken into consideration in interpreting, this Agreement.

16. Provisions Define Relative Rights. The subordination provisions set forth herein are intended solely for the purpose of defining the relative rights of the Intercompany Lenders and the Intercompany Debtors, on the one hand, and the Administrative Agent and the other Secured Parties, on the other, and no other Person shall have any right, benefit or other interest under these subordination provisions.

17. Termination. This Agreement and the subordination provisions set forth herein shall automatically terminate when all the Obligations (other than contingent obligations as to which no claim has been made) have been paid in full in cash or immediately available funds and all Commitments have terminated. If (a) any Restricted Subsidiary shall have been designated as an Unrestricted Subsidiary in accordance with the terms of the Credit Agreement or (b) all the Equity Interests in any Restricted Subsidiary held by the Borrower and the Subsidiaries shall be sold or otherwise disposed of (including by merger or consolidation) in any transaction permitted by the Credit Agreement, and as a result of such sale or other disposition such Restricted Subsidiary shall cease to be a Subsidiary of the Borrower, then such Restricted Subsidiary shall, upon effectiveness of such designation, or the consummation of such sale or other disposition, automatically be discharged and released from its obligations hereunder;provided that that no such discharge and release shall occur unless substantially concurrently therewith, such Restricted Subsidiary shall cease to be subject to any obligations under any subordination agreement with respect to intercompany Indebtedness in favor of any Permitted Section 6.10(e) Indebtedness, any Permitted Credit Agreement Refinancing Indebtedness, any Permitted Incremental Equivalent Indebtedness and any Permitted Subordinated Indebtedness.

18. Additional Subsidiaries. Pursuant to the Credit Agreement, certain Restricted Subsidiaries not a party hereto on the Closing Date are required to enter into this Agreement. Upon execution and delivery to the Administrative Agent after the date hereof by any Restricted Subsidiary of a counterpart signature page hereto, such Restricted Subsidiary shall become a party hereto with the same force and effect as if originally named as such herein. The execution and delivery of such a counterpart signature page shall not require the consent of any party hereto. The rights and obligations under this Agreement of each other party hereto shall remain in full force and effect notwithstanding the addition of any new Restricted Subsidiary as a party to this Agreement.

6.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

FUSION CONNECT, INC.,
by
Name:
Title:

[Signature Page to Intercompany Indebtedness Subordination Agreement]

[ ]
by

Name:
Title:

[Signature Page to Intercompany Indebtedness Subordination Agreement]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Administrative Agent,
by
Name:
Title:

[Signature Page to Intercompany Indebtedness Subordination Agreement]

EXHIBIT H
TO FUSION CONNECT, INC.
SECOND LIEN CREDIT AND GUARANTY AGREEMENT

GLOBAL INTERCOMPANY NOTE

May 4, 2018

FOR VALUE RECEIVED, each of the undersigned, to the extent a borrower from time to time from any other Person listed on the signature pages hereto (each, in such capacity, a “Payor”), hereby promises to pay on demand to such other Person listed below (each, in such capacity, a “Payee”), in lawful money of the United States of America, or in such other currency as agreed to by such Payor and such Payee, in immediately available funds, at such location as such Payee shall from time to time designate, the unpaid principal amount of all Indebtedness owed by such Payor to such Payee. Each Payor promises also to pay interest on the unpaid principal amount of all such Indebtedness in like money at said location from the date that such Indebtedness was incurred until it is paid in full at such rate per annum as shall be agreed upon from time to time by such Payor and such Payee.

Reference is made to (a) that certain First Lien Credit and Guaranty Agreement, dated as of May 4, 2018 (as it may be amended, supplemented or otherwise modified from time to time, the “First Lien Credit Agreement”), among Fusion Connect, Inc., a Delaware corporation (the “Borrower”), certain subsidiaries of the Borrower party thereto, the lenders party thereto and Wilmington Trust, National Association, as administrative agent and collateral agent (in its capacity as collateral agent, the “First Lien Collateral Agent”), and (b) that certain Second Lien Credit and Guaranty Agreement, dated as of May 4, 2018 (as it may be amended, supplemented or otherwise modified from time to time, the “Second Lien Credit Agreement” and, together with the First Lien Credit Agreement, the “Credit Agreements”), among Fusion Connect, Inc., a Delaware corporation (the “Borrower”), certain subsidiaries of the Borrower party thereto, the lenders party thereto and Wilmington Trust, National Association, as administrative agent and collateral agent (in its capacity as collateral agent, the “Second Lien Collateral Agent” and, together with the First Lien Collateral Agent, the “Collateral Agents”).

Capitalized terms used in this Global Intercompany Note (this “Note”) but not otherwise defined herein shall have the meanings given to them in (a) the First Lien Credit Agreement, or in the Pledge and Security Agreement referred to therein, or (b) the Second Lien Credit Agreement, or in the Pledge and Security Agreement referred to therein, as applicable.

This Note is subject to the terms of each Credit Agreement, and shall be pledged by each Payee that is a Credit Party to each Collateral Agent, for the benefit of the related Secured Parties, pursuant to the related Credit Documents as security for the payment and performance in full of the Obligations under each Credit Agreement and the related other Credit Documents, to the extent required pursuant to the terms thereof. Each Payee hereby acknowledges and agrees that upon the occurrence and during the continuance of an Event of Default under a Credit Agreement, (a) the applicable Collateral Agent may exercise any and all rights of any Credit Party with respect to this Note and (b) upon demand of the applicable Collateral Agent, all amounts evidenced by this Note that are owed by any Payor to any Credit Party shall become immediately due and payable, without presentment, demand, protest or notice of any kind (it being understood that the applicable Collateral Agent may make any such demand for all or any subset of the amounts owing to such Credit Party and upon any or all Payors obligated to such Credit Party, all without the consent or permission of any Payor or Payee). Each Payor also hereby acknowledges and agrees that this Note constitutes notice of assignment for security, pursuant to the relevant Credit Documents, of the Indebtedness and all other amounts evidenced by this Note and further acknowledges the receipt of such notice of assignment for security.

Upon the commencement of any insolvency or bankruptcy proceeding, or any receivership, liquidation, reorganization or other similar proceeding in connection therewith, in respect of any Payor owing any amounts evidenced by this Note to any Credit Party, or in respect of all or a substantial part of any such Payor’s property, or upon the commencement of any proceeding for voluntary liquidation, dissolution or other winding up of any such Payor, all amounts evidenced by this Note owing by such Payor to any and all Credit Parties shall become immediately due and payable, without presentment, demand, protest or notice of any kind.

Each Payee is hereby authorized to record all loans and advances made by it to any Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein;provided, however, that the failure of any such Payee to so record any such information in accordance with this clause shall not affect any such Payor’s obligations hereunder.

Each Payor hereby waives diligence, presentment, demand, protest or notice of any kind whatsoever in connection with this Note. All payments under this Note shall be made without set-off, counterclaim or deduction of any kind.

This Note shall be binding upon each Payor and its successors and assigns, and the terms and provisions of this Note shall inure to the benefit of each Payee and its successors and assigns, including subsequent holders hereof.

From time to time after the date hereof, additional Restricted Subsidiaries of the Borrower may become parties hereto (as Payor and/or Payee, as the case may be) by executing a counterpart signature page to this Note (each additional Restricted Subsidiary, an “Additional Party”). Upon delivery of such counterpart signature page to the Payees, notice of which is hereby waived by the other Payors, each Additional Party shall be a Payor and/or a Payee, as the case may be, and shall be as fully a party hereto as if such Additional Party were an original signatory hereof. Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor or Payee hereunder. This Note shall be fully effective as to any Payor or Payee that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Payor or Payee hereunder.

No amendment, modification or waiver of, or consent with respect to, any provisions of this Note shall be effective unless the same shall be in writing and signed and delivered by each Payor and Payee whose rights or obligations shall be affected thereby;provided that, until such time as (a) all the Obligations (other than contingent obligations as to which no claim has been made and the Specified Hedge Obligations and Specified Cash Management Services Obligations) under each Credit Agreement and the related other Credit Documents have been paid in full in cash or immediately available funds, (b) all Commitments have terminated and (c) no Letter of Credit shall be outstanding, as applicable, each Administrative Agent shall have provided its prior written consent to such amendment, modification, waiver or consent (which consent shall not be unreasonably withheld or delayed).

THIS NOTE AND ALL INDEBTEDNESS EVIDENCED HEREBY ARE SUBJECT TO THE SUBORDINATION PROVISIONS OF (a) THE INTERCOMPANY INDEBTEDNESS SUBORDINATION AGREEMENT, DATED AS OF MAY 4, 2018 (AS AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “SECOND LIEN INTERCOMPANY INDEBTEDNESS SUBORDINATION AGREEMENT”), AMONG THE BORROWER, SUBSIDIARIES OF THE BORROWER PARTY THERETO AND WILMINGTON TRUST, NATIONAL ASSOCIATION, AS ADMINISTRATIVE AGENT UNDER THE SECOND LIEN CREDIT AGREEMENT, AND (b) THE INTERCOMPANY INDEBTEDNESS SUBORDINATION AGREEMENT, DATED AS OF MAY 4, 2018 (AS AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “SECOND LIEN INTERCOMPANY INDEBTEDNESS SUBORDINATION AGREEMENT” AND, TOGETHER WITH THE SECOND LIEN INTERCOMPANY INDEBTEDNESS SUBORDINATION AGREEMENT, THE “INTERCOMPANY INDEBTEDNESS SUBORDINATION AGREEMENTS”), AMONG THE BORROWER, SUBSIDIARIES OF THE BORROWER PARTY THERETO AND WILMINGTON TRUST, NATIONAL ASSOCIATION, AS ADMINISTRATIVE AGENT UNDER THE SECOND LIEN CREDIT AGREEMENT. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, NEITHER THE PRINCIPAL OF NOR THE INTEREST ON, NOR ANY OTHER AMOUNTS PAYABLE IN RESPECT OF, ANY INDEBTEDNESS CREATED OR EVIDENCED BY THIS NOTE SHALL BE PAID OR PAYABLE, EXCEPT TO THE EXTENT PERMITTED UNDER THE INTERCOMPANY INDEBTEDNESS SUBORDINATION AGREEMENTS, WHICH ARE INCORPORATED HEREIN BY REFERENCE WITH THE SAME FORCE AND EFFECT AS IF FULLY SET FORTH HEREIN.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

PAYORS:
FUSION CONNECT, INC.,
by
Name:
Title:

FUSION NBS ACQUISITION CORP.
FUSION, LLC
FUSION BCHI ACQUISITION, LLC
BIRCH COMMUNICATIONS, LLC
CBEYOND, INC.
CBEYOND COMMUNICATIONS, LLCBIRCH MANAGEMENT LLC
BIRCH TELECOM LLC
BIRCH TEXAS HOLDINGS, INC.
BIRCH TELECOM OF KANSAS, LLC
BIRCH TELECOM OF OKLAHOMA, LLC
BIRCH TELECOM OF MISSOURI, LLC
BIRCH TELECOM OF TEXAS LTD., L.L.P.
BIRCAN HOLDINGS, LLCPRIMUS HOLDINGS, INC.FUSION MPHC ACQUISITION CORP.,

By:
Name:
Title:

PRIMUS MANAGEMENT ULCBIRCAN MANAGEMENT ULC,
by
Name:
Title:

[Signature Page to Global Intercompany Note]

PAYEES:
FUSION CONNECT, INC.,
by
Name:
Title:

FUSION NBS ACQUISITION CORP.
FUSION, LLC
FUSION BCHI ACQUISITION, LLC
BIRCH COMMUNICATIONS, LLC
CBEYOND, INC.
CBEYOND COMMUNICATIONS, LLCBIRCH MANAGEMENT LLC
BIRCH TELECOM LLC
BIRCH TEXAS HOLDINGS, INC.
BIRCH TELECOM OF KANSAS, LLC
BIRCH TELECOM OF OKLAHOMA, LLC
BIRCH TELECOM OF MISSOURI, LLC
BIRCH TELECOM OF TEXAS LTD., L.L.P.
BIRCAN HOLDINGS, LLCPRIMUS HOLDINGS, INC.FUSION MPHC ACQUISITION CORP.,

By:
Name:
Title:

PRIMUS MANAGEMENT ULCBIRCAN MANAGEMENT ULC,
by
Name:
Title:
[Signature Page to Global Intercompany Note]

EXHIBIT I
TO FUSION CONNECT, INC.
SECOND LIEN CREDIT AND GUARANTY AGREEMENT

FORM OF INTERCREDITOR AGREEMENT

[See attached]

EXHIBIT J
TO FUSION CONNECT, INC.
SECOND LIEN CREDIT AND GUARANTY AGREEMENT

FORM OF SECOND LIEN PLEDGE AND SECURITY AGREEMENT

[See attached]

EXHIBIT K
TO FUSION CONNECT, INC.
SECOND LIEN CREDIT AND GUARANTY AGREEMENT

SOLVENCY CERTIFICATE

Date: May 4, 2018

To the Administrative Agent and each of the Lenders
party to the Credit Agreement referred to below:

Pursuant Section 3.1(h) of the Second Lien Credit and Guaranty Agreement, dated as of May 4, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Fusion Connect, Inc., a Delaware corporation (the “Borrower”), certain Subsidiaries of the Borrower party thereto, the Lenders party thereto and Wilmington Trust, National Association, as Administrative Agent and Collateral Agent, the undersigned, solely in the undersigned’s capacity as the chief financial officer of the Borrower, hereby certifies, on behalf of the Borrower and not in the undersigned’s individual or personal capacity and without personal liability, that, as of the Closing Date, after giving effect to the Transactions contemplated thereby (including the making of the Loans on the Closing Date and the application of the proceeds thereof):

(a) the sum of the debt and other liabilities (including contingent liabilities) of the Borrower and the Subsidiaries, on a consolidated basis, does not exceed the present fair saleable value of the present assets of the Borrower and the Subsidiaries, on a consolidated basis;

(b) the capital of the Borrower and the Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as conducted or proposed to be conducted, on a consolidated basis;

(c) the Borrower and the Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe (nor should they reasonably believe) that they will incur, debts and liabilities (including contingent liabilities), on a consolidated basis, beyond the ability of the Borrower and the Subsidiaries, on a consolidated basis, to pay such debts and liabilities as they become due (whether at maturity or otherwise); and

(d) the Borrower and the Subsidiaries, on a consolidated basis, are “solvent” within the meaning given to that term and similar terms under any applicable Debtor Relief Laws and other applicable laws relating to preferences, fraudulent transfers and conveyances or transfers undervalue.

For purposes of this Solvency Certificate, the amount of any contingent liability at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liability meets the criteria for accrual under GAAP).

Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The undersigned is familiar with the business and financial position of the Borrower and the Subsidiaries. In reaching the conclusions set forth in this Solvency Certificate, the undersigned has made such investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the business proposed to be conducted by the Borrower and the Subsidiaries after consummation of the Transactions.

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate, solely in the undersigned’s capacity as the chief financial officer of the Borrower, on behalf of the Borrower and not in the undersigned’s individual or personal capacity and without personal liability, as of the date first stated above.

FUSION CONNECT, INC.
by

Name:
Title:

EXHIBIT L
TO FUSION CONNECT, INC.
SECOND LIEN CREDIT AND GUARANTY AGREEMENT

SUPPLEMENTAL COLLATERAL QUESTIONNAIRE

Reference is made to (a) the First Lien Credit and Guaranty Agreement, dated as of May 4, 2018 (the “First Lien Credit Agreement”), among Fusion Connect, Inc., a Delaware corporation (the “Borrower”), certain Subsidiaries of the Borrower party thereto, the lenders party thereto and Wilmington Trust, National Association, as administrative agent and as collateral agent (in its capacity as collateral agent, the “First Lien Collateral Agent”), and (b) the Second Lien Credit and Guaranty Agreement, dated as of May 4, 2018 (the “Second Lien Credit Agreement” and, together with the First Lien Credit Agreement, the “Credit Agreements”), among the Borrower, certain Subsidiaries of the Borrower party thereto, the lenders party thereto and Wilmington Trust, National Association, as administrative agent and as collateral agent (in its capacity as collateral agent, the “Second Lien Collateral Agent” and, together with the First Lien Collateral Agent, the “Collateral Agents”). Capitalized terms used but not otherwise defined herein shall have the meanings specified in (i) the First Lien Credit Agreement or the Pledge and Security Agreement referred to therein or (ii) the Second Lien Credit Agreement or the Pledge and Security Agreement referred to therein, as applicable.

This Supplemental Collateral Questionnaire dated as of [          ], 20[ ] is delivered pursuant to Section 5.1(k) of each Credit Agreement, and supplements the information set forth in the Collateral Questionnaire delivered on the Closing Date (as supplemented from time to time by each Supplemental Collateral Questionnaire delivered after the Closing Date and prior to the date hereof, the “Prior Collateral Questionnaire”) with respect to each Credit Party (which term, for purposes of this Supplemental Collateral Questionnaire, shall be deemed to include each New Subsidiary as defined in each Pledge and Security Agreement).

The undersigned, an Authorized Officer of the Borrower, solely in his/her capacity as an Authorized Officer, and not individually and without personal liability, hereby certifies to each Collateral Agent and the related other Secured Parties as follows:

SECTION1. Legal Names. Schedule 1 hereto sets forth the exact legal name of each Credit Party, as such name appears in its certificate of organization, and indicates changes, if any, in the foregoing information compared to the information set forth on Schedule 1 of the Prior Collateral Questionnaire.

SECTION2. Jurisdictions and Locations. Schedule 2A hereto sets forth (a) the jurisdiction of organization and the form of organization of each Credit Party, (b) the organizational identification number, if any, assigned to each Credit Party by such jurisdiction and the federal taxpayer identification number, if any, of such Credit Party and (c) the address (including the county) of the chief executive office of each Credit Party, and indicates changes, if any, in the foregoing information compared to the information set forth on Schedule 2A of the Prior Collateral Questionnaire.

SECTION3. Status of Filings. All UCC financing statements (including fixtures filings and transmitting utility filings, as applicable) and all Intellectual Property Security Agreements or supplements thereto have been filed of record in each applicable governmental office in order that, to the extent perfection can be obtained by filing UCC financing statements and recordation of a security agreement with the United States Patent and Trademark Office or the United States Copyright Office, the security interests created under the Collateral Documents (as defined in each Credit Agreement) shall be perfected for a period of not less than 18 months after the date of this Supplemental Collateral Questionnaire (except as noted in Schedule 3 hereto with respect to any continuation statements to be filed within such period).

SECTION4. Equity Interests. Schedule 4 hereto sets forth a true and complete list, for each Credit Party, of all the stock, partnership interests, limited liability company membership interests or other Equity Interests owned by such Credit Party, specifying the issuer and certificate number of (if certificated), and the number and percentage of ownership represented by, such Equity Interests, and indicates changes, if any, in such list compared to the list set forth on Schedule 4 of the Prior Collateral Questionnaire.

SECTION5. Debt Instruments. Schedule 5 hereto sets forth a true and complete list, for each Credit Party, of all debt securities, promissory notes and other evidence of Indebtedness held by such Credit Party, including (a) all intercompany notes between or among the Borrower and the other Restricted Subsidiaries and (b) all promissory notes in the principal amount of $1,000,000 or more owed to the Borrower or any other Credit Party, in each case specifying the creditor and debtor thereunder and the type and outstanding principal amount thereof, and indicates changes, if any, in such list compared to the list set forth on Schedule 5 of the Prior Collateral Questionnaire.

SECTION6. Material Real Estate Assets. Schedule 6 hereto sets forth a true and complete list, with respect to each Material Real Estate Asset, of (a) the exact name of the Person that owns such property, as such name appears in its certificate of organization or formation, (b) if different from the name identified pursuant to clause (a) above, the name of the current record owner of such property, as such name appears in the records of the county recorder’s office for such property identified pursuant to clause (c) below, and (c) the county recorder’s office in which a Mortgage with respect to such property must be filed or recorded in order for each Collateral Agent to provide constructive notice to third parties of its mortgage lien.

SECTION7. Intellectual Property. Schedule 7 hereto sets forth, in proper form for filing with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, a true and complete list of each Credit Party’s (a) Copyrights, Copyright Applications and exclusive Copyright Licenses (where a Credit Party is a licensee), (b) Patents and Patent Applications and (c) Trademarks and Trademark Applications, in each case specifying the name of the registered owner, title, type or mark, registration or application number, expiration date (if already registered) (except with respect to Copyrights and exclusive Copyright Licenses) or filing date, a brief description thereof and, if applicable, the licensee and licensor, and indicates changes, if any, in such list compared to the list set forth on Schedule 7 of the Prior Collateral Questionnaire.

SECTION8. Commercial Tort Claims. Schedule 8 hereto sets forth a true and complete list of commercial tort claims in excess of $2,000,000 held by any Credit Party, including a brief description thereof, and indicates changes, if any, in such list compared to the list set forth on Schedule 8 of the Prior Collateral Questionnaire.

SECTION9. Insurance. Schedule 9 hereto sets forth a true and complete list of all insurance policies (including life and disability insurance policies) maintained by the Credit Parties, and indicates changes, if any, in such list compared to the list set forth on Schedule 9 of the Prior Collateral Questionnaire.

SECTION10. Other Collateral. Schedule 10 hereto sets forth a true and complete list of all of the following types of collateral, if any, owned or held by each Credit Party, and indicates changes, if any, in such list compared to the list set forth on Schedule 10 of the Prior Collateral Questionnaire: (a) all agreements and contracts with any Governmental Authority, (b) all FCC Licenses and (c) all state telecommunications licenses.

SECTION11. Unusual Transactions. All Accounts of the Credit Parties have been originated by the Credit Parties in the ordinary course of business.

SECTION12. Transmitting Utility Companies. Schedule 12 hereto sets forth (a) the exact legal name of any Credit Party that may be a transmitting utility (as defined in the UCC) and (b) the address(es) where such Credit Party owns any fixtures.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have duly executed this Supplemental Collateral Questionnaire on this [ ] day of [ ], 20[ ].

FUSION CONNECT, INC.,
by

Name:
Title:

Schedule 1

Legal Names

Exact Legal Name	French Form of Name (if applicable)

Schedule 2A

Jurisdictions and Locations

Credit Party	Jurisdiction of Organization	Form of Organization	Organizational Identification Number(if any)	Federal Taxpayer Identification Number (if any)	Chief Executive Office Address (including county)

Schedule 3

Continuation Statement Filings

Credit Party	Jurisdiction of Organization	UCC Financing Statement to be Continued

Schedule 4

Equity Interests

Credit Party	Issuer	Type of Organization	Number of Shares Owned	Total Shares Outstanding	Percentage of Interest Pledged	Certificate No. (if uncertificated, please indicate so)

Schedule 5

Debt Instruments

Credit Party	Debtor	Type of Instrument	Outstanding Principal Amount

Schedule 6

Material Real Estate Assets

Credit Party/Name of Owner	Name/Address/City/State/Zip Code	County/ Parish	UCC Filing Office/Local Filing Office

Schedule 7

Intellectual Property

I.
Copyrights

Registered Owner	Title	Registration Number	Expiration Date

II.
Copyright Applications

Registered Owner	Title	Application Number	Date Filed

III.
Exclusive Copyright Licenses (where a Credit Party is a licensee)

Licensee	Licensor	Title	Registration Number	Expiration Date

IV.
Patents

Registered Owner	Title of Patent	Country	Type	Registration Number	Issue Date	Expiration

V.
Patent Applications

Registered Owner	Title of Patent	Country	Type	Application Number	Date Filed

VI.
      Trademarks

Registered Owner	Mark	Country	Application No.	Registration No.	Registration Date	Expiration Date

VII.
Trademark Applications

Registered Owner	Mark	Country	Application No.	Filing Date

Schedule 8

Commercial Tort Claims

Schedule 9

Insurance

Insurance Policy Coverage	Scope of Coverage	Lead Insurance Carrier	Limit of Liability	Term	Deductibles or Self-Insured Retention

Schedule 10

Other Collateral

Schedule 12

Transmitting Utility

Credit Party	Jurisdiction where Transmitting Utility Equipment is Held

   EXHIBIT M
TO FUSION CONNECT, INC.
     SECOND LIEN CREDIT AND GUARANTY AGREEMENT
FORM OF NOTE

$_________	[ ], 20__

FOR VALUE RECEIVED, the undersigned, FUSION CONNECT, INC., a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay to ________________________ (the “Lender”) or its registered assigns, in lawful money of the United States of America and in same day funds, (a) the principal amount of ____________ DOLLARS ($___________) or (b) if less, the aggregate unpaid principal amount of all [Tranche B Term] Loans made by the Lender to the Borrower pursuant to the Second Lien Credit and Guaranty Agreement, dated as of May 4, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, certain Subsidiaries of the Borrower party thereto, the lenders party thereto and Wilmington Trust, National Association, as administrative agent and collateral agent, on such dates and in such amounts as are set forth in the Credit Agreement. Capitalized terms used in this Note but not otherwise defined herein shall have the meanings given to them in the Credit Agreement.

The Borrower also promises to pay interest in like money on the unpaid principal amount hereof from time to time outstanding from and including the date hereof until maturity (whether by acceleration or otherwise) and, after maturity, until paid, at the rates per annum and on the dates specified in the Credit Agreement.

The holder of this Note (this “Note”) is authorized to endorse on Schedule A attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type and amount of each [Tranche B Term] Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof, each continuation thereof, each conversion of all or a portion thereof to another Type and, in the case of a Eurodollar Rate Loan, the length of each Interest Period with respect thereto. The failure to make any such endorsement shall not affect the obligations of the Borrower in respect of any such [Tranche B Term] Loan.

This Note (a) is one of the Notes referred to in the Credit Agreement, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional prepayment in whole or in part as provided in the Credit Agreement. Reference is made to the Credit Agreement for provisions for the acceleration of the maturity hereof. This Note may not be transferred except in compliance with the terms of the Credit Agreement. Transfers of this Note must be recorded in the Register maintained by the Administrative Agent pursuant to the terms of the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

FUSION CONNECT, INC.

By:________________________________
Name:
Title:

[Signature Page to Note]

SCHEDULE A
to Note

LOANS, CONTINUATIONS, CONVERSIONS AND

REPAYMENTS OF EURODOLLAR RATE LOANS

Date	Amount of Eurodollar Rate Loans	Amount Continued or Converted to Eurodollar Rate Loans	Interest Period and Eurodollar Rate with Respect Thereto	Amount of Principal of Eurodollar Rate Loans Repaid	Amount of Eurodollar Rate Loans Converted to Base Rate Loans	Unpaid Principal Balance of Eurodollar Rate Loans	Notation Made By

SCHEDULE B
to Note

LOANS, CONVERSIONS AND
REPAYMENTS OF BASE RATE LOANS

Date	Amount of Base Rate Loans	Amount Convertedto Base Rate Loans	Amount of Principal of Base Rate Loans Repaid	Amount of Base Rate Loans Converted to Eurodollar Rate Loans	Unpaid Principal Balance of Base Rate Loans	Notation Made By

EXHIBIT N-1
TO FUSION CONNECT, INC.
SECOND LIEN CREDIT AND GUARANTY AGREEMENT

US TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For US Federal Income Tax Purposes)

Reference is hereby made to the Second Lien Credit and Guaranty Agreement dated as of May 4, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Fusion Connect, Inc., a Delaware corporation (the “Borrower”), certain Subsidiaries of the Borrower party thereto, as Guarantors, the Lenders party thereto and Wilmington Trust, National Association, as Administrative Agent and Collateral Agent.

Pursuant to the provisions of Section 2.19(g)(ii)(B)(3) of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (b) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (c) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code and (d) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-US Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (b) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:

Date: ________ __, 20[ ]

EXHIBIT N-2
TO FUSION CONNECT, INC.
SECOND LIEN CREDIT AND GUARANTY AGREEMENT

US TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For US Federal Income Tax Purposes)

Reference is hereby made to the Second Lien Credit and Guaranty Agreement dated as of May 4, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Fusion Connect, Inc., a Delaware corporation (the “Borrower”), certain Subsidiaries of the Borrower party thereto, as Guarantors, the Lenders party thereto and Wilmington Trust, National Association, as Administrative Agent and Collateral Agent.

Pursuant to the provisions of Section 2.19(g)(ii)(B)(4) of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (b) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (c) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, and (d) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with a certificate of its non-US Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (b) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:

Date: ________ __, 20[ ]

EXHIBIT N-3
TO FUSION CONNECT, INC.
SECOND LIEN CREDIT AND GUARANTY AGREEMENT

US TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For US Federal Income Tax Purposes)

Reference is hereby made to the Second Lien Credit and Guaranty Agreement dated as of May 4, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Fusion Connect, Inc., a Delaware corporation (the “Borrower”), certain Subsidiaries of the Borrower party thereto, as Guarantors, the Lenders party thereto and Wilmington Trust, National Association, as Administrative Agent and Collateral Agent.

Pursuant to the provisions of Section 2.19(g)(ii)(B)(4) of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the participation in respect of which it is providing this certificate, (b) its direct or indirect partners/members are the sole beneficial owners of such participation, (c) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (d) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code and (e) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (a) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (b) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (ii) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:

Date: ________ __, 20[ ]

EXHIBIT N-4
TO FUSION CONNECT, INC.
SECOND LIEN CREDIT AND GUARANTY AGREEMENT

US TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For US Federal Income Tax Purposes)

Reference is hereby made to the Second Lien Credit and Guaranty Agreement dated as of May 4, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Fusion Connect, Inc., a Delaware corporation (the “Borrower”), certain Subsidiaries of the Borrower party thereto, as Guarantors, the Lenders party thereto and Wilmington Trust, National Association, as Administrative Agent and Collateral Agent.

Pursuant to the provisions of Section 2.19(g)(ii)(B)(4) of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (b) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (c) with respect to the extension of credit pursuant to this Credit Agreement or any other Credit Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (d) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code and (e) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (a) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (b) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (ii) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:

Date: ________ __, 20[ ]